                                                              EXHIBIT 99 (a) (1)

                     OFFER DOCUMENT DATED 21 FEBRUARY 2001

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about this Offer or what action you should take, you are recommended immediately to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986 or from another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your Sema Securities, please send this document and the accompanying documents, as soon as possible, to the purchaser or transferee or to the stockbroker, bank or agent through or to whom the sale or transfer was made, for delivery to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into Australia, Canada or Japan.

This document should be read in conjunction with the accompanying Acceptance
Form.

Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney, each of which is regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Schlumberger, Schlumberger Industries S.A. and Schlumberger Investments and no one else in connection with the Offer and will not be responsible to anyone other than Schlumberger, Schlumberger Industries S.A. and Schlumberger Investments for providing the protections afforded to customers of Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney, respectively, nor for giving advice in relation to the Offer. Lehman Brothers, as dealer manager for the Offer, is making the Offer in the United States on behalf of Schlumberger Investments.

Credit Suisse First Boston and NM Rothschild & Sons Limited, each of which is regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Sema and no one else in connection with the Offer and will not be responsible to anyone other than Sema for providing the protections afforded to customers of Credit Suisse First Boston and NM Rothschild & Sons Limited, respectively, nor for giving advice in relation to the Offer.

-------------------------------------------------------------------------------
                            Recommended Cash Offer
                                      by
                                Lehman Brothers
                                 on behalf of
                           Schlumberger Investments
               (a wholly-owned subsidiary of Schlumberger N.V.)
                                      for
                                   Sema plc

-------------------------------------------------------------------------------

Lehman Brothers is offering to acquire, on behalf of Schlumberger Investments, a wholly-owned subsidiary of Schlumberger N.V., on the conditions and the further terms set out in this document and in the accompanying Acceptance Form, all of the Sema Shares and Sema ADSs on the following basis:

For every Sema Share                   560 pence in cash

For every Sema ADS                     1,120 pence in cash
(each ADS representing 2 Sema Shares)

A letter of recommendation from the Chairman of Sema appears on page 10 of this document explaining why the Sema Directors are unanimously recommending acceptance of the Offer.

The Offer will remain open for acceptance during the Initial Offer Period. The Initial Offer Period will expire at 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001 unless Schlumberger Investments specify a later closing date. At the conclusion of the Initial Offer Period if all the Conditions of the Offer have been satisfied, fulfilled or, to the extent permitted, waived, the Offer will be extended for a Subsequent Offer Period of at least 14 calendar days. Sema Securityholders will have withdrawal rights during the Initial Offer Period, but not during the Subsequent Offer Period.

To accept the Offer, you must complete the relevant Acceptance Form, together with all other required documents, and return them as soon as possible but, in any event, so as to be received by no later than 3.00 p.m. (London time),
10.00 a.m. (New York City time), on 21 March 2001, if you hold Sema Shares and are outside the United States, by post or by hand to Computershare Services PLC, PO Box 859, The Pavillions, Bridgewater Road, Bristol BS99 1XZ, or by hand only (during normal business hours) to Computershare Services PLC, 7th Floor, Jupiter House, Triton Court, 14 Finsbury Square, London EC2A 1BR, or if you hold Sema Shares and are in the United States, by mail only, to Computershare Trust Company of New York, Wall Street Station, P.O. Box 1023, New York, NY 10268--1023 or, by overnight courier or by hand only (during the hours of 9.00 a.m. and 3.00 p.m. (New York City time)) to Computershare Trust Company of New York, Wall Street Plaza, 88 Pine Street--19th Floor, New York, NY 10005 and, if you hold Sema ADSs, to Citibank, N.A., 111 Wall Street, 9th Floor, New York, New York 10043. The procedure for acceptance of the Offer is set out on pages 19 to 25 of this document and in the relevant accompanying Acceptance Form.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan and may not be accepted in or from Australia, Canada or Japan. Accordingly, copies of this document, the Acceptance Forms and related documents are not being, and must not be, mailed or otherwise distributed or sent in or into Australia, Canada or Japan. Custodians, nominees and trustees should observe these restrictions and should not send this document, the Acceptance Forms and related documents in or into Australia, Canada or Japan.

                               TABLE OF CONTENTS

                                                                            Page

Important Information....................................................     2
Timetable................................................................     4
Summary Term Sheet.......................................................     5
Letter of Recommendation from the Chairman of Sema.......................    10
Letter from Lehman Brothers..............................................    13
   1.  Introduction......................................................    13
   2.  The Offer.........................................................    13
   3.  Financing the Offer...............................................    14
   4.  Terms and Conditions of the Offer.................................    14
   5.  Inducement fee....................................................    14
   6.  Undertakings to accept the Offer..................................    14
   7.  Information on Schlumberger.......................................    15
   8.  Information on Schlumberger Investments and Schlumberger
   Industries S.A........................................................    16
   9.  Information on Sema...............................................    16
   10. Background to and reasons for the Offer...........................    17
   11. Management and employees..........................................    18
   12. Sema Share Option Schemes.........................................    18
   13. Compulsory acquisition and de-listing of Sema Securities..........    18
   14. United Kingdom taxation...........................................    18
   15. US taxation.......................................................    19
   16. Procedure for acceptance of the Offer.............................    19
   17. Rights of withdrawal..............................................    22
   18. Overseas shareholders.............................................    23
   19. Settlement........................................................    23
   20. Further information...............................................    25
   21. Action to be taken................................................    25
APPENDIX IConditions and Further Terms of the Offer......................   I-1
APPENDIX IIFinancial Information on Schlumberger.........................  II-1
  PART A: Unaudited fourth quarter results for the period to 31 December
   2000 and unaudited preliminary results for the year ended 31 December
   2000
  PART B: Audited Financial Information for the three years ended 31
   December 1999
APPENDIX IIIFinancial Information on Sema................................ III-1
  PART A: Preliminary announcement of the unaudited 2000 results
  PART B: Unaudited pro forma Financial Information for the year ended 31
   December 1999
APPENDIX IVAdditional Information........................................  IV-1
  Schedule IVA, IVB
APPENDIX VCertain Provisions of the Companies Act........................   V-1
APPENDIX VIDefinitions...................................................  VI-1

                             IMPORTANT INFORMATION

Definitions

Some words and terms used in this document are defined in Appendix VI.

Applicable disclosure requirements

Because Schlumberger Investments is making this Offer for securities of an English company, this Offer is subject to English and US securities laws, regulations and requirements. US investors should be aware that this document has been prepared primarily in accordance with UK format and style, which differs from US format and style for documents of this type. In particular, the Appendices to this document contain material information that is required to be disclosed by US federal securities laws.

Financial information

The extracts from the consolidated financial statements of, and other information about, Schlumberger appearing in this document are presented in US dollars (US$) and have been prepared in accordance with US GAAP. The financial information about Sema appearing in this document is presented in pounds sterling ((Pounds)) or pence (p) and has been prepared in accordance with UK GAAP. US GAAP and UK GAAP differ in some significant respects. Financial information relating to Schlumberger is contained in Appendix II. Financial Information relating to Sema is contained in Appendix III.

Forward-looking statements

This document contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve risks and uncertainties, and include statements about Schlumberger's plans for Sema and certain consequences of the Offer.

Forward-looking statements are generally identifiable by use of the following words and other similar expressions, among others:

     . "anticipate"  . "intend"
     . "believe"     . "may"
     . "budget"      . "might"
     . "could"       . "plan"
     . "estimate"    . "predict"
     . "expect"      . "project"
     . "forecast"    . "should"

The following factors, among others, could affect Schlumberger's future results of operations, and could cause those results to differ materially from those expressed in the forward-looking statements included in this document: economic, competitive and technological factors affecting Schlumberger's and Sema's operations, markets, services and prices as well as Schlumberger's ability to integrate Sema's businesses with Schlumberger's and to realise synergies from the acquisition and the other factors detailed in Schlumberger's and Sema's SEC filings.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and Schlumberger does not undertake any obligation to publicly update or revise any forward-looking statements.

Absence of appraisal rights

Sema Securityholders generally do not have appraisal rights under English law. See the section entitled "Compulsory acquisition" in paragraph 10 of Appendix IV.

Rule 8 notices

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Sema, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of any class of securities of Sema is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the Offer Period. Dealings by Schlumberger or by Sema or by their respective "associates" (within the definition set out in the City Code) in any class of securities of Sema during the Offer Period must also be so disclosed. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

Disclosure should be made on an appropriate form no later than 12 noon (London time) on the business day following the date of the dealing transaction. These disclosures should be sent to the Company Announcements Office of the London Stock Exchange (fax number: +44 20 7588 6057).

The Panel requests that member firms advise those of their clients who wish to deal in the relevant securities of Sema, whether in Paris, New York or in the UK, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted (telephone number: +44 20 7638 0129, fax number: +44 20 7638 1554).

Rule 14e-5

In accordance with the City Code, normal UK practice and Rule 14e-5 under the Exchange Act, affiliates of Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney will continue to act as connected exempt market makers or connected exempt principal traders in Sema Shares on the London Stock Exchange. In addition, pursuant to exemptive relief granted by the SEC from Rule 14e-5, Schlumberger, Schlumberger S.A. and Schlumberger Investments acting directly or indirectly through their agents, advisers and other nominees or brokers, may make certain purchases of, or arrangements to purchase, Sema Securities outside the United States during the period in which the Offer remains open for acceptance in accordance with exemptive relief granted by the SEC. In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable UK rules, including the City Code and the rules of the London Stock Exchange. Information regarding such activities which is required to be made public in the United Kingdom pursuant to the City Code is reported to the London Stock Exchange. This information will be made available to legal or beneficial holders of Sema Securities resident in the United States, without charge, upon request in writing to the Information Agent in the United States.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

                                   TIMETABLE

Announcement of Offer........................................ 12 February 2001
Offer document and other material mailed to Sema
 Securityholders............................................. 21 February 2001
Expiry of Offer (unless extended or Conditions satisfied)....    21 March 2001

                               SUMMARY TERM SHEET

The following are some of the questions you, as a holder of Sema Shares and/or ADSs, may have and answers to those questions. We urge you to read carefully the remainder of this document and the accompanying Form of Acceptance or Letter of Transmittal.

Who is offering to buy my shares?

The Offer is being made by Schlumberger Investments, a wholly-owned subsidiary of Schlumberger, incorporated in England and Wales for the purposes of making the Offer. Schlumberger is a Netherlands Antilles corporation listed on the New York Stock Exchange (symbol: SLB) with secondary listings in London, Paris, Amsterdam and Switzerland.

We engage in the following business segments:

 . Oilfield Services - the leading supplier of services and technology to the international petroleum industry. It provides a wide spectrum of services to the upstream exploration and production industry. The business segment is managed geographically and comprises four geographic areas containing 28 GeoMarket regions, which bring together geographically focused teams to meet local needs of customers and to provide customised solutions. 13 Service Groups develop and support the best-in-class technology and services delivered in the GeoMarkets. The Service Groups also exploits synergies and introduce innovative solutions into the delivery of products and services within the GeoMarket regions. The Service Groups reflect key areas of Schlumberger's expertise. They are organised into three product groups that represent the key processes that dominate oil company requirements throughout the life cycle of the reservoir. Reservoir Evaluation combines wireline and seismic services. Reservoir Development combines all services relevant to well construction and well productivity: directional drilling, pressure pumping, drilling fluids, well testing, drilling bits, electrical submersible pumps and completion products. Reservoir Management combines integrated services, the software products, data management services and consulting services of GeoQuest, gas compression services and the production systems business.

 . Resource Management Services ("RMS") - which provides professional business services for utilities, energy service providers and industry worldwide. Through consulting, meter deployment and management, data collection and processing, and information analysis, RMS helps clients achieve network optimisation, greater operating efficiency and increased customer loyalty in all utility sectors - water, gas, electricity and heat.

 . Test & Transactions - provides smart card-based solutions, semiconductor test equipment and services, and secure Internet solutions to customers throughout the world. The segment comprises four units: Cards, eTransactions, Network Solutions and Semiconductor Solutions.

The addresses of our principal executive offices is 277 Park Avenue, New York, New York 10172-0266, USA, telephone +1 212 350 9400, 42 rue Saint-Dominique, Paris, France, telephone +331 40 62 1000, and Parkstraat 83, The Hague, Netherlands, telephone +31 70 310 5447.

Further information on us is set out in paragraphs 7 and 8 of the letter from Lehman Brothers and Appendix II.

Why are we making this Offer?

 . The acquisition of Sema, a leading diversified IT and business services company, will accelerate the implementation of Schlumberger's strategy of providing end to end information solutions to customers in selected growth markets. Sema will enhance Schlumberger's capabilities and critical mass in systems integration and the range of IT skills which Schlumberger requires to serve its present and future customer base. It should also allow Schlumberger to realise revenue synergies as a result of cross selling its core competencies in network development and management, IP-based applications, data management, smart cards and security application products.

 .  The board of directors of Schlumberger believes this combination will:

  - provide the critical mass and scale to deliver end-to-end information solutions for a global customer base in key vertical markets and offer significant cross-selling opportunities;

  - be important to Schlumberger because of the benefits to its core oilfield services business of Schlumberger which will be able to provide its customers with fully integrated information solutions, comprising domain knowledge and expertise, IT implementation and consulting skills, and global support to E&P companies;

  - allow Schlumberger's Resource Management Services and Sema's
  Energy/Utilities business unit to exploit their complementary geographical reach and technological offering to create significant growth opportunities, primarily by combining both solutions approaches and thereby facilitating access to larger, more complex contracts requiring end-to-end solutions; and

  - through the combination of Sema's recognised systems integration expertise and telecom product offering breadth (customer care and billing, prepaid and SMS) and Schlumberger's smartcards and systems activities, which will be enhanced by the forthcoming acquisition of "Bull CP8" from Bull SA, further accelerate the creation of a leading global technology services provider for the telecommunications industry.

What are the classes and amounts of Sema Securities sought in the Offer?

We are seeking to acquire all of the issued and to be issued Sema Shares and Sema ADSs. See paragraph 2 of the letter from Lehman Brothers.

What would I receive in exchange for my Sema Securities?

We are offering to pay:

    For every Sema Share                560 pence in cash

    For every Sema ADS                  1,120 pence in cash
    (each ADS representing 2 Sema Shares)

The 1,120 pence in cash offered for every Sema ADS is the equivalent of approximately $16.22 based on the exchange rate of US$1.4483 :(Pounds)1 on 16 February 2001 (the latest practicable date prior to the posting of this document).

How does the Offer compare with recent prices of Sema Shares?

The Offer of 560 pence per Sema Share represents a premium of approximately 18 per cent. to the middle market price of a Sema Share on 9 February 2001, the last dealing day prior to the announcement of the Offer and a premium of approximately 42 per cent. to the middle market price of a Sema Share on 2 February 2001, the last dealing day prior to the announcement by Sema that it had received preliminary approaches which may or may not lead to an offer for it. The Offer also represents a premium of approximately 3 per cent. to the middle market price of a Sema Share on 16 February 2001, being the latest practicable date prior to the posting of this document.

Does the Sema Board support the Offer?

The Sema Board, which has been so advised by Credit Suisse First Boston and Rothschild, considers the terms of the Offer to be fair and reasonable. In providing advice to the Sema Board, Credit Suisse First Boston and Rothschild have taken into account the Sema Board's commercial assessments. Accordingly, the Sema Board unanimously recommends Sema Securityholders to accept the Offer.

The Sema Directors have agreed to accept the Offer for all of their Sema Shares. See the letter from the Chairman of Sema.

Do any other shareholders support the Offer?

We have received undertakings from two major Sema Shareholders, France Telecom and Paribas Affaires Industrielles to accept the Offer in respect of 103,634,296 and 31,113,792 Sema Shares, respectively. Accordingly, together with the undertakings we have received from the Sema Directors, we have received undertakings to accept the Offer in respect of a total of 135,245,830 Sema Shares representing approximately

22 per cent. of Sema's existing issued share capital. Subject to the right for Schlumberger Investments to improve upon the price of any competing offer, the undertakings from France Telecom and Paribas Affaires Industrielles in respect of Sema Shares will cease to be binding if a competing offer is made at a price in excess of 600 pence per Sema Share before the end of the day falling 17 days after this document is posted. The terms of these undertakings are summarised in paragraph 6 of Appendix IV.

Do you have the financial resources to make payment?

The Offer will be financed from a combination of existing cash resources and additional bank facilities arranged by JP Morgan plc, BNP Paribas, Citibank/Schroder Salomon Smith Barney and Lehman Brothers for the purposes of the Offer. The Offer is not conditional upon any financing arrangements. See paragraph 3 of the letter from Lehman Brothers and paragraph 6 of Appendix IV.

How long do I have to accept the Offer?

You will have until 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001, to accept the Offer or withdraw your acceptance, unless the Initial Offer Period is extended. In addition, you may accept the Offer but not withdraw your acceptance during the Subsequent Offer Period. If you are an ADS holder and you cannot deliver everything that is required in order to make a valid tender of Sema ADSs by that time, you may be able to use a Guaranteed Delivery Procedure, which is described later in this document. See paragraph 16 of the letter from Lehman Brothers and paragraph 10 of Part B of Appendix I.

What is the difference between the Initial Offer Period and the Subsequent Offer Period? Until what time can I withdraw my acceptance?

The Initial Offer Period for acceptances and withdrawals is the period from the date of this document until the time and date (not being before 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001 and not, except with the consent of the Panel, being after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 22 April 2001) on which all the Conditions are satisfied, fulfilled or, to the extent permitted, waived or, if earlier, the time and date on which the Offer lapses.

The Subsequent Offer Period starts as soon as the Initial Offer Period terminates. The Subsequent Offer Period must remain open for at least 14 calendar days but we may extend it beyond that time until a further specified date or until further notice.

You can withdraw your acceptance during the Initial Offer Period but not during the Subsequent Offer Period. See paragraph 3 of Part B of Appendix I.

Can the Offer be extended and under what circumstances?

Yes. If all of the Conditions have not been either satisfied, fulfilled or, to the extent permitted, waived by us by 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001, we may choose, but shall not be obliged, to extend the Initial Offer Period. We may also be required to extend the Initial Offer Period under applicable UK and US securities laws if we change the Offer in any material respects. The Initial Offer Period for acceptances and withdrawals cannot be extended beyond 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 22 April 2001 without the consent of the Panel. Once all the Conditions have been either satisfied, fulfilled or, to the extent permitted, waived by us, we will extend the Offer for a Subsequent Offer Period of at least 14 calendar days. See paragraph 1 of Part B of Appendix I.

How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension, not later than 8.00 a.m. (London time), 8.00 a.m. (New York City time), on the next business day after the day on which the Offer was scheduled to expire. See paragraph 2 of Part B of Appendix I.

We will also announce by not later than 8.00 a.m. (London time) and 8.00 a.m. (New York City time), on the business day following the end of the Initial Offer Period that there will be a Subsequent Offer Period. The Subsequent Offer Period will remain open for at least 14 calendar days but we may extend it beyond that time until a further specified date or until further notice.

What are the most significant conditions to the Offer?

We are not obliged to purchase any Sema Shares and/or Sema ADSs unless we have received valid acceptances (which have not been properly withdrawn) in respect of at least 90 per cent. of the Sema Shares (including Sema

Shares represented by Sema ADSs) to which the Offer relates. We may reduce this percentage, subject to certain limits. At least five US business days prior to any reduction, we will announce that we may do this through a press release and an advertisement in a newspaper with general circulation in the United States.

We are not obliged to purchase any Sema Shares and/or Sema ADSs if, among other things, the European Commission has not indicated, in terms satisfactory to us, that it does not intend to initiate an in-depth investigation or to make a referral to a competent authority in the UK or the applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been waived.

See Part A of Appendix I.

How do I accept the Offer?

To accept the Offer, you must deliver the certificates representing your Sema Shares, together with a completed Form of Acceptance to the UK Receiving Agent (or in the United States, the US Forwarding Agent) or your Sema ADSs, together with a completed Letter of Transmittal to the US Depositary not later than the time and date on which the Offer expires. If your shares or ADSs are held in "street name" in the United States, your nominee can tender them through the applicable book entry transfer system. In the case of ADSs, if you cannot get any document or instrument that is required to be delivered by the expiration of the Offer, you may gain some time by following the procedures for guaranteed delivery. See paragraph 16 of the letter from Lehman Brothers and paragraph 10 of Part B of Appendix I.

How do I withdraw my acceptance?

To withdraw Sema Shares and/or Sema ADSs, you must deliver a written notice of withdrawal with the required information to the UK Receiving Agent, US Forwarding Agent or the US Depositary, as applicable, while you still have the right to withdraw the shares or ADSs. See paragraph 3 of Part B of Appendix I.

Will the Offer be followed by a compulsory acquisition?

Yes. If all of the Conditions to the Offer are either satisfied, fulfilled or, where permitted, waived and we have acquired 90 per cent. in nominal value of Sema Shares (including Sema Shares represented by Sema ADSs) within the statutory time period then we will be entitled to and intend to acquire all remaining Sema Shares and Sema ADSs pursuant to the Companies Act. Holders of Sema Shares and Sema ADSs subject to the compulsory acquisition would receive the same consideration as those holders of Sema Shares and Sema ADSs who accept the Offer. See paragraph 13 of the letter from Lehman Brothers and paragraph 10 of Appendix IV.

If I decide not to accept, how will the Offer affect my securities?

If we are able to, we will acquire all Sema Shares (including Sema Shares represented by ADSs) for which we have not received acceptances pursuant to the compulsory acquisition provisions of the Companies Act. We also intend to procure the making of an application by Sema for the removal of Sema Shares from the Official List and for the cancellation of trading in Sema Shares on the London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. We would also intend to procure that Sema applies for de-listing of the Sema Securities from Nasdaq and from Euronext Paris. Such de-listings and cancellation would significantly reduce the liquidity and marketability of any Sema Securities not assented to the Offer. We may also request that Sema terminate the existing deposit agreement through which the ADS programme is operated. See paragraph 13 of the letter from Lehman Brothers and paragraph 5 of Appendix IV.

What is the market value of my Sema Securities as of a recent date?

On 9 February 2001, the last dealing day before we announced the Offer, the closing middle market price of Sema Shares reported on the London Stock Exchange was 475 pence per share and the last sale price of Sema ADSs reported on Nasdaq was US$14.00. On 16 February 2001, the latest practicable date prior to the posting of this document, the closing middle market price of Sema Shares reported on the London Stock Exchange was 544.75 pence per share and the last sale price of Sema ADSs reported on Nasdaq was US$16.00. See paragraph 3 of Appendix IV for the variation in the prices of Sema Shares and Sema ADSs.

Can I choose the currency for the cash that I receive?

If you accept the Offer for Sema Shares, you will receive the price for your shares in pounds sterling, unless you specifically elect to receive it in US dollars.

If you accept the Offer for Sema ADSs, you will receive the price for your ADSs in US dollars, unless you specifically elect to receive it in pounds sterling.

If you elect or are deemed to have elected to receive the Offer consideration in US dollars, the cash amount payable in pounds sterling to which you would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Schlumberger Investments to the relevant paying agent for delivery in respect of your Sema Securities. The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the relevant payment agent by Schlumberger Investments.

See paragraph 19 of the letter from Lehman Brothers and paragraph 11 of Part B of Appendix I.

Will I have to pay any fees or commissions?

If you are the record owner of your Sema Shares and/or Sema ADSs and you accept the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Sema Shares and/or Sema ADSs through a broker or other nominee, and your broker accepts the Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Will I be taxed on the cash that I receive?

For UK tax purposes, a UK resident holder who accepts the Offer will generally realise an immediate chargeable gain or allowable loss if the Offer becomes unconditional.

For US federal income tax purposes, a US holder will recognise a capital gain or loss on the exchange of Sema Shares or Sema ADSs in an amount equal to the difference between the US holder's tax basis in its Sema Shares or Sema ADSs and the offer consideration valued in US dollars. A US holder may also recognise an exchange gain or loss on a subsequent conversion of the offer consideration into US dollars.

Further information regarding the application of both US and UK tax laws to Sema Securityholders who accept the Offer is set out in paragraphs 13 and 14 of Appendix IV.

Who can answer questions I might have about the Offer?

If you have any questions about the Offer, you should contact the Information Agent, D. F. King & Co., Inc. in the US toll free on + 1 800 755 7250 or on + 1 212 269 5550 (collect). If you have any questions about procedures for acceptance of the Offer in the UK, you should contact the UK Receiving Agent, Computershare Services PLC, on +44 870 702 0100.

                                [LOGO OF SEMA]

              LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF SEMA

                                                               21 February 2001

To holders of Sema Shares and holders of Sema ADSs and, for information only, to participants in the Sema Share Option Schemes

Dear Sema Securityholder

                        RECOMMENDED CASH OFFER FOR SEMA

1.  Introduction

On 12 February 2001, the boards of Schlumberger Investments and Sema announced that they had reached agreement on the terms of a recommended cash offer for the entire issued, and to be issued, share capital of Sema. The Offer is being made by Lehman Brothers on behalf of Schlumberger Investments, a wholly-owned subsidiary of Schlumberger. The purpose of this letter is to set out the background to the Offer and to explain why the Sema Board recommends that you accept it.

2. The Offer

Full details of the Offer are set out in the letter from Lehman Brothers, on pages 13 to 25 of this document. The Offer is being made on the following basis:

  for each Sema Share                             560 pence in cash

  for each Sema ADS                               1,120 pence in cash
  (each ADS represents 2 Sema Shares)

The Offer values the entire issued and to be issued share capital of Sema at approximately (Pounds)3.6 billion (US$5.3 billion) (fully diluted for the exercise of all outstanding options under the Sema Share Option Schemes).

The Offer represents a premium of approximately 42 per cent. to the middle market price of 395 pence per Sema Share at the close of business on 2 February 2001, being the last dealing day prior to the announcement by Sema that it had received preliminary approaches that may or may not lead to an offer for it, and 18 per cent. to the middle market price of 475 pence per Sema Share at the close of business on 9 February 2001, the last dealing day prior to the announcement of the Offer. The Offer also represents a premium of approximately 3 per cent. to the middle market price of a Sema Share of 544.75 pence at the close of the business on 16 February 2001, being the latest practicable date prior to the posting of this document.

3. Irrevocable undertakings

Schlumberger has received irrevocable undertakings to accept the Offer from the Sema Directors in respect of their own beneficial holdings representing approximately 0.1 per cent. of Sema's existing issued share capital. Schlumberger Investments has also received undertakings to accept the Offer from France Telecom and Paribas Affaires Industrielles representing approximately 16.9 per cent. and 5.1 per cent., respectively, of Sema's existing issued share capital. Subject to the right for Schlumberger Investments to improve upon the price of any competing offer, the undertakings from France Telecom and Paribas Affaires Industrielles will cease to be binding if a competing offer is made at a price in excess of 600 pence per Sema Share before the end of the day falling 17 days after the date of this document. Schlumberger and Schlumberger Investments have therefore received undertakings to accept the Offer in respect of 135,245,830 Sema Shares in aggregate, representing approximately 22 per cent. of Sema's existing issued share capital.

                 Sema plc-- 233 High Holborn--London--WC1V 7DJ
                Registered Number: 1240677-- England and Wales
  Registered Office: 233 High Holborn--London--WC1V 7DJ--VAT No. GB 232327983

4. Background to, and reasons for recommending, the Offer

Over the last decade Sema has grown rapidly into a worldwide IT services company serving a wide variety of businesses and governments. As at 31 December 2000, the Sema Group had approximately 21,700 employees. This progress has been based both upon organic development and acquisitions. Sema's strong growth has been built on the nurturing of a coherant range of specialist IT skills in systems integration, the development and marketing of software products, particularly in the telecoms and finance sectors, and in outsourcing. From bases in France, the UK and Spain, Sema has expanded to become a global business independent of any computer hardware manufacturer and of any dominant client.

Key stages in the growth of Sema have been the merger between Sema Metra and Cap Group of the United Kingdom in 1988 and the acquisition of key industry players in Sweden, France, Italy and the UK together with the acquisition last year of LHS, a US based global provider of billing and operations support software and services to the communications industry.

Like many other technology companies, Sema's share price performed strongly in late 1999 and into 2000. With the rapid change in investor sentiment towards technology stocks and IT services in particular, and the trading statement issued by Sema on 24 November 2000 highlighting the slowdown in some of Sema's markets and difficulties related to the integration of LHS, Sema's share price fell sharply towards the end of 2000. These events prompted several groups to make tentative approaches to the Sema Board to explore the possibility of acquiring the Sema Group.

During the summer of 2000, Schlumberger began discussions with Sema about how the two groups could co-operate, initially on the basis of business arrangements or joint marketing arrangements including an equity stake. Following the sharp fall in Sema's share price in November and December 2000, these discussions moved in January 2001 to consideration of a takeover of Sema. On 5 February 2001, following press speculation, Sema announced that preliminary approaches had been received which may or may not lead to an offer being made for Sema. The Sema Board believes that this announcement increased the importance of swiftly resolving the longer term future of Sema in order to preserve and enhance important relationships with customers, partners and employees.

Schlumberger indicated a willingness to the Sema Board to make an offer in cash to acquire the shares in Sema. The Sema Board believed it appropriate to consider an offer from a strong and complementary group with an excellent cultural fit such as Schlumberger. In addition, the Sema Board believes that Schlumberger provides the critical mass and stability for Sema to continue to prosper as well as significant growth opportunities through its international presence and relationships with major corporates. The Sema Board also considered that on the basis of the information available to it, Schlumberger's approach represented an attractive and quickly realisable alternative available to it which was in the interests of shareholders, customers, partners and employees.

5.  Preliminary results

On 16 February 2001, Sema announced its unaudited preliminary results for the year ended 31 December 2000. During that period Sema earned an unaudited profit before taxation and goodwill amortisation of (Pounds)91.9 million on turnover of (Pounds)1,512.7 million. The full text of the preliminary results statement is contained in Part A of Appendix III.

6.  Management and employees

Schlumberger has stated that it recognises the importance to Sema's business of the skills and experience of Sema's management team and staff. It intends, with Sema's senior management, to develop appropriate incentive arrangements for Sema's employees going forward that reflect that importance.

Schlumberger has given assurances to the Sema Board that the existing employment rights, including pension rights, of the management and employees of Sema will be fully safeguarded in accordance with all applicable laws.

7. Sema Share Options Schemes

The Offer extends, subject to the terms and conditions set out in this document and the Acceptance Form(s), to all Sema Shares (including Sema Shares represented by Sema ADSs) unconditionally allotted or issued fully paid

(or credited as fully paid) upon exercise of options under the Sema Share Option Schemes while the Offer remains open for acceptance (or until such earlier date as Schlumberger Investments may, subject to the provisions of the City Code and of US federal securities laws, determine). Appropriate proposals will be made to the holders of options under the Sema Share Option Schemes, to the extent that options are not exercised, once the Offer becomes or is declared unconditional in all respects.

8. Inducement fee

As an inducement and pre-condition to Schlumberger Investments agreeing to announce the Offer, Sema has agreed to pay Schlumberger Investments a fee of US$20 million if:

  (a)the Offer lapses or is withdrawn and prior thereto an Independent Competing Offer for Sema has been announced, and subsequently such Independent Competing Offer or another Independent Competing Offer (which has been announced prior to the Offer lapsing or having been withdrawn) becomes or is declared unconditional in all respects; or

  (b)the Offer lapses or is withdrawn and prior thereto the Sema Board, or any committee thereof, withdraws or modifies, in a manner adverse to Schlumberger Investments, its approval or recommendation of the Offer, or approves or recommends an Independent Competing Offer (or resolves to take any of these actions).

For these purposes, Independent Competing Offer means (a) an offer for, or scheme of arrangement of, Sema which is made or entered into by a third party at or above the value of the Offer or (b) certain other transactions resulting in any third party owning more than 30 per cent. of the voting rights of Sema or assets representing more than 10 per cent. of the turnover of Sema.

Further details of these arrangements are set out in paragraph 6(a)(v) of Appendix IV.

9. Action to be taken to accept the Offer

Your attention is drawn to paragraph 16 of the letter from Lehman Brothers, Part B of Appendix I and the accompanying Acceptance Form, which set out the procedure for acceptance of the Offer. In order to accept the Offer, you must complete and return the enclosed Acceptance Form, in accordance with the instructions printed on it so as to be received as soon as possible, but in any event no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001.

10. Taxation

Your attention is drawn to the information regarding UK taxation and US taxation set out in paragraphs 13 and 14 of Appendix IV to this document. If you are in any doubt about your tax position or you are subject to taxation in any jurisdiction other than the UK and the US, you are strongly recommended to consult an independent professional adviser immediately.

11. Recommendation

The Sema Board, which has been so advised by Credit Suisse First Boston and Rothschild, considers the terms of the Offer to be fair and reasonable. In providing advice to the Sema Board, Credit Suisse First Boston and Rothschild have taken into account the Sema Board's commercial assessments.

Accordingly, the Sema Directors unanimously recommend Sema Securityholders to accept the Offer. The Sema Directors have irrevocably undertaken to accept the Offer in respect of their own beneficial holdings comprising 497,742 Sema Shares in aggregate, representing approximately 0.1 per cent. of Sema's existing issued share capital.

                               Yours sincerely,

                               Sir Julian Oswald

                                   Chairman

                          Letter from Lehman Brothers

                                LEHMAN BROTHERS

                                                                21 February 2001

To holders of Sema Shares and holders of Sema ADSs and, for information only, to participants in the Sema Share Option Schemes.

Dear Sema Securityholder

                        RECOMMENDED CASH OFFER FOR SEMA

1. Introduction

It was announced on 12 February 2001 that the boards of Schlumberger Investments and Sema had reached agreement on the terms of a recommended cash offer to be made by Lehman Brothers on behalf of Schlumberger Investments, a wholly-owned subsidiary of Schlumberger, for the entire issued and to be issued share capital of Sema. This letter, together with Appendix I and the Acceptance Form(s), contains the formal offer.

The Sema Board, which has been so advised by Credit Suisse First Boston and Rothschild, considers the terms of the Offer to be fair and reasonable. In providing advice to the Sema Board, Credit Suisse First Boston and Rothschild have taken into account the Sema Board's commercial assessments. Accordingly, the Sema Directors unanimously recommend Sema Securityholders to accept the Offer. Your attention is drawn to the letter from the Chairman of Sema set out on pages 10 to 12 of this document which sets out the reasons why the Sema Board considers the terms of the Offer to be fair and reasonable. The Sema Directors have irrevocably undertaken to accept the Offer in respect of their own beneficial holdings comprising 497,742 Sema Shares in aggregate, representing approximately 0.1 per cent. of Sema's existing issued share capital on 16 February 2001, being the latest practicable date prior to the posting of this document.

To accept the Offer you should return the completed Acceptance Form(s) as soon as possible and, in any event, so as to be received no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001. The procedure for acceptance is set out in paragraph 16 below and in the Acceptance Form(s). Your attention is drawn to the conditions and further terms of the Offer set out in Appendix I of this document and the accompanying Acceptance Form(s).

Lehman Brothers is acting as financial adviser and corporate broker to Schlumberger Investments. In addition, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney have given financial advice to Schlumberger in the context of the Offer.

2. The Offer

Lehman Brothers on behalf of Schlumberger Investments hereby offers to acquire, on the terms and subject to the Conditions set out or referred to in this document and in the Acceptance Form(s), all of the Sema Securities on the following basis:

   for each Sema Share  560 pence in cash

   for each Sema ADS                      1,120 pence in cash
   (each ADS representing 2 Sema Shares)

The Offer values the entire issued and to be issued share capital of Sema at approximately (Pounds)3.6 billion (US$5.3 billion) (fully diluted for the exercise of all outstanding options under the Sema Share Option Schemes). This does not include the option over Sema Shares held by the Continuing LHS Shareholders (see paragraph 5 of Appendix IV).

                         LEHMAN BROTHERS EUROPE LIMITED
             ONE BROADGATE LONDON EC2M 7HA TELEPHONE 020 7601 0011
   Regulated by the Securities and Futures Authority Registered in England No
                          3950078 at the above address

The Offer represents a premium of approximately 42 per cent. to the middle market price of 395 pence per Sema Share at the close of business on 2 February 2001, being the last dealing day prior to the announcement by Sema that it had received preliminary approaches that may or may not lead to an offer being made for it, and 18 per cent. to the middle market price of 475 pence per Sema Share at the close of business on 9 February 2001, the latest dealing day prior to the announcement of the Offer.

The Offer extends, subject to the terms and conditions set out in this document and the Acceptance Form(s), to all existing Sema Shares (including Sema Shares represented by Sema ADSs) and to any Sema Shares (including Sema Shares represented by Sema ADSs) unconditionally allotted or issued fully paid (or credited as fully paid) upon exercise of options under the Sema Share Option Schemes or otherwise while the Offer remains open for acceptance (or until such earlier date as Schlumberger Investments may, subject to the provisions of the City Code and of US federal secutities laws, determine).

3. Financing the Offer

The Offer will be financed from a combination of existing cash resources and additional bank facilities arranged by JP Morgan plc, BNP Paribas, Citibank/Schroder Salomon Smith Barney and Lehman Brothers for the purposes of the Offer. The Offer is not conditional upon any financing arrangements. Further details regarding these bank facilities are set out in paragraphs 6 and 7 of Appendix IV.

4. Terms and Conditions of the Offer

The full terms and conditions of the Offer are set out in Appendix I and the Acceptance Forms.

The Sema Shares (including Sema Shares represented by Sema ADSs) will be acquired by Schlumberger Investments pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, and other third party rights and interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid after 12 February 2001. The final dividend of Sema announced on 16 February 2001 will not be declared or paid if the Offer becomes wholly unconditional.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan and it may not be accepted in or from Australia, Canada or Japan. Accordingly, copies of this document and the accompanying Acceptance Form(s) and any related documents are not being, and must not be, mailed or otherwise distributed or sent in or into Australia, Canada or Japan. Custodians, nominees and trustees should observe these restrictions and should not send or distribute this document and the accompanying Acceptance Form(s) and any related documents in or into Australia, Canada or Japan.

5. Inducement fee

Sema has agreed to pay Schlumberger Investments a fee of US$20 million in certain limited circumstances. Please see paragraph 8 of the letter from the Chairman of Sema and paragraph 6(a)(v) of Appendix IV.

6. Undertakings to accept the Offer

Schlumberger Investments has received undertakings to accept the Offer from certain Sema Securityholders as set out below. The percentage figures are based on the number of Sema Shares in issue on 16 February 2001, being the latest practicable date prior to the posting of this document.

                                                               Number of   Per
     Securityholder                                          Sema Shares cent.
     --------------                                          ----------- -----
     France Telecom......................................... 103,634,296  16.9
     Paribas Affaires Industrielles, a division of BNP
      Paribas...............................................  31,113,792   5.1
     Sir Julian Oswald (and spouse).........................      24,886 0.004
     P S E Bonelli..........................................     360,116 0.059
     W Bitan................................................      25,612 0.004
     H Couffin..............................................         120 0.000
     W H Fryer..............................................      28,500 0.005
     F S Jones..............................................      46,728 0.008
     D Pineau-Valencienne...................................         400 0.000
     G Schmitt..............................................      11,250 0.002
     G H Cosson.............................................         120 0.000
     P Viginier.............................................          10 0.000

Schlumberger and Schlumberger Investments have therefore received undertakings to accept the Offer in respect of 135,245,830 Sema Shares in aggregate, representing approximately 22 per cent. of Sema's existing issued share capital. Subject to the right for Schlumberger Investments to improve upon the price of any competing offer, the undertakings from France Telecom and Paribas Affaires Industrielles in respect of 134,748,088 Sema Shares will cease to be binding if a competing offer is made at a price in excess of 600 pence per Sema Share before the end of the day falling 17 days after this document is posted. See paragraph 6 of Appendix IV.

7. Information on Schlumberger

Schlumberger, the ultimate parent company of Schlumberger Investments, is a worldwide leader in technical services with approximately 63,000 employees in more than 100 countries. It comprises three business segments whose activities are detailed below:

  . Oilfield Services--the leading supplier of services and technology to the international petroleum industry. It provides a wide spectrum of services to the upstream exploration and production industry. The business segment is managed geographically and comprises four geographic areas containing 28 GeoMarket regions, which bring together geographically focused teams to meet local needs of customers and to provide customised solutions. 13 Service Groups develop and support the best-in-class technology and services delivered in the GeoMarkets. The Service Groups also exploit synergies and introduce innovative solutions into the delivery of products and services within the GeoMarket regions. The Service Groups reflect key areas of Schlumberger's expertise. They are organised into three product groups that represent the key processes that dominate oil company requirements throughout the life cycle of the reservoir. Reservoir Evaluation combines wireline and seismic services. Reservoir Development combines all services relevant to well construction and well productivity: directional drilling, pressure pumping, drilling fluids, well testing, drilling bits, electrical submersible pumps and completion products. Reservoir Management combines integrated services, the software products, data management services and consulting services of GeoQuest, gas compression services and the production systems business.

  . Resource Management Services ("RMS") -- which provides professional business services for utilities, energy service providers and industry worldwide. Through consulting, meter deployment and management, data collection and processing, and information analysis, RMS helps clients achieve network optimisation, greater operating efficiency and increased customer loyalty in all utility sectors--water, gas, electricity and heat.

  . Test & Transactions--provides smart card-based solutions, semiconductor test equipment and services, and secure Internet solutions to customers throughout the world. The segment comprises four units: Cards, eTransactions, Network Solutions and Semiconductor Solutions.

In the year ended 31 December 1999, Schlumberger had consolidated revenues of US$8,395 million ((Pounds)5,188 million) (1998: US$10,725 million
((Pounds)6,461 million)) and had consolidated net income before taxes of US$470 million ((Pounds)290 million) (1998: US$894 million ((Pounds)539 million)) and as at that date had consolidated shareholders' equity of US$7,721 million ((Pounds)4,771 million) (1998: US$8,119 million
((Pounds)4,891 million)).

In its unaudited results for the year ended 31 December 2000, Schlumberger had consolidated revenues of US$9,611 million ((Pounds)6,437 million) and had consolidated net income before taxes of US$961 million ((Pounds)644 million) and as at that date had consolidated shareholders' equity of US$8,295 million ((Pounds)5,556 million). As at the close of business on 16 February 2001 (the last practicable day prior to the posting of this document), Schlumberger had a market capitalisation of approximately US$36.93 billion ((Pounds)25.50 billion).

Schlumberger's current trading is in line with the Schlumberger board's expectations. January 2001 revenue and pre-tax and after-tax operating income were better than January 2000, and net liquidity and net assets improved since 31 December 2000.

8. Information on Schlumberger Investments and Schlumberger Industries S.A.

Schlumberger Investments is a newly incorporated company set up by Schlumberger and Schlumberger Industries S.A. for the purposes of acquiring Sema. Schlumberger Investments has not traded since incorporation.

Schlumberger Industries S.A., a wholly-owned subsidiary of Schlumberger, will hold approximately 60 per cent. of the issued share capital of Schlumberger Investments after the Offer becomes unconditional in all respects. Schlumberger Industries S.A. through itself and its French subsidiaries provides metering devices and professional business services for utilities, energy services providers and industry in France and Europe.

In the year to 31 December 1999, Schlumberger Industries S.A. had total turnover of FF1,603 million ((Pounds)152.0 million) (1998: FF2,180 million ((Pounds)234.3 million)), a loss before taxation of FF16 million ((Pounds)1.5 million) (1998: FF67 million ((Pounds)7.2 million)) and total net assets of FF1,817 million ((Pounds)172.3 million) (1998: FF1,801 million ((Pounds)193.6 million)). The financial and trading prospects of Schlumberger Industries S.A. are in line with management expectations.

9. Information on Sema

Sema is an IT services company which provides its customers with the design, implementation, operations and management of information systems and IT-related consulting services. Among the industry sectors which Sema serves, Sema has increasingly focused on the telecommunications and finance sectors, and provides a range of its own software products specifically designed for these sectors in addition to its IT services. Sema's customers include a wide variety of businesses and governmental departments around the world.

Sema's services and product offerings include:

    .  systems integration and consulting;

    . software products, for the telecommunications, energy, transport and finance sectors; and

    .  outsourcing.

Sema has its registered office in London and has a substantial portion of its management and operations in Paris, France, as well as in other countries throughout the world. As of 31 December 2000, Sema had approximately 21,700 employees working in more than 160 operating sites in 28 countries.

On 29 July 2000, Sema expanded its sphere of operations with the completion of the acquisition of LHS, a global provider of billing and operations support software and services to the communications industry. LHS produces pre and post-paid billing and customer care and voice messaging software.

In the year ended 31 December 1999, Sema reported consolidated turnover of (Pounds)1,410 million and a consolidated profit before taxation (after exceptional items and goodwill amortisation) for the financial year of (Pounds)93.8 million. As at 31 December 1999, Sema had consolidated net assets of (Pounds)239.7 million.

On 16 February 2001, Sema announced its unaudited preliminary results for the year ended 31 December 2000. During that period Sema earned an unaudited profit before taxation and goodwill amortisation of (Pounds)91.9 million on turnover of (Pounds)1,512.7 million. The full text of the preliminary results statement is contained in Part A of Appendix III.

10. Background to and reasons for the Offer

For several years, Schlumberger has been actively exploiting IT to improve its internal business processes and efficiencies, to grow the company's existing businesses and to develop new IT-based revenue generation opportunities.

This focus on leveraging IT has taken the form of extensions of existing Schlumberger business groups and also the creation of new businesses which leverage Schlumberger's long-term expertise in network development and management, IP based applications, backed by a strong culture of global support. Such initiatives have been ongoing in all three of the Schlumberger core vertical markets: oilfield services, wireless telecom and utilities.

Schlumberger has concluded that it needs to continue to add strong IT technology, systems integration and consulting competencies on a global scale to both accelerate the growth in its core vertical markets and to establish itself as a leading information solutions provider in those core vertical markets.

The acquisition of Sema, a leading diversified IT and business services company, will accelerate the implementation of Schlumberger's strategy of providing end-to-end information solutions to customers in selected growth markets. Sema will enhance Schlumberger's capabilities and critical mass in systems integration and the range of IT skills which Schlumberger requires to serve its present and future customer base. It should also allow Schlumberger to realise revenue synergies as a result of cross selling its core competencies in network development and management, IP-based applications, data management, smart cards and security application products.

The board of directors of Schlumberger believes this combination will:

    . offer a compelling opportunity to add scale and critical mass, enabling cross-penetration of new markets and customers with existing and future product/services offerings;

    . provide the critical mass and scale to deliver end-to-end information solutions for a global customer base in key vertical markets and offer significant cross-selling opportunities;

    . be important to Schlumberger because of the benefits to its core oilfield services business which will be able to provide its customers with fully integrated information solutions, comprising domain knowledge and expertise, IT implementation and consulting skills, and global support to E&P companies. The systems integration and e-transformation technologies and expertise provided by Sema will enable Schlumberger to deepen its relationships with its key customers by providing a comprehensive infrastructure support service on a global basis and capture a significant share of the emerging, fast growing global E&P IT transformation market;

    . allow Schlumberger's Resource Management Services and Sema's Energy/Utilities business unit to exploit their complementary geographical reach and technological offering to create significant growth opportunities, primarily by combining both solutions approaches and thereby facilitating access to larger, more complex contracts requiring end-to-end solutions. Schlumberger's Resource Management Services specialising in the North American solutions market for automatic meter reading products and services, related data management via CellNet based technologies and consulting services provided by Convergent Group combined with Sema's presence in the European solutions market for power exchange, customer management and utility economics are expected to yield significant cross selling opportunities; and

    . through the combination of Sema's recognised systems integration expertise and telecom product offering breadth (customer care and billing, prepaid and SMS) and Schlumberger's smartcards and systems activities, which will be enhanced by the forthcoming acquisition of "Bull CP8" from Bull SA, further accelerate the creation of a leading global technology services provider for the telecommunications industry.

Assuming the transaction closes in April 2001, Schlumberger estimates that the acquisition will be dilutive to First Call consensus estimates for Schlumberger's 2001 earnings per share by approximately 8 per cent. before acquisition related costs and approximately 13 per cent. after acquisition related costs.

With regard to 2003, the acquisition is expected to be neutral to earnings per share before acquisition related costs and modestly dilutive after acquisition related costs.

Schlumberger believes that the causes of the recent profitability issues within Sema have been identified and that appropriate action is being taken to address those issues. Further, Schlumberger believes significant revenue synergies can be realised towards the latter part of the year 2002 in each of its core business verticals: Oilfield Services, Utilities and Wireless Telecommunications.

The foregoing statements are not intended to imply that Schlumberger's earnings per share for any period will necessarily exceed or fall below those of any previous period.

Further details as to the background to and reasons for the Offer are contained in the paragraph headed "Background to and reasons for recommending the Offer" in the letter from the Chairman of Sema, which is set out on pages 10 to 12 of this document, and in paragraph 9 of Appendix IV.

11. Management and employees

Schlumberger Investments recognises the importance to Sema's business of the skills and experience of Sema's management team. It intends, with Sema's senior management, to develop incentivisation arrangements for Sema's employees going forward that reflect that importance.

Schlumberger Investments has given assurances to the Sema Board that the existing employment rights, including pension rights, of the management and employees of the Sema Group will be fully safeguarded in accordance with all applicable laws.

Pierre Bonelli, currently Chief Executive Officer of Sema, will become Chairman of the Sema/Schlumberger business group. Irwin Pfister will become the Chief Executive Officer of the new Sema/Schlumberger business group within Schlumberger.

12. Sema Share Option Schemes

The Offer extends, subject to the terms and conditions set out in this document and the Acceptance Form(s), to all Sema Shares (including Sema Shares represented by Sema ADSs) unconditionally allotted or issued fully paid (or credited as fully paid) upon exercise of options under the Sema Share Option Schemes while the Offer remains open for acceptance (or until such earlier date as Schlumberger Investments may, subject to the provisions of the City Code and of US federal securities laws, determine). Appropriate proposals will be made to the holders of options under the Sema Share Option Schemes, to the extent that options are not exercised, once the Offer becomes or is declared unconditional in all respects.

13. Compulsory acquisition and de-listing of Sema Securities

If all of the Conditions are either satisfied, fulfilled or, to the extent permitted, waived and Schlumberger Investments has acquired or contracted to acquire, pursuant to the Offer or otherwise, at least 90 per cent. in nominal value of the Sema Shares to which the Offer relates, before the end of the four month period provided by the Companies Act, Schlumberger Investments will be entitled, and intends, to acquire the remaining Sema Shares (including Sema Shares represented by Sema ADSs) on the same terms as the Offer pursuant to the compulsory acquisition procedure set out in sections 428 to 430F of the Companies Act (see paragraph 10 of Appendix IV and Appendix V).

When the Offer becomes or is declared unconditional in all respects, Schlumberger Investments intends to procure the making of an application by Sema for the removal of Sema Shares from the Official List and for the cancellation of trading in Sema Shares on the London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. Schlumberger Investments would also intend to procure that Sema applies for de-listing of the Sema Securities from Nasdaq and from Euronext Paris. Such de-listings and cancellation would significantly reduce the liquidity and marketability of any Sema Securities not assented to the Offer.

14. United Kingdom Taxation

Your attention is drawn to the information regarding UK taxation set out in paragraph 13 of Appendix IV. If you are in any doubt about your tax position or you are subject to taxation in any jurisdiction other than the UK or the US, you are strongly recommended to consult an independent professional adviser immediately.

15. US Taxation

Your attention is drawn to the information regarding US taxation set out in paragraph 14 of Appendix IV. If you are in any doubt about your tax position or you are subject to taxation in any jurisdiction other than the UK or the US, you are strongly recommended to consult an independent professional adviser immediately.

16. Procedure for acceptance of the Offer

This section should be read together with the notes and instructions on the relevant Acceptance Form.

(a) Holders of Sema Shares

Sema Shareholders will find enclosed with this document a Form of Acceptance for use in relation to the Offer. You should note that, if you hold Sema Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold Sema Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Similarly, if you hold Sema Shares in certificated form, but under different designations, you should complete a separate Form of Acceptance in respect of each designation. Further Forms of Acceptance can be obtained, with respect to holders of Sema Shares outside the United States, from Computershare Services PLC at the addresses given below or by telephoning Computershare Services PLC on + 44 870 702 0100, and with respect to holders of Sema Shares in the United States, from Computershare Trust Company of New York at the addresses given below or by telephoning Computershare Trust Company of New York on +1 212 701 7650.

The completed Forms of Acceptance should be lodged with Computershare Services PLC with respect to holders of Shares outside the United States, and with Computershare Trust Company of New York with respect to holders of Shares in the United States, together with the relevant share certificates, other documents(s) of title, letters of indemnity and supporting documents (if any), as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001. A reply-paid envelope (for use in the UK only) is enclosed for your convenience.

(i) To accept the Offer

    To accept the Offer in respect of all of your Sema Shares you must complete Boxes 1 and 4 of the Form of Acceptance and, if your Sema Shares are in CREST, Box 5 and, if appropriate, Boxes 2, 6 and 7. If you do not insert a number in Box 1, your acceptance will be deemed to be in respect of all the Sema Shares held by you. In all cases you must sign and date Box 3 of the Form of Acceptance in accordance with the instructions printed thereon. All holders of Sema Shares who are individuals should sign Box 3 of the Form of Acceptance in the presence of a witness, who should also sign Box 3 in accordance with the instructions.

    If you have any questions as to how to complete the Form of Acceptance, please telephone Computershare Services PLC on + 44 870 702 0100.

(ii) To accept the Offer in respect of less than all your Sema Shares

    To accept the Offer in respect of less than all your Sema Shares, you must insert in Box 1 of the Form of Acceptance such lesser number of Sema Shares in respect of which you wish to accept the Offer, in accordance with the instructions printed thereon. You should then follow the procedure described in (i) above in respect of such lesser number of Sema Shares. If you do not insert a number in Box 1, your acceptance will be deemed to be in respect of all the Sema Shares held by you. In all cases, holders of Sema Shares who are individuals should sign Box 3 of the Form of Acceptance in the presence of a witness, who should also sign Box 3 in accordance with the instructions.

(iii) Return of the Form of Acceptance

    To accept the Offer, the Form of Acceptance must be completed and returned, whether or not your Sema Shares are in CREST. The completed, signed and (if you are an individual) witnessed Form of Acceptance, together with, if your Sema Shares are not in CREST, the share certificate(s) and/or other document(s) of title for your Sema Shares, should be returned (if you are outside the United States), by post or by hand (during normal business hours) to the UK Receiving Agent, Computershare Services PLC, PO Box 859, The Pavillions, Bridgewater Road, Bristol BS99 1XZ or, by hand only (during normal business hours) to Computershare Services PLC, 7th Floor, Jupiter House,

    Triton Court, 14 Finsbury Square, London EC2A 1BR or (if you are in the United States), by mail only, to the US Forwarding Agent, Computershare Trust Company of New York, Wall Street Station, P.O. Box 1023, New York, NY 10268--1023 or, by overnight courier or by hand only (during the hours of 9.00 a.m. and 3.00 p.m. (New York City time)), to Computershare Trust Company of New York, Wall Street Plaza, 88 Pine Street --19th Floor, New York, NY 10005, as soon as possible but, in any event, so as to be received by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001. A reply-paid envelope is enclosed for your convenience and may be used by holders of Sema Shares for returning Forms of Acceptance within the United Kingdom. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

    Any Form of Acceptance received in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to Schlumberger Investments or its agents to have been sent from Australia, Canada or Japan may be rejected as an invalid acceptance of the Offer. For further information for overseas Sema Shareholders, see paragraph 18 of this letter and paragraph 7 of Part B of Appendix I.

    If you are in any doubt as to the procedure for acceptance, please telephone Computershare Services PLC on +44 870 702 0100.

(iv)Additional procedures for Sema Shares in uncertificated form (that is, in CREST)

    If your Sema Shares are in uncertificated form you should insert in Box 5 of the enclosed Form of Acceptance the participant ID and member account ID under which such Sema Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described in
    (i), (ii) and (iii) above. In addition, you should take (or procure to be taken) the action set out below to transfer the Sema Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE Instruction), specifying Computershare Services PLC (in its capacity as a CREST participant under Computershare Services PLC participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001.

    If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Sema Shares are held. In addition, only your CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to your Sema Shares.

    You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

      (i) the number of Sema Shares to be transferred to an escrow balance;

      (ii) your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

      (iii) your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

      (iv) the participant ID of the escrow agent, Computershare Services PLC, in its capacity as a CREST receiving agent. This is 3RA09;

      (v) the member account ID of the escrow agent. This is SEMA;

      (vi) the Form of Acceptance reference number. This is the reference number that is shown next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will enable Computershare Services PLC to match the TTE to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

      (vii) the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001;

      (viii) the Corporate Action Number for the Offer which is allocated by CRESTCo and can be found by reviewing the relevant Corporate Action Details in CREST; and

      (ix) input with Standard Delivery instruction of 80.

After settlement of the TTE Instruction, you will not be able to access the Sema Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Sema Shares concerned to itself in accordance with paragraph 9(d)(i) of Part B of Appendix I.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE Instruction, Schlumberger Investments may treat any amount of Sema Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Sema Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction relating to Sema Shares to settle prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001. In this regard you are referred in particular to those paragraphs of the CREST Manual concerning practical limitations of the CREST system and timings.

Schlumberger Investments will make an appropriate announcement if any of the details contained in this paragraph 16 alter for any reason in any respect that is material for Sema Shareholders.

(v)Share certificates not readily available or lost

If your Sema Shares are in certificated form, a completed, signed and (if appropriate) witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason, your share certificate(s) and/or other document(s) of title is/are not readily available, you should nevertheless complete, sign and return your completed Form of Acceptance as stated above. You should send with the Form of Acceptance any share certificate(s) and/or other documents(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow or that you have lost one or more of your share certificates and/or other documents of title and such certificate(s) and/or other document(s) of title should be forwarded as soon as possible thereafter.

If you have lost your share certificate(s) and/or other document(s) of title, you should write to the Registrar of Sema, IRG plc, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TU, United Kingdom, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the UK Receiving Agent (if you are outside the United States) or to the US Forwarding Agent (if you are in the United States) at the relevant address set out in paragraph (iii) above.

(vi)Deposits of Sema Shares into, and withdrawals of Sema Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Sema Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Sema Shares or otherwise). Sema Shareholders who are proposing so to convert any such Sema Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Sema Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001.

(b)Holders of Sema ADSs

The attention of holders of Sema ADSs is drawn to paragraph 10 of Part B of Appendix I and to the relevant provisions of the Letter of Transmittal.

For a holder of ADSs to validly accept the Offer, either (i) a properly completed and duly executed Letter of Transmittal, together with any other required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the US Depositary at its address, set out at the back of this document, and either the Sema ADRs evidencing such Sema ADSs must be received by the US Depositary at one of such addresses or such Sema ADRs must be delivered pursuant to the procedure for book-entry transfer set out in paragraph 10 of Part B of Appendix I (and a Book-Entry Confirmation received by the US Depositary in accordance with such procedures); or (ii) such holder must comply with the guaranteed delivery procedures set out in paragraph 10(h) of Part B of Appendix I. Acceptances using the guaranteed delivery procedures will not be taken into account in determining whether the Acceptance Condition has been satisfied unless the Sema ADRs evidencing the ADSs or book-entry transfer of the ADSs to which the guaranteed delivery procedures relate have been received by the US Depositary before the end of the Initial Offer Period.

(c)Validity of acceptances

Without prejudice to Part B of Appendix I and subject to the City Code, Schlumberger Investments and Lehman Brothers reserve the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificate(s), Sema ADRs and/or other document(s) of title or which is received in a form or at a place or places other than as set out in this document or on the relevant Acceptance Form. In that event, no payment of cash under the Offer will be required to be made until after the acceptance is entirely in order to Schlumberger Investments' satisfaction and (as applicable) the relevant transfer to escrow has been settled or the relevant share certificate(s), Sema ADRs and/or other document(s) of title or indemnities satisfactory to Schlumberger Investments have been received by the UK Receiving Agent, the US Forwarding Agent or the US Depositary, as the case may be.

(d)General

No acknowledgement or receipt of Acceptance Form(s), Sema share certificates, Sema ADRs or other documents of title or documentation in respect of the Offer will be given.

You are urged to complete, sign and return the relevant Acceptance Form to the UK Receiving Agent Computershare Services PLC, the US Forwarding Agent, Computershare Trust Company of New York, or to the US Depositary, Citibank N.A., as soon as possible and, in any event, so as to arrive not later than
3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001.

If you are in any doubt as to the procedures for acceptance, please contact the UK Receiving Agent, Computershare Services PLC, by telephone on +44 870 702 0100 or the US Forwarding Agent, Computershare Trust Company of New York, by telephone on +1 212 701 7650, if you hold Sema Shares, or the US Depositary, Citibank, N.A., by telephone on 800 270 0808 or the Information Agent by telephone on 800 755 7250, if you hold Sema ADSs. You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

17.Rights of withdrawal

Except to the extent of the exemptive relief which has been granted by the SEC, the Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for companies governed by the City Code, including those applicable to the rights of holders of Sema Securities to withdraw their acceptance of the Offer.

Under the Offer, holders of Sema Securities will be able to withdraw their acceptances at any time during the Initial Offer Period but will not have any withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances (see paragraph 3 of Part B of Appendix I). The Subsequent Offer Period must remain open for at least 14 calendar days but may be extended beyond that time until a further specified date or until further notice.

The Offer will be deemed not to have been validly accepted in respect of any Sema Securities acceptances in respect of which have been validly withdrawn. However, the Offer may be accepted again in respect of any withdrawn Sema Securities by following one of the procedures described in paragraph 16 of this letter at any time prior to expiry or lapse of the Offer.

It should be noted that by virtue of the conflicting provisions of the City Code and US federal securities laws, the Panel has agreed that the Acceptance Condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other Conditions to the Offer have been satisfied, fulfilled or, to the extent permitted, waived. The Acceptance Condition in paragraph (a) of Part A of Appendix I reflects this.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 3 of Part B of Appendix I.

18.Overseas shareholders

The attention of Sema Securityholders who are citizens or residents of jurisdictions outside the UK and the US is drawn to paragraph 7 of Part B of Appendix I and to the relevant provisions of the Acceptance Form(s). The availability of the Offer to persons not resident in the UK or the US may be affected by the laws of the relevant jurisdictions. Persons not resident in the UK or the US should inform themselves about and observe any applicable requirements.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan and it may not be accepted in or from Australia, Canada or Japan. Accordingly, copies of this document, the accompanying Acceptance Form(s) and any related documents are not being, and must not be, mailed or otherwise distributed or sent in or into Australia, Canada or Japan unless Schlumberger Investments, in its sole discretion, determines otherwise. Custodians, nominees and trustees should observe these restrictions and should not send or distribute this document, the accompanying Acceptance Form(s) and any related document in or into Australia, Canada or Japan.

19.Settlement

(a)Date of Payment

The settlement procedure with respect to the Offer will be consistent with UK practice, which differs from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment.

Subject to either the satisfaction, fulfilment or, to the extent permitted, waiver of all of the Conditions, settlement of consideration to accepting Sema Shareholders and accepting holders of Sema ADSs or their designated agents will be effected in the manner set out below:

    (i) in the case of acceptances received, complete in all respects, by the end of the Initial Offer Period, within 14 calendar days of such date; or

    (ii) in the case of acceptances received complete in all respects after such date but while the Offer remains open for acceptance, within 14 calendar days of such receipt.

(b)Sema Shares in uncertificated form (that is, in CREST)

Where an acceptance relates to Sema Shares in uncertificated form the cash consideration to which an accepting Sema Shareholder is entitled will be paid by means of CREST by Schlumberger Investments procuring the creation of an assured payment obligation in favour of the accepting Sema Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements.

Schlumberger Investments reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting Sema Shareholder(s), in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(c)Sema Shares and Sema ADSs in certificated form

Where an acceptance relates to Sema Shares or Sema ADSs in certificated form, cheques drawn on a UK clearing bank in pounds sterling or US dollars, as appropriate, for the cash due will be despatched by post (or by such other method as may be approved by the Panel).

(d)Lapsing of the Offer


During the Initial Offer Period, if by the relevant Closing Date the Conditions are not satisfied, fulfilled or, to the extent permitted, waived, the Offer will lapse (unless a later Closing Date is selected by Schlumberger

Investments). If the Offer lapses then: (i) in respect of Sema Shares in certificated form and Sema ADSs, the relevant share certificate(s), Sema ADRs and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in Box 1 (or, if applicable, Box 4 or 7) of the Form of Acceptance or to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in the Letter of Transmittal (as applicable) or, if none is set out, to the name and address of the person who is the first named holder at his or her registered address; (ii) in respect of Sema Shares in uncertificated form (that is, in CREST), the UK Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give transfer from escrow instructions to CRESTCo to transfer all relevant Sema Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the holders of Sema Shares concerned; and (iii) in respect of Sema ADSs delivered by book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility, Sema ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

Further information on the lapsing of the Offer is set out on page 7 of Part A of Appendix I.

(e)General

All documents and remittances sent by, to or from Sema Securityholders or their appointed agents will be sent at their own risk.

(f)Currency of cash consideration

Instead of receiving cash consideration in pounds sterling, Sema Shareholders who so wish may elect to receive US dollars on the basis that the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Schlumberger Investments to the relevant payment agent for delivery in respect of the relevant Sema Shares. A Sema Shareholder may receive such amount on the basis set out above only in respect of the whole of his holding of Sema Shares in respect of which he accepts the Offer. Sema Shareholders may not elect to receive both pounds sterling and US dollars.

Holders of Sema ADSs are entitled under the terms of the Offer to receive the cash element of the consideration in pounds sterling. The pounds sterling consideration available to holders of Sema ADSs is the same, per Sema Share, as that offered to Sema Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of Sema ADSs will receive consideration converted into US dollars as described above, as if such holders of Sema ADSs had elected to receive US dollars.

Consideration in US dollars may be inappropriate for Sema Securityholders other than persons in the US and holders of Sema ADSs.

If you are a Sema Shareholder and you wish to elect to receive cash consideration in US dollars instead of pounds sterling under the Offer, you should complete Box 2 of the Form of Acceptance in addition to taking the actions described in paragraph 16 above.

If you are a holder of Sema ADSs and you wish to elect to receive cash consideration in pounds sterling instead of US dollars under the Offer, you should complete Box 2 on the Letter of Transmittal in addition to taking the actions described in paragraph 16 above.

The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the relevant payment agent by Schlumberger Investments. Sema Securityholders should be aware that the US dollar/pound sterling exchange rate which is prevailing on the date on which an election is made or deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are made available to the relevant payment agent by Schlumberger Investments. In all cases, fluctuations in the US dollar/pounds sterling exchange rate are at the risk of accepting Sema Securityholders who elect or are treated as having elected to receive their consideration in US dollars. Neither Schlumberger, Schlumberger Investments nor any of their advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

20.Further Information

Your attention is drawn to the further information contained in the Appendices which form part of this document, and to the accompanying Acceptance Form(s), which should be read in conjunction with this document. The Appendices and the Acceptance Form(s) contain material information which may not be summarised elsewhere.

21.Action to be taken

You are urged to complete, sign and return the Form of Acceptance or Letter of Transmittal (as appropriate), together with all the required documents, as soon as possible and, in any event, so as to be received by the UK Receiving Agent, the US Forwarding Agent or the US Depositary, as appropriate, by no later than
3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001.

                               Yours faithfully,
                              for and on behalf of
                                Lehman Brothers


                               /S/ John McIntyre
                                 John McIntyre
                               Managing Director

                                  APPENDIX I

                   Conditions and Further Terms of the Offer

Part A: Conditions of the Offer

    The Offer is subject to the following Conditions:

    (a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001 (or such later time(s) and/or date(s) as Schlumberger Investments may, subject to the rules of the City Code or with the consent of the Panel and in accordance with the Exchange Act, decide) in respect of not less than 90 per cent. (or such lower percentage as Schlumberger Investments may decide) in nominal value of the Sema Shares (including Sema Shares represented by Sema ADSs) to which the Offer relates, provided that this Condition (a) will not be satisfied unless Schlumberger Investments and/or any of its subsidiaries shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Sema Shares (including Sema Shares represented by Sema ADSs) carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Sema, including for this purpose (except to the extent otherwise agreed by the Panel) any such voting rights attaching to any Sema Shares (including Sema Shares represented by Sema ADSs) that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise; and for this purpose:

      (i) the expression "Sema Shares (including Sema Shares represented by Sema ADSs) to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Act; and

      (ii) Sema Shares (including Sema Shares represented by Sema ADSs) which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon issue;

      provided that, unless Schlumberger Investments otherwise determines, this Condition (a) shall be capable of being satisfied only at a time when all of the other Conditions (b) to (j) inclusive have been either satisfied, fulfilled or, to the extent permitted, waived.

    (b) no Third Party having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry, or made, proposed or enacted, any statute, regulation or order or taken any other steps and there continuing not to be outstanding any statute, regulation, order or other matter which in each case would or might reasonably be expected to:

      (i) make the Offer, its implementation or the acquisition or proposed acquisition by Schlumberger Investments or any member of the Wider Schlumberger Group of any or all shares or other securities in (or the equivalent), or control or management of, Sema or any member of the Wider Sema Group void, illegal or unenforceable in or under the laws of any relevant jurisdiction, or otherwise directly or indirectly materially restrain, prevent, prohibit, materially restrict or materially delay the same or impose additional material Conditions or obligations with respect to the Offer or such acquisition, or otherwise materially impede, challenge or interfere with the Offer or such acquisition, or require material amendment to the terms of the Offer or the acquisition or proposed acquisition of any Sema Securities or the acquisition of control of Sema or the Wider Sema Group by Schlumberger Investments;

      (ii) limit or delay the ability of any member of the Wider Schlumberger Group or any member of the Wider Sema Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider Sema Group or any member of the Wider Schlumberger Group to an extent which is material or might reasonably be expected to be material, in the context of the Offer;

      (iii) require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Schlumberger Group of any shares or other securities (or the equivalent) in Sema to an extent which is material or might reasonably be expected to be material, in the context of the Offer;

      (iv) require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Schlumberger Group or by any member of the Wider Sema Group of all or any portion of their respective businesses, assets or properties or limit the ability of any of them to conduct any of their respective businesses or to own or control any of their respective assets or properties or any part thereof to an extent which is material or might reasonably be expected to be material, in the context of the Offer;

      (v) except pursuant to Part XIIIA of the Act, require any member of the Wider Schlumberger Group or of the Wider Sema Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of either group owned by any third party or to sell or offer to sell any shares or other securities (or the equivalent in), or any asset or any member of the Wider Sema Group to an extent which is material or might reasonably be expected to be material, in the context of the Offer;

      (vi) limit the ability of any member of the Wider Schlumberger Group or of the Wider Sema Group to conduct or integrate or coordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Schlumberger Group or of the Wider Sema Group to an extent which is material or might reasonably be expected to be material, in the context of the Offer;

      (vii) result in any member of the Wider Schlumberger Group or the Wider Sema Group ceasing to be able to carry on business under any name under which it presently does so to an extent which is material or might reasonably be expected to be material, in the context of the Offer; or

      (viii) otherwise adversely affect the business, assets, profits, financial or trading position or prospects of any member of the Wider Sema Group or of the Wider Schlumberger Group to an extent which is material, or might reasonably be expected to be material, in the context of the Offer, and all applicable waiting and other time periods during which any Third Party could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene under the laws or regulations of any relevant jurisdiction having expired, lapsed or been terminated;

    (c) without limitation to Condition (b) above:

      (i) the European Commission indicating, in terms satisfactory to Schlumberger, that it does not intend to initiate proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 as amended, or to make a referral to a competent authority in the UK under Article 9(1) of such Regulation, in either case with respect to the Offer or any matter arising from the proposed acquisition of Sema by Schlumberger Investments;

      (ii) all filings having been made and all or any applicable waiting periods and other time periods (including any extensions thereof) under the HSR Act and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the proposed acquisition of Sema by Schlumberger Investments, or any matters arising from that proposed acquisition;

    (d) all notifications and filings which are necessary or are considered appropriate by Schlumberger Investments having been made, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case in connection with the Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in Sema or control (directly or indirectly) of any other member of the Wider Sema Group by any member of the Wider Schlumberger Group or the carrying on by any member of the Wider Sema Group of its business, where the absence thereof might reasonably be expected to have a material adverse affect in the context of the Offer;

    (e) all Authorisations which are necessary or are considered necessary or appropriate by Schlumberger Investments in any jurisdiction for or in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities in Sema or control (directly or indirectly) of any other member of the Wider Sema Group by any member of the Wider Schlumberger Group or the carrying on by any member of the Wider Sema Group of its business in any jurisdiction having been obtained, in terms and in a form satisfactory to Schlumberger Investments, from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Sema Group has entered into contractual arrangements in each case where the absence of such Authorisation would have a material adverse effect in the context of the Offer on the Sema Group taken as a whole and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise unconditional in all respects and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same;

    (f) except as fairly disclosed to Schlumberger by or on behalf of Sema, or disclosed in Sema listing particulars or filings with the SEC, or as disclosed in the Annual Report and Accounts of Sema or as publicly announced by Sema (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange), prior to the announcement of the Offer on 12 February 2001 there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider Sema Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any circumstance, which, in each case as a consequence of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control of, Sema or any other member of the Wider Sema Group by any member of the Wider Schlumberger Group or otherwise, could or might reasonably be expected to result in, (in any case to an extent which is or would be material in the context of the Sema Group taken as a whole):

      (i) any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any member of the Wider Sema Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated repayment date or the ability of any member of the Wider Sema Group to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn;

      (ii) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Sema Group or any such mortgage, charge or other security interest (wherever created, arising or having arisen) becoming enforceable;

      (iii) any such arrangement, agreement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider Sema Group thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

      (iv) any asset or interest of any member of the Wider Sema Group being or falling to be disposed of or ceasing to be available to any member of the Wider Sema Group or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to any member of the Wider Sema Group in each case otherwise than in the ordinary course of business;

      (v) any member of the Wider Sema Group ceasing to be able to carry on business under any name under which it presently does so;

      (vi) the creation of liabilities (actual or contingent) by any member of the Wider Sema Group, otherwise than in the ordinary course of business;

      (vii) the rights, liabilities, obligations or interests of any member of the Wider Sema Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, adversely modified or affected; or

      (viii) the financial or trading position or the prospects or the value of any member of the Wider Sema Group being prejudiced or adversely affected, and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, could result in any of the events or circumstances which are referred to in paragraphs (i) to (viii) of this Condition (f) in any case to an extent which is or would be material in the context of the Sema Group taken as a whole;

    (g) since 31 December 1999 and except as disclosed in the Annual Report and Accounts of Sema, or in Sema listing particulars or filings with the SEC, or as otherwise publicly announced by Sema (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange), or as otherwise fairly disclosed to Schlumberger by or on behalf of Sema prior to the announcement of the Offer on 12 February 2001 no member of the Wider Sema Group having:

      (i) issued or agreed to issue, or authorised or proposed the issue of, additional shares or securities of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities other than as between Sema and wholly-owned subsidiaries of Sema and other than any options granted as disclosed to Schlumberger prior to 12 February 2001 and any shares issued upon the exercise of any options granted under any of the Sema Share Option Schemes;

      (ii) purchased or redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

      (iii) recommended, declared, paid or made or proposed to recommend declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise (other than to Sema or a wholly-owned subsidiary of Sema);

      (iv) made, committed to make, authorised, proposed or announced an intention to propose any change in its share or loan capital;

      (v) merged with, demerged or acquired any body corporate, partnership or business, or (other than any acquisition or disposal in the ordinary course of business or a transaction between Sema and a wholly-owned subsidiary of Sema) acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares in any undertaking and trade investments) or authorised the same (which is material in the context of the Sema Group taken as a whole);

      (vi) issued, authorised or proposed the issue of, or authorisation of or made any change in or to any debentures or (except in the ordinary course of business) incurred or increased any indebtedness or liability (actual or contingent) which in any case is material in the context of the Sema Group taken as a whole;

      (vii) entered into, varied, or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

              (A) is of a long term, onerous or unusual nature or magnitude or which is or could involve an obligation of such nature or magnitude; or

              (B) could restrict the business of any member of the Wider Sema
                  Group or any member of the Wider Schlumberger Group; or

              (C) is other than in the ordinary course of business,

              and which in any case is material in the context of the Sema
                 Group taken as a whole;

      (viii) entered into, implemented, effected or authorised any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in respect of itself or another member of the Wider Sema Group otherwise than in the ordinary course of business which in any case is material in the context of the Sema Group taken as a whole;

      (ix) entered into or varied or made any offer to enter into or vary the terms of, any contract, agreement or arrangement with any of the directors or senior executives of any member of the Wider Sema Group;

      (x) (other than in respect of any member which is or was at this time dormant) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any part of its assets and revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction which in any case is material in the context of the Sema Group taken as a whole;

      (xi) been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business which in any case is material in the context of the Sema Group taken as a whole;

      (xii) waived or compromised or settled any claim in a manner which is material in the context of the Sema Group taken as a whole;

      (xiii) made any alteration to its memorandum or articles of association which is material in the context of the Offer;

      (xiv) implemented, effected or authorised, or proposed or announced its intention to implement, effect, authorise or propose any reconstruction, amalgamation, commitment, scheme or other transaction or arrangement except (in the case of members of the Wider Sema Group other than Sema) to an extent which is not material in the context of the Wider Sema Group taken as a whole;

      (xv) purchased, redeemed or repaid or proposed the purchase, redemption or repayment of any of its own shares or other securities (or the equivalent) or reduced or made any other change to any part of its share capital except (in the case of members of the Wider Sema Group other than Sema) to an extent which is not material in the context of the Wider Sema Group taken as a whole;

      (xvi) entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this Condition (g);

    (h) since 31 December 1999 and except as disclosed in the Annual Report and Accounts of Sema, or in Sema listing particulars or filings with the SEC, or as otherwise publicly announced by Sema (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange) or as otherwise fairly disclosed to Schlumberger by or on behalf of Sema prior to the announcement of the Offer on 12 February 2001:

      (i) there having been no adverse change or deterioration in the business, assets, financial or trading positions or profit or prospects of any member of the Wider Sema Group which in any case is material in the context of the Sema Group taken as a whole;

      (ii) no contingent or other liability of any member of the Wider Sema Group having arisen or become apparent or increased which in any case is material in the context of the Sema Group taken as a whole;

      (iii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Sema Group is or is reasonably likely to become a party (whether as plaintiff, defendant or otherwise) having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider Sema Group which in any case is material in the context of the Sema Group taken as a whole; and

      (iv) (other than as a result of the Offer) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Wider Sema Group which in any case is material in the context of the Sema Group taken as a whole;

    (i) Schlumberger Investments not having discovered:

      (i) that any financial or business or other information concerning the Wider Sema Group disclosed at any time by or on behalf of any member of the Wider Sema Group, to any member of the Wider Schlumberger Group, whether publicly or otherwise, is materially misleading or contains any material misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before the announcement of the Offer on 12 February 2001 by disclosure either publicly or otherwise to Schlumberger to an extent which in any case is material in the context of the Sema Group taken as a whole;

      (ii) that any member of the Wider Sema Group or any partnership company or other entity in which any member of the Wider Sema Group has a significant economic interest and which is not a subsidiary undertaking of Sema is subject to any liability (actual or contingent) which is not disclosed in the Annual Report and Accounts of Sema and which in any case is material in the context of the Sema Group taken as a whole; or

      (iii) any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Sema Group to an extent which is material in the context of the Sema Group taken as a whole;

    (j) Schlumberger Investments not having discovered that, save as fairly disclosed to Schlumberger by or on behalf of Sema prior to the announcement of the Offer on 12 February 2001:

      (i) any past or present member of the Wider Sema Group has not complied with any applicable legislation or regulations of any jurisdiction with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission (whether or not this constituted a non-compliance by any person with any legislation or regulations and wherever the same may have taken place) which, in any case, would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Sema Group which in any case is material in the context of the Sema Group taken as a whole;

      (ii) there is, or is reasonably likely to be, any liability, whether actual or contingent, or requirement to improve or install new plant or equipment or to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Sema Group or any other property or any controlled waters under any environmental legislation, regulation, notice, circular, order or other lawful requirement of any relevant authority or third party or otherwise which in any case is material in the context of the Sema Group taken as a whole; or

      (iii) circumstances exist whereby a person or class of persons would be reasonably likely to have a claim in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Wider Sema Group which is or would be material in the context of the Sema Group taken as a whole.

For the purpose of these Conditions:

    (a) "Third Party" means any government, government department or governmental, quasigovernmental, supranational, statutory, regulatory, administrative or investigative body, authority (including any national antitrust, competition or merger control authorities or similar authorities), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any jurisdiction;

    (b) a Third Party shall be regarded as having "intervened" if it has decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything and "intervene" shall be construed accordingly;

    (c) "Authorisations" means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, permissions, licences, clearances, provisions and approvals;

    (d) "Wider Schlumberger Group" means the Schlumberger Group and associated undertakings and any other body corporate, partnership joint venture or person in which the Schlumberger Group and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent;

    (e) "Wider Sema Group" means the Sema Group and associated undertakings and any other body corporate, partnership joint venture or person in which the Sema Group and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent.

Subject to the requirements of the Panel, Schlumberger Investments reserves the right to waive all or any of the above Conditions, in whole or in part, except Condition (a).

The Offer will lapse unless the conditions set out above have been determined by Schlumberger Investments to have been and to remain satisfied or (if capable of waiver) waived by 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001 or such later time and/or date as Schlumberger Investments may determine in accordance with the City Code or with the consent of the Panel and subject to any requirements of the laws of the US.

Schlumberger Investments shall be under no obligation to waive or treat as satisfied any of conditions (a) to (j) inclusive by a date earlier than the latest date for its satisfaction notwithstanding that any other condition of the Offer may on or before such date have been waived or fulfilled and/or that there are no circumstances indicating that any such conditions may not be capable of fulfilment.

If the Panel requires Schlumberger Investments to make an offer for Sema Shares under the provisions of Rule 9 of the Code, Schlumberger Investments may make such alterations to the Conditions, including to Condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse (unless otherwise agreed by the Panel) if the European Commission either initiates proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 (the "Regulation") or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a reference to the Competition Commission, before the later of 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001 and the date when the Offer becomes or is declared unconditional as to acceptances.

If the Offer lapses it will cease to be capable of further acceptance. Sema Shareholders who have accepted the Offer and Schlumberger shall then cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

Part B: Further Terms of the Offer

The following terms and conditions apply to the Offer, unless the contrary is expressed or the context requires otherwise.

Unless the context requires otherwise, any reference in this Part B of Appendix I and in the Acceptance Forms:

      (i) to the "Offer" means the Offer and any revision, variation, renewal or extension of the Offer;

      (ii) to the Offer "becoming unconditional" means the Acceptance Condition becoming or being declared satisfied whether or not any other condition of the Offer remains to be fulfilled and references to the Offer having become or not become unconditional shall be construed accordingly;

      (iii) to the Offer "becoming unconditional in all respects" means all Conditions being fulfilled, satisfied or, to the extent permitted, waived; and

      (iv) to "acceptances of the Offer" includes deemed acceptances of the Offer.

1.Acceptance period

    (a) The Offer will initially be open for acceptance until 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001. Schlumberger Investments reserves the right (but will not be obliged, other than as may be required by the City Code or the Exchange Act) at any time or from time to time to extend the Offer after such time and in such event will make a public announcement of such extension in the manner described in paragraph 2 below. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance until at least 14 calendar days (or such other period as the Panel may permit that is in accordance with the Exchange Act) from the date on which written notification of the revision is posted to Sema Securityholders. Except with the Panel's consent, no revision of the Offer may be made or posted after 8 April 2001 or, if later, the date falling 14 calendar days before the last date on which the Offer can become unconditional.

    (b) The Offer shall not (unless, with the consent of the Panel, Schlumberger Investments determines otherwise) be capable of becoming unconditional as to acceptances (nor, therefore, unconditional in all respects) after midnight (London time), 7.00 p.m. (New York City time), on 22 April 2001 (or any earlier time and/or date beyond which Schlumberger Investments has stated that the Offer will not be extended unless Schlumberger Investments has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date), nor of being kept open for acceptance after that time and date unless it has previously become unconditional. Except with the Panel's consent, Schlumberger Investments may not, for the purpose of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of Sema Securities made in respect of which all relevant documents are received by the UK Receiving Agent, the US Forwarding Agent or the US Depositary:

      (i) after 1.00 p.m. (London time), 8.00 a.m. (New York City time), on 22 April 2001 (or any earlier time and/or date beyond which Schlumberger Investments has stated that the Offer will not be extended unless, where permitted, it has withdrawn that statement or extended the Offer beyond the stated earlier date); or

      (ii) if the Offer is extended, any such later time(s) and/or date(s) as may be agreed with the Panel.

      Subject to the Exchange Act, the Offer is not required to become or be declared unconditional in all respects only on a Closing Date; it may become unconditional in all respects prior to the Closing Date applicable from time to time (but not earlier than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001 and not, except with the consent of the Panel, later than midnight (London time), 7.00 p.m. (New York City time) on 22 April 2001).

      If the latest time at which the Offer may become unconditional is extended beyond midnight (London time), 7.00 p.m. (New York City time), on 22 April 2001, acceptances received and purchases of Sema Securities made in respect of which relevant documents are received by the UK Receiving Agent, the US Forwarding Agent or the US Depositary after 1.00 p.m. (London time), 8.00 a.m. (New York City time), on 22 April 2001 may (except where the City Code otherwise permits) only be taken into account with the Panel's agreement.

      If all of the Conditions are not satisfied, fulfilled or, to the extent permitted, waived by 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001, or by any later Closing Date specified by Schlumberger Investments in accordance with the City Code with the consent of the Panel, the Offer will lapse unless the Panel agrees otherwise.

    (c) If the Offer becomes unconditional in all respects, it will remain open for acceptance for a Subsequent Offer Period of not less than 14 calendar days from the expiry of the Initial Offer Period but may be extended beyond that time until a further specified date or until further notice. If the Offer has become unconditional in all respects and it is stated by or on behalf of Schlumberger Investments that the Offer will remain open until further notice, then not less than 14 calendar days' notice in writing will be given, before closing the Subsequent Offer Period, to those Sema Securityholders who have not accepted the Offer.

    (d) If a competitive situation arises after a "no extension" statement and/or a "no increase" statement has been made by or on behalf of Schlumberger Investments in relation to the Offer, Schlumberger Investments may, if it specifically reserved the right to do so at the time such statement was made, or otherwise with the Panel's consent, withdraw that statement and extend or revise the Offer (as appropriate) provided that it complies with the requirements of the City Code and, in particular, that:

      (i) it announces such withdrawal and that it is free to extend or revise the Offer (as appropriate) as soon as possible and in any event within four business days of the firm announcement of the competing offer or other competitive situation; and

      (ii) Sema Securityholders are informed in writing at the earliest practicable opportunity or, in the case of Sema Securityholders with registered addresses outside the UK or the US or whom Schlumberger Investments or Lehman Brothers knows to be a nominee, trustee or custodian holding Sema Securities for such persons, by announcement in the UK and the US.

      Schlumberger Investments may, if it has reserved the right to do so, choose not to be bound by a "no increase" or a "no extension" statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the board of directors of Sema, or in other circumstances permitted by the Panel.

    (e) Unless otherwise determined by the Panel, for the purpose of determining at any particular time whether the Acceptance Condition has been satisfied, Schlumberger Investments shall be entitled to take account only of those Sema Securities carrying voting rights which have been unconditionally allotted or issued before that time and written notice of allotment or issue of which, containing all the relevant details, has been received before that time by the UK Receiving Agent, the US Forwarding Agent or the US Depositary from Sema or its agents at the appropriate addresses as specified at the back of this document. Notification by telex, e-mail or facsimile transmission will not be sufficient.

    (f) In accordance with applicable SEC policy, at least five US business days prior to any reduction in the percentage of Sema Shares (including Sema Shares represented by Sema ADSs) required to satisfy the Acceptance Condition, Schlumberger Investments will announce that it has reserved the right so to reduce such percentage. The announcement will be made through a press release designed to inform Sema Securityholders in the United Kingdom and elsewhere and by placing an advertisement in a newspaper of national circulation in the United States. Such announcement will state the level to which the percentage required to satisfy the Acceptance Condition may be reduced, that such a reduction is possible but that Schlumberger Investments need not declare its actual intentions until it is required to do so under the City Code and will contain language advising Sema Securityholders to withdraw their Sema Securities if their willingness to accept the Offer would be affected by a reduction of the Acceptance Condition. Schlumberger Investments will not make such an announcement unless it believes that there is a significant possibility that sufficient

       Sema Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Sema Securityholders who are not willing to accept the Offer if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the Offer until the Offer has become unconditional in all respects (which may be at a level of acceptances lower than 90 per cent.) or be prepared to withdraw their acceptances promptly following an announcement by Schlumberger Investments of its reservation of the right to reduce the Acceptance Condition. Upon any announcement being made that the percentage of Sema Shares (including Sema Shares represented by Sema
       ADSs) required to satisfy the Acceptance Condition may be reduced, the Offer shall not be capable of becoming or being declared unconditional in all respects until the expiry of at least five US business days thereafter. Sema Securityholders will be able to accept the Offer for at least five US business days after a reduction of the Acceptance Condition.

2.Announcements

    (a) By 8.00 a.m. (London time) in the UK and 8.00 a.m. (New York City time) in the US, in each case on the business day (the "relevant day") following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, as the case may be (or such later time(s) and/or date(s) as the Panel may agree), Schlumberger Investments will make an appropriate announcement and inform the London Stock Exchange and the Dow Jones News Service of the position. The announcement will also state (unless otherwise permitted by the Panel) the total number of Sema Securities and rights over Sema Securities (as nearly as practicable):

      (i) for which acceptances of the Offer have been received;

      (ii) acquired or agreed to be acquired by or on behalf of Schlumberger Investments or any person acting or deemed to be acting in concert with Schlumberger Investments for the purposes of the Offer during the course of the Offer Period;

      (iii) held by or on behalf of Schlumberger Investments or any person acting or deemed to be acting in concert with Schlumberger Investments for the purposes of the Offer before the Offer Period; and

      (iv) for which acceptances of the Offer have been received from any person acting or deemed to be acting in concert with Schlumberger Investments for the purposes of the Offer,

       and will specify the percentage of the issued ordinary share capital of Sema represented by each of these figures.

    (b) Any decision to extend the Offer may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time) in the UK and 8.00 a.m. (New York City time) in the US, in each case on the relevant day (as defined in paragraph 2(a) of this Part B) or such later time(s) and/or date(s) as the Panel may agree. The announcement will state the next expiry time and/or date unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice. In computing the number of Sema Securities represented by acceptances and/or purchases, there may be included or excluded, for announcement purposes, acceptances and purchases which are not complete in all respects or which are subject to verification, save that those which could not be counted towards fulfilment of the Acceptance Condition under Notes 4, 5 and 6 of Rule 10 of the City Code shall not (unless agreed by the Panel) be included.

    (c) In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of Schlumberger Investments include the release of an announcement by public relations consultants or by Lehman Brothers to the press and the delivery by hand, telephone, email, telex, facsimile or other electronic transmission of an announcement to the London Stock Exchange and the Dow Jones News Service, as the case may be. An announcement made otherwise than to the London Stock Exchange and the Dow Jones News Service shall be notified simultaneously the London Stock Exchange and the Dow Jones News Service.

    (d) Without limiting the manner in which Schlumberger Investments may choose to make any public announcement and, subject to Schlumberger Investments' obligations under applicable law (including Rules 14d-4(c) and 14d-6(c) under the Exchange Act relating to Schlumberger Investments' obligations to disseminate promptly public announcements concerning material changes to the Offer), Schlumberger Investments will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the London
       Stock Exchange and the Dow Jones News Service.

3.Rights of withdrawal

    (a) Except as provided by this paragraph 3, acceptances of, and elections under, the Offer shall be irrevocable.

    (b) Sema Securities in respect of which acceptances have been received may be withdrawn pursuant to the procedures set out below at any time from the date of this document until the latest time specified for receipt of acceptances on the last day of the Initial Offer Period and in certain other circumstances described below. Sema Securities in respect of which acceptances have been received during the Initial Offer Period and not validly withdrawn during the Initial Offer Period, and Sema Securities in respect of which acceptances have been received during the Subsequent Offer Period, may not be withdrawn, except in certain limited circumstances described below.

    (c) Schlumberger Investments will only announce that the Acceptance Condition has been satisfied, if all other Conditions are also satisfied, fulfilled or to the extent permitted, waived. If Schlumberger Investments, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. (London time), 10.30 a.m. (New York City time), on the relevant day (as defined in paragraph 2(a) of this Part B) (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in paragraph 2(a) of this Part B, an accepting Sema Securityholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance of the Offer by written notice, in compliance with paragraphs 3(e) and 3(f) of this Part B (if appropriate), received by hand or by post by the UK Receiving Agent, the US Forwarding Agent or the US Depositary, as appropriate, at the addresses set out at the back of this document. Subject to paragraph 1(b) of this Part B, this right of withdrawal may be terminated not less than eight calendar days after the relevant day by Schlumberger Investments confirming, if that be the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 calendar days referred to in paragraph 1(c) of this Part B will run from the date of such confirmation and compliance.

    (d) If a "no extension" statement and/or a "no increase" statement has been withdrawn in accordance with paragraph 1(d) of this Part B, any Sema Securityholder who accepted the Offer after the date of the statement may withdraw his acceptance in the manner referred to in paragraph 3(c) of this Part B not later than the eighth calendar day after the date on which written notice of withdrawal of the statement is posted to Sema Securityholders.

    (e) To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the UK Receiving Agent, the US Forwarding Agent or the US Depositary) to whom the relevant Acceptance Form was originally sent and must specify the name of the person from whom the acceptance was received, the number of Sema Securities to be withdrawn and (if share certificates or Sema ADRs, as the case may be, have been delivered) the name of the registered holder of the relevant Sema Securities, if different from the name of the person from whom the acceptance was received. In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Sema Securityholder(s) or his or their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to Schlumberger Investments). Notification by telex, e-mail or facsimile transmissions or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Schlumberger Investments or its agents to have been sent from, Australia, Canada or Japan will be treated as valid.

    (f) In respect of Sema ADSs, if Sema ADRs have been delivered or otherwise identified to the US Depositary, then, prior to the physical release of such Sema ADRs, the serial numbers shown on such Sema ADRs must be submitted and, unless the Sema ADSs evidenced by such Sema ADRs have been delivered by an Eligible Institution or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If interests in Sema ADSs evidenced by Sema ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 10(c) of this Part B, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Sema ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures.

    (g) Withdrawals of Sema Securities in respect of which acceptances have been received may not be rescinded (without Schlumberger Investments' consent) and any Sema Securities properly withdrawn and in respect of which valid acceptances have not been received will thereafter be deemed not to be the subject of a valid acceptance for the purposes of the Offer. Withdrawn Sema Securities may be subsequently the subject of a valid acceptance, by following the procedures described in paragraphs 8, 9 or 10 of this Part B, as applicable, at any time whilst the Offer remains open.

    (h) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Schlumberger Investments whose determination (except as required by the Panel) will be final and binding. None of Schlumberger Investments, Sema, Lehman Brothers, the US Depositary, the US Forwarding Agent, the UK Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph (h).

4. Revised offer

    (a) No revision of the Offer is envisaged. However, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms and conditions or in the value or nature of the consideration offered or otherwise) and such revision represents on the date on which it is announced (on such basis as Lehman Brothers may consider appropriate) an improvement or no diminution in the value of the consideration or terms offered compared with the consideration or terms previously offered or in the overall value received and/or retained by a Sema Securityholder (under the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 4(b), 4(c), 4(e) and 6 of this Part B, be made available to any Sema Securityholder who has accepted the Offer in its original or any previously revised form(s) (a "previous acceptor"). The acceptance of the Offer by or on behalf of a previous acceptor in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(b), 4(c), 4(e) and 6 of this Part B, be treated as an acceptance of the Offer as so revised and shall also constitute the separate appointment of Schlumberger Investments and each of its directors and Lehman Brothers and each of its directors as his attorney and/or agent with authority:

      (i) to accept any such revised Offer on behalf of such previous acceptor;

      (ii) if such revised Offer includes alternative forms of consideration, to make such elections for and/or accept such alternative forms of consideration on his behalf in the proportions such attorney and/or agent in his absolute discretion thinks fit; and

      (iii) to execute on behalf of and in the name of such previous acceptor all such further documents and take such further actions (if any) as may be required to give effect to such acceptances and/or elections.

      In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous elections or acceptances made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant. The attorney and/or agent shall not be liable to any Sema Securityholder or other person in making any such election and/or acceptance or in making any determination in respect thereof.

    (b) The deemed acceptance and/or election referred to in paragraph 4(a) of this Part B shall not apply, and the authorities conferred by that paragraph shall be ineffective, to the extent that a previous acceptor shall lodge with the UK Receiving Agent, the US Forwarding Agent or the US Depositary, as appropriate, within 14 calendar days of the posting of the document containing the revised Offer, an Acceptance Form in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner.

    (c) The deemed acceptance and/or election referred to in paragraph 4(a) of this Part B shall not apply, and the authorities conferred by that paragraph shall not be exercised if, as a result thereof, the previous acceptor would (on such basis as Lehman Brothers may consider appropriate) thereby receive less in aggregate in consideration under the revised Offer than he would have received in aggregate in consideration as a result of acceptance of the Offer in the form in which it was previously accepted by him or on his behalf (unless such previous acceptor has previously agreed in writing to receive less in aggregate consideration). The authorities conferred by paragraph 4(a) of this Part B shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph.

    (d) Schlumberger Investments and Lehman Brothers reserve the right to treat an executed Acceptance Form (in respect of the Offer in its original or any previously revised form(s)) which is received (or dated) on or after the announcement of any revised Offer as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration. Such acceptances shall constitute an authority in the terms of paragraph 4(a) of this Part B, mutatis mutandis, on behalf of the relevant Sema Securityholder.

    (e) If Schlumberger Investments makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Schlumberger Investments will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changes, but generally will be no less than five US business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten US business days is generally required to allow for adequate dissemination to Sema Securityholders. Any reduction of the Acceptance Condition will be accomplished and announced in the manner described in paragraph 1(f) of this Part B and not in accordance with this paragraph.

5.Acceptances and Purchases

Except as otherwise agreed by the Panel:

    (a) an acceptance of the Offer shall not be treated as valid for the purposes of the Acceptance Condition unless the requirements of Note 4 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it;

    (b) a purchase of Sema Securities by Schlumberger Investments or its nominee(s) or, in the case of a Rule 9 offer, any person acting in concert with Schlumberger Investments or its nominee will only be treated as valid for the purposes of the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it; and

    (c) before the Offer may become unconditional, the UK Receiving Agent must have issued a certificate to Schlumberger Investments or to Lehman Brothers which states the number of Sema Shares (including Sema Shares represented by Sema ADSs) in respect of which acceptances have been received and not validly withdrawn and the number of Sema Securities otherwise acquired, whether before or during the Offer Period, which comply with the provisions of the City Code referred to in this paragraph 5 or which otherwise comply with the requirements of the Panel. Copies of the certificate will be sent to the Panel and to the financial advisers of Sema as soon as possible after issue.

      In respect of Sema ADSs validly tendered pursuant to a Letter of Transmittal, Schlumberger Investments shall, insofar as it may determine, be deemed for the purposes of the Acceptance Condition or generally to have agreed to acquire such ADSs and the Sema Shares represented by such Sema ADSs.

6.General

    (a) The Offer will lapse (unless otherwise agreed by the Panel) if the European Commission either initiates proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 (the "Regulation") or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a reference to the Competition Commission, before the later of 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001 and the date when the Offer becomes or is declared unconditional as to acceptances.

    (b) Except with the Panel's consent, settlement of the consideration to which any Sema Securityholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer and the City Code without regard to any lien, right of set-off, counterclaim or other analogous right to which Schlumberger Investments and/or Lehman Brothers, may otherwise be, or claim to be, entitled as against such Sema Securityholder and will (subject to paragraph 7 of this Part B) be effected in the manner described in the letter from Lehman Brothers contained in this document.

    (c) The Offer is made at 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 February 2001 and is capable of acceptance from and after that time. Copies of this document, the Acceptance Forms and any related documents are available from the UK Receiving Agent, the US Forwarding Agent, the US Depositary and the Information Agent, at the addresses set out at the back of this document.

    (d) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Acceptance Forms constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Acceptance Forms, unless the context otherwise requires.

    (e)(i) The Offer, all acceptances of it and all elections pursuant to it, the Acceptance Forms, all contracts made pursuant to the Offer, all action taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between a Sema Securityholder and Schlumberger Investments, Lehman Brothers, the UK Receiving Agent, the US Forwarding Agent, or the US Depositary shall be governed by and interpreted in accordance with English law.

      (ii) Execution of an Acceptance Form by or on behalf of a Sema Securityholder will constitute his agreement that the Courts of England are (subject to paragraph 6(e)(iii) of this Part B) to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by the Offer and the Acceptance Form or otherwise arising in connection with the Offer and the Acceptance Forms, and for such purposes that he irrevocably submits to the jurisdiction of the English Courts. However, the conduct of the Offer is also subject to US federal securities laws.

      (iii) Execution of the Acceptance Form by or on behalf of an accepting Sema Securityholder will constitute his agreement that the agreement in paragraph 6(e)(ii) of this Part B is included for the benefit of Schlumberger Investments, Lehman Brothers, the UK Receiving Agent, the US Forwarding Agent and the US Depositary and accordingly, notwithstanding the exclusive agreement in paragraph 6(e)(ii) of this Part B, Schlumberger Investments, Lehman Brothers, the UK Receiving Agent, the US Forwarding Agent and the US Depositary shall each retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that the accepting Sema Securityholder irrevocably submits to the jurisdiction of the courts of any such country.

    (f) If the Offer is extended beyond 3.00 p.m. (London time) and 10.00 a.m. (New York City time) on 21 March 2001, any reference in this document and in the Acceptance Form to 21 March 2001 shall, except in Part A of this Appendix I and in the definition of "Offer Period" and in paragraphs 1(a) and 6(a) of this Part B and where the context otherwise requires, be deemed to refer to the expiry date of the Offer as extended.

    (g) Any omission or failure (or decision not) to despatch this document, the Acceptance Forms or any notice required to be despatched under the terms of, or relating to, the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to paragraph 7 of this Part B, the Offer extends to any such person and to all Sema Securityholders to whom this document, the Acceptance Forms and any related documents may not be despatched and who may not receive such documents, and such persons may collect copies of those documents from the UK Receiving Agent, the US Forwarding Agent, the US Depositary or the Information Agent at the addresses set out at the back of this document.

    (h) If the Offer lapses or is withdrawn:

      (i) Acceptance Forms, share certificate(s), Sema ADRs and/or other document(s) of title will be returned by post (or by such other method as the Panel may approve) within 14 calendar days of the Offer lapsing, at the risk of the Sema Securityholder concerned, to the person or agent whose name and address (outside Australia, Canada and Japan) is set out in the relevant box of the Acceptance Form or, if none is set out, to the first named holder at his registered address (outside Australia, Canada and Japan) or, in the case of Sema ADSs delivered by book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in paragraph 10(c) of this Part B, such Sema ADSs will be credited within such period to an account maintained at the appropriate Book-Entry Transfer Facility; and

      (ii) the UK Receiving Agent will, immediately after the Offer lapses (or within such longer period as the Panel may permit not exceeding 14 calendar days after the lapsing of the Offer), give instructions to CRESTCo to transfer all Sema Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Sema Shareholders concerned.

    (i) All powers of attorney, appointments as agent and authorities on the terms conferred by or referred to in this Appendix I or in the Acceptance Forms are given by way of security for the performance of the obligations of the Sema Securityholder concerned and are irrevocable (in respect of powers of attorney in accordance with Section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

    (j) Subject to the City Code, without prejudice to any other provisions of this Part B, Schlumberger Investments and Lehman Brothers reserve the right to treat as valid in whole or in part acceptances of the Offer and/or decisions pursuant thereto if received by or on behalf of either of them at any place or places or in any manner determined by either of them otherwise than as set out in this document or in the Acceptance Forms.

    (k) All communications, notices, certificates, Sema ADRs, documents of title and remittances to be delivered by or sent to or from any Sema Securityholders (or their designated agents) will be delivered by or sent to or from them (or their designated agents) at their risk. No acknowledgement of receipt of any Acceptance Forms, transfer by means of CREST, communication, notice, share certificate(s), Sema ADR(s) and/or other document(s) of title will be given by or on behalf of Schlumberger Investments.

    (l) Schlumberger Investments and Lehman Brothers reserve the right to notify any matter (including the making of the Offer) to all or any Sema Securityholder(s):

      (i) with registered addresses outside the UK and the US; or

      (ii) whom Schlumberger Investments or Lehman Brothers know to be nominees, trustees or custodians for such Sema Securityholder(s) with registered addresses outside the UK and the US,

       by announcement in the UK to the London Stock Exchange and in the US to the Dow Jones News Service or in any other appropriate manner or by paid advertisement in any daily newspaper published and circulated in the UK and the US, or any parts thereof, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such Sema Securityholder to receive or see such notice. All references in this document to a notice or the provision of information in writing by or on behalf of Schlumberger Investments shall be construed accordingly. No such document will be sent to an address in Australia, Canada or Japan.

    (m) If all of the Conditions are either satisfied, fulfilled or, to the extent permitted, waived and if Schlumberger Investments has acquired or contracted to acquire, pursuant to the Offer or otherwise, sufficient Sema Shares, Schlumberger Investments intends to apply the provisions of sections 428 to 430F of the Act to acquire compulsorily any outstanding Sema Shares (including any represented by Sema ADSs).

    (n) When the Offer becomes or is declared unconditional in all respects, Schlumberger Investments intends to procure the making of an application by Sema for the removal of Sema Shares from the Official List and for the cancellation of trading in Sema Shares on the London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. Schlumberger Investments would also intend to procure that Sema applies for de-listing of the Sema Securities from Nasdaq and from Euronext Paris.

    (o) If the Panel requires Schlumberger Investments to make an offer for Sema Securities under the provisions of Rule 9 of the City Code, Schlumberger Investments may make such alterations to the conditions of the Offer, including the Acceptance Condition, as are necessary to comply with the provisions of that Rule.

    (p) All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date of this document).

    (q) In relation to any acceptance of the Offer in respect of a holding of Sema Securities which are in uncertificated form, Schlumberger Investments reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the Panel's consent.

    (r) References in paragraphs 8, 9 and 10 of this Part B to a Sema Securityholder, a holder of Sema Shares and a holder of Sema ADSs will include references to the person or persons executing the Acceptance Form(s) and in the event of one or more than one such person executing as Acceptance Form, such provisions shall apply to them jointly.

7.Overseas shareholders

    (a) The making of the Offer in, or to certain persons resident in, or nationals or citizens of, jurisdictions outside the United Kingdom or the United States or to their nominees or trustees may be prohibited or affected by the laws of the relevant jurisdiction. Sema Securityholders who are persons, citizens, residents or nationals of jurisdictions outside the United Kingdom and the United States should inform themselves about and observe any applicable legal requirements. It is the responsibility of such Sema Securityholders wishing to accept the Offer to satisfy themselves as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer. This includes the obtaining of any governmental, exchange control or other consents which may be required, compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes due in that jurisdiction. Any such Sema Securityholder will be responsible for any such issue, transfer or other taxes or other duties or payments by whomsoever payable and Schlumberger Investments, Lehman Brothers and any persons acting on their behalf shall be fully indemnified and held harmless by any Sema Securityholder for whom Schlumberger Investments or Lehman Brothers (and any persons acting on their behalf) are required to pay any issue, transfer or other taxes or duties.

    (b) The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or of any facility of a national securities exchange of Australia, Canada or Japan. This includes, but is not limited to, facsimile transmission, e-mail, telex and telephone. Accordingly, copies of this document, the Acceptance Forms, and any related offering documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from Australia, Canada or Japan.

       Persons receiving such documents (including, without limitation, custodians, trustees and nominees) must not mail, forward, or distribute or send them, directly or indirectly, in, into or from Australia, Canada or Japan or use Australian, Canadian or Japanese mails or any such means or instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer. Doing so may invalidate any purported acceptance of the Offer. Persons wishing to accept the Offer must not use such mails or any such means or instrumentality or facility directly or indirectly for any purpose directly or indirectly related to acceptance of the Offer or such election.

       Envelopes containing an Acceptance Form in respect of the Offer should not be postmarked in Australia, Canada or Japan or otherwise despatched from those jurisdictions and all accepting Sema Securityholders must provide addresses outside Australia, Canada or Japan for the receipt of the consideration to which they are entitled under the Offer, or for the return of the Acceptance Forms and/or other document(s) of title.

    (c) A Sema Securityholder may be deemed not to have validly accepted the Offer or not to have made a valid election thereunder if:

      (i) he can not give the representations and warranties set out in paragraphs 9(b) and/or 10(i)(ii)(d) (as applicable) of this Part B of Appendix I;

      (ii) he completes the relevant box of the Acceptance Form with an address in Australia, Canada or Japan or has a registered address in Australia, Canada or Japan and in either case he does not insert in the relevant box of the Acceptance Form the name and address of a person or agent outside Australia, Canada or Japan to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent;
      (iii) he inserts in the relevant box of the Acceptance Form the name and address of a person or agent in Australia, Canada or Japan to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent; or
      (iv) in any case, the Acceptance Form received from him is received in an envelope postmarked in, or which otherwise appears to Schlumberger Investments or its agent to have been sent from Australia, Canada or Japan.
       Schlumberger Investments reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraphs 9(b) or 10(i)(ii)(d) of this Part B of Appendix I could have been truthfully given by the relevant Sema Securityholder and, if such investigation is made and, as a result, Schlumberger Investments cannot satisfy itself that such representation and warranty was true and correct, the acceptance shall not be valid.
    (d) If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Acceptance Forms or any related offering documents, in, into or from Australia, Canada or Japan or uses the mails of, or any means or instrumentality (including without limitation, facsimile or electronic transmission, telephone or internet) of interstate or foreign commerce of, or any facility of a national securities exchange of, Australia, Canada or Japan in connection with such forwarding, such person should:

      (i) inform the recipient of such fact;

      (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

      (iii) draw the attention of the recipient to this paragraph 7.
    (e) If any written notice from a Sema Securityholder withdrawing his acceptance in accordance with paragraph 3 of this Part B of Appendix I is received in an envelope postmarked in, or which otherwise appears to Schlumberger Investments or its agents to have been sent from Australia, Canada or Japan, Schlumberger Investments reserves the right in its absolute discretion to treat that notice as invalid.

    (f) These provisions and any other terms of the Offer relating to overseas holders of Sema Securities may be waived, varied or modified as regards specific Sema Securityholders or on a general basis by Schlumberger Investments in its absolute discretion. Subject thereto, the provisions of this paragraph 7 supersede any terms of the Offer inconsistent with them. References in this paragraph 7 to a Sema Securityholder include references to the person or persons executing an Acceptance Form and, if more than one person executes the Acceptance Forms, the provisions of this paragraph 7 shall apply to them jointly and severally.

       Any acceptance of the Offer by Sema Securityholders who are unable to give the representations and warranties set out in paragraphs 9(b) and/or 10(i)(ii)(d), as applicable, of this Appendix I is liable to be disregarded.

8. Procedures for tendering Sema Shares

    (a) Holders of Sema Shares will have received with this document a Form of Acceptance. This section should be read together with the Form of Acceptance. The provisions of this section shall be deemed to be incorporated in, and to form a part of, the Form of Acceptance. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

      If a holder of Sema Shares holds Sema Shares in both certificated and uncertificated form, he should complete a separate Form of Acceptance for each holding. Similarly, such holder should complete a separate Form of Acceptance for Sema Shares held in uncertificated form, but under different member account IDs, and for Sema Shares held in certificated form, but under different designations.

    (b) To accept the Offer, any Sema Shareholder, including any person in the US who holds Sema Shares, wishing to accept the Offer in respect of all or any portion of such holder's Sema Shares, should complete Boxes 1 and 4, sign Box 3 in accordance with the instructions printed on it, if applicable, complete Boxes 2, 6 and 7 and, if such holder's Sema Shares are in CREST, Box 5. All Sema Shareholders who are individuals should sign the Form of Acceptance in the presence of a witness, who should also sign Box 3 in accordance with the instructions printed on it. Unless witnessed, an acceptance will not be valid.

    (c) An accepting Sema Shareholder should return the completed, signed and witnessed (if applicable) Form(s) of Acceptance, whether or not such Sema Shares are in CREST, to the UK Receiving Agent or, if in the United States, to the US Forwarding Agent. The completed Form(s) of Acceptance, together, if such holder's Sema Shares are in certificated form, with his share certificate(s) and/or other document(s) of title, must be lodged with the UK Receiving Agent or the US Forwarding Agent (if such accepting Sema Shareholder is in the United States), as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001. If you have any questions as to how to complete the Form(s) of Acceptance, please contact the UK Receiving Agent or the US Forwarding Agent at the addresses and numbers set out at the back of this document.

       A person in the US who holds Sema Shares may submit the Form of Acceptance, together with his share certificate(s) and/or other document(s) of title, to the US Forwarding Agent, who will receive such Form(s) of Acceptance and certificate(s) and/or other document(s) of title on behalf of the UK Receiving Agent. A Form of Acceptance contained in an envelope postmarked in Australia, Canada or Japan or otherwise appearing to Schlumberger Investments or its agents to have been sent from Australia, Canada or Japan may be rejected as invalid.

    (d) If Sema Shares are in uncertificated form, the holder should insert in Box 5 of the Form of Acceptance the participant ID and member account ID under which such Sema Shares are held by him in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, such holders should take (or procure to be taken) the action set out below to transfer the Sema Shares in respect of which he wishes to accept the Offer to an escrow balance, specifying the UK Receiving Agent (in its capacity as a CREST participant under the participant ID referred to below) as the escrow agent, as soon as possible, but in any event so that the transfer to escrow settles not later than 3.00 p.m. (London time),
        10.00 a.m. (New York City time), on 21 March 2001.

    (e) If the Sema Shareholder is a CREST sponsored member, he should refer to his CREST sponsor before taking any action. Such holder's sponsor will be able to confirm details of his participant ID and the member account ID under which his Sema Shares are held. In addition, only his CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to his Sema Shares.

    (f) The holder of such Sema Shares should send (or, if he is a CREST sponsored member, procure that his CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

      (i) the number of Sema Shares to be transferred to an escrow balance;

      (ii) the member account ID of such Sema Shareholder. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

      (iii) the participant ID of such Sema Shareholder. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

      (iv) the participant ID of the escrow agent (the UK Receiving Agent in its capacity as a CREST receiving agent). This is 3RA09;

      (v) the member account ID of the escrow agent. This is SEMA;

      (vi) the Form of Acceptance reference number. This is the Form of Acceptance reference number that appears next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will enable the UK Receiving Agent to match the transfer to escrow to your Form of Acceptance. The holder of such shares should keep a separate record of this Form of Acceptance reference number for future reference;

      (vii) the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001;

      (viii) the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action Details in CREST; and

      (ix) input with Standard Delivery instruction of 80.

    (g) After settlement of the TTE Instruction, such Sema Shareholder will not be able to access the Sema Shares concerned in CREST for any transaction or charging purposes. If all of the conditions are either satisfied, fulfilled or, to the extent permitted, waived, the escrow agent will transfer the Sema Shares concerned to itself in accordance with paragraph 9(d)(i) of Part B of this Appendix.

    (h) Such Sema Shareholder is recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, such holder is requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

    (i) If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE Instruction, Schlumberger Investments may treat any amount of Sema Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Sema Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

    (j) Such Sema Shareholder should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. Such holder should therefore ensure that all necessary action is taken by him (or by his CREST sponsor) to enable a TTE Instruction relating to his Sema Shares to settle prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001. In this connection such holder is referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

    (k) Schlumberger Investments will make an appropriate announcement if any of the details contained in this paragraph 8 alter for any reason.

    (l) Normal CREST procedures (including timings) apply in relation to any Sema Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Sema Shares or otherwise). Sema Shareholders who are proposing so to convert any Sema Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Sema Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001.

    (m) If the share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and sent as stated above to the UK Receiving Agent or the US Forwarding Agent so as to be received as soon as possible, but in any event no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001, together with any share certificate(s) and/or other document(s) of title that is/are available, accompanied by a letter stating that the balance will follow or that the accepting holder has lost one or more of his share certificate(s) and/or other documents of title. If the share certificate(s) and/or other document(s) of title are lost, the accepting holder should request the registrar of Sema (IRG plc, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TU, United Kingdom) to send him a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be lodged with the UK Receiving Agent or the US Forwarding Agent, in accordance with the instructions given, in support of the Form of Acceptance. Schlumberger Investments may treat as invalid, to the extent that it so determines in its absolute discretion, any acceptance from the depositary for the Sema ADSs which Schlumberger Investments has reason to believe has not been properly authorised by the relevant ADS holder and/or is inconsistent with any acceptance received from an ADS holder.

9. Form of Acceptance for Sema Shareholders

Each holder of Sema Shares who executes and lodges or has executed and lodged on his behalf a Form of Acceptance with the UK Receiving Agent or the US Forwarding Agent, subject to the rights of withdrawal set out in this document, irrevocably (and so as to bind himself, his heirs, successors and assigns and his personal or legal representatives):

    (a)(i) accepts the Offer in respect of the number of Sema Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

      (ii) agrees to execute any further documents and give any further assurances which may be required to enable Schlumberger Investments to obtain the full benefit of paragraph 8 and paragraph 9 of this Part B and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance;

    (b) represents and warrants to Schlumberger Investments and Lehman Brothers and the UK Receiving Agent or the US Forwarding Agent, as the case may be, that, unless "NO" is put in Box 6 of the Form of
        Acceptance:

      (i) he has not received or sent copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from Australia, Canada or Japan;

      (ii) he has not used in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Australia, Canada or Japan;

      (iii) he is accepting the Offer from outside Australia, Canada or Japan; and

      (iv) he is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside Australia, Canada or Japan;

    (c) appoints any director of, or any person authorised by, Schlumberger Investments or Lehman Brothers as his agent and/or attorney (subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance) with an irrevocable instruction and authorisation to:

      (i) complete and execute all or any form(s) of transfer, renunciation or other document(s) in relation to the Sema Shares referred to in paragraph 9(a)(i) of this Part B in favour of Schlumberger Investments or as Schlumberger Investments or its agents may direct;

      (ii) deliver all or any form(s) of transfer, renunciation and/or other document with any certificate or other document of title for registration within six months of the Offer becoming unconditional in all respects; and

      (iii) take any other action as the agent and/or attorney may think necessary or expedient in connection with his acceptance of the Offer and to vest in Schlumberger Investments (or as it may direct) the Sema Shares referred to in paragraph 9(a)(i) of this Part B;

    (d) undertakes that the execution of the Form of Acceptance and its delivery to the UK Receiving Agent or the US Forwarding Agent, as the case may be, constitutes an irrevocable appointment of the UK Receiving Agent as his agent and/or attorney and an irrevocable instruction and authority to the agent/attorney:

      (i) subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance, to transfer to Schlumberger Investments (or to such other person or persons as Schlumberger Investments or its agent may direct) by means of CREST all or any of the Relevant Sema Shares (but not exceeding the number of Sema Shares in respect of which the Offer is accepted or deemed to be accepted); and

      (ii) if the Offer does not become unconditional in all respects, to give instructions to CRESTCo immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the Offer lapsing) to transfer all Relevant Sema Shares to the original available balance of the accepting Sema Shareholder.

      In this paragraph, "Relevant Sema Shares" means uncertificated Sema Shares in respect of which a transfer or transfers to escrow has or have been effected in accordance with the procedures described in the letter from Lehman Brothers and paragraph 8 of this Part B and where the transfer or transfers to escrow has or have been made in respect of Sema Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the relevant Form of Acceptance (but irrespective of whether or not any Form of Acceptance reference number, or a Form of Acceptance reference number corresponding to that appearing on the relevant Form of Acceptance, was included in the relevant transfer to escrow instruction);

    (e) authorises and requests (subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance):

      (i) Sema or its agents to procure the registration of the transfer of the Sema Shares referred to in paragraph 9(a)(i) of this Part B and, in respect of Sema Shares that are in certificated form, the delivery of the share certificate(s) and other document(s) of title in respect of the Sema Shares to Schlumberger Investments or as it may direct;

      (ii) if the Sema Shares referred to in paragraph 9(a)(i) of this Part B are in certificated form, to Schlumberger Investments or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the consideration to which he is entitled under the Offer at his risk to the person or agent whose name and address is set out in Box 7 of the Form of Acceptance or, if no person or agent's name and address is set out, to the first named holder at his registered address;

      (iii) if the Sema Shares referred to in paragraph 9(a)(i) of this Part B are in uncertificated form, to Schlumberger Investments or its agents to ensure that an assured payment obligation is created in favour of the Sema Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which that shareholder is entitled; and

      (iv) Schlumberger Investments, Sema or their respective agents to record and act on any instructions with regard to payments or notices which have been entered in the records of Sema in respect of his holding of Sema Shares;

    (f) agrees that:

      (i) Schlumberger Investments may decide to despatch all or part of the consideration payable to a Sema Shareholder whose Sema Shares are in uncertificated form in accordance with paragraph 9(e)(ii) of this Part B; and

      (ii) the consideration payable to a shareholder whose Sema Shares are in uncertificated form will be despatched in accordance with paragraph 9(e)(ii) of this Part B if the shareholder is a CREST member whose registered address is in Australia, Canada or Japan;

    (g) gives authority to any director of, or person authorised by, Schlumberger Investments or Lehman Brothers within the terms of paragraph 6 of this Part B;

    (h) subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance (or if the Offer will become unconditional in all respects or lapse on the outcome of the resolution in question or if the Panel gives its consent) and pending registration:

      (i) authorises Schlumberger Investments or its agent to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Sema) attaching to the Sema Shares referred to in paragraph 9(a)(i) of Part B of this Appendix;

      (ii) authorises Sema or its agent to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Sema to Schlumberger
           Investments, care of the UK Receiving Agent;

      (iii) authorises any director of, or person authorised by, Schlumberger Investments or Lehman Brothers to sign any document and do such things as may in the opinion of that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Sema Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Schlumberger Investments to attend general and separate class meetings of Sema and attending any such meeting and exercising the votes attaching to the Sema Shares referred to in paragraph 9(a)(i) of this Part B on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

      (iv) agrees not to exercise any such rights without the consent of Schlumberger Investments and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of Sema.

       This authority will cease to be valid if the acceptance is validly withdrawn in accordance with paragraph 3 of this Part B;

    (i) agrees that he will deliver to the UK Receiving Agent or the US Forwarding Agent, or procure the delivery to the UK Receiving Agent or the US Forwarding Agent of, his certificate(s) and/or other document(s) of title in respect of those Sema Shares referred to in paragraph 9(a)(i) of this Part B that are in certificated form, or an indemnity acceptable to Schlumberger Investments, as soon as possible and in any event within two months of the Offer becoming unconditional in all respects;

    (j) agrees that he will take (or procure to be taken) the necessary action to transfer all those Sema Shares referred to in paragraph 9(a)(i) of this Part B that are in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within two months of the Offer becoming unconditional in all respects;

    (k) agrees that if for any reason any Sema Shares in respect of which a transfer to an escrow balance has been effected are converted to certificated form, he will immediately deliver or ensure the immediate delivery of the share certificates or other documents of title in respect of all those Sema Shares that are converted to the UK Receiving Agent or the US Forwarding Agent at the relevant address set out at the back of this document;

    (l) agrees that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payment arrangements as referred to in paragraph 9(e)(iii) of this Part B will, to the extent of the obligation so created, discharge fully any obligation of Schlumberger Investments or Lehman Brothers to pay to him the cash consideration to which he is entitled under the Offer;

    (m) agrees that he will do everything necessary or expedient to vest in Schlumberger Investments or its nominees or such other persons as it may decide the Sema Shares referred to in paragraph 9(a)(i) of this Part B and to enable the UK Receiving Agent to perform its functions as escrow agent for the purposes of the Offer;

    (n) agrees to ratify everything which may be done or effected by any director of, or person authorised by, Schlumberger Investments, Lehman Brothers, the UK Receiving Agent or the US Forwarding Agent in exercise of any of the powers and/or authorities under Part B of this Appendix;

    (o) agrees that, if any provision of Part B of this Appendix will be unenforceable or invalid or will not operate so as to afford Schlumberger Investments, Lehman Brothers, the UK Receiving Agent or the US Forwarding Agent or any of their respective directors or persons authorised by them, the benefit of the authority expressed to be given in Part B of this Appendix, he will, with all practicable speed, do everything that may be required or desirable to enable Schlumberger Investments, Lehman Brothers, the UK Receiving Agent and the US Forwarding Agent and any of their respective directors or persons authorised by them to secure the full benefit of Part B of this Appendix;

    (p) represents and warrants that he is entitled to sell and transfer the beneficial ownership of the Sema Shares referred to in paragraph 9(a)(i) of this Part B and that such shares are sold fully paid and free from all liens, equities, charges, encumbrances and other third party rights and interests of any nature whatsoever and together with all rights attaching to them on or after 12 February 2001 including, without limitation, voting rights and the right to receive all dividends and other distributions declared, paid or made on or after that date;

    (q) agrees that the terms and conditions of the Offer are deemed to be incorporated in, and form part of, the Form of Acceptance;

    (r) agrees that, on execution, the Form of Acceptance takes effect as a deed;

    (s) agrees that the execution of the Form of Acceptance constitutes his agreement to the terms of paragraphs 6(e)(i), (ii) and (iii) of this Part B;

    (t) agrees and acknowledges that he is not a customer (as defined in the rules of The Securities and Futures Authority Limited) of Lehman Brothers, Morgan Stanley Dean Witter or Schroder Salomon Smith Barney in connection with the Offer; and

    (u) if he is a US holder, certifies that he is not subject to back up withholding tax by completing a Substitute Form W-9, or, if the holder is a non-resident alien or foreign entity for US federal income tax purposes, agrees to establish an exemption from certain US federal information return reporting and back up withholding requirements by completing a Form W-8 Certificate of Foreign Status which is available from the US Internal Revenue Service.

     A reference in this paragraph 9 to a holder of Sema Shares includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph 9 will apply to them jointly and to each of them.

10. Procedures for acceptance by Sema ADS holders

    (a) Letter of Transmittal/Notice of Guaranteed Delivery

     If you are a holder of Sema ADSs evidenced by Sema ADRs, you will have also received a Letter of Transmittal and a Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The provisions of this paragraph 10 shall be deemed to be incorporated in, and form a part of, the relevant Letter of Transmittal. The instructions printed on the relevant Letter of Transmittal shall be deemed to form part of the terms of the Offer.

    (b) Valid acceptance

     For a holder of Sema ADSs evidenced by Sema ADRs to validly accept the Offer, either:

      (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the US Depositary at its address as set out at the back of this document and either the Sema ADRs evidencing such Sema ADSs must be received by the US Depositary at such address or such Sema ADRs evidencing such Sema ADSs must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the US Depositary in accordance with such procedures); or

      (ii) such holder must comply with the Guaranteed Delivery Procedures set out in paragraph 10(h) below.

     The Offer in respect of Sema ADSs evidenced by Sema ADRs shall be validly accepted by (i) delivery of a Letter of Transmittal, the relevant Sema ADRs evidencing Sema ADSs and other required documents to the US Depositary by a holder of Sema ADSs (without any further action by the US Depositary) subject to the terms and conditions set out in this document and the Letter of Transmittal or (ii) completion of the book-entry transfer procedures described below. The acceptance of the Offer by a holder of Sema ADSs evidenced by Sema ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such holder of Sema ADSs and Schlumberger Investments upon the terms and subject to the conditions of the Offer. If a holder of Sema ADSs validly accepts the Offer in respect of a Sema ADS, the Sema Shares represented by such Sema ADS may not be tendered independently. A Letter of Transmittal and other required documents contained in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to Schlumberger Investments or its agents to have been sent from Canada, Australia or Japan may be rejected as invalid. By delivery of a Letter of Transmittal to the US Depositary in respect of Sema ADSs, the holder of such Sema ADSs agrees not to instruct the depositary for the Sema ADSs to accept the Offer in respect of the Sema Shares represented by such Sema ADSs.

    (c) Book-entry transfer

     The US Depositary will establish an account at each of the Book-Entry Transfer Facilities with respect to interests in Sema ADSs evidenced by Sema ADRs held in book-entry form for the purposes of the

     Offer within two business days from the date of this document. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of interests in Sema ADSs by causing a Book-Entry Transfer Facility to transfer such interests in Sema ADSs into the US Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for such transfer.

     Although delivery of interests in Sema ADSs evidenced by Sema ADRs may be effected through book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility, either:

      (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

      (ii) an Agent's Message (as defined below),

     and, in either case, any other required documents, must in any case be transmitted to, and received by, the US Depository at the address set out at the back of this document before Sema ADSs evidenced by Sema ADRs will be either counted as a valid acceptance, or purchased, or such holder must comply with the Guaranteed Delivery Procedures described below. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the US Depository. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the US Depositary and forming part of a Book-Entry Confirmation that states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility accepting the Offer in respect of the interests in Sema ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Schlumberger Investments may enforce such agreement against the participant.

    (d) Method of delivery

     The method of delivery of Sema ADRs, Letters of Transmittal and all other required documents is at the option and risk of the accepting holder of Sema ADSs. Sema ADSs will be deemed delivered only when the Sema ADRs representing such Sema ADSs are actually received by the US Depository (including in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, Schlumberger Investments.

    (e) Signature guarantees

     No signature guarantee is required on the Letter of Transmittal if:

      (i) the Letter of Transmittal is signed by the registered holder of the Sema ADSs tendered therewith and such registered holder has not completed either the Box entitled "Special Delivery
          Instructions" or the Box entitled "Special Payment Instructions" in the Letter of Transmittal; or

      (ii) such Sema ADSs are tendered for the account of an Eligible
           Institution.

     In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

    (f) Sema ADSs and ADRs

     If the Sema ADSs are registered in the name of a person other than the person who signs the Letter of Transmittal, then the tendered Sema ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the Sema ADRs, with the signatures on the Sema ADRs or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    (g) Partial acceptances (not applicable to book-entry Sema
        Securityholders)

     If fewer than all of the Sema ADSs evidenced by any Sema ADRs delivered to the US Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of Sema ADSs which are tendered in the Box entitled "Number of ADSs Tendered". In such case, a new Sema ADR for the remainder of the Sema ADSs represented by the former Sema ADR will be sent to the person(s) signing such Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered Sema ADSs are purchased. All Sema ADSs delivered to the US Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal. In the case of partial tenders, Sema ADSs not tendered will not be reissued to a person other than the registered holder.

    (h) Guaranteed delivery procedures

      (i) If a holder of Sema ADSs evidenced by Sema ADRs wishes to tender Sema ADSs pursuant to the Offer and the Sema ADRs evidencing such Sema ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiry of the Subsequent Offer Period, such holder's tender of Sema ADSs may be effected if all of the following conditions are satisfied (the "Guaranteed Delivery Procedures"):

            (a) such tender is made by or through an Eligible Institution;

            (b) a properly completed and duly executed Notice of Guaranteed
                Delivery substantially in the form provided by Schlumberger Investments is received by the US Depositary, as provided below, prior to the expiry of the Subsequent Offer Period; and

            (c) the Sema ADRs evidencing all tendered Sema ADSs (or, in the case of Sema ADSs held in book-entry form, timely confirmation of the book-entry transfer of such interests in Sema ADSs into the US Depositary's account at a Book-Entry Transfer Facility as described above) together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal, are received by the US Depositary within three New York Stock Exchange business days after the date of execution of such Notice of Guaranteed Delivery.

      (ii) The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the US Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

      (iii) Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, prior to the expiration of the Initial Offer Period, the Sema ADRs evidencing Sema ADSs referred to in the Notice of Guaranteed Delivery must be received by the US Depositary (or, in the case of interests in Sema ADSs evidenced by Sema ADRs held in book-entry form, timely confirmation of a book-entry transfer of such interests in Sema ADSs into the US Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set out above) together with a duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer an Agent's Message) and any other required documents.

    (i) Other requirements

     By executing the Letter of Transmittal as set out above, the holder of Sema ADSs in respect to which the Offer has been accepted will agree that, effective from and after the date all conditions are either satisfied, fulfilled or, to the extent permitted, waived:

      (i) Schlumberger Investments or its agents shall be entitled to direct the exercise of any votes attaching to any Sema Shares represented by Sema ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted (the "Accepted ADSs") and any other rights and privileges attaching to such Sema Shares, including any right to requisition a general meeting of Sema or any class of its shareholders;

      (ii) the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the US Depositary or the completion of the book-entry transfer procedures shall constitute:

            (a) an authority to Sema or its agents from the holder of Accepted
                ADSs to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of Sema ADSs, to Schlumberger Investments at the office of the UK Receiving Agent;

            (b) an authority to Schlumberger Investments or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of Accepted ADSs and/or to execute a form of proxy in respect of such Accepted ADSs appointing any person nominated by Schlumberger Investments to attend general meetings and separate class meetings of Sema and any adjournment thereof and to exercise the votes attaching to the Sema Shares represented by such Accepted ADSs on his behalf;

            (c) the agreement of such holder of Accepted ADSs not to exercise any of such rights without the consent of Schlumberger Investments and the irrevocable undertaking of such holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings;

            (d) a representation and warranty that such Sema Securityholder
                (i) has not received or sent copies or originals of this document or any Letter of Transmittal or any related documents in, into or from, Australia, Canada or Japan; (ii) has not used in connection with the Offer or the execution or delivery of the Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Australia, Canada or Japan; (iii) is accepting the Offer from outside Australia, Canada or Japan; and (iv) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Australia, Canada or Japan; and

            (e) confirmation that such Sema Securityholder is entitled to sell and transfer the beneficial ownership of the Accepted ADSs and that such Accepted ADSs are sold fully paid and free from all liens, equitable interests, charges, and encumbrances and together with all rights attaching thereto including voting rights and the right to all dividends and other distributions declared, paid or made; and

            (f) the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the US Depositary (or the completion of the book-entry transfer procedures) shall constitute an authority to any director of Schlumberger Investments or Lehman Brothers and to Schlumberger Investments or Lehman Brothers and/or their respective agents in accordance with the terms of paragraph 4 of this Part B.

         References in this paragraph 10 to a Sema Securityholder shall include references to the person or persons executing a Letter of Transmittal and in the event of more than one person executing a Letter of Transmittal the provisions of this Part B shall apply to them jointly and to each of them.

11. Currency of cash consideration

Instead of receiving cash consideration in pounds sterling, Sema Securityholders who so wish may elect to receive US dollars on the basis that the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Schlumberger Investments to the relevant payment agent (either the UK Receiving Agent or the US Depositary) for delivery in respect of the relevant Sema Securities. A Sema Securityholder may receive such amount on the basis set out above only in respect of the whole of his holding of Sema Securities in respect of which he accepts the Offer. Sema Securityholders may not elect to receive both pounds sterling and US dollars.

Holders of Sema ADSs are entitled under the terms of the Offer to elect to receive the cash element of the consideration in pounds sterling. The pounds sterling consideration available to holders of Sema ADSs is the same, per Sema Share, as that offered to Sema Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of Sema ADSs will receive consideration converted into US dollars as described above, as if such holders of Sema ADSs had elected to receive US dollars.

Consideration in US dollars may be inappropriate for Sema Securityholders other than persons in the US and holders of Sema ADSs.

The actual amount of US dollars received will depend upon the exchange rate prevailing on the business day on which funds are made available to the relevant payment agent (either the UK Receiving Agent or the US Depositary) by Schlumberger Investments. Sema Securityholders should be aware that the US dollar/pounds sterling exchange rate which is prevailing at the date on which an election is made to receive dollars and on the dates of dispatch and receipt of payment may be different from that prevailing on the business day on which funds are made available to the relevant payment agent by Schlumberger Investments. In all cases, fluctuations in the US dollar/pounds sterling exchange rate are at the risk of accepting Sema Securityholders who elect or are treated as having elected to receive their consideration in US dollars. Neither Schlumberger, Schlumberger Investments nor any of its advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

12. Substitute Acceptance Forms

Holders of Sema Securities have been sent with this document a Form of Acceptance and/or a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of Sema Shares, including persons in the US who hold Sema Shares, have been sent a Form of Acceptance, which they must use to tender their Sema Shares and accept the Offer. All holders of Sema ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to tender their Sema ADSs and accept the Offer. Should any holder of Sema Securities receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the UK Receiving Agent, the US Forwarding Agent or the US Depositary at the relevant addresses set out at the back of this document, who will provide the appropriate forms.

The Offer and all contracts arising under it will be governed by English law.

                                  APPENDIX II

                     FINANCIAL INFORMATION ON SCHLUMBERGER

Part A: Unaudited fourth quarter results for the period to 31 December 2000 and unaudited preliminary results for the year ended 31 December 2000.

Set out below is the text of the announcement dated 18 January 2001 of Schlumberger's unaudited fourth quarter results for the period to 31 December 2000 and the preliminary results for the year ended 31 December 2000.

"Schlumberger N.V. reported 2000 operating revenue from continuing operations of $9.61 billion, an increase of 15% over 1999.

Income from continuing operations of $735 million and diluted earnings per share of $1.27 were 61% and 57% higher, respectively, than 1999 before last year's unusual items.

Chairman and Chief Executive Officer Euan Baird stated:

"The increase in oil demand during 2000, coupled with the low upstream E&P expenditures since mid-1998, resulted in the lowest level of excess oil production capacity in decades, and led to a significant increase in oil and gas prices. The corresponding increases in E&P spending came only gradually due to the effects of industry consolidations which have taken place over that last two years and concerns that these pricing levels would not be sustained.

Thanks to our focus on the reservoir, the creation of the GeoMarket* organization, and a wide array of new technologies resulting from our R&D spending, Schlumberger flourished in this environment with Oilfield Services revenues increasing by 20% and pretax operating income improving by 73% compared with 1999. A number of new initiatives were started during the year to extend our lead in the Oilfield Services reservoir optimization market. These initiatives included creating the world's leading seismic company WesternGeco through a JV with Baker Hughes Incorporated, launching IndigoPool.com, our new e-commerce and solutions business and forming a joint venture with ABB which is focused on subsea business opportunities. In addition, the GeoMarket organizations are winning a growing number of new joint value enhancement projects around the world.

Unless an abrupt slowdown in world economies causes oil and gas demand to slacken, we expect the increasing E&P expenditure trend that characterized the second half of 2000 to continue in 2001 with more emphasis on markets outside North America.

As a result, total activity in 2001 is expected to be well above 2000 levels as oil companies move more aggressively to explore for and develop new fields and to optimize older fields to improve their productivity and lower their producing costs. This trend will require significantly higher levels of investment in drilling and workover activity, placing greater emphasis than ever on efficiency. Our emphasis on R&D to develop and improve technologies to capitalize on this trend will continue, leading to an expansion of the value pricing model for which Schlumberger is uniquely positioned.

In our Resource Management Services business segment, 2000 saw the beginning of a major transformation of our utility business from one of primarily meter manufacturing towards a value added, technologically differentiated solutions business model. The acquisition of a majority stake in Convergent and the rapid deployment of CellNet technologies provides us with unique momentum in the solutions business. At the same time we expect to accelerate our exit from manufacturing businesses.

In Test & Transactions, continued growth in revenue and operating income of our smart cards business reached record levels and was a clear highlight to the year. Weakness in our semiconductor test and eTransactions businesses offset some of the gains in smart cards, and we took several actions in the fourth quarter to restructure the semiconductor test group to account for the reduced levels of activity in the semiconductor test markets that began to appear in the second half of 2000.

During the year we continued to make significant investments in Network Solutions to take advantage of our domain expertise in leveraging our Internet applications and technologies to create new business opportunities and to provide a structure for better integration of our network expertise with our Oilfield Services, utility, telecom and other businesses.

As the dot.com technology bubble fades it is becoming increasingly clear that the winners in the Internet age will be companies with excellent products and market shares in specific verticals who are able to aggressively enhance their business model with these new technologies. Schlumberger is uniquely positioned to be such a company."

FOURTH QUARTER RESULTS

Fourth quarter operating revenue from continuing operations of $2.69 billion was 23% above fourth quarter 1999.

Income from continuing operations and diluted earnings per share was $238 million and $0.41, an increase of 84% and 78%, respectively, over the fourth quarter of 1999 before last year's unusual items.

Oilfield Services operating revenue increased 33% over the same quarter last year as the worldwide M-I rig count grew 25%. Compared with the third quarter of 2000, operating revenue increased 11% as the worldwide M-I rig count grew 9%.

Test & Transactions operating revenue was 24% higher than in the fourth quarter of 1999, while Resource Management Services operating revenue decreased 19% year over year.

Several unusual items were recorded in the fourth quarter. When combined, these items had no effect on earnings per share.

                       Consolidated Statement of Income

                                     Fourth Quarter
                                       (Unaudited)           Twelve Months
                                  ---------------------  ---------------------
                                     2000    1999(/1/)      2000    1999(/1/)
 For Periods Ended December 31    ---------- ----------  ---------- ----------
                                     (Stated in thousands except per share
                                                   amounts)
REVENUE
Operating.......................  $2,688,482 $2,179,300  $9,611,462 $8,394,947
Interest and other income(/2/)..     173,921     79,042     423,255    356,758
                                  ---------- ----------  ---------- ----------
                                   2,862,403  2,258,342  10,034,717  8,751,705
                                  ---------- ----------  ---------- ----------
EXPENSES
Cost of goods sold and
 services.......................   2,096,291  1,770,214   7,371,542  6,737,635
Research & engineering..........     144,638    132,701     540,698    522,240
Marketing.......................     116,829    110,675     437,128    433,871
General.........................     117,771     94,474     448,587    383,695
Interest........................      75,149     60,046     276,081    192,954
                                  ---------- ----------  ---------- ----------
                                   2,550,678  2,168,110   9,074,036  8,270,395
                                  ---------- ----------  ---------- ----------
Income before taxes and minority
 interest                            311,725     90,232     960,681    481,310
Taxes on income.................      82,660     28,781     228,248    140,772
                                  ---------- ----------  ---------- ----------
Net Income from continuing
 operations before minority
 interest.......................     229,065     61,451     732,433    340,538
Minority interest ..............       8,852     (2,980)      2,163    (11,204)
                                  ---------- ----------  ---------- ----------
Net income from continuing
 operations(/3/)................     237,917     58,471     734,596    329,334
Net income from discontinued
 operations(/4/)................          --    (47,212)         --     37,360
                                  ---------- ----------  ---------- ----------
Net income......................    $237,917    $11,259    $734,596   $366,694
                                  ========== ==========  ========== ==========
BASIC EARNINGS PER SHARE
Continuing Operations...........       $0.42      $0.11       $1.29      $0.60
Discontinued Operations(/4/)....          --      (0.09)         --       0.07
                                  ---------- ----------  ---------- ----------
Net income......................       $0.42      $0.02       $1.29      $0.67
                                  ========== ==========  ========== ==========
DILUTED EARNINGS PER SHARE
Continuing Operations...........       $0.41      $0.10       $1.27      $0.58
Discontinued Operations(/4/)....          --      (0.08)         --       0.07
                                  ---------- ----------  ---------- ----------
Net income......................       $0.41      $0.02       $1.27      $0.65
                                  ========== ==========  ========== ==========
Average shares outstanding......     572,583    552,559     570,028    548,680
Average shares outstanding
 assuming dilution..............     582,319    566,162     580,076    563,789
Depreciation and amortization
 included in expenses(/5/)......    $351,601   $317,371  $1,270,754 $1,150,344
                                  ---------- ----------  ---------- ----------

--------
(1)  Reclassified, in part, for comparative purposes.
(2)  Includes interest income:
     Fourth quarter 2000--$77 million (1999--$63 million)
     Twelve months 2000--$302 million (1999--$235 million)
(3) Fourth quarter and total year results in 2000 include several unusual items which have the net effect of a charge of $3 million ($0.00 per share):
     A credit of $61 million from the gain on sale of two Gas Service businesses in Europe. The pretax gain of $82 million is included in Interest and other income.
     A charge of $25 million related primarily to the write down of certain inventory and severance costs in the Semiconductor Solutions business line. The pretax charge of $29 million is included in Cost of goods sold and services.
     A charge of $39 million consisting primarily of severance and asset write downs related to the creation of the WesternGeco seismic joint venture. The pretax charge of $55 million is included in Cost of goods sold and services and a credit of $9 million is included in Minority interest.
     The consolidated effective tax rate excluding these items was 23% in both the fourth quarter and the total year.
     The fourth quarter 1999 results from continuing operations include a charge of $71 million ($0.13 per share-diluted), $77 million pretax.
     The twelve months 1999 results from continuing operations include a net charge of $129 million ($0.23 per share-diluted), $121 million pretax.
(4) The fourth quarter 1999 results from discontinued operations include a charge of $50 million ($0.09 per share-diluted).
     The twelve months 1999 results from discontinued operations include a charge of $83 million ($0.15 per share-diluted).
(5)  Including multiclient seismic data costs.

                            Condensed Balance Sheet

                                                       Year Ended 31 December
                                                       ----------------------
                                                          2000      1999(/1/)
                                                          ----      ---------
                                                            ($ thousands)
ASSETS
Current Assets
Cash and short-term investments....................... $ 3,040,150 $ 4,389,837
Other current assets..................................   4,453,061   3,871,592
                                                       ----------- -----------
                                                         7,493,211   8,261,429
Long-term investments, held to maturity...............   1,547,132     726,496
Fixed assets..........................................   4,394,514   3,560,740
Multiclient seismic data..............................     975,775     311,520
Excess of investment over net assets of companies
 purchased............................................   1,575,710   1,333,681
Other assets..........................................   1,186,389     887,326
                                                       ----------- -----------
                                                       $17,172,731 $15,081,192
                                                       =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities.............. $ 2,910,725 $ 2,282,884
Estimated liability for taxes on income...............     379,916     383,159
Bank loans and current portion of long-term debt......     592,221     701,792
Dividend payable......................................     108,043     106,653
                                                       ----------- -----------
                                                         3,990,905   3,474,488
Long-term debt........................................   3,573,047   3,183,174
Postretirement benefits...............................     476,380     451,466
Minority interest.....................................     605,313      32,428
Other liabilities.....................................     231,870     218,608
                                                       ----------- -----------
                                                         8,877,515   7,360,164
Stockholders' Equity..................................   8,295,216   7,721,028
                                                       ----------- -----------
                                                       $17,172,731 $15,081,192
                                                       =========== ===========

--------
(1)Reclassified, in part, for comparative purposes.

                                Business Review

                                             Resource Management       Test &
                          Oilfield Services       Services        Transactions(/2/)
                         ------------------- ------------------- -------------------
                          2000   1999  % chg  2000   1999  % chg  2000   1999  % chg
                         ------ ------ ----- ------ ------ ----- ------ ------ -----
                                            (Stated in millions)
Fourth Quarter
Operating Revenue....... $2,012 $1,514   33% $  290 $  357 (19)% $  401 $  325   24%
Pretax Operating
 Income(/1/)............ $  331 $  165  101% $   -- $   11   --% $    9 $    9    7%
                         ------ ------  ---- ------ ------ ----- ------ ------ -----
Twelve Months
Operating Revenue....... $7,033 $5,869   20% $1,241 $1,375 (10)% $1,409 $1,183   19%
Pretax Operating
 Income(/1/)............ $  997 $  576   73% $   15 $   17 (14)% $   26 $   36 (29)%
                         ------ ------  ---- ------ ------ ----- ------ ------ -----

--------
(1) Pretax operating income represents income before taxes and minority interest, excluding interest expense, interest income, and the first quarter and fourth quarter 1999 and the fourth quarter 2000 net charges. Pretax operating income for 1999 has been restated for comparative purposes.
(2) Test & Transactions results include Schlumberger Omnes, formerly a joint venture, which was 100% acquired during the third quarter 1999.

                               Oilfield Services

Oilfield Services operating revenue in the fourth quarter increased 33% compared with the same quarter last year and, led by North America, all four geographical Areas experienced double-digit growth. Revenue increased 11% versus the third quarter, led by North America and Latin America. The worldwide M-I rig count increased 25% year over year and 9% sequentially. Pretax operating income in the fourth quarter grew 101% compared to the same period last year and 20% sequentially. Increased activity, improved pricing levels and productivity gains from the use of advanced technologies contributed to the increased pretax operating income.

Highlights during the quarter included:

    The transaction between Schlumberger and Baker Hughes to create the seismic joint venture WesternGeco was closed. WesternGeco is comprised of the seismic fleets, data processing assets, exclusive and non-exclusive multiclient surveys, and other assets of Schlumberger Geco-Prakla and Baker Hughes Western Geophysical. 70% of WesternGeco is owned by Schlumberger and 30% by Baker Hughes companies.

    IndigoPool.com, the Schlumberger e-business portal for trading oil and gas assets and data, signed an agreement with the Louisiana Independent Oil and Gas Association (LIOGA) under which 700 LIOGA member companies will be able to promote their oil and gas properties in a secure environment on the IndigoPool.com web site. Since its launch in January 2000, IndigoPool.com has posted over $3 billion in assets, covering 70 countries, with 4,000 registered users and 500 listings.

    Schlumberger and ABB signed a Memorandum of Understanding to form a venture aimed at improving the economics of subsea oil and gas development. The worldwide venture will offer new technology for deepwater and offshore assets based on a risk-reward business model.

    Schlumberger, Chevron and the Royal Dutch/Shell Group signed a Memorandum of Understanding to create OpenSpirit Corp., a company that plans to offer a standardized software infrastructure for the energy industry. Development of the initial framework was funded by the OpenSpirit Alliance, a collaboration of leading exploration and production companies and software vendors. OpenSpirit Corp. will market, support and further develop this vendor-neutral and platform-independent application framework.

North America

In North America, fourth quarter revenue of $722 million increased 48% compared with the same quarter last year and 15% sequentially. The M-I rig count increased 28% year-over-year and 11% sequentially. Pretax operating income of $144 million was 165% higher than the fourth quarter last year and increased 34% sequentially. Compared to last year, Product Group revenue increases were led by Reservoir Evaluation Wireline, WesternGeco, and Reservoir Development. Sequentially, the US Land and Gulf Coast GeoMarkets showed the strongest revenue growth.

Latin America

In Latin America, fourth quarter revenue of $341 million increased 32% year-over-year and 14% sequentially. The M-I rig count increased 31% year-over-year and 9% sequentially. Pretax operating income in the fourth quarter was $30 million versus a small loss in the same quarter last year. Sequentially, pretax operating income was down 6% due to an early contract termination fee and several other operating items in the fourth quarter, and high multiclient seismic data sale margins in the previous quarter.

Year-over-year, revenue in all GeoMarkets showed strong double digit growth, with the Peru/Colombia/Ecuador GeoMarket posting the largest increase sequentially. Compared to the same quarter last year, all Product Groups recorded strong double digit growth except WesternGeco which showed a modest increase. Sequential revenue growth was led by Reservoir Evaluation Wireline and WesternGeco.

Europe/CIS/West Africa

Fourth quarter revenue of $457 million in the Europe/CIS/West Africa Area increased 39% compared with the same quarter last year and 8% sequentially. The M-I rig count, excluding the CIS, was up 29% over the same period last year and 7% sequentially. Pretax operating income of $77 million increased 185% year-over-year and 20% sequentially.

All GeoMarkets posted significant revenue growth year-over-year except the Algeria/Tunisia/Morocco GeoMarket which saw more modest growth. Sequential revenue growth was led by the West Africa GeoMarket.

Year-over-year, all Product Groups showed strong double digit revenue growth. Sequentially, strong revenue growth increases were recorded by all Product Groups except for Reservoir Evaluation Wireline which remained flat.

Other Eastern Hemisphere

Fourth quarter revenue of $436 million in the Other Eastern Hemisphere Area increased 14% compared with the same quarter last year, and increased 7% sequentially. The M-I rig count increased 10% year-over-year and 2% sequentially. Pretax operating income of $78 million increased 2% compared with last year and remained flat sequentially.

Compared to the same period last year, revenue growth was led by the Reservoir Development, WesternGeco and Reservoir Evaluation Wireline Product Groups, and by overall growth in activity in the Middle East. Sequential revenue increases were led by Reservoir Development and Reservoir Evaluation Wireline, with stronger overall activity increases in the Middle East.

Other Activities

CoilFRAC* stimulation utilizing innovative coiled tubing and fluid technology has expanded the fracturing market to wells where conventional fracturing was previously uneconomical. In Canada, CoilFRAC was used to perform multiple fracturing jobs for 3 wells in one day saving the operator 2 weeks of production time per well compared with conventional methods.

Significant new wireline OBMI* Oil-Base MicroImager technology was successfully field tested in the Gulf of Mexico, Canada and West Africa. For the first time microresistivity images can be acquired in oil based mud enabling high resolution geological interpretation and fracture evaluation. This new measurement represents a major advancement and has applications in deepwater exploration environments.

In the fourth quarter the Schlumberger Reservoir Monitoring and Control Group successfully completed its eleventh intelligent completion system installation. Performance and reliability continue to be strong for all installations to date with a total of 20 operating years and 100% uptime. This includes the first all-electrical completion installation at Wytch Farm for BP.

                         Resource Management Services

Resource Management Services (RMS) operating revenue decreased 19% compared with the same quarter last year and decreased 5% sequentially. Both comparisons include revenues from the acquisition of CellNet and a majority stake in Convergent Group in North America. Part of the year-over-year and sequential revenue decline is due to the fourth quarter divestiture of the Gas Service businesses in Europe. Excluding the $141 million order in North America last year, fourth quarter orders remained flat over the same period last year. Breakeven pretax operating income represents a sequential improvement.

In North America, fourth quarter revenue including CellNet and Convergent Group increased 32% year-over-year and 7% sequentially. CellNet revenue growth was fueled by strong communication module sales, automated meter reading fees and the introduction of an improved Time of Use service. Higher CENTRON* and Q1000* meter shipments accounted for the significant improvement in electricity metering. Orders during the quarter, excluding the large order last year in North America, increased 6% year-over-year and 7% sequentially due mainly to Convergent Group activities in the fourth quarter of 2000.

In Europe, fourth quarter revenue, when adjusted for the divestiture of the Gas Service businesses, showed a modest improvement sequentially, driven by increases in South and Central Europe plus strong residential gas meter demand in the United Kingdom. Orders in the fourth quarter decreased 6% year-over-year (up 12% in national currencies) and increased 7% sequentially led by strong demand for gas meters.

In Asia, revenue for the fourth quarter increased 33% year-over-year and increased 11% sequentially driven by strong demand for electromechanical electricity meters in China, India, Sri Lanka and Singapore. Orders increased 26% year-over-year and 81% sequentially due mainly to the electricity meter demand in Asia.

In South America, fourth quarter revenue declined 5% both year-over-year and sequentially due primarily to shortfalls in the northern part of the continent. Orders in the quarter climbed 10% compared to the same period last year due to increased activity in all businesses in Brazil.

                              Test & Transactions

Test & Transactions operating revenue in the fourth quarter increased 24% compared with the same quarter last year and 14% sequentially. Orders rose 26% compared with the same quarter last year and decreased 4% sequentially after semiconductor companies announced delays of capital investments. In local currency, operating revenue and orders increased 38% and 43% respectively compared with the same quarter last year.

Increased profitability in both Cards and Network Solutions resulted in a Test & Transactions pretax operating income increase of 7% year-over-year and a three-fold increase sequentially.

In November, Test & Transactions acquired Data Marine Systems, a global provider of telecommunications services for transmitting data from remote locations. This acquisition will diversify the global network services capabilities of Test & Transactions and expand the Network Solutions customer base to over 100 companies in the oil and gas industry, health care, pharmaceutical, mobile communications and public telecom industries.

Cards revenue increased 26% year-over-year and 14% sequentially. Mobilecom GSM cards shipments to Asia more than doubled during the quarter and orders increased 19% year-over-year on continued high bookings in Asia. Sequentially, Cards experienced a seasonal decline in orders of 15% in comparison with high third quarter bookings. Among the achievements in the fourth quarter, Schlumberger won a major US contract for a security-based smart card project using Cyberflex* Java TM cards for controlled access to the customer's data networks and facilities. At Cartes 2000, the largest smart cards industry forum, a Schlumberger electronic mobile payment system received the prestigious Sesame Award for the Best Banking-Financial Application category.

The Data Marine Systems acquisition and significantly higher network services activity in most regions contributed to Network Solutions revenue increases of 48% year-over-year and 27% sequentially. Orders climbed 84% year-over-year and 32% sequentially. During the quarter, Network Solutions won and commenced network management and desktop support contracts for five major customers of Oilfield Services. In addition, Network Solutions signed a contract to provide technical consulting services for smart card-based network and physical access security to a pharmaceutical company with worldwide operations.

eTransactions Solutions revenue decreased 14% year-over-year and increased 16% sequentially. eTransactions Solutions experienced manufacturing delays in e-payment cards and terminals resulting from semiconductor shortages as well as a slowdown in Pay & Display* parking meter shipments as European customers postponed deliveries to await new euro-compatible products. Orders rose 39% compared with the same quarter last year and 32% sequentially, and backlog grew by 64% on higher terminals and systems bookings for the e-City and e-Payment businesses.

Also during the quarter, Schlumberger signed contracts to provide solutions to optimize the urban transport resources of the French towns of Rennes, Rouen, Orleans, Caen and Grenoble.

Semiconductor Solutions revenue increased 19% year-over-year and rose 6% versus the previous quarter as activity increased in Logic/SOC (system-on-a-chip) Systems, Probe Systems and Customer Service businesses. The strongest contribution came from higher sales of new EXA3000* mixed-signal testers, ITS9000KX* high-end logic testers and IDSP3X* probe systems, mainly in North America and Europe. Orders decreased 20% sequentially and 10% year over year, due to reduced sales of verification and telecom systems and to the cancellation of remaining Rambus TM memory-test systems orders.

                              Change in Liquidity

Liquidity represents cash plus short-term and long-term investments less debt. A summary of the major components of the change in liquidity follows:

                                                                2000  1999(/1/)
Twelve Months                                                   ----  ---------
                                                                  ($ millions)
Funds provided by:
  Net income from continuing operations...................... $  735     $  329
  Gain on sale of businesses.................................    (61)        --
  First and fourth quarter 1999 charges......................     --        129
  Depreciation and amortization(/2/).........................  1,271      1,150
  Employee stock option plan.................................    160        103
  Employee stock purchase plan...............................     69         71
  Exercise of stock warrants.................................     --        450
  Sale of businesses.........................................    155         --
  Sale of financial instruments..............................     --        204
Funds used for:
  Capital expenditures(/2/).................................. (1,546)    (1,019)
  Businesses acquired:
    Western Geophysical......................................   (500)        --
    Convergent Group.........................................   (263)        --
    CellNet..................................................   (209)        --
    Others...................................................   (103)      (135)
  Drilling fluids joint venture..............................     --       (325)
  Dividends paid.............................................   (426)      (410)
  Working capital and other..................................    (91)         5
  Discontinued operations, net...............................     --        (52)
                                                              ------     ------
Change in liquidity                                             (809)       500
Liquidity, beginning of period                                 1,231        731
                                                              ------     ------
Liquidity, end of period                                      $  422     $1,231
                                                              ------     ------

--------

(/1/) Reclassified, in part, for comparative purposes.
(/2/) Including multiclient seismic data costs."

Part B: Audited Financial Information for the three years ended 31 December
1999

Introduction

The financial information contained in this Part B of Appendix II is extracted without material adjustment from the audited consolidated accounts of Schlumberger for the three years ended 31 December 1999.

Schlumberger N.V. and subsidiary companies Consolidated Statement of Income

                                                 Year Ended December 31,
                                            ----------------------------------
                                               1999       1998        1997
                                            ---------- ----------- -----------
                                               (Stated in thousands except per
                                                                share amounts)
Revenue
  Operating................................ $8,394,947 $10,725,030 $10,652,097
  Interest and other income................    356,758     173,006     103,092
                                            ---------- ----------- -----------
                                             8,751,705  10,898,036  10,755,189
                                            ---------- ----------- -----------
Expenses
  Cost of goods sold and services..........  6,748,839   8,414,383   7,847,796
  Research & engineering...................    522,240     556,882     509,562
  Marketing................................    433,871     467,592     433,911
  General..................................    383,695     427,775     412,614
  Interest.................................    192,954     137,211      75,677
                                            ---------- ----------- -----------
                                             8,281,599  10,003,843   9,279,560
                                            ---------- ----------- -----------
Income before taxes........................    470,106     894,193   1,475,629
  Taxes on income..........................    140,772     276,231     388,401
                                            ---------- ----------- -----------
Income from Continuing operations..........    329,334     617,962   1,087,228
Discontinued operations, net of tax........     37,360     396,237     297,321
                                            ---------- ----------- -----------
Net Income................................. $  366,694 $ 1,014,199 $ 1,384,549
                                            ========== =========== ===========
Basic earnings per share:
  Continuing operations.................... $     0.60 $      1.14 $      2.02
  Discontinued operations..................       0.07        0.72        0.55
                                            ---------- ----------- -----------
  Net Income............................... $     0.67 $      1.86 $      2.57
                                            ========== =========== ===========
Diluted earnings per share:
  Continuing operations.................... $     0.58 $      1.10 $      1.94
  Discontinued operations..................       0.07        0.71        0.53
                                            ---------- ----------- -----------
  Net Income............................... $     0.65 $      1.81 $      2.47
                                            ========== =========== ===========
Average shares outstanding.................    548,680     544,338     539,330
Average shares outstanding assuming
 dilution..................................    563,789     561,855     559,653

See the Notes to Consolidated Financial Statements
Schlumberger N.V. (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

Schlumberger N.V. and subsidiary companies Consolidated Balance Sheet

                                                           December 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
                                                       (Stated in thousands)
                       ASSETS
                       ------
Current Assets
  Cash and short-term investments.................... $ 4,389,837  $ 3,956,694
  Receivables less allowance for doubtful accounts
   (1999--$89,030; 1998--$89,556)....................   2,429,842    2,968,070
  Inventories........................................   1,268,500    1,333,131
  Deferred taxes on income...........................     259,257      295,974
  Other current assets...............................     258,532      251,355
                                                      -----------  -----------
                                                        8,605,968    8,805,224
Investments in Affiliated Companies..................     535,434       84,844
Long-term Investments, held to maturity..............     726,496      855,172
Fixed Assets less accumulated depreciation...........   3,560,740    4,694,465
Excess of Investment Over Net Assets of Companies
 Purchased less amortization.........................   1,333,681    1,302,678
Deferred Taxes on Income.............................     209,597      202,630
Other Assets.........................................     109,276      132,916
                                                      -----------  -----------
                                                      $15,081,192  $16,077,929
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current Liabilities
  Accounts payable and accrued liabilities........... $ 2,282,884  $ 2,539,954
  Estimated liability for taxes on income............     383,159      480,123
  Bank loans.........................................     444,221      708,978
  Dividend payable...................................     106,653      102,891
  Long-term debt due within one year.................     257,571       86,722
                                                      -----------  -----------
                                                        3,474,488    3,918,668
Long-term Debt.......................................   3,183,174    3,285,444
Postretirement Benefits..............................     451,466      432,791
Other Liabilities....................................     251,036      321,951
                                                      -----------  -----------
                                                        7,360,164    7,958,854
                                                      -----------  -----------
Stockholders' Equity
  Common stock.......................................   1,820,186    1,539,408
  Income retained for use in the business............   7,916,612    8,882,455
  Treasury stock at cost.............................  (1,878,612)  (2,221,308)
  Translation adjustment.............................    (137,158)     (81,480)
                                                      -----------  -----------
                                                        7,721,028    8,119,075
                                                      -----------  -----------
                                                      $15,081,192  $16,077,929
                                                      ===========  ===========

See the Notes to Consolidated Financial Statements
Schlumberger N.V. (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

Schlumberger N.V. and subsidiary companies Consolidated Statement of Cash Flows

                                               Year Ended December 31,
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
                                                (Stated in thousands)
Cash flows from operating activities:
  Net income............................ $   366,694  $ 1,014,199  $ 1,384,549
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Discontinued operations.............     213,676      136,206      110,780
    Depreciation and amortization.......   1,020,862    1,011,582      924,223
    Earnings of companies carried at
     equity, less dividends received
     (1999--$3,401; 1998--$4,996; 1997--
     $4,934)............................     (13,904)      (9,576)      (1,270)
  Provision for losses on accounts
   receivable...........................      37,943       36,861       27,871
  Charges...............................     128,508      368,499          --
  Other adjustments.....................         --           (58)      (2,278)
  Change in operating assets and
   liabilities:
    Decrease (increase) in receivables..     265,588      (20,507)    (647,470)
    Increase in inventories.............     (43,635)    (122,622)    (220,813)
    (Increase) decrease in deferred
     taxes..............................     (21,672)     (75,959)      32,140
    (Decrease) increase in accounts
     payable and accrued liabilities....    (181,731)     (72,940)     175,664
    (Decrease) increase in estimated
     liability for taxes on income......     (69,338)      79,677       51,215
    Other--net..........................    (182,426)    (116,784)      25,916
                                         -----------  -----------  -----------
Net cash provided by operating
 activities.............................   1,520,565    2,228,578    1,860,527
                                         -----------  -----------  -----------
Cash flows from investing activities:
  Purchases of fixed assets.............    (792,001)  (1,462,620)  (1,404,323)
  Sales/retirements of fixed assets &
   other................................      68,005      111,262       97,390
  Drilling fluids joint venture.........    (325,000)         --           --
  (Purchase) sale of other businesses...    (135,338)      61,662      (28,233)
  Increase in investments...............    (295,075)  (2,292,163)    (867,894)
  Sale of financial instruments.........     203,572          --           --
  (Increase) decrease in other assets...     (43,166)       4,660       19,453
  Discontinued operations...............    (291,953)    (424,749)     (13,411)
                                         -----------  -----------  -----------
Net cash used in investing activities...  (1,610,956)  (4,001,948)  (2,197,018)
                                         -----------  -----------  -----------
Cash flows from financing activities:
  Dividends paid........................    (410,494)    (388,379)    (377,636)
  Proceeds from employee stock purchase
   plan.................................      70,765       70,461       50,055
  Proceeds from exercise of stock
   options..............................     103,084       68,780       97,899
  Exercise of stock warrants............     449,625          --           --
  Proceeds from issuance of long-term
   debt.................................   1,062,935    2,909,156      925,579
  Payments of principal on long-term
   debt.................................    (916,242)    (863,966)    (419,962)
  Net (decrease) increase in short-term
   debt.................................    (242,014)     (64,756)      50,831
                                         -----------  -----------  -----------
Net cash provided by financing
 activities.............................     117,659    1,731,296      326,766
                                         -----------  -----------  -----------
Net increase (decrease) in cash.........      27,268      (42,074)      (9,725)
Cash, beginning of year.................     105,321      147,395      157,120
                                         -----------  -----------  -----------
Cash, end of year....................... $   132,589  $   105,321  $   147,395
                                         ===========  ===========  ===========

See the Notes to Consolidated Financial Statements
Schlumberger N.V. (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

Schlumberger N.V. and subsidiary companies Consolidated Statement of Stockholders' Equity

                                          Common Stock
                          ----------------------------------------------                  Income
                                  Issued              In Treasury                      Retained for
                          ---------------------- -----------------------  Translation   Use in the   Comprehensive
                            Shares      Amount     Shares       Amount    Adjustment     Business       Income
                          ----------- ---------- -----------  ----------  -----------  ------------  -------------
                                                     (Dollar amounts in thousands)
Balance, January 1,
 1997...................  661,842,453 $1,307,717 124,661,624  $2,315,946    $ (25,626)   $7,255,108     $  925,243
                                                                                                        ==========
Translation adjustment..                                                      (37,706)                  $  (37,706)
Sales to optionees less
 shares exchanged.......      395,950     37,316  (3,323,223)    (61,743)
Employee stock purchase
 plan...................    1,399,623     50,055
Net income..............                                                                  1,384,549      1,384,549
IVS acquisition.........                  16,324    (238,812)     (4,438)
Tax benefit on stock
 options................                  16,600
Change in subsidiary
 year end...............                     612                                              4,560
Dividends declared
 ($0.75 per share)......                                                                   (378,575)
                          ----------- ---------- -----------  ----------    ---------    ----------     ----------
Balance, December 31,
 1997...................  663,638,026  1,428,624 121,099,589   2,249,765      (63,332)    8,265,642     $1,346,843
                                                                                                        ==========
Translation adjustment..                                                      (18,148)                     (18,148)
Sales to optionees less
 shares exchanged.......      796,992     40,323  (1,531,607)    (28,457)
Employee stock purchase
 plan...................    1,266,840     70,461
Net income..............                                                                  1,014,199      1,014,199
Dividends declared
 ($0.75 per share)......                                                                   (397,386)
                          ----------- ---------- -----------  ----------    ---------    ----------     ----------
Balance, December 31,
 1998...................  665,701,858  1,539,408 119,567,982   2,221,308      (81,480)    8,882,455     $  996,051
                                                                                                        ==========
Translation adjustment..                                                      (55,678)                     (55,678)
Sales to optionees less
 shares exchanged.......       28,100     41,931  (3,291,288)    (61,153)
Employee stock purchase
 plan...................    1,324,848     70,765
Net income..............                                                                    366,694        366,694
Dividends declared
 ($0.75 per share)......                                                                   (414,210)
Sedco Forex spin-off....                                                                   (918,327)
Exercise of stock
 warrants...............                 168,082 (15,153,018)   (281,543)
                          ----------- ---------- -----------  ----------    ---------    ----------     ----------
Balance, December 31,
 1999...................  667,054,806 $1,820,186 101,123,676  $1,878,612    $(137,158)   $7,916,612     $  311,016
                          =========== ========== ===========  ==========    =========    ==========     ==========

See Notes to Consolidated Financial Statements
Schlumberger N.V. (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Accounting Policies

The Consolidated Financial Statements of Schlumberger N.V. and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States.

Discontinued Operations

On December 31, 1999, Schlumberger completed the spin-off of its offshore contract drilling business, Sedco Forex, to its stockholders and the subsequent merger of Sedco Forex and Transocean Offshore Inc., which changed its name to Transocean Sedco Forex Inc. following the merger. The results for the Sedco Forex operations spun off by Schlumberger are reported as Discontinued Operations for all periods presented in the Consolidated Statement of Income.

Principles Of Consolidation

The Consolidated Financial Statements include the accounts of majority-owned subsidiaries. Significant 20%-50% owned companies are carried on the equity method and classified in Investments in Affiliated Companies. The pro rata share of Schlumberger after-tax earnings is included in Interest and other income. Equity in undistributed earnings of all 50%-owned companies on December 31, 1999 was not material.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While actual results could differ from these estimates, management believes that the estimates are reasonable.

Revenue Recognition

Generally, revenue is recognized after services are rendered or products are shipped.

Translation of Non-US Currencies

Oilfield Services' functional currency is primarily the US dollar. Resource Management Services' and Test & Transactions' functional currencies are primarily local currencies. All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates. The resulting adjustments are charged or credited directly to the Stockholders' Equity section of the Consolidated Balance Sheet. Revenue and expenses are translated at the weighted-average exchange rates for the period. All realized and unrealized transaction gains and losses are included in income in the period in which they occur. Schlumberger policy is to hedge against unrealized gains and losses on a monthly basis. Included in the 1999 results were transaction losses of $12 million, compared with losses of $6 million and $10 million in 1998 and 1997, respectively.

Currency exchange contracts are entered into as a hedge against the effect of future settlement of assets and liabilities denominated in other than the functional currency of the individual businesses. Gains or losses on the contracts are recognized when the currency exchange rates fluctuate, and the resulting charge or credit partially offsets the unrealized currency gains or losses on those assets and liabilities. On December 31, 1999, contracts and options were outstanding for the US dollar equivalent of $110 million in various foreign currencies. These contracts mature on various dates in 2000 and 2001.

Investments

Both short-term and long-term investments held to maturity are stated at cost plus accrued interest, which approximates market, and comprise primarily eurodollar time deposits, certificates of deposit and commercial paper, euronotes and eurobonds, substantially all denominated in US dollars. Substantially all the investments designated as held to maturity that were purchased and sold during the year had original maturities of less than three months. Short-term investments that are designated as trading are stated at market. The unrealized gains/losses on such securities on December 31, 1999 were not significant.

For purposes of the Consolidated Statement of Cash Flows, Schlumberger does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months. Short-term investments on December 31, 1999 and 1998 were $4.26 billion and $3.85 billion, respectively.

Inventories

Inventories are stated principally at average cost or at market, if lower. Inventory consists of materials, supplies, finished goods and nonexclusive proprietary seismic surveys.

Excess of Investment Over Net Assets of Companies Purchased

Cost in excess of net assets of purchased companies (goodwill) is amortized on a straight-line basis over 5 to 40 years. Accumulated amortization was $516 million and $434 million on December 31, 1999 and 1998, respectively. Of the goodwill on December 31, 1999, 40% is being amortized over 40 years, 11% is being amortized over 28 years, 23% is being amortized over 25 years and 26% is being amortized over periods of up to 25 years.

Fixed Assets and Depreciation

Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets using the straight-line method. Fixed assets include the manufacturing cost (average cost) of oilfield technical equipment manufactured by subsidiaries of Schlumberger. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

Capitalized Interest

Schlumberger capitalizes interest expense during the new construction or upgrade of qualifying assets. Interest expense capitalized in 1999 and 1998 was $5 million and $7 million, respectively. No interest expense was capitalized in 1997.

Impairment of Long-Lived Assets

Schlumberger reviews the carrying value of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Schlumberger assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Taxes on Income

Schlumberger and its subsidiaries compute taxes on income in accordance with the tax rules and regulations of the many taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. Taxable income may differ from pretax income for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, an appropriate provision for deferred income taxes is made.

Approximately $3.2 billion of consolidated income retained for use in the business on December 31, 1999 represented undistributed earnings of consolidated subsidiaries and the pro rata Schlumberger share of 20%-50% owned companies. No provision is made for deferred income taxes on those earnings considered to be indefinitely reinvested or earnings that would not be taxed when remitted.

Tax credits and other allowances are credited to current income tax expense using the flow-through method of accounting.

Earnings per Share

Basic earnings per share is calculated by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net income by the average number of common shares outstanding assuming dilution, the calculation of which assumes that all stock options and warrants which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period. The following is a reconciliation from basic earnings per share to diluted earnings per share from continuing operations for each of the last three years:


                                                  Income
                                                   from      Average
                                                Continuing   Shares    Earnings
                                                Operations Outstanding Per Share
                                                ---------- ----------- ---------
                                                (Stated in thousands except per
                                                         share amounts)
     1999
       Basic................................... $  329,334     548,680     $0.60
       Effect of dilution:
         Options...............................                  7,916
         Warrants..............................                  7,193
                                                ----------     -------
       Diluted................................. $  329,334     563,789     $0.58
                                                ==========     =======     =====
     1998
       Basic................................... $  617,962     544,338     $1.14
       Effect of dilution:
         Options...............................                  9,723
         Warrants..............................                  7,794
                                                ----------     -------
       Diluted................................. $  617,962     561,855     $1.10
                                                ==========     =======     =====
     1997
       Basic................................... $1,087,228     539,330     $2.02
       Effect of dilution:
         Options...............................                 12,185
         Warrants..............................                  8,138
                                                ----------     -------
       Diluted................................. $1,087,228     559,653     $1.94
                                                ==========     =======     =====

Research & Engineering

All research and engineering expenditures are expensed as incurred, including costs relating to patents or rights that may result from such expenditures.

1999 and 1998 Charges--Continuing Operations

Schlumberger recorded the following charges in continuing operations in 1999 and 1998:

In December 1999, a pre-tax charge of $77 million ($71 million after tax, $0.13 per share--diluted), classified in Cost of goods sold and services, consisting primarily of the following:

    . A charge of $31 million ($26 million after tax) including $23 million of asset impairments and $8 million of severance costs related to reductions in the marine seismic fleet due to depressed market conditions.

    . A charge of $38 million ($37 million after tax) including $33 million of asset impairments and $5 million of severance costs related to the restructuring of its land drilling activity following the spin-off of its offshore drilling business to stockholders.

In March 1999, a pretax charge of $147 million partially offset by a pretax gain of $103 million (net--$58 million after tax, $0.10 per share--diluted), consisting of the following:

    . A charge of $118 million ($118 million after tax) related to the downsizing of its global Oilfield Services activities, including $108 million of severance costs and $10 million for asset impairments.

    . A charge of $29 million ($20 million after tax) related to RMS and Test & Transactions, consisting principally of $16 million of severance costs at several RMS facilities resulting from a downturn in business and $5 million of asset write-downs.

    . A credit of $103 million ($80 million after tax) from the gain on the sale of financial instruments received in connection with the 1998 sale of RPS.

The pretax gain on the sale of financial instruments is included in Interest & other income. The pretax charge of $147 million is classified in Cost of goods sold and services.

In September 1998, a pretax charge of $432 million ($368 million after tax, $0.65 per share--diluted), classified in Cost of goods sold and services, consisting primarily of the following:

    . A charge of $314 million ($257 million after tax) related to Oilfield Services, including severance costs of $69 million; facility closure costs of $61 million; operating assets write-offs of $137 million; and $43 million of customer receivable reserves where collection was considered doubtful due to the customers' financial condition and/or country risk. This charge was due to the reduction in business activity.

    . A charge of $48 million ($63 million after tax) for merger-related costs in connection with the acquisition of Camco.

    . A charge of $61 million ($43 million after tax) related to RMS and Test & Transactions, consisting primarily of $21 million of severance and $40 million of environmental costs resulting from a reassessment of ongoing future monitoring and maintenance requirements at locations no longer in operation.

Severance costs included in the September 1998 charge (6200 people; $90 million) and the March 1999 charge (4700 people; $124 million) have been paid. The actual number of employees terminated was slightly higher than originally planned; however, this had no material impact on the actual severance costs paid as compared with the amount originally accrued. The December 1999 charge included severance costs of $13 million (300 people), of which $5 million had been paid at December 31, 1999.

The $61 million of facility closure costs accrued in 1998 have substantially been paid in accordance with the original plan.

Discontinued Operations

On December 31, 1999, Schlumberger completed the spin-off of its offshore contract drilling business, Sedco Forex, to its stockholders and the subsequent merger of Sedco Forex and Transocean Offshore Inc., which changed its name to Transocean Sedco Forex Inc. following the merger. The spin-off was approved by stockholders on December 10, 1999.

Upon completion of the merger, Schlumberger stockholders held approximately 52% of the ordinary shares of Transocean Sedco Forex Inc., and Transocean Offshore Inc. shareholders held the remaining 48%. Schlumberger retained no ownership in the combined company.

In the spin-off, Schlumberger stockholders received one share of Sedco Forex for each share of Schlumberger owned on the record date of December 20, 1999. In the merger, each Sedco Forex share was exchanged for 0.1936 ordinary share of Transocean Sedco Forex Inc. Stockholders received cash in lieu of fractional shares.

Results for the Sedco Forex operations spun off by Schlumberger for this transaction are reported as discontinued operations for all periods presented in the Consolidated Statement of Income.

Discontinued Operations on the Consolidated Statement of Income includes the operating results of the spun-off Sedco Forex business and the following charges:

    . In December 1999, an after-tax charge of $50 million ($0.09 per share--diluted) for costs directly associated with the spin-off.

    . In March 1999, an after-tax charge of $33 million ($0.06 per share-- diluted) for severance costs ($13 million) and legal claims.

    . In September 1998, an after-tax charge of $12 million ($0.02 per share--diluted) for severance costs.

As a result of the spin-off, Schlumberger Income Retained for Use in the Business was reduced by $918 million representing the spun-off net assets of Sedco Forex ($1.23 billion) less payments received in settlement of intercompany balances between Schlumberger and Sedco Forex ($313 million). The net assets spun off included $1.3 billion of fixed assets.

Pursuant to Accounting Principles Board Opinion (APB) No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, the revenue and expenses of Sedco Forex have been excluded from the respective captions in the Consolidated Statement of Income. The net operating results of Sedco Forex have been reported, net of applicable income taxes, as Discontinued Operations.

Summarized financial information for the discontinued operations, is as follows:

                                                                1999  1998  1997
                                                                ---- ------ ----
                                                                   (Stated in
                                                                   millions)
     Operating revenue......................................... $648 $1,091 $891
     Income before taxes....................................... $ 29 $  428 $329
     Income after taxes........................................ $ 37 $  396 $297
                                                                ==== ====== ====

Acquisitions

During 1999, subsidiaries of Schlumberger acquired Merak, a market leader in petroleum software solutions; Secure Oil Tools, a leader in multilateral completions; and substantially all of the assets of Panther Software Corporation, a provider of hardware and software products and services for managing large volumes of seismic data. These acquisitions were accounted for using the purchase method of accounting. Costs in excess of net assets acquired were $106 million which are being amortized on a straight-line basis over 7 to 20 years.

In the third quarter of 1999, the Omnes joint venture, created in 1995 between Schlumberger and Cable & Wireless, was restructured into two separate business units. Under the agreement, equal ownership and access to products, technology and intellectual property was given to both parent companies. Schlumberger retained ownership of the Omnes name. Omnes is now a fully operational company within Test & Transactions.

On August 31, 1998, the merger of Schlumberger Technology Corporation, a wholly owned subsidiary of Schlumberger, and Camco International Inc. was completed. Under the terms of the merger agreement, approximately 38.2 million shares of Camco common stock were exchanged for 45.1 million shares of Schlumberger common stock at the exchange rate of 1.18 shares of Schlumberger stock for each share of Camco. Based on the Schlumberger average price of $47 7/8 on August 28, the transaction was valued at $2.2 billion. The business combination was accounted for using the pooling-of-interests method of accounting.

During 1997, subsidiaries of Schlumberger acquired Interactive Video Systems, Inc., a metrology solutions provider for the front-end semiconductor fabrication equipment market, and S.A. Holditch and Associates, Inc., a petroleum and geoscience consulting services company. These acquisitions were accounted for using the purchase method of accounting. Costs in excess of net assets acquired were $38 million which are being amortized on a straight-line basis over periods of 5 and 15 years, respectively.

Investments in Affiliated Companies

In the third quarter of 1999, Schlumberger and Smith International Inc. entered into an agreement whereby their drilling fluids operations were combined to form a joint venture. Under the terms of the agreement, Schlumberger contributed its non-US drilling fluids business and a total of $325 million to the joint venture. Schlumberger owns a 40% interest in the joint venture and records income using the equity method of accounting. The total investment on December 31, 1999 was $414 million. The equity income for 1999 is not material.

Investments

The Consolidated Balance Sheet reflects the Schlumberger investment portfolio separated between current and long term, based on maturity. Except for $130 million of investments which are considered trading on December 31, 1999 ($125 million in 1998), it is the intent of Schlumberger to hold the investments until maturity.

Long-term investments mature as follows: $133 million in 2001, $358 million in 2002 and $235 million thereafter.

On December 31, 1999, there were no interest rate swap arrangements outstanding related to investments. Interest rate swap arrangements had no material effect on consolidated interest income.

Fixed Assets

A summary of fixed assets follows:

                                                               December 31,
                                                           --------------------
                                                             1999       1998
                                                           --------------------
                                                           (Stated in millions)
     Land................................................. $      68 $       78
     Buildings & Improvements.............................     1,086      1,108
     Machinery & Equipment................................     8,485     10,472
                                                           --------- ----------
     Total cost...........................................     9,639     11,658
     Less accumulated depreciation........................     6,078      6,964
                                                           --------- ----------
                                                           $   3,561 $    4,694
                                                           ========= ==========

The decreases in cost and accumulated depreciation reflect the assets of the Sedco Forex offshore contract drilling business, which was spun off on December 30, 1999 (see Discontinued Operations on page 36).

The estimated useful lives of Buildings & Improvements are primarily 30 to 40 years. For Machinery & Equipment, 13% is being depreciated over 16 to 25 years, 14% over 10 to 15 years and 73% over 2 to 9 years.

Long-term Debt

A summary of long-term debt by currency follows:

                                                               December 31,
                                                           ---------------------
                                                              1999       1998
                                                           ---------- ----------
                                                            (Stated in millions)
     US dollar............................................ $    2,369 $    2,284
     Euro.................................................        335         --
     Japanese yen.........................................        146        125
     Canadian dollar......................................        105         80
     Italian lira.........................................         76         91
     UK pound.............................................         20        270
     French franc.........................................         --        201
     German mark..........................................         --        160
     Other................................................        132         74
                                                           ---------- ----------
                                                           $    3,183 $    3,285
                                                           ========== ==========

The majority of the long-term debt is at variable interest rates; the weighted-average interest rate of the debt outstanding on December 31, 1999 was 5.9%. Such rates are reset every six months or sooner. The carrying value of long-term debt on December 31, 1999 approximates the aggregate fair market value.

Long-term debt on December 31, 1999 is due as follows: $92 million in 2001, $57 million in 2002, $2,322 million in 2003, $424 million in 2004 and $288 million thereafter.

On December 31, 1999, interest rate swap arrangements outstanding were: pay fixed/receive floating on US dollar debt of $600 million; pay floating/receive fixed on US dollar debt of $214 million; pay fixed/receive floating on Japanese yen debt of $107 million. Also outstanding on December 31, 1999 was a hedge in the notional amount of $76 million against the US 10-year Treasury
Note interest rate. These arrangements mature at various dates to August 2008. Interest rate swap arrangements had no material effect on consolidated interest expense in 1999 and no impact in 1998. The likelihood of nonperformance by the other parties to the arrangements is considered to be remote.

Lines of Credit

On December 31, 1999, the principal US subsidiary of Schlumberger had an available unused Revolving Credit Agreement with a syndicate of banks. The Agreement provided that the subsidiary may borrow up to $1 billion until August 2003 at money market-based rates (6.1% on December 31, 1999) of which $375 million was outstanding on December 31, 1999; on December 31, 1998, there was no outstanding amount. In addition, on December 31, 1999 and 1998, Schlumberger and its subsidiaries also had available unused lines of credit of approximately $793 million and $630 million, respectively. Commitment and facility fees are not material.

Capital Stock

Schlumberger is authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share, of which 565,931,130 and 546,133,876 shares were outstanding on December 31, 1999 and 1998, respectively. Schlumberger is also authorized to issue 200,000,000 shares of cumulative preferred stock, par value $0.01 per share, which may be issued in series with terms and conditions determined by the Board of Directors. No shares of preferred stock have been issued. Holders of common stock and preferred stock are entitled to one vote for each share of stock held.

In January 1993, Schlumberger acquired the remaining 50% interest in the Dowell Schlumberger group of companies. The purchase price included a warrant, expiring in 7.5 years and valued at $100 million, to purchase 15,153,018 shares of Schlumberger common stock at an exercise price of $29.672 per share. The warrant was exercised by Dow Chemical on December 16, 1999.

Stock Compensation Plans

As of December 31, 1999, Schlumberger had two types of stock-based compensation plans, which are described below. Schlumberger applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the stock-based Schlumberger plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS 123, Schlumberger net income and earnings per share would have been the pro forma amounts indicated below:

                                                            1999   1998   1997
                                                            ----- ------ ------
                                                            (Stated in millions
                                                             except per share
                                                                 amounts)
     Net income
       As reported......................................... $367  $1,014 $1,385
       Pro forma........................................... $260  $  882 $1,315
     Basic earnings per share
       As reported......................................... $0.67 $ 1.86 $ 2.57
       Pro forma........................................... $0.47 $ 1.62 $ 2.44
     Diluted earnings per share
       As reported......................................... $0.65 $ 1.81 $ 2.47
       Pro forma........................................... $0.46 $ 1.57 $ 2.35

Stock Option Plans

During 1999, 1998, 1997 and in prior years, officers and key employees were granted stock options under Schlumberger stock option plans. For all of the stock options granted, the exercise price of each option equals the market price of Schlumberger stock on the date of grant; an option's maximum term is ten years, and options generally vest in 20% increments over five years.

As required by SFAS 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 1999, 1998 and 1997: Dividend of $0.75; expected volatility of 25%-29% for 1999 grants, 21%-25% for 1998 grants and 21% for 1997 grants; risk-free interest rates for the 1999 grants of 4.92%-5.29% for officers and 4.80%-6.25% for the 1999 grants to all other employees; risk-free interest rates for the 1998 grant to officers of 5.59%- 5.68% and 4.35%-5.62% for the 1998 grants to all other employees; risk-free interest rates for 1997 grants of 6.19% for officers and 5.80%-6.77% for all other employees; and expected option lives of 7.14 years for officers and 5.28 years for other employees for 1999 grants, 6.98 years for officers and 5.02 years for other employees for 1998 grants and 7.27 years for officers and 5.09 years for other employees for 1997 grants.

A summary of the status of the Schlumberger stock option plans as of December 31, 1999, 1998 and 1997 and changes during the years ending on those dates is presented below:

                                1999(1)               1998(1)               1997(1)
                          --------------------- --------------------- ---------------------
                                      Weighted-             Weighted-             Weighted-
                                       Average               Average               Average
                                      Exercise              Exercise              Exercise
Fixed Options               Shares      Price     Shares      Price     Shares      Price
-------------             ----------  --------- ----------  --------- ----------  ---------
Outstanding at beginning
 of year................  30,310,579     $42.50 31,542,758     $39.81 28,904,607     $28.57
Granted.................   6,012,168     $54.04  2,027,812     $62.57  7,497,432     $73.09
Exercised...............  (3,634,790)    $28.68 (2,527,380)    $24.15 (4,238,496)    $24.77
Forfeited...............  (1,074,033)    $52.50   (732,611)    $47.61   (620,785)    $32.55
                          ----------            ----------            ----------
Outstanding at year-
 end....................  31,613,924     $37.91 30,310,579     $42.50 31,542,758     $39.81
                          ==========            ==========            ==========
Options exercisable at
 year-end...............  16,396,821            15,914,440            12,754,955
Weighted-average fair
 value of options
 granted during the
 year...................      $17.72                $22.24                $23.02

--------
(1) Shares and exercise price have been restated to reflect adjustments made as a result of the spin-off of Sedco Forex, in accordance with EITF Issue 90-9, "Changes to Fixed Employee Stock Option Plans as Result of Equity Restructuring."

The following table summarizes information concerning currently outstanding and exercisable options by three ranges of exercise prices at December 31, 1999:

                                      Options Outstanding            Options Exercisable
                                ------------------------------- -----------------------------
                     Number     Weighted-average   Weighted-        Number       Weighted-
Range of          outstanding      remaining        average      exercisable      average
exercise prices  as of 12/31/99 contractual life exercise price as of 12/31/99 exercise price
---------------  -------------- ---------------- -------------- -------------- --------------
$ 3.831-
 $30.710           12,692,062         4.21          $27.403         10,985,705    $27.061
$30.795-
 $55.619           12,062,599         7.87          $46.746          3,262,756    $39.519
$55.875-
 $82.348            6,859,263         7.94          $78.828          2,148,360    $84.037
                     ----------                                     ----------
                   31,613,924         6.42          $45.942         16,396,821    $37.005
                     ==========                                     ==========

Employee Stock Purchase Plan

Under the Schlumberger Discounted Stock Purchase Plan, Schlumberger is authorized to issue up to 22,012,245 shares of common stock to its employees. Under the terms of the Plan, employees can choose each year to have up to 10% of their annual earnings withheld to purchase Schlumberger common stock. The purchase price of the stock is 85% of the lower of its beginning or end of the Plan year market price. Under the Plan, Schlumberger sold 1,324,848, 1,266,840 and 1,399,623 shares to employees in 1999, 1998 and 1997, respectively. Compensation cost has been computed for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1999, 1998 and 1997: Dividend of $0.75; expected life of one year; expected volatility of 40% for 1999, 34% for 1998 and 28% for 1997; and risk-free interest rates of 5.33% for 1999, 4.44% for 1998 and 5.64% for 1997. The weighted-average fair value of those purchase rights granted in 1999, 1998 and 1997, was $19.829, $19.817 and $17.845,
respectively.

Income Tax Expense

Schlumberger and its subsidiaries operate in more than 100 taxing jurisdictions where statutory tax rates generally vary from 0% to 50%.

Pretax book income from continuing operations subject to US and non-US income taxes for each of the three years ending December 31 was as follows:

                                                              1999   1998  1997
                                                              -----  ---- ------
                                                                 (Stated in
                                                                  millions)
     United States........................................... $(172) $ 24 $  482
     Outside United States...................................   642   870    994
                                                              -----  ---- ------
     Pretax income........................................... $ 470  $894 $1,476
                                                              =====  ==== ======

Schlumberger had net deductible temporary differences of $1.1 billion on December 31, 1999 and $1.2 billion on December 31, 1998. Significant temporary differences pertain to postretirement medical benefits, fixed assets, employee benefits and inventory.

The components of consolidated income tax expense from continuing operations were as follows:

                                                               1999  1998  1997
                                                               ----  ----  ----
                                                                 (Stated in
                                                                 millions)
     Current:
       United States--Federal................................. $(74) $124  $ 93
       United States--State...................................   (7)   15    19
       Outside United States..................................  206   225   244
                                                               ----  ----  ----
                                                               $125  $364  $356
                                                               ----  ----  ----
     Deferred:
       United States--Federal................................. $ 14  $(68) $ 18
       United States--State...................................    1    (7)   (2)
       Outside United States..................................    1   (13)   16
                                                               ----  ----  ----
                                                               $ 16  $(88) $ 32
                                                               ----  ----  ----
     Consolidated taxes on income............................. $141  $276  $388
                                                               ====  ====  ====
     Effective tax rate.......................................   30%   31%   26%
                                                               ====  ====  ====

For the three years, the variations from the US statutory federal tax rate (35%) and Schlumberger effective tax rates were due to several factors, including the effect of the US operating loss carryforward in 1997 and a substantial proportion of operations in countries where taxation on income is lower than in the US.

In the third quarter of 1996, with increasing profitability and a strong outlook in the US, Schlumberger recognized 50% of the US income tax benefit related to its US subsidiary's tax loss carryforward and all temporary differences. This resulted in a credit of $360 million. In the second quarter of 1997, Schlumberger released the remaining valuation allowance related to its US subsidiary's tax loss carryforward and all temporary differences. The resulting reduction in income tax expense was not significant.

Leases and Lease Commitments

Total rental expense was $303 million in 1999, $304 million in 1998 and $265 million in 1997. Future minimum rental commitments under noncancelable leases for years ending December 31 are: $111 million in 2000; $99 million in 2001; $86 million in 2002; $62 million in 2003; and $52 million in 2004. For the ensuing three five-year periods, these commitments decrease from $79 million to $4 million. The minimum rentals over the remaining terms of the leases aggregate to $43 million.

Contingencies

The Consolidated Balance Sheet includes accruals for the estimated future costs associated with certain environmental remediation activities related to the past use or disposal of hazardous materials. Substantially all such costs relate to divested operations and to facilities or locations that are no longer in operation. Due to a number of uncertainties, including uncertainty of timing, the scope of remediation, future technology, regulatory changes and other factors, it is possible that the ultimate remediation costs may exceed the amounts estimated. However, in the opinion of management, such additional costs are not expected to be material relative to consolidated liquidity, financial position or future results of operations.

In addition, Schlumberger and its subsidiaries are party to various other legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of Schlumberger, any liability that might ensue would not be material in relation to the consolidated liquidity, financial position or future results of operations.

Segment Information

Schlumberger operates three reportable segments: Oilfield Services (OFS), Resource Management Services (RMS) and Test & Transactions (T&T).

The Schlumberger OFS segment falls into four clearly defined economic and geographical areas and is evaluated on the following basis: First, North America (NAM) is a major self-contained market. Second, Latin America (LAM) comprises regional markets that share a common dependence on the United States. Third, Europe is another major self-contained market that includes West Africa and the CIS, whose economy is increasingly linked to that of Europe. Fourth, Other Eastern includes the remainder of the Eastern Hemisphere, which consists of many countries at different stages of economic development that share a common dependence on the oil and gas industry. Camco is managed as a separate unit within OFS.

The OFS segment provides virtually all exploration and production services required during the life of an oil and gas reservoir. Schlumberger believes that all the products/services are interrelated and expects similar performance from each. The RMS segment is essentially a global provider of measurement solutions, products and systems for electricity, gas and water utilities worldwide. The T&T segment supplies technology products, services and system solutions to the semiconductor, banking, telecommunications, transportation and health care industries. The segment consists of Automated Test Equipment, Smart Cards & Terminals and Omnes.

Financial information for the years ended December 31, 1999, 1998 and 1997, by segment, is as follows:

                                       Europe/    Other         Elims/  Total                  Elims/
                          NAM   LAM   CIS/W. Afr Eastern Camco  Other    OFS    RMS     T&T    Other  Consolidated
1999                     ------ ----  ---------- ------- ------ ------  ------ ------  ------  ------ ------------
                                                         (Stated in millions)
Revenue................. $1,470 $850    $1,360   $1,394  $  749 $   46  $5,869 $1,375  $1,183   $(32)   $ 8,395
                         ====== ====    ======   ======  ====== ======  ====== ======  ======   ====    =======
Segment Income.......... $   68 $  5    $   67   $  215  $   74 $  (27) $  402 $    6  $   30   $(25)   $   413
Income Tax Expense(1)...     35   22        32       45      38      2     174      9      (3)   (47)       133
                         ------ ----    ------   ------  ------ ------  ------ ------  ------   ----    -------
Pretax Segment Income... $  103 $ 27    $   99   $  260  $  112 $  (25) $  576 $   15  $   27   $(72)   $   546
                         ====== ====    ======   ======  ====== ======  ====== ======  ======   ====
Interest Income.........                                                                                    228
Interest Expense........        $ (6)   $   (1)                                $   (1) $   (1)             (184)
                                ====    ======                                 ======  ======
First & Fourth Quarter
 Charges................                                                                                   (120)
                                                                                                        -------
Pretax Income...........                                                                                $   470
                         ====== ====    ======   ======  ====== ======  ====== ======  ======   ====    =======
Segment Assets.......... $1,354 $844    $1,348   $1,217  $1,168 $1,434  $7,405 $1,006  $  989   $ --    $ 9,400
Corporate Assets........                                                                                  5,681
                                                                                                        -------
Total Assets............                                                                                $15,081
                         ====== ====    ======   ======  ====== ======  ====== ======  ======   ====    =======
Depreciation/
 Amortization........... $  193 $134    $  216   $  217  $   72 $   39  $  871 $   88  $   48   $ 14    $ 1,021
                         ====== ====    ======   ======  ====== ======  ====== ======  ======   ====    =======
Capital Expenditures.... $  160 $118    $  121   $  133  $  107 $   50  $  689 $   49  $   44   $ 10    $   792
                         ====== ====    ======   ======  ====== ======  ====== ======  ======   ====    =======

(1) 1999 income tax expense excludes a credit of $8 million related to the First & Fourth Quarter Charges.

                                            Europe/
                                            CIS/W.   Other         Elims/  Total                 Elims/  Consoli-
                              NAM    LAM     Afr.   Eastern Camco  Other    OFS    RMS    T&T    Other    dated
                             ------ ------  ------- ------- ------ ------  ------ ------ ------  ------  --------
                                                           (Stated in millions)
1998
Revenue....................  $2,035 $1,113  $ 1,907  $1,826 $  896   $ 19  $7,796 $1,465 $1,226   $ 238   $10,725
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====   =======
Segment Income.............  $  165 $  115  $   211  $  402 $  116   $(55) $  954 $   32 $   55   $ (92)  $   949
Income Tax Expense(2)......      93     44       58      92     62      3     352     18     18     (48)      340
                             ------ ------  -------  ------ ------   ----  ------ ------ ------   -----   -------
Pretax Segment Income......  $  258 $  159  $   269  $  494 $  178   $(52) $1,306 $   50 $   73   $(140)  $ 1,289
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====
Interest Income............                                                                                   164
Interest Expense...........         $   (9)                                              $   (1)             (127)
                                    ======                                               ======
Third Quarter Charge.......                                                                                  (432)
                                                                                                          -------
Pretax Income..............                                                                               $   894
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====   =======
Segment Assets.............  $1,094 $  933  $ 1,523  $1,483 $1,089   $967  $7,089 $1,184 $1,069   $  --   $ 9,342
Corporate Assets...........                                                                                 5,316
Discontinued Operations
 Assets....................                                                                                 1,420
                                                                                                          -------
Total Assets...............                                                                               $16,078
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====   =======
Depreciation/Amortization..  $  204 $  113  $   205  $  203 $   75   $ 65  $  865 $   87 $   48   $  12   $ 1,012
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====   =======
Capital Expenditures.......  $  107 $  269  $   342  $  293 $  131   $179  $1,321 $   61 $   53   $  28   $ 1,463
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====   =======
1997
Revenue....................  $2,168 $1,019  $ 1,863  $1,745 $  869   $(10) $7,654 $1,569 $1,066   $ 363   $10,652
Segment Income.............  $  265 $  154  $   250  $  384 $   99   $(79) $1,073 $   47 $   73   $(129)  $ 1,064
Income Tax Expense(2)......     113     45       48      83     54      3     346     24     30     (12)      388
                             ------ ------  -------  ------ ------   ----  ------ ------ ------   -----   -------
Pretax Segment Income......  $  378 $  199  $   298  $  467 $  153   $(76) $1,419 $   71 $  103   $(141)  $ 1,452
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====
Interest Income............                                                                                    94
Interest Expense...........         $   (5)                                              $   (1)              (70)
                                    ======                                               ======           -------
Pretax Income..............                                                                               $ 1,476
                                                                                                          -------
Segment Assets.............  $1,451 $  852  $ 1,370  $1,339 $1,042   $843  $6,897 $1,219 $1,088    $ --   $ 9,204
Corporate Assets...........                                                                                 2,966
Discontinued Operations
 Assets....................                                                                                 1,016
                                                                                                          -------
Total Assets...............                                                                               $13,186
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====   =======
Depreciation/Amortization..  $  187 $   92  $   191  $  174 $   62   $ 68  $  774 $   93 $   44   $  13   $   924
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====   =======
Capital Expenditures.......  $  280 $  216  $   305  $  313 $   96   $ 51  $1,261 $   67 $   63   $  13   $ 1,404
                             ====== ======  =======  ====== ======   ====  ====== ====== ======   =====   =======

(2) 1998 income tax expense excludes a credit of $64 million related to the Third Quarter Charge.

Corporate assets largely comprise short-term and long-term investments.

During the three years ended December 31, 1999, no single customer exceeded 10% of consolidated revenue.

The accounting policies of the segments are the same as those described in Summary of Accounting Policies.

Oilfield Services' net income eliminations include: certain headquarters administrative costs which are not allocated geographically, goodwill amortization, and certain costs maintained at the OFS level.

Nonoperating expenses, such as certain intersegment charges and interest expense (except as shown above), are not included in segment operating income.

Schlumberger did not have revenue from third-party customers in its country of domicile during the last three years. In each of the three years, only revenue in the US exceeded 10% of consolidated revenue. Revenue in the US in 1999, 1998 and 1997 was $2.5 billion, $3.4 billion and $3.5 billion, respectively.

Pension and Other Benefit Plans

US Pension Plans

Schlumberger and its US subsidiary sponsor several defined benefit pension plans that cover substantially all employees. The benefits are based on years of service and compensation on a career-average pay basis. These plans are fully funded with a trustee in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to annually contribute amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 1999 were 7%, 4.5% and 9%, respectively. In 1998, the assumptions were 7.5%, 4.5% and 9%, respectively. In 1997, the assumptions were 8%, 4.5% and 8.5%, respectively.

Net pension cost in the US for 1999, 1998 and 1997, included the following components:

                                                             1999  1998  1997
                                                             ----  ----  ----
                                                               (Stated in
                                                               millions)
     Service cost-benefits earned during the period.........  $45   $39   $33
     Interest cost on projected benefit obligation..........   73    68    61
     Expected return on plan assets (actual return: 1999-
      $211; 1998-$167; 1997-$165)...........................  (86)  (77)  (63)
     Amortization of transition asset.......................   (2)   (2)   (2)
     Amortization of prior service cost/other...............    6     3     4
                                                              ---   ---   ---
       Net pension cost.....................................  $36   $31   $33
                                                              ===   ===   ===

Effective January 1, 1998, Schlumberger and its subsidiaries amended their pension plans to improve retirement benefits for retired employees. The funded status on December 31, 1997, reflects the amendment.

The change in the projected benefit obligation, plan assets and funded status of the plans on December 31, 1999 and 1998, was as follows:

                                                          1999        1998
                                                       ----------  ----------
                                                       (Stated in millions)
     Projected benefit obligation at beginning of the
      year...........................................  $    1,060  $      906
     Service cost....................................          45          39
     Interest cost...................................          73          68
     Actuarial (gains) losses........................         (70)         86
     Benefits paid...................................         (56)        (46)
     Amendments......................................          --           2
     Special termination benefits....................          --           9
     Other...........................................          --          (4)
                                                       ----------  ----------
     Projected benefit obligation at end of the
      year...........................................  $    1,052  $    1,060
                                                       ----------  ----------
     Plan assets at market value at beginning of the
      year...........................................  $    1,119  $      978
     Actual return on plan assets....................         211         167
     Employer contribution...........................           2          20
     Benefits paid...................................         (56)        (46)
                                                       ----------  ----------
     Plan assets at market value at end of the year..  $    1,276  $    1,119
                                                       ----------  ----------
     Excess of assets over projected benefit
      obligation.....................................         224          59
     Unrecognized net gain...........................        (395)       (198)
     Unrecognized prior service cost.................          44          50
     Unrecognized net asset at transition date.......          (2)         (4)
                                                       ----------  ----------
     Pension liability...............................  $     (129) $      (93)
                                                       ==========  ==========

The assumed discount rate, the rate of compensation increases and the expected long-term rate of return on plan assets used to determine the projected benefit obligations were 7.75%, 4.5% and 9%, respectively, in 1999, and 7%, 4.5% and 9% respectively, in 1998. Plan assets on December 31, 1999, consisted of common stocks ($843 million), cash or cash equivalents ($152 million), fixed income investments ($197 million) and other investments ($84 million). Less than 1% of the plan assets on December 31, 1999, were represented by Schlumberger common stock.

Non-US Pension Plans

Outside the US, subsidiaries of Schlumberger sponsor several defined benefit and defined contribution plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. These plans are substantially fully funded with trustees in respect to past and current service. For all defined benefit plans, pension expense was $19 million, $17 million and $15 million in 1999, 1998 and 1997, respectively. The only significant defined benefit plan is in the UK.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 1999 were 7%, 4% and 9%, respectively. In 1998, the assumptions were 7.5%, 5% and 9%, respectively. In 1997, the assumptions were 8%, 5% and 8.5%, respectively.

Net pension cost in the UK plan for 1999, 1998 and 1997 (translated into US dollars at the average exchange rate for the periods), included the following components:

                                                             1999  1998  1997
                                                             ----  ----  ----
                                                               (Stated in
                                                               millions)
     Service cost--benefits earned during the period........ $ 22   $18  $ 16
     Interest cost on projected benefit obligation..........   15    18    15
     Expected return on plan assets (actual return: 1999--
      $96; 1998--$22; 1997--$28)............................  (33)  (30)  (25)
     Amortization of transition asset and other.............   (6)   (6)   (5)
                                                             ----   ---  ----
       Net pension cost..................................... $ (2)  $--  $  1
                                                             ====   ===  ====

The change in the projected benefit obligation, plan assets and funded status of the plan (translated into US dollars at year-end exchange rates) was as follows:

                                                                     1999  1998
                                                                     ----  ----
                                                                      (Stated
                                                                        in
                                                                     millions)
     Projected benefit obligation at beginning of the year.......... $229  $239
     Service cost...................................................   22    18
     Interest cost..................................................   15    18
     Actuarial losses (gains).......................................   36   (37)
     Benefits paid..................................................  (12)   (9)
                                                                     ----  ----
     Projected benefit obligation at end of the year................ $290  $229
                                                                     ----  ----
     Plan assets at market value at beginning of the year........... $366  $350
     Actual return on plan assets...................................   96    22
     Employer contribution..........................................    4     3
     Benefits paid..................................................  (12)   (9)
                                                                     ----  ----
     Plan assets at market value at end of the year................. $454  $366
                                                                     ----  ----
     Excess of assets over projected benefit obligation.............  164   137
     Unrecognized net gain.......................................... (135) (114)
     Unrecognized prior service cost................................    2     3
     Unrecognized net asset at transition date......................   (3)   (4)
                                                                     ----  ----
     Pension asset.................................................. $ 28  $ 22
                                                                     ====  ====

The assumed discount rate and rate of compensation increases used to determine the projected benefit obligation were 6.5% and 4%, respectively, in 1999, and 7% and 4%, respectively, in 1998; the expected long-term rate of return on plan assets was 9% in 1999 and 1998. Plan assets consisted of common stocks ($339 million), cash or cash equivalents ($90 million) and fixed income investments ($25 million). None of the plan assets represented Schlumberger common stock.

For defined contribution plans, funding and cost are generally based upon a predetermined percentage of employee compensation. Charges to expense in 1999, 1998 and 1997, were $24 million, $25 million and $25 million, respectively.

Other Deferred Benefits

In addition to providing pension benefits, Schlumberger and its subsidiaries have other deferred benefit programs. Expenses for these programs were $73 million, $128 million and $127 million in 1999, 1998 and 1997, respectively.

Health Care Benefits

Schlumberger and its US subsidiary provide health care benefits for certain active employees. The cost of providing these benefits is recognized as expense when incurred and aggregated $53 million, $54 million and $46 million in 1999, 1998 and 1997, respectively. Outside the US, such benefits are mostly provided through government-sponsored programs.

Postretirement Benefits other than Pensions

Schlumberger and its US subsidiary provide certain health care benefits to former employees who have retired under the US pension plans.

The principal actuarial assumptions used to measure costs were a discount rate of 7% in 1999, 7.5% in 1998 and 8% in 1997. The overall medical cost trend rate assumption beginning December 31, 1996, was 9% graded to 5% over the next six years and 5% thereafter. Previously, the overall assumption had been 10% graded to 6% over the next six years and 6% thereafter.

Net periodic postretirement benefit cost in the US for 1999, 1998 and 1997, included the following components:

                                                             1999  1998  1997
                                                             ----  ----  ----
                                                               (Stated in
                                                               millions)
     Service cost--benefits earned during the period........  $11   $11   $ 9
     Interest cost on accumulated postretirement benefit
      obligation............................................   23    22    22
     Amortization of unrecognized net gain and other........   (3)   (6)   (6)
                                                              ---   ---   ---
                                                              $31   $27   $25
                                                              ===   ===   ===

The change in accumulated postretirement benefit obligation and funded status on December 31, 1999 and 1998, was as follows:

                                                                  1999  1998
                                                                  ----  ----
                                                                   (Stated
                                                                     in
                                                                  millions)
     Accumulated postretirement benefit obligation at beginning of the year................................................ $354  $313
     Service cost................................................   11    11
     Interest cost...............................................   23    22
     Actuarial (gains) losses....................................  (52)   18
     Benefits paid...............................................  (16)  (11)
     Acquisition.................................................   --     1
                                                                  ----  ----
     Accumulated postretirement benefit obligation at end of the
      year.......................................................  320   354
     Unrecognized net gain.......................................  124    74
     Unrecognized prior service cost.............................    4     5
                                                                  ----  ----
     Postretirement benefit liability on December 31............. $448  $433
                                                                  ====  ====

The components of the accumulated postretirement benefit obligation on December 31, 1999 and 1998, were as follows:

                                                                       1999 1998
                                                                       ---- ----
                                                                        (Stated
                                                                          in
                                                                       millions)
     Retirees......................................................... $161 $165
     Fully eligible...................................................   45   48
     Actives..........................................................  114  141
                                                                       ---- ----
                                                                       $320 $354
                                                                       ==== ====

The assumed discount rate used to determine the accumulated postretirement benefit obligation was 7.75% for 1999 and 7% for 1998.

If the assumed medical cost trend rate was increased by one percentage point, health care cost in 1999 would have been $39 million, and the accumulated postretirement benefit obligation would have been $372 million on December 31, 1999.

If the assumed medical cost trend rate was decreased by one percentage point, health care cost in 1999 would have been $26 million, and the accumulated postretirement benefit obligation would have been $278 million on December 31, 1999.

Supplementary Information

Operating revenue and related cost of goods sold and services for continuing operations comprised the following:

                                                           Year ended December
                                                                   31,
                                                          ----------------------
                                                           1999   1998    1997
                                                          ------ ------- -------
                                                           (Stated in millions)
     Operating revenue
       Sales............................................  $3,822 $ 4,623 $ 4,703
       Services.........................................   4,573   6,102   5,949
                                                          ------ ------- -------
                                                          $8,395 $10,725 $10,652
                                                          ====== ======= =======
     Direct operating costs
       Goods sold.......................................  $2,461 $ 2,916 $ 2,949
       Services.........................................   4,288   5,498   4,899
                                                          ------ ------- -------
                                                          $6,749 $ 8,414 $ 7,848
                                                          ====== ======= =======

Cash paid for interest and income taxes for continuing operations was as follows:

                                                                    Year ended
                                                                   December 31,
                                                                  --------------
                                                                  1999 1998 1997
                                                                  ---- ---- ----
                                                                    (Stated in
                                                                    millions)
     Interest.................................................... $200 $128 $ 77
     Income taxes................................................ $182 $299 $296

Accounts payable and accrued liabilities are summarized as follows:

                                                                   Year ended
                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                   (Stated in
                                                                    millions)
     Payroll, vacation and employee benefits..................... $  564 $  582
     Trade.......................................................    663    820
     Taxes, other than income....................................    169    176
     Other.......................................................    887    962
                                                                  ------ ------
                                                                  $2,283 $2,540
                                                                  ====== ======

Interest and other income includes interest income, principally from short-term and long-term investments, of $235 million, $167 million and $99 million for 1999, 1998 and 1997, respectively, and in 1999, a gain of $103 million on the sale of financial instruments.
--------
*  Mark of Schlumberger.

                                 APPENDIX III

                         FINANCIAL INFORMATION ON SEMA

Part A: Preliminary announcement of the unaudited 2000 results

Introduction

Set out below is the full text of the preliminary announcement of the unaudited 2000 results for Sema plc for the year to 31 December 2000 announced on 16 February 2001 and amended on 19 February 2001.

"Sema plc

Preliminary Announcement of results for the year ended 31 December 2000

Chairman's Statement

Summary results

                                                                  2000    1999
                                                                 ------  ------
                                                                   ((Pounds)
                                                                   million)
Turnover........................................................ 1512.7  1410.0
PBT before goodwill amortisation................................   91.9    96.1
EPS before goodwill.............................................   13.2p   15.2p

Overview

The IT industry has experienced difficult trading conditions since January 2000, both in hardware and services, resulting in profit shortfalls for many companies. In the wake of Y2K and the dot.com bubble, many IT customers delayed placing major new contracts until the end of the year. Sema's financial performance was impacted by these industry-wide conditions.

The results for the full year are in line with our January 23 announcement with turnover of (Pounds)1,513m, up 7.3% against 1999 (11% at constant rates of exchange) and profit before tax and goodwill amortisation of (Pounds)91.9m, down 4.4% against 1999 (up 1% at constant rates). These results include five months of LHS operations, which generated a loss of (Pounds)8m. Earnings per share have declined from 15.2p in 1999 to 13.2p in 2000, a fall of 13.2%, based on an average number of shares of 467m and 536m respectively.

While these results are disappointing, particularly in the light of Sema's excellent record of 22% compound EPS growth rate over the last nine years, your Board believes that the strategic direction of Sema remains sound. In order to improve Sema' s performance, the Group has embarked on several action plans.

In the telecoms area, a detailed integration plan has been put in place, the LHS and Sema teams have been merged and a road map of product development has been agreed, resulting in a re-focus of Research and Development. As a result, order intake improved sharply towards the end of the year, achieving higher market penetration. This higher level of order intake continued into the first weeks of 2001.

In addition a group-wide reduction in general and administrative costs will be implemented in the first half of 2001.

More fundamental still for the future of Sema is the recent offer by Schlumberger to acquire the company for 560p per share in cash. Your Board is recommending this offer to Shareholders who will receive a document in the near future setting out the terms of the offer and explaining the plans for the merged company.

Most importantly, the Group will continue to pursue its long-term objectives of high growth and profitability improvement with the same energy and determination as in the past.

Trading

During 2000, Sema suffered from the general slow-down in the IT services industry and experienced problems with some outsourcing activities on the Continent and difficulties of adjusting to the 35 hour week in France. As a result, Sema's turnover and Profit Before Tax, excluding LHS, grew by only 3.8% and 4.0% respectively.


                                     III-1

As for LHS, which was acquired on 29 July 2000, it generated turnover of only (Pounds)48.5m and operating loss of (Pounds)8.0m, against an expectation of substantial profit. The prolonged LHS acquisition process had had a dramatic impact on its business leading to a sharp fall in new orders, which was compounded by the integration process.

The original Sema part of our telecoms activity performed well, achieving a turnover of (Pounds)275m in the year, compared with (Pounds)178m in 1999, a satisfactory rate of growth--but with insufficient profits to offset losses at LHS. The combined operating loss of the telecoms activity was consequently (Pounds)5.4m.

However, the telecoms order book at the end of 2000 was (Pounds)141m with a healthy book-to-bill ratio of 1.25 in the 2nd half. In 2001, a number of significant contracts have already been won in USA, Germany, Turkey, Brazil and UK.

Outsourcing has begun to show the benefits of restructuring, mainly in the UK, with the result that margins have improved from 5.4% to 8.3% although turnover growth (at constant rates) has been modest, according to plan. UK and Italy are the main profit contributors, while France, Sweden and Germany experienced difficult trading conditions.

The Business continuity activity, while only 3% of Group turnover, has again grown strongly, this year by 23%. This activity is now a truly global business operating in 11 countries from 34 sites. It has for example achieved critical mass within 18 months in New York, and is looking to expand in London and to open further sites in Japan, Singapore, Italy and France.

Webtech has achieved a turnover in 2000 of (Pounds)126m with more than 1300 employees. This activity is strong in France and Germany. In particular, two landmark installations of Internet banks have gone live, for AGF and Zebank-- the latter a purely "virtual" bank. The co-operation with Broadvision is proving successful in many of these projects.

Balance Sheet and Cashflow

The Group's cash position is healthy at the end of 2000 with total cash, net of all debt, of (Pounds)106m compared with (Pounds)25m at the start of the year. Operating cashflow was (Pounds)79m for the year against (Pounds)109m in 1999, the decrease being attributable to a modest increase in working capital. The shape of the Group's balance sheet has radically changed with the acquisition of LHS, the major factor in the increase of the Group's net equity from (Pounds)238m to (Pounds)1.9 billion during the year. However, tangible net assets rose in the period from (Pounds)197m to (Pounds)372m of which (Pounds)106m is net cash.

Dividend

In the absence of the Offer from Schlumberger, announced 12 February 2001, the Board would propose at the next AGM a final dividend of 1.20p per share, making 2.45p for the full year. The dividend would be paid in July to shareholders on the register at the relevant date. But shareholders should note that under the terms of the Offer by Schlumberger, the shares are being acquired with the rights to all future dividends and distributions. In arriving at this recommendation, the Board concluded that the dividend for the year should represent the same proportion of available profits as in the past. Last year the final dividend was 1.77p, making 2.8p for the year.

Conclusion

Shareholders will appreciate that, in the present circumstances, it is inappropriate for me to comment further either on the Schlumberger offer or on the prospects for the Group. What I can do, and wholeheartedly wish to do, is to thank our employees for their achievements, their competence and their continued dedication.

                               Sir Julian Oswald
                              Chairman, Sema plc
                               16 February 2001

                                     III-2

Consolidated Profit & Loss Account for the year ended 31 December 2000

                                                 Note Total 2000    Total 1999
                                                 ---- -----------   -----------
                                                      ((Pounds)M)   ((Pounds)M)
Turnover                                          3,7
  Continuing activities........................           1,464.2       1,410.0
  Acquisitions.................................              48.5            --
                                                         --------      --------
                                                          1,512.7       1,410.0
Cost of Sales..................................   4      (1,559.9)     (1,315.2)
Operating (loss)/profit
  Continuing activities........................              94.0          94.8
  Acquisitions.................................            (141.2)           --
                                                         --------      --------
                                                            (47.2)         94.8
Exceptional profit on sale of investment.......   6          17.8           6.2
Amounts written off investments................   6          (4.4)           --
Exceptional restructuring costs................   6         (13.3)         (6.0)
Net interest...................................              (2.2)         (1.2)
                                                         --------      --------
(Loss)/profit before taxation..................   3,7       (49.3)         93.8
Taxation.......................................   8         (20.6)        (24.6)
                                                         --------      --------
(Loss)/profit after taxation...................             (69.9)         69.2
Minority interests.............................              (0.3)         (0.5)
                                                         --------      --------
(Loss)/profit for the financial year...........             (70.2)         68.7
Dividends......................................   9         (15.0)        (13.0)
                                                         --------      --------
Retained (loss)/profit for the financial year..             (85.2)         55.7
                                                         --------      --------
  Basic earnings per share.....................   2         (13.4)p        14.9p
                                                         --------      --------
  Fully diluted earnings per share.............   2         (13.1)p        14.7p
                                                         --------      --------
  Fully diluted basic earnings per share,
   adjusted for the effect of goodwill
   amortisation ...............................   2         13.2p          15.2p
                                                         --------      --------
  Dividend per share...........................   9          2.5p           2.8p
                                                         --------      --------


                                     III-3

Consolidated Balance Sheet as at 31 December 2000

                                                          31.12.00    31.12.99
                                                         ----------- -----------
                                                         ((Pounds)M) ((Pounds)M)
Fixed assets-tangible...................................       155.8       152.3
Fixed assets-intangible assets (note 1).................     1,525.1        42.5
Associated undertakings and investments.................        34.4         6.2
                                                             -------       -----
                                                             1,715.3       201.0
                                                             -------       -----

Stock and work in progress......................................  153.6   100.0
Debtors.........................................................  532.7   389.8
Creditors....................................................... (578.6) (449.3)
                                                                 ------  ------
Net working capital.............................................  107.7    40.5

Cash, net of short term borrowings................................  92.8   47.7
Short term marketable debt securities.............................  28.5     --
Long term borrowings.............................................. (15.7) (22.3)
                                                                   -----  -----
Net cash.......................................................... 105.6   25.4

Provisions and long term creditors..............................   (31.1) (27.2)
                                                                 -------  -----
Net assets...................................................... 1,897.5  239.7
                                                                 =======  =====
Represented by:
Shareholders' funds (note 10)................................... 1,896.3  238.0
Minority interests..............................................     1.2    1.7
                                                                 -------  -----
                                                                 1,897.5  239.7
                                                                 =======  =====

Statement of Total Recognised Gains and Losses for the year ended 31 December
2000

                                                      Year Ended 31 December
                                                      ------------------------
                                                         2000         1999
                                                      -----------  -----------
                                                      ((Pounds)M)  ((Pounds)M)
(Loss)/profit for the financial year................        (70.2)        68.7
Currency translation differences on foreign currency
 net investments....................................          1.6        (13.2)
Tax effect of currency translation differences......          2.8          1.6
Write down of Sema shares issued to recoverable
 amount.............................................        (11.0)          --
                                                            -----        -----
                                                            (76.8)        57.1
                                                            =====        =====

                                     III-4

Consolidated Cash Flow for the year ended 31 December 2000

                                                     Year Ended 31 December
                                                     ------------------------
                                                        2000         1999
                                                     -----------  -----------
                                                     ((Pounds)M)  ((Pounds)M)
Operating (loss)/profit.............................       (47.2)        94.8
Depreciation and amortisation.......................       212.5         56.6
Exceptional restructuring costs.....................       (13.3)        (6.0)
Other...............................................       (72.5)       (36.7)
Net operating cash flow.............................        79.5        108.7
Servicing of finance and tax paid...................       (26.5)       (26.9)
Investing activities:
Tangible fixed assets...............................       (76.9)       (69.9)
Net disposal/(purchase) of investments..............        27.2        (26.6)
                                                           -----        -----
Net cash inflow before financing....................         3.3        (14.7)
Equity dividends paid...............................       (15.9)       (11.4)
Financing:
Share issues........................................        65.8          3.8
New bank loans......................................         2.2           --
Sale of marketable debt securities .................         8.8           --
Payment of deferred consideration...................        (6.5)          --
Repayment of amounts borrowed.......................       (10.8)       (10.7)
                                                           -----        -----
                                                            59.5         (6.9)
                                                           -----        -----
Net cash inflow/(outflow)...........................        46.9        (33.0)
                                                           -----        -----
Reconciliation of net cash flow to movement in net
 funds
Increase/(decrease) in cash.........................        46.9        (33.0)
Net movement in loans...............................        (1.3)         0.9
Net movement in finance leases .....................         8.2          4.2
Net movement in marketable debt securities..........        27.8           --
Effects of foreign exchange.........................        (1.4)        (4.1)
Net funds at 1 January..............................        25.4         57.4
                                                           -----        -----
Net funds at 31 December............................       105.6         25.4
                                                           =====        =====

                                     III-5

Notes for the year ended 31 December 2000

1. Basis of preparation

These unaudited financial statements have been prepared on the basis of the accounting policies set out in the financial statements for the year ended 31 December 1999.

During the year, capitalised software licence costs previously classified as tangible fixed assets were re-classified as intangible assets. The comparative for the year ended 31 December 1999 has been amended accordingly.

2. Earnings per share

                                                              2000        1999
Basic earnings per share                                 ---------   ---------
                                                         (Pounds)M   (Pounds)M
(Loss)/profit for the financial year....................     (70.2)       68.7
Earnings per share                                           (13.4)p     14.9p
Fully diluted earnings per share
(Loss)/profit for the financial year....................     (70.2)       68.7
Earnings attributable to ordinary shareholders on
 conversion of potential ordinary shares................        --         0.1
                                                             -----       -----
(Loss)/profit for the financial year, adjusted for full
 dilution...............................................     (70.2)       68.8
Goodwill amortisation...................................     141.2         2.3
                                                             -----       -----
Adjusted profit for the financial year..................      71.0        71.1
                                                             -----       -----
Weighted average number of shares in issue during the
 year (millions)........................................     522.9       462.3
Additional shares on potential conversion into ordinary
 shares (millions)......................................      13.2         4.8
                                                             -----       -----
Adjusted weighted average number of shares in issue
 during the year (millions).............................     536.1       467.1
                                                             -----       -----
Fully diluted earnings per share........................     (13.1)p     14.7p
Fully diluted earnings per share, adjusted..............     13.2p       15.2p

An adjusted earnings per share has been provided in order to eliminate the distortions caused by non-operating items. The item eliminated is the amortisation of goodwill. Such an adjustment has been made in accordance with the guidelines laid down by the Institute of Investment Management and Research.

3. Segmental analyses

                                            Turnover by
                                            destination     Turnover by origin
                                        ------------------- -------------------
                                           Year ended 31       Year ended 31
                                             December            December
                                        ------------------- -------------------
                                             2000      1999      2000      1999
                                        --------- --------- --------- ---------
a) Turnover by geography                (Pounds)M (Pounds)M (Pounds)M (Pounds)M
UK.....................................     522.8     440.0     586.5     521.1
France.................................     278.6     334.1     289.1     350.1
Sweden.................................     165.8     198.3     148.7     165.7
Italy..................................     106.2      78.5     127.4      94.4
Spain..................................      92.8      78.8     108.8     122.7
Others.................................     346.5     280.3     252.2     156.0
                                        --------- --------- --------- ---------
Total..................................    1512.7   1,410.0    1512.7   1,410.0
                                        ========= ========= ========= =========
b) Turnover by activity
Systems Integration....................                         636.3     621.4
Outsourcing............................                         463.2     465.6
Products...............................                         231.6     159.0
Managed Services.......................                         135.2     126.3
Business Continuity....................                          46.4      37.7
                                                            --------- ---------
Total..................................                       1,512.7   1,410.0
                                                            ========= =========

                                     III-6

c) Profit before tax, goodwill amortisation, exceptional items and amounts written off investments by activity

                                                               Year ended
                                                           --------------------
                                                           31.12.00   31.12.99
                                                           ---------  ---------
                                                           (Pounds)M  (Pounds)M
Systems Integration.......................................      42.2       54.3
Outsourcing...............................................      38.5       25.2
Products..................................................      (7.7)      (2.0)
Managed Services..........................................      12.2       10.9
Business Continuity.......................................       6.6        7.5
                                                                ----       ----
Total.....................................................      91.8       95.9
                                                                ====       ====

4. Operating costs

                                                                Year ended
                                                            -------------------
                                                            31.12.00  31.12.99
                                                            --------- ---------
                                                            (Pounds)M (Pounds)M
Staff costs (note 5).......................................     709.6     670.0
Goodwill amortisation......................................     141.2       2.3
Other intangibles amortisation.............................       5.0        --
Depreciation...............................................      60.7      55.8
Auditors' remuneration:
  Audit fees...............................................       1.2       1.0
  Non audit services.......................................       0.4       0.1
Operating lease charges....................................      65.4      31.0
Research and development costs.............................      40.0      27.7
Loss/(profit) on disposal of fixed assets..................       5.6      (1.5)
Other operating costs......................................     530.8     528.8
                                                              -------   -------
Total cost of sales........................................   1,559.9   1,315.2
                                                              =======   =======

Non audit services shown above exclude (Pounds)2.3 million (1999: nil) of fees payable for professional services incurred in the year in connection with acquisitions. These fees have been accounted for as acquisition costs upon completion of the transaction.

5. Staff Costs

                                                                Year ended
                                                            --------------------
                                                            31.12.00   31.12.99
                                                            ---------  ---------
                                                            (Pounds)M  (Pounds)M
Staff costs comprised:
Salaries and related costs.................................     563.1      519.1
Social security costs......................................     139.7      135.8
Normal pension costs.......................................      11.9       15.1
Early retirement pension costs.............................       3.3         --
Non-exceptional redundancy costs...........................       5.9         --
Refund of surplus Swedish pension contributions............     (14.3)        --
                                                                -----      -----
Total staff costs..........................................     709.6      670.0
                                                                =====      =====

Included in the loss for the year is a refund of pension contributions from the Swedish Pension Plan (SPP). During the mid-1990's and subsequent years, a surplus arose in the SPP insurance company because the investment yield of the state insurance program exceeded the rate of increase in the corresponding pension obligations. Through a resolution in December 1998, SPP divided, by company, the surplus that had accumulated up to and including 1998. The refund is clearly defined, measurable and collectible, and under UK GAAP is shown in the profit and loss and in debtors in these statements.

6. Exceptional items and amounts written off investments.

During the year the Group sold its remaining interest in Openwave.com Inc. (formerly Phone.com Inc.), a US company. 336,668 shares were sold resulting in a profit of (Pounds)17.8m.

                                     III-7

The exceptional restructuring costs of (Pounds)13.3m related to the fundamental restructuring of the Group's outsourcing activities, intended to improve the Group's competitive position in this market.

The results for the year include an exceptional write down of (Pounds)4.4m in the value of Sema's investment portfolio following a directors' valuation at 31 December 2000.

The net tax expense on exceptional items and amounts written off investments is (Pounds)1.1m.

7. Results for the 6 months ended 31 December 2000

                                     Six months ended      Six months ended
                                    --------------------  --------------------
                                    31.12.00   30.06.00   31.12.99   30.06.99
                                    ---------  ---------  ---------  ---------
                                    (Pounds)M  (Pounds)M  (Pounds)M  (Pounds)M
On ordinary activities, excluding
 exceptional items
Turnover..........................      792.3      720.4      741.4      668.6
Turnover, continuing activities...      743.8      720.4      741.4      668.6
Operating (loss)/profit, including
 associates.......................      (91.3)      44.1       56.6       38.2
Interest..........................       (0.2)      (2.0)      (0.9)      (0.3)
(Loss)/profit before tax..........      (91.5)      42.1       55.7       37.9
(Loss)/profit after tax...........      (99.2)      30.3       40.9       27.9
On ordinary activities, excluding
 exceptional items, amounts
 written off investments and
 goodwill amortisation
Operating profit, including
 associates.......................       44.7       49.3       58.3       38.8
Profit before tax.................       44.5       47.3       57.4       38.5
Profit after tax..................       36.5       35.5       42.1       28.5
Fully diluted earnings per share,
 adjusted for the effects of
 goodwill amortisation............       5.9p       7.5p       9.2p       5.9p

8. Taxation on (loss)/profit on ordinary activities

                                                                Year ended
                                                            -------------------
                                                            31.12.00  31.12.99
                                                            --------- ---------
                                                            (Pounds)M (Pounds)M
UK.........................................................       7.1       7.0
Overseas...................................................      12.3      17.7
Associated undertakings....................................       0.1       0.1
                                                                 ----      ----
                                                                 19.5      24.8
Exceptional items..........................................       1.1      (0.2)
                                                                 ----      ----
                                                                 20.6      24.6
                                                                 ====      ====

9. Dividend

                                                                Year ended
                                                            -------------------
                                                            31.12.00  31.12.99
                                                            --------- ---------
                                                            (Pounds)M (Pounds)M
Interim paid: 1.25p (1999: 1.03p)..........................       7.6       4.8
Final proposed: 1.20p (1999: 1.77p)........................       7.4       8.2
                                                                 ----     -----
                                                                 15.0      13.0
                                                                 ====     =====


                                     III-8

10. Reconciliation of movement in shareholders' funds

                                                  Merger                              Total          Total
                              Share     Share     relief Shares to    Profit  shareholders'  shareholders'
                            capital   premium    reserve be issued  and loss          funds          funds
                          --------- ---------  --------- --------- ---------  -------------  -------------
                               2000      2000       2000      2000      2000           2000           1999
                          (Pounds)M (Pounds)M  (Pounds)M (Pounds)M (Pounds)M      (Pounds)M      (Pounds)M
(Loss)/profit for the
 year, on ordinary
 activities.............                                               (69.2)         (69.2)          68.3
(Loss)/profit for the
 year, on exceptional
 items..................                                               (1.0)          (1.0)            0.4
Dividends...............                                              (15.0)         (15.0)          (13.0)
Other recognised gains
 and losses:
Foreign exchange
 adjustment.............                                                 1.6            1.6          (13.2)
Tax effect of currency
 translation
 differences............                                                 2.8            2.8            1.6
Write down of Sema
 shares issued to
 recoverable amount.....                                               (11.0)         (11.0)            --
New share capital
 subscribed.............       15.1      22.6     1541.4                            1,579.1            3.7
Share issue costs.......                 (7.7)                                         (7.7)            --
Consideration shares to
 be issued..............                                     178.7                    178.7             --
                               ----     -----     ------     -----    ------        -------          -----
Movement in
 shareholders' funds....       15.1      14.9     1541.4     178.7     (91.8)       1,658.3           47.8
Shareholders' funds at 1
 January 2000...........       46.3     102.3         --        --      89.4          238.0          190.2
                               ----     -----     ------     -----    ------        -------          -----
Shareholders' funds at
 31 December 2000.......       61.4     117.2     1541.4     178.7      (2.4)       1,896.3          238.0
                               ====     =====     ======     =====    ======        =======          =====

Cumulative goodwill written off against the profit and loss account totals (Pounds)215.4 million to 31 December 2000.

Included in associated undertakings and investments is the purchase of 1,920,315 Sema shares by employee share ownership trusts established during the year. The net recoverable amount of these shares has been assumed to be the exercise price of future employee options. The difference between the purchase price and the exercise price has been written off to reserves.

Shares to be issued related to the LHS Inc common stock issued and outstanding at the date of acquisition on 29 July 2000, which will not convert to Sema ordinary shares until specified future date, together with the estimated number of additional shares which may be issued in respect of LHS Inc stock options which do not vest until a specified future date.

Share issue costs relate solely to shares issued as American Depository Shares (ADS's) in relation to the acquisition of LHS Inc during the year.

11. Results for the year end 31 December 2000 in euros

                                                               Year      Year
                                                              ended     ended
                                                           31.12.00  31.12.99
                                                           --------  --------
                                                               euro      euro
                                                           millions  millions
On ordinary activities, excluding exceptional items
Turnover..................................................  2,483.7    2143.2
                                                            -------    ------
Turnover, continuing activities...........................  2,404.0    2143.2
                                                            -------    ------
Operating (loss)/profit, including associates.............    (77.5)    144.1
Interest..................................................     (3.6)     (1.8)
                                                            -------    ------
(Loss)/profit before tax..................................    (81.1)    142.3
                                                            -------    ------
(Loss)/profit after tax...................................   (113.1)    104.6
                                                            =======    ======
Basic earnings per share (euro cents).....................    (21.6)    22.50
Basic earnings per share, adjusted for goodwill
 amortisation (euro cents)................................     22.1     23.26

The amounts in euro quoted above have been translated at the average exchange rates prevailing for the relevant year from the profit and loss account in Sterling shown above.

                                     III-9

12. Exchange rates

                                                 Year     Year     Year     Year
                                                ended    ended    ended    ended
                                             31.12.00 31.12.00 31.12.99 31.12.99
                                               ------   ------   ------   ------
                                              Average  Closing  Average  Closing
Euro........................................     1.64     1.60     1.52     1.61
French Franc................................    10.77    10.51     9.96    10.55
Italian Lira................................    3,189    3,102    2,942    3,114
Spanish Peseta..............................   275.17   266.60   255.49   267.54
Swedish Krona...............................    13.87    14.15    13.37    13.77

This statement was approved by the directors on 15 February 2001. The financial information contained in this document does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985. The financial information for the year ended 31 December 1999 has been abridged from the Group's 1999 statutory accounts, which have been filed with the Registrar of Companies. The auditors' opinion on those accounts was unqualified and did not include a statement under section 237 (2) or (3) of the Companies Act 1985. Accounting policies used in the preparation of this statement are consistent with those used in the full audited accounts except as stated in note 1 above."

Set out below is the full text of the additional information which was announced in conjunction with the preliminary announcement of the unaudited 2000 results for Sema plc for the year to 31 December 2000.

"Sema plc
Full Year Results
16 February 2001

The following information should be read in conjunction with the preliminary announcements of results for the year ended 31 December 2000 dated 16 February 2001.

A. Analysis of Profit and Loss Account -- Excluding goodwill amortisation.

                                                                    % Growth
                                                                 Actual Constant
                                          2000             1999   Exch.    Exch.
(Pounds) Millions                   Sema   LHS    Total    Sema    Rate     Rate
-----------------                 ------  ----   ------  ------  ------ --------
Turnover......................... 1464.2  48.5   1512.7  1410.0     7.3     11.4
Operating profit.................  103.6  (9.5)    94.1    97.3
Interest.........................   (3.7)  1.5     (2.2)   (1.2)
PBT..............................   99.9  (8.0)    91.9    96.1
Tax..............................  (20.5) (0.1)   (20.6)  (24.6)
PAT..............................   79.4  (8.1)    71.3    71.5
EPS (fully diluted)..............   17.0p (3.8p)   13.2p   15.2p
Tax rate ........................   20.5%          22.4%   25.6%
Net cash.........................                 105.6    25.4

B. Comparison 1999-2000

                                                                 1st Half
(Pounds) millions                                            2000  1999  Growth
-----------------                                            ----  ----  ------
Turnover....................................................  720   669       8%
Operating profit before R & D...............................   62    52      19%
Operating profit............................................   49    39      26%
PBT.........................................................   47    38      24%
% Turnover..................................................    7%    6%
PAT.........................................................   35    28      25%
% Turnover..................................................  4.9%  4.2%
Fully diluted EPS before goodwill...........................  7.6p  5.9p     29%

                                    III-10

                                                                2nd Half
(Pounds) millions                                           2000  1999  Growth
-----------------                                           ----  ----  ------
Turnover...................................................  793   741       7%
Operating profit before R & D..............................   72    73      (1%)
Operating profit...........................................   45    58     (22%)
PBT........................................................   45    58     (22%)
% Turnover.................................................    6%    8%
PAT........................................................   36    43     (16%)
% Turnover.................................................  4.5%  5.8%
Fully diluted EPS before goodwill..........................  5.6p  9.3p    (40%)

                                                              Full year
(Pounds) millions                                          2000   1999  Growth
-----------------                                         -----  -----  ------
Turnover................................................. 1,513  1,410       7%
Operating profit before R & D............................   134    125       7%
Operating profit.........................................    94     97      (3%)
PBT......................................................    92     96      (4%)
% Turnover...............................................     6%     7%
PAT......................................................    71     71      (1%)
% Turnover...............................................   4.7%   5.0%
Fully diluted EPS before goodwill........................  13.2p  15.2p    (13%)

C. Turnover and profit* by activity

                                            Turnover             PBT
(Pounds) Millions                           2000    1999 2000     %  1999     %
-----------------                        ------- ------- ----  ----  ----  ----
Systems integration.....................   636.3   621.4 42.2   6.6  54.3   8.7
Outsourcing.............................   463.2   465.6 38.5   8.3  25.2   5.4
Products................................   231.6   159.0 (7.7) (3.3) (2.0) (1.3)
Managed services........................   135.2   126.3 12.2   9.0  10.9   8.6
Business continuity.....................    46.4    37.7  6.6  14.2   7.5  19.9
                                         ------- ------- ----  ----  ----  ----
 Total                                   1,512.7 1,410.0 91.8   6.1  95.9   6.8
                                         ======= ======= ====  ====  ====  ====

--------
* before tax, goodwill amortisation, exceptionals and amounts written off investments

                                     III-11

D. Consolidated balance sheet

                                                           31 Dec 00  31 Dec 99
(Pounds) Millions                                          ---------  ---------
Fixed assets..............................................   1,715.3      201.0
Net working capital.......................................     107.7       40.5
Long term creditors.......................................     (31.1)     (27.2)
Net cash..................................................     105.6       25.4
                                                             -------      -----
 Total....................................................   1,897.5      239.7
                                                             =======      =====
Shareholders' funds.......................................   1,896.3      238.0
Minority interests........................................       1.2        1.7
                                                             -------      -----
 Total....................................................   1,897.5      239.7
                                                             =======      =====

E. Cash flow statement -- Excluding goodwill amortisation

                                                                    2000   1999
(Pounds) Millions                                                  -----  -----
Operating profit..................................................  94.1   97.3
Depreciation......................................................  71.3   54.3
Working capital movement.......................................... (72.6) (36.9)
Operating cash flow...............................................  92.8  114.7
Tax/interest paid................................................. (26.5) (26.9)
Capital expenditure............................................... (76.9) (69.9)
Investing activities..............................................  13.8  (32.5)
Financing/dividends...............................................  78.3  (13.3)
Exchange difference...............................................  (1.3)  (4.1)
Movement in net cash..............................................  80.2  (32.0)

END"

                                     III-12

Part B: Unaudited pro forma Financial Information for the year ended 31 December 1999

1. Introduction

Set out below is the full text of the unaudited pro forma consolidated financial information as contained in the Sema Listing Particulars. References in the unaudited pro forma financial information, set out below, to sections, parts, notes and pages, are to those contained in the Sema Listing Particulars.

"The following unaudited pro forma consolidated financial information has been prepared to illustrate the effects on the profit and loss account and balance sheet of Sema as if the Merger had occurred, in the case of the unaudited pro forma consolidated profit and loss account information, at 1 January 1999 and, in the case of the unaudited pro forma consolidated balance sheet, at 31 December 1999.

Sema will account for the Merger as an acquisition under UK GAAP in accordance with Financial Reporting Standard 6 "Acquisitions and Mergers" and the unaudited pro forma consolidated financial information has been prepared on this basis.

The unaudited pro forma financial statements, which comprise the unaudited pro forma consolidated profit and loss account for the year ended 31 December 1999 and the unaudited pro forma consolidated balance sheet as at 31 December 1999, combine the financial information for Sema for the year ended and as at 31 December 1999, which has been extracted from the audited results as set out in Section 3 of Part II of this document, with the financial information for LHS for the year ended and as at 31 December 1999, which has been extracted from the unaudited restatement under UK GAAP as set out in Section 4 of Part III of this document.

No adjustments have been made to reflect any transactions other than as described in this section. In particular, no account has been taken of any restructuring costs or any potential cost savings or other synergies that could result from the Merger.

All of the pro forma adjustments made are expected to have a continuing impact on Sema.

The unaudited pro forma consolidated financial information has been prepared for illustrative purposes only. Because of its nature it may not give a true picture of the financial position or results which would have been reported by Sema if the Merger had actually occurred on the dates assumed.

                                    III-13

2. Unaudited pro forma condensed consolidated profit and loss account

The notes are an integral part of the unaudited pro forma condensed consolidated financial information.

                                    Year Ended 31 December 1999
                            --------------------------------------------------
                                           LHS        Merger
                               Sema      UK GAAP    Adjustments     Pro Forma
                             UK GAAP     (Note 1)    (Note 2)        Combined
                            ----------  ----------  -----------     ----------
                            ((Pounds))  ((Pounds))  ((Pounds))      ((Pounds))
                              (in millions, except per share amounts)
CONSOLIDATED PROFIT AND
 LOSS ACCOUNT
Amount in accordance with
 UK GAAP
Revenue...................       1,410       150.3           --        1,560.3
Cost of sales (excluding
 goodwill amortisation)...    (1,312.9)     (112.4)          --       (1,425.3)
                              --------      ------       ------       --------
Operating profit before
 goodwill amortisation....        97.1        37.9           --          135.0
Amortisation of goodwill..        (2.3)       (8.4)      (546.1)(i)     (556.8)
                              --------      ------       ------       --------
Total operating
 profit/(loss) (after
 goodwill amortisation)...        94.8        29.5       (546.1)        (421.8)
Exceptional profit on
 disposal.................         6.2          --           --            6.2
Exceptional restructuring
 costs....................        (6.0)         --           --           (6.0)
Net interest
 (payable)/receivable.....        (1.2)        3.1           --            1.9
                              --------      ------       ------       --------
Total profit/(loss) before
 tax......................        93.8        32.6       (546.1)        (419.7)
Taxation..................       (24.6)      (16.3)          --          (40.9)
                              --------      ------       ------       --------
Total profit/(loss) after
 tax......................        69.2        16.3       (546.1)        (460.6)
Minority interests........        (0.5)         --           --           (0.5)
                              --------      ------       ------       --------
Profit/(loss) attributable
 to shareholders..........        68.7        16.3       (546.1)        (461.1)
                              ========      ======       ======       ========
Basic earnings per share
 on an IIMR basis
 (pence)..................        15.3        42.0                        15.5
Reconciliation of basic
 earnings per share to
 adjusted earnings per
 share on IIMR basis
Earnings per share
 (pence)..................        14.9        27.7                       (75.1)
Adjusted for non-operating
 items:
 Exceptional items
 (pence)..................        (0.1)         --                        (0.1)
                              --------      ------                    --------
Basic earnings per share
 on ordinary activities...        14.8        27.7                       (75.2)
Goodwill amortisation
 (pence)..................         0.5        14.3                        90.7
                              --------      ------                    --------
Adjusted earnings per
 share on an IIMR basis
 (pence)..................        15.3        42.0                        15.5
Weighted average number of
 shares in issue during
 the year (millions)......       462.3        58.9                       613.6



Basic earnings per share given on an IIMR basis have been presented in order to provide basic earnings per share data after eliminating (1) profit after tax and minority interests on dispositions of discontinued operations and investments (2) exceptional restructuring costs and (3) the amortisation of goodwill. Such adjustments are prepared in accordance with guidelines established by the Institute of Investment Management and Research (IIMR).

Notes are provided on pages 81, 82 and 83.

                                    III-14

3. Unaudited pro forma condensed consolidated balance sheet

The notes are an integral part of the unaudited pro forma condensed consolidated financial information.

                                       As of 31 December 1999
                            ---------------------------------------------------
                                           LHS        Merger
                               Sema      UK GAAP    Adjustments      Pro Forma
                             UK GAAP     (Note 1)    (Notes 2)        Combined
                            ----------  ----------  -----------      ----------
                            ((Pounds))  ((Pounds))  ((Pounds))       ((Pounds))
                                           (in millions)
CONSOLIDATED BALANCE SHEET
Amounts in accordance with
 UK GAAP:
Fixed assets
  Tangible assets.........       146.2        13.0           --           159.2
  Intangible assets.......        48.0        66.8      2,730.6 (ii)    2,779.6
                                                          (65.8)(ii)
  Associated undertakings
   and investments........         6.2         7.3           --            13.5
                                ------       -----      -------         -------
                                 200.4        87.1      2,664.8         2,952.3
Debtors...................       476.0        95.5         (0.3)(ii)      571.2
Cash......................        75.7        53.8           --           129.5
                                ------       -----      -------         -------
Total Assets..............       752.1       236.4      2,664.5         3,653.0
Short-term liabilities....      (468.4)      (44.3)       (43.9)(ii)     (556.6)
Long-term liabilities.....       (44.0)       (0.6)          --           (44.6)
                                ------       -----      -------         -------
Net assets................       239.7       191.5      2,620.6         3,051.8
                                ------       -----      -------         -------
Capital and Reserves:
Shareholders' funds
  Called-up share
   capital................        46.3         0.3         (0.3)(ii)       46.3
  Share premium account...       102.3       156.6       (156.6)(ii)    2,506.0
                                                        2,415.2 (ii)
                                                          (11.5)(ii)
  Shares to be issued.....          --          --        408.4 (ii)      408.4
  Profit and loss
   account................        89.4        34.6        (34.6)(ii)       89.4
                                ------       -----      -------         -------
                                 238.0       191.5      2,620.6         3,050.1
Minority interests........         1.7          --           --             1.7
                                ------       -----      -------         -------
                                 239.7       191.5      2,620.6         3,051.8
                                ------       -----      -------         -------

Notes are provided on pages 81, 82 and 83.

4. Notes to the unaudited pro forma condensed consolidated financial information

NOTE 1--Translation of LHS Financial Statements under UK GAAP

LHS presents its financial statements in US dollars. The results and balance sheet of LHS, as restated under UK GAAP in Section 4 of Part III, have been translated at the rate of $1.6150 to (Pounds)1.00 for the year ended 31 December 1999.

These translations should not be taken as assurances that the pound sterling amounts currently represent US dollar amounts or could be converted into US dollars at the rate indicated or at any other rate, at any time.

NOTE 2--Pro Forma Adjustments

The unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments set forth below. Adjustments to reflect the fair values of the assets and liabilities of LHS under the acquisition method of accounting under UK GAAP will be determined upon completion of the Merger.

Under UK GAAP acquisition accounting, the date of determining the cost of acquisition is the date of completion of the Merger. The cost of acquisition comprises the fair value of Sema shares issued, based on their quoted price on the date of completion of the acquisition, together with the expenses of acquisition. Consequently, the cost of acquisition and the fair values used in the unaudited pro forma condensed consolidated financial

                                    III-15

4. Notes to the unaudited pro forma condensed consolidated financial information--(continued)

information are provisional and may differ from the finally determined amounts. Sema has estimated the fair values of all significant assets and liabilities of LHS, and no material adjustments from book value were identified or recorded. In the pro forma financial information, the consideration is based on a price per Ordinary Share of (Pounds)16.96, the closing middle market quotation for Ordinary Shares as derived from the Daily Official List of the London Stock Exchange (the "Closing Price") on 14 March 2000, the date prior to the announcement of the terms of the acquisition. Based on the Closing Price of Ordinary Shares on 21 June 2000, ((Pounds)9.45), the latest practicable date prior to the publication of this document, the total consideration would be (Pounds)1,506 million. Sema cannot finalise the allocation of the consideration to assets and liabilities and the amortisation/depreciation periods until the cost of acquisition is fixed and it has full access to LHS's financial and reserve information.

(i) Goodwill Amortisation

The unaudited pro forma condensed consolidated profit and loss account gives effect to pro forma adjustments set out below to amortise intangible assets of (Pounds)546.1 million per year over a period of 5 years, based on the share price of (Pounds)16.96 referred to above. Based on the share price of (Pounds)9.45 also referred to above, the amortisation charge would be (Pounds)283 million per year over 5 years.

(ii) Consideration, Combination Adjustments and Merger Costs

LHS Shareholders will be entitled to receive, for each LHS Share held as of the Effective Time, 2.6 Ordinary Shares. Such Ordinary Shares will be delivered in the form of Sema ADSs or, at the election of each LHS Shareholder, Ordinary Shares. The precise number of LHS Shares to be cancelled and exchanged in the Merger cannot be determined until the Effective Time. For purposes of the pro forma adjustments within the unaudited pro forma condensed consolidated financial information at 31 December 1999, the number of LHS Shares issued and outstanding on 14 March 2000 and which convert immediately on completion of the Merger (50.0 million shares) together with the estimated number of additional Ordinary Shares which may be issued in respect of outstanding LHS stock options which have already vested or will vest at the Effective Time (8.2 million options), would result in the issue of approximately 151.3 million Ordinary Shares.

The purchase price also includes the deferred consideration relating to the LHS Shares held by the continuing LHS Shareholders which may convert to Ordinary Shares between 1 January 2002 and 30 June 2004 in accordance with the Exchange Agreement. The purchase price further includes the estimated number of additional Ordinary Shares which may be issued in respect of an additional
0.4 million LHS stock options which do not vest at the Effective Time. The specified dates of the deferred consideration are described further in Section 4 of Part V of this document.

For the purposes of the unaudited pro forma condensed consolidated financial information, the cost of acquisition has been determined as follows (in (Pounds) millions):

Issue of approximately 130.0 million Ordinary Shares at (Pounds)16.96
 ($27.39) per share....................................................  2,205.3
Issue of approximately 21.3 million Ordinary Shares assumed issued (for the purposes of the pro forma) to LHS option holders, net of
 consideration receivable..............................................    209.9
Deferred consideration assumed issued to the Continuing LHS
 Shareholders of approximately 23.2 million Ordinary Shares at
 (Pounds)16.96 ($27.39) per share......................................    392.9
Deferred consideration on approximately 1.1 million Ordinary Shares to
 LHS option holders, net of consideration receivable...................     15.5
                                                                         -------
                                                                         2,823.6
Merger fees and expenses...............................................     32.7
                                                                         -------
                                                                         2,856.3
                                                                         =======

The combination adjustments eliminate the LHS Shares, additional paid-in capital and retained earnings, as well as LHS's goodwill, and introduce the nominal value of the Ordinary Shares to be issued and the goodwill on acquisition which represents the difference between the cost of acquisition and the net assets of LHS acquired.

                                    III-16

4. Notes to the unaudited pro forma condensed consolidated financial statements--(continued)

Goodwill on acquisition is calculated as follows (in (Pounds) millions):

                             For the year
                                ended
                             31 December
                                 1999
                             ------------
Total cost of acquisition...      2,856.3
Less: net assets of LHS
 acquired under UK GAAP:
  called-up share capital...         (0.3)
  share premium.............       (156.6)
  profit and loss account...        (34.6)
                                  -------
                                   (191.5)
Add: goodwill included in
 LHS net assets acquired
 under UK GAAP..............         65.8
                                  -------
    Total goodwill..........      2,730.6
                                  =======

The cost of acquisition is allocated to the pro forma balance sheet as prepared under UK GAAP as follows ((Pounds) millions):

Net tangible assets
  Fixed assets.........................................................    13.0
  Associated undertakings and investments..............................     7.3
  Debtors..............................................................    95.5
  Cash.................................................................    53.8
  Total liabilities....................................................   (44.9)
                                                                        -------
                                                                          124.7
Intangible assets
  Patent...............................................................     1.0
  Goodwill............................................................. 2,730.6
                                                                        -------
Total cost of acquisition.............................................. 2,856.3
                                                                        =======

Sema has accrued approximately (Pounds)32.4 million in costs relating to the Merger, in addition to (Pounds)11.5 million in Stamp Duty Reserve Tax ("SDRT"). Costs of (Pounds)0.3 million incurred up to 31 December 1999 and capitalised on Sema's balance sheet have been allocated to the cost of acquisition in arriving at goodwill.

SDRT of 1.5% of the value of the Ordinary Shares underlying the Sema ADSs, at the time the Ordinary Shares are transferred to the Depositary (or its nominee), is payable by Sema on the issue of Sema ADSs. To the extent that LHS Shareholders elect to take Ordinary Shares (which underlie Sema ADSs) rather than Sema ADSs, Sema will have no SDRT liability for the Ordinary Shares issued. For the purposes of preparing the pro forma information Sema has assumed that approximately 25% of LHS Shareholders will take Sema ADSs rather than Ordinary Shares. The remaining 75% of the LHS Shareholders will take Ordinary Shares. The amount of SDRT payable has been estimated as (Pounds)11.5 million, using a price per Ordinary Share of (Pounds)16.96. The amount of SDRT actually payable will depend on the price per Ordinary Share at the time the Ordinary Shares underlying the Sema ADSs are transferred to the Depositary (or its nominee).

SDRT is a share issue expense and has been charged against share premium account."


                                    III-17

                                  APPENDIX IV

                            ADDITIONAL INFORMATION

1. Responsibility

(a) The directors of Schlumberger Investments, whose names are set out in
    Schedule IVA, accept responsibility for the information contained in this document other than that relating to the Sema Group, the directors of Sema and the members of their immediate families, related trusts and controlled companies. To the best of the knowledge and belief of the directors of Schlumberger Investments (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The directors of Sema, whose names are set out in paragraph 2(b)(i) below, accept responsibility for the information contained in this document relating to the Sema Group, the directors of Sema and members of their immediate families, related trusts and controlled companies. To the best of the knowledge and belief of the directors of Sema (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c) The statements set out in paragraphs (a) and (b) above are included solely to comply with Rule 19.2 of the City Code and shall not be deemed to establish or expand liability under law, including under US federal securities laws or under the laws of any state of the US.

2. Directors, executive officers and registered or principal executive offices

(a) Directors of Schlumberger Investments and directors and executive officers of Schlumberger.

  (i) The directors of Schlumberger Investments are set forth in Schedule
      IVA.

  (ii) The directors and executive officers of Schlumberger are set forth in
       Schedule IVB.

  (iii) The registered office of Schlumberger Investments is located at 8th Floor, South Quay Plaza II, 183 Marsh Wall, London E14 9SH, England, telephone +44 207 517 4000. The principal executive offices of Schlumberger are located at 277 Park Avenue, New York, New York 10172-0266, telephone + 1 212 350 9400, 42 rue Saint-Dominique, 75007
        Paris, France, telephone +33 1 40 62 10 00; and Parkstraat 83, The Hague, The Netherlands, telephone +31-70 310 5447.

  (iv) Except as set out below, during the past five years, neither Schlumberger Investments nor Schlumberger or, to the best of their knowledge, any of the persons listed in Schedules IVA or IVB (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     In December 1999, a criminal contempt order was entered against Schlumberger for completing a joint venture transaction which the court found violated a US Department of Justice consent decree applicable to it. Schlumberger was also fined $750,000. The US Department of Justice has since consented to the removal of the reference to Schlumberger from the consent decree.

  (v) Except as described in this document, neither Schlumberger Investments, nor Schlumberger or, to the best of their knowledge, any of the persons listed in Schedules IVA or IVB has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Sema, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this document, during the past two years, neither of Schlumberger Investments nor Schlumberger nor, to the best of their knowledge, any of the persons listed on

     Schedules IVA or IVB has had any business relationship or transaction with Sema or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this document, during the past five years, there have been no material contacts, negotiations or transactions between Schlumberger Investments, or Schlumberger, or any of Schlumberger's other subsidiaries or, to the best knowledge of Schlumberger Investments or Schlumberger, any of the persons listed in Schedules IVA or IVB, on the one hand, and Sema or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  (vi) Except as described this document, (i) neither Schlumberger Investments nor Schlumberger or, to the best of their knowledge, any of the persons listed in Schedules IVA or IVB, or any associate (as such term is defined for the purposes of the Exchange Act) or majority-owned subsidiary of Schlumberger's or, to the best knowledge of Schlumberger Investments or Schlumberger any associate (as such term is so defined) or majority-owned subsidiary of any of the persons listed in Schedules IVA or IVB, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of Sema, and
       (ii) neither Schlumberger Investments nor Schlumberger, or, to the best of their knowledge, any of the persons listed in Schedules IVA or IVB has effected any transaction in such equity securities during the past sixty days.

(b) Directors of Sema:

  (i) The directors of Sema are as follows:

     Sir Julian Oswald................................. Chairman
     Pierre Bonelli.................................... Chief Executive Officer
     William Bitan..................................... Chief Financial Officer
     Frank Jones....................................... Executive Vice President
     Tidu Maini........................................ Senior Vice President
     Jacques Champeaux................................. Non-Executive Director
     Gilles Cosson..................................... Non-Executive Director
     Herve Couffin..................................... Non-Executive Director
     William Harry Fryer............................... Non-Executive Director
     Robin Hall........................................ Non-Executive Director
     Didier Pineau-Valencienne......................... Non-Executive Director
     George Schmitt.................................... Non-Executive Director
     Amaury-Daniel de Seze............................. Non-Executive Director
     Pascal Viginier................................... Non-Executive Director

  (ii) The principal executive office and registered office of Sema is located at 233 High Holborn, London WC1V 7DJ, England, telephone number +44 207 830 4444.

3. Comparative stock exchange quotations of Sema Securities

Set out below are the Closing Prices for Sema Shares and the closing sale prices on Nasdaq for Sema ADSs on:

  (a) the first business day of each of the six months immediately before the date of this document;

  (b) 2 February 2001 (being the last business day prior to the commencement of the Offer Period); and

  (c) 16 February 2001 (being the latest practicable date prior to the posting of this document).

                             Date                          Sema Shares Sema ADSs
                             ----                          ----------- ---------
                                                               (p)       (US$)
     16 February 2001.....................................      544.75     16.00
     2 February 2001......................................       395.0     11.25
     1 February 2001......................................       381.0     11.31
     2 January 2001.......................................       289.5      8.63
     1 December 2000......................................       300.0      8.88
     1 November 2000......................................       882.0     25.38
     2 October 2000.......................................      1185.0     34.31
     1 September 2000.....................................      1335.0     38.63

Sema Shares have been listed and traded on the London Stock Exchange since 31 July 1985 and Sema ADSs have been listed and traded on Nasdaq since 31 July 2000. The following table sets out, for the periods indicated:

  (a) the reported high and low closing prices for Sema Shares on the London Stock Exchange as reported in the Daily Official List; and

  (b) the high and low closing sales prices for Sema ADSs on Nasdaq as reported on Bloomberg. Each Sema ADS represents two Sema Shares.

     Period                                             Sema Shares   Sema ADSs
     ------                                            ------------- -----------
                                                        High   Low   High   Low
                                                       ------ ------ ----- -----
                                                            (p)         (US$)
     Calendar Year 1998
       First Quarter.................................. 596.25 371.88   --    --
       Second Quarter.................................    755  532.5   --    --
       Third Quarter..................................    825    509   --    --
       Fourth Quarter.................................    591    376   --    --
     Calendar Year 1999
       First Quarter..................................  775.5    589   --    --
       Second Quarter.................................  721.5    527   --    --
       Third Quarter..................................    804    569   --    --
       Fourth Quarter................................. 1297.5    733   --    --
     Calendar Year 2000
       First Quarter..................................   1801   1002   --    --
       Second Quarter.................................   1219    726   --    --
       Third Quarter..................................   1350  862.5 38.63 26.00
       Fourth Quarter.................................   1237    271 35.50  7.13

For current price information, holders of Sema Shares and Sema ADSs are urged to consult publicly available sources.

4. Shareholdings and dealings

For the purposes of this paragraph 4:

"arrangement" includes indemnity or options arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

an "associate" in relation to Sema includes:

  (a) Sema's subsidiaries and associated companies and companies of which any such subsidiaries or associated companies are associated companies;

  (b) banks, financial and other professional advisers (including stockbrokers) to Sema or to any company covered in (a) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

  (c) the directors of Sema together with the directors of any company covered in (a) above (together in each case with any member of their immediate families and related trusts);


  (d) the pension fund of Sema or the pension funds of any company covered in
      (a) above; and

  (e) an investment company, unit trust or other person whose investments an associate (as defined in this paragraph 4) manages on a discretionary basis, in respect of the relevant investment accounts;

  (f) a person who owns or controls five per cent. or more of any class of relevant securities (as defined in paragraphs (a) to (d) in Note 2 on Rule 8 of the City Code) issued by Sema, including a person who as a result of any transaction owns five per cent. or more; and

  (g) a company having a material trading arrangement with Sema;

a "bank" does not apply to a bank whose sole relationship with Sema or a company covered in (a) above is the provision of normal commercial banking services or such activities in connection with the Offer as confirming that cash is available, handling acceptances and other registration work;

For the purpose of this paragraph 4, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control;

"derivative" includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

"disclosure period" means the period commencing on 5 February 2000 (the date twelve months prior to the commencement of the Offer Period) and ending on 16 February 2001 (the latest practicable date prior to the posting of this document); and

"relevant securities" means Sema Securities or any securities convertible into, rights to subscribe for, options (including traded options) in respect of, and derivatives referenced to Sema Securities.

(a) Shareholdings in Sema Securities

(i) As at the close of business 16 February 2001 (being the latest practicable date prior to the posting of this document), neither Schlumberger Investments nor Schlumberger nor any director of Schlumberger Investments or Schlumberger held any relevant securities.

(ii) As at the close of business on 16 February 2001 (being the latest practicable date prior to the posting of this document), no director of Schlumberger Investments or of Schlumberger (nor any member of their respective immediate families) is interested (as described in Parts VI and X of the Companies Act) in relevant securities.

(iii) As at the close of business on 15 February 2001 (being the latest practicable date for the provision of this information prior to the posting of this document), the following persons deemed to be acting in concert with Schlumberger Investments or Schlumberger for the purposes of the Offer owned or controlled the following relevant securities:

                                            Number of Number of
                                              Sema      Sema
           Name                              Shares     ADSs
     ------------------------------------------------ ---------
     Philippe Investment Management           184,000       --


(iv) As at the close of business on 15 February 2001 (being the latest practicable date for the provision of this information prior to the posting of this document), the following advisors of Schlumberger Investments and Schlumberger owned or controlled the following relevant securities:

   Schroder Salomon Smith Barney:

                                                   Number  Number
                                                   of Sema of Sema
                         Name                      Shares   ADSs
     ----------------------------------------------------- -------
     Registered Holder   Beneficial Holder
     -----------------   -----------------
     Smith Barney Fund
      Management LLC     World European Fund       200,000     --
     Smith Barney Fund
      Management LLC     CGCM International Equity  23,391     --
     Smith Barney Asset
      Management         Retail clients             26,400     --
     Citibank AG         Citibank AG                       100,000

   Morgan Stanley Dean Witter:

                                                                  Number
                                                                  of Sema
              Name                                                Shares
     --------------------------------------------------------------------
     Registered Holder                      Beneficial Holder
     -----------------                      -----------------
     Morgan Stanley Securities Limited      Discretionary clients   4,777
     Morgan Stanley Dean Witter Investment
      Management Inc.                       Discretionary clients 413,232
     Morgan Stanley & Co. Incorporated      Discretionary clients  14,000
     Dean Witter Associates                 -                      40,237

(v) As at the close of business on 16 February 2001 (being the latest practicable date prior to the posting of this document), the following advisers of Sema owned or controlled the following relevant securities:

  Credit Suisse First Boston:
                                                                  Number
                                                                     of
                                                                   Sema
              Name                                                Shares
     --------------------------------------------------------------------
     Registered Holder                      Beneficial Holder
     -----------------                      -----------------
     CSFB Equities Ltd                               --           785,797

   HSBC Holdings plc:

                                                                 Number
                                                                   of
                                                                  Sema
              Name                                               Shares
     ------------------------------------------------------------------
     Registered Holder                  Beneficial Holder
     -----------------                  -----------------
     HSBC Trinkaus & Berkhardt KGaA/1/  Discretionary clients     2,145
     HSBC Guyerzeller Bank AG/2/        Discretionary clients     1,500
     HSBC Guyerzeller Bank AG/2/        HSBC Guyerzeller Bank AG  2,000

    --------
    /1/ 73.47 % owned by HSBC Holdings plc.
    /2/ a wholly owned subsidiary of HSBC Guyerzeller Holdings BV, which is
    94.41 % owned by HSBC Holdings plc.


   Trustee of Sema QUEST:

                                                    Number of
                                                      Sema
              Name                                   Shares
     --------------------------------------------------------
     Registered Holder           Beneficial Holder
     -----------------           -----------------
     Sema QUEST Trustee Limited  Eligible employees 1,427,419

  * A partner of Clifford Chance LLP is a director of the Trustee.

(vi) As at the close of business on 16 February 2001 (being the latest practicable date prior to the posting of this document), the following persons who, prior to the posting of this document have irrevocably committed to accept the Offer, owned or controlled the following relevant securities:

                                            Number of Sema    Loan   Number of
   Name                                Shares under option  Stock* Sema Shares
   ----                                ------------------- ------- -----------
   France Telecom.....................                  --      -- 103,634,336
   Paribas Affaires Industrielles, a
    division of BNP Paribas...........                  --      --  31,113,792
   Sir Julian Oswald (and spouse).....                  --      --      24,886
   Pierre Bonelli.....................             667,904 106,774     360,116
   William Bitan......................             149,463  55,533      25,612
   Gilles Cosson......................                  --      --         120
   Herve Couffin......................                  --      --         120
   Harry Fryer........................                  --      --      28,500
   Frank Jones........................             167,064  78,035      46,728
   Tidu Maini.........................             111,322  57,431          --
   Didier Pineau-Valencienne..........                  --      --         400
   George Schmitt.....................                  --      --      11,250
   Pascal Viginier....................                  --      --          10

* Each unit of Loan Stock is convertible into one Sema Share.

(vii) As at the close of business on 16 February 2001 (being the latest practicable date prior to the posting of this document), the interests of Sema directors, members of their immediate families and (so far as the directors of Sema are aware having made due and careful enquiry) connected persons (within the meaning of Section 346 of the Act) in relevant securities of Sema (all of which, unless otherwise stated, are beneficial) which have (where required) been notified to Sema pursuant to sections 324 and 328 of the Companies Act and entered in Sema's register of directors' interests required to be kept under section 325 of the Companies Act, were as follows:

                                Number of
                                  Sema
     Name                        Shares
     -------------------------  ---------
     Sir Julian Oswald             24,886
     Pierre Bonelli               360,116
     William Bitan                 25,612
     Herve Couffin                    120
     Harry Fryer                   28,500
     Frank Jones                   46,728
     Didier Pineau-Valencienne        400
     George Schmitt                11,250
     Gilles Cosson                    120
     Pascal Viginier                   10

(viii) As at the close of business on 16 February 2001 (being the latest practicable date prior to the posting of this document), the following options over Sema Securities had been granted to the directors of Sema pursuant to the Sema Share Option Schemes and remain outstanding:

                                         Number of Options   Price                     Loan
    Name                  Date of grant     Sema Shares    ((Pounds))  Date of grant  Stock**
    -------------------- --------------- ----------------- ---------- --------------- -------
    Pierre Bonelli......    5 March 1996      327,904            1.42     6 July 1998  55,775
                              6 May 1997      100,000            3.07 15 October 1999  50,999
                             24 May 2000      165,000            7.26
                             31 May 2000      75,000             9.30
    William Bitan....... 14 October 1998      11,936             4.80     6 July 1998  28,974
                         15 October 1999      17,527             7.63 15 October 1999  26,559
                             24 May 2000      100,000            7.26
                             31 May 2000      20,000             9.30
    Frank Jones......... 14 October 1998      30,849             4.80     6 July 1998  40,714
                         15 October 1999      17,527             7.63 15 October 1999  37,321
                             24 May 2000      100,000            7.26
                             31 May 2000      20,000              9.3
                            2 April 1999       2,644*            6.38
    Tidu Maini.......... 14 October 1998      60,000             4.80     6 July 1998  30,000
                             24 May 2000      40,000             7.26 15 October 1999  27,431
                             31 May 2000      10,000             9.30
                            2 April 1999       1,322*            6.30

--------

Options, with the exception of those noted as under the Sema plc 1998 Savings-Related Share Option Scheme, will be exercisable between three and ten years from the date of grant, subject, in some instances, to the prior satisfaction of corporate performance targets.
*Options under the Sema plc 1998 Savings-Related Share Option Scheme will become exercisable from the third, fifth or seventh anniversary of grant, depending on the savings contract chosen by the option holder.
**The Loan Stock is convertible on the fifth anniversary of its date of issue if certain performance criteria have been met.

(b) Dealings in Sema Securities

(i) Neither Schlumberger Investments nor Schlumberger nor any director of Schlumberger Investments or of Schlumberger has dealt in relevant securities during the disclosure period.

(ii) Persons who are or may be deemed to be acting in concert with Schlumberger Investments or Schlumberger have dealt for value in the following relevant securities during the disclosure period:

                                                Number of Number of
                                                  Sema      Sema
                                                 Shares    Shares
     Name                           Date         bought     sold    Price ((Pounds))
     ------------------------ ----------------- --------- --------- ----------------
     American Express
      Management
      International.......... 21 September 2000    67,104                     11.724
     American Express
      Management
      International.......... 21 September 2000    68,720                     11.724
     American Express
      Management
      International..........  24 November 2000              40,449            3.386
     American Express
      Management
      International..........  24 November 2000              27,606            3.502
     American Express
      Management
      International..........  27 November 2000              39,498            3.386
     American Express
      Management
      International..........  27 November 2000              28,271            3.502
     Barings Asset
      Management.............     23 March 2000    24,000                      13.23
     Barings Asset
      Management.............  6 September 2000              27,000           11.443
     Barings Asset
      Management.............   27 October 2000              27,000             9.45
     Philippe Investment
      Management.............     28 March 2000    15,400                     13.387
     Philippe Investment
      Management.............     25 April 2000     4,700                     10.206
     Philippe Investment
      Management.............     25 April 2000     4,700                     10.191
     Philippe Investment
      Management.............       16 May 2000     6,400                      9.795
     Philippe Investment
      Management.............       23 May 2000     7,000                      7.000
     Philippe Investment
      Management.............  16 November 2000    34,000                      6.784
     Philippe Investment
      Management.............    9 January 2001    61,500                      2.541
     Philippe Investment
      Management.............   25 January 2001    26,500                      3.835

(iii) Persons (other than the directors of Sema) who have irrevocably committed to accept the Offer have dealt for value in the following relevant securities of Sema during the disclosure period:

BNP Paribas

  (i)On 30 May 2000 Paribas Affaires Industrielles, a division of BNP Paribas, sold 15,275,900 Sema shares at (Pounds)8.60. The shares were bought by BNP Paribas Equity Derivatives, a division of BNP Paribas, and used to settle a forward transaction entered into in October 1999.

  (ii)On 12 February 2001, BNP Paribas Equity Derivatives bought 4,410,000 Sema shares on the market at a price of (Pounds)5.49692. These shares were used to settle a forward transaction entered into in November 1999.

  (iii)On 12 May 2000, BNP Arbitrage entered into a put option, the period for which was 15 May 2000 to 19 July 2000, and which concerned 100 Sema shares. The exercise price was 800p and the premium 36p. This expired unexercised.

  (iv)On 27 October 2000, BNP Arbitrage entered into a call option, the period for which was 30 October 2000 to 17 January 2001, and which concerned 1000 Sema shares. The exercise price was 1,250p and the premium 23p. This expired unexercised.

  (v)On 12 February 2001, BNP Paribas sold 10,680 Sema shares, 25,000 Sema shares and 15,270 Sema shares each at (Pounds)5.50. These dealings were made for the account of non-discretionary investment clients of BNP Paribas.

For the dealings of BNP Paribas (as principal), see the table below:

Individual dealings in Sema shares from 5 January 2001 to 16 February 2001

   Date             Number bought Number sold Price ((Euro))
   ---------------  ------------- ----------- --------------
   5 February 2001      1,000                   (Euro)7.00
   5 February 2001      1,000                   (Euro)7.10
   5 February 2001      1,000                   (Euro)7.00
   5 February 2001                    3,000     (Euro)7.03

Aggregate dealings in Sema shares from 5 February 2000 to 4 January 2001

                                         Purchase Price per share                  Sale Price per share
   Date                   Number bought       ((Pounds)/FFR)        Number sold       ((Pounds)/FFR)
   ---------------------  ------------- --------------------------- ----------- ---------------------------
                                             Low          High                       Low          High
                                        ------------- -------------             ------------- -------------
   05/02/2000-04/05/2000       6,148    (Pounds)13.23 (Pounds)18.25
                                                                      142,621   (Pounds)10.03 (Pounds)18.25
   05/05/2000-04/08/2000      55,102     (Pounds)8.50 (Pounds)10.18
                                                                       16,234    (Pounds)8.52 (Pounds)10.18
   05/08/2000-04/11/2000                                               42,749    (Pounds)9.85 (Pounds)11.72
   05/11/2000-04/01/2001     300,000     (Pounds)2.75  (Pounds)2.75
                                                                      300,000    (Pounds)2.75  (Pounds)2.88
                              94,978          FRF 4.6      FRF 6.37
                                                                      144,978         FRF 4.5      FRF 7.36

For the dealings of BNP Paribas Arbitrage (as principal), see the table below:

Individual dealings in Sema shares from 5 January 2001 to 16 February 2001

   Date              Number bought Number sold Price ((Pounds))
   ----------------  ------------- ----------- ----------------
   9 January 2001                     1,800     (Pounds)2.5075
   10 January 2001       1,700                   (Pounds)2.735
   11 January 2001       1,400                  (Pounds)3.0575
   12 January 2001       2,200                    (Pounds)3.50
   15 January 2001                      270       (Pounds)3.63
   15 January 2001                      198       (Pounds)3.63
   15 January 2001                   13,512       (Pounds)3.63
   19 January 2001      10,500                    (Pounds)3.88
   19 January 2001                    9,600       (Pounds)3.85
   19 January 2001                       86       (Pounds)4.02
   23 January 2001                    1,000      (Pounds)3.525
   25 January 2001                      200       (Pounds)4.07
   25 January 2001                      115       (Pounds)3.83
   25 January 2001       1,800                    (Pounds)4.11
   30 January 2001       2,477                  (Pounds)3.8175
   30 January 2001       9,123                  (Pounds)3.8175
   5 February 2001                    5,000     (Pounds)4.4525
   5 February 2001                    5,500     (Pounds)4.4175
   5 February 2001                      100       (Pounds)4.43
   8 February 2001                       20       (Pounds)4.67
   8 February 2001                       25     (Pounds)4.6952
   8 February 2001                       32       (Pounds)4.70
   8 February 2001                       56       (Pounds)4.67
   8 February 2001                       74       (Pounds)4.70
   8 February 2001                      121     (Pounds)4.6975
   8 February 2001                      151       (Pounds)4.67
   9 February 2001                       78     (Pounds)4.6624
   9 February 2001                      200      (Pounds)4.855
   9 February 2001                      220      (Pounds)4.785
   12 February 2001      1,900                  (Pounds)5.5175
   12 February 2001                       1       (Pounds)5.47
   12 February 2001                      56       (Pounds)5.49
   12 February 2001                      82      (Pounds)5.475
   12 February 2001                     100      (Pounds)5.475
   12 February 2001                     115      (Pounds)5.495
   12 February 2001                     115      (Pounds)5.515
   12 February 2001                     115      (Pounds)5.515
   12 February 2001                     123      (Pounds)5.525
   12 February 2001                     415     (Pounds)5.3425
   12 February 2001                     794      (Pounds)5.525
   12 February 2001                   1,708      (Pounds)5.525
   12 February 2001                   2,500      (Pounds)5.525

Aggregate dealings in Sema Shares from 5 February 2000 to 4 January 2001

                                         Purchase Price per share                  Sale Price per share
   Date                   Number bought       ((Pounds)/FFR)        Number sold       ((Pounds)/FFR)
   ---------------------  ------------- --------------------------- ----------- ---------------------------
                                            Low           High                      Low           High
                                        ------------ --------------             ------------ --------------
   05/02/2000-04/05/2000    2,776,375   (Pounds)9.20  (Pounds)18.35
                                                                     4,524,159   (Pounds)9.4  (Pounds)18.28
   05/05/2000-04.08/2000    3,024,736   (Pounds)7.30  (Pounds)11.05
                                                                     2,861,656  (Pounds)7.08 (Pounds)11.075
   05/08/2000-04/11/2000    5,747,209   (Pounds)8.44 (Pounds)14.185
                                                                     3,974,145  (Pounds)8.45  (Pounds)14.19
   05/11/2000-04/01/2001    1,693,975   (Pounds)2.62   (Pounds)8.88
                                                                     1,924,373  (Pounds)2.65   (Pounds)8.87

(iv) The following advisors of Schlumberger or Schlumberger Investments have dealt for value in the following relevant securities during the period between 5 February 2000 and 15 February 2001 (being the latest practicable date prior to the posting of this document):

(aa) Sema Shares

For the dealings of Morgan Stanley and Co Incorporated, see the table below:

Individual dealings in Sema Shares from 5 January 2001 to 15 February 2001

Date                              Number bought Number sold Price ((Pounds)/US$)
--------------------------------- ------------- ----------- --------------------
8 January 2001...................           400                     (Pounds)2.53
8 January 2001...................                       400         (Pounds)2.53
12 January 2001..................         1,400                     (Pounds)3.50
12 January 2001..................                     1,400         (Pounds)3.50
21 January 2001..................         3,111                            $5.77
2 February 2001..................                       311         (Pounds)3.95
5 February 2001..................                     1,400         (Pounds)4.43
6 February 2001..................                       956         (Pounds)4.53
6 February 2001..................                     1,400         (Pounds)4.53
6 February 2001..................                     1,510         (Pounds)4.53
6 February 2001..................                     1,761         (Pounds)4.53
6 February 2001..................                     3,120         (Pounds)4.53
6 February 2001..................                     7,296         (Pounds)4.53
6 February 2001..................                    16,052         (Pounds)4.53
6 February 2001..................                    19,172         (Pounds)4.53
6 February 2001..................                    29,286         (Pounds)4.53
6 February 2001..................                    34,872         (Pounds)4.53
6 February 2001..................                    44,080         (Pounds)4.53
6 February 2001..................                    55,855         (Pounds)4.53
6 February 2001..................                   151,865         (Pounds)4.53
6 February 2001..................                   181,151         (Pounds)4.53
6 February 2001..................                   263,324         (Pounds)4.53
6 February 2001..................       810,300                     (Pounds)4.53
7 February 2001..................                       944         (Pounds)4.45
7 February 2001..................                     1,490         (Pounds)4.45
7 February 2001..................                     1,739         (Pounds)4.45
7 February 2001..................                     3,080         (Pounds)4.45
7 February 2001..................                     7,204         (Pounds)4.45
7 February 2001..................                    15,848         (Pounds)4.45
7 February 2001..................                    18,928         (Pounds)4.45
7 February 2001..................                    28,914         (Pounds)4.45
7 February 2001..................                    34,428         (Pounds)4.45
7 February 2001..................                    43,520         (Pounds)4.45
7 February 2001..................                    55,145         (Pounds)4.45
7 February 2001..................                   149,935         (Pounds)4.45
7 February 2001..................                   178,849         (Pounds)4.45
7 February 2001..................                   259,976         (Pounds)4.45
7 February 2001..................       800,000                     (Pounds)4.45

Aggregate dealings in Sema Shares from 5 February 2000 to 4 January 2001

                                            Purchase Price per       Number      Sale Price per share
Date                     Number bought  share((Pounds)/(Euro)/US$)    sold      ((Pounds)/(Euro)/US$)
------------------------ -------------  --------------------------- --------- --------------------------
                                             Low          High                    Low          High
                                        ------------- -------------           ------------ -------------
5/2/2000 to 4/5/2000....        28,132* (Pounds)16.98 (Pounds)17.03
                                               $23.81        $27.38
5/2/2000 to 4/5/2000....     5,881,093   (Pounds)9.79 (Pounds)18.30
                                               $15.08        $16.00
5/2/2000 to 4/5/2000....                                            5,881,093 (Pounds)9.55 (Pounds)18.30
                                                                                    $15.97        $26.96

                                           Purchase Price per       Number       Sale Price per share
Date                     Number bought share((Pounds)/(Euro)/US$)    sold       ((Pounds)/(Euro)/US$)
------------------------ ------------- -------------------------- ----------  --------------------------
                                           Low          High                      Low          High
                                       ------------ -------------             ------------ -------------
5/5/2000 to 4/8/2000....                                              21,000* (Pounds)9.43  (Pounds)9.43
                                       (Pounds)7.27 (Pounds)10.78
5/5/2000 to 4/8/2000....     2,683,347  (Euro)16.41   (Euro)16.41  2,683,347  (Pounds)7.27 (Pounds)10.78
                                             $13.43        $15.05              (Euro)16.41   (Euro)16.41
5/8/2000 to 4/11/2000...    21,335,317 (Pounds)8.74 (Pounds)13.58
5/8/2000 to 4/11/2000...                                          21,385,534  (Pounds)8.91 (Pounds)13.58
5/11/2000 to 4/1/2001...                                              14,291* (Pounds)2.99  (Pounds)6.22
                                                                                     $9.25         $9.25
5/11/2000 to 4/1/2001...     3,786,415 (Pounds)2.79  (Pounds)8.62
                                              $4.18        $10.32
5/11/2000 to 4/1/2001...                                           3,781,232  (Pounds)2.79  (Pounds)7.74

--------
*Dealings for discretionary clients

For the dealings of Morgan Stanley & Co. International Limited, see the table below:

Individual dealings in Sema Shares from 5 January 2001 to 15 February 2001

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
5 February 2001.................         1,500                         4.16
5 February 2001.................         2,000                         4.05
5 February 2001.................           500                         4.38
5 February 2001.................         1,000                         4.79
5 February 2001.................         5,000                         4.83
5 February 2001.................         2,000                         4.43
5 February 2001.................         2,000                         4.76
5 February 2001.................         8,000                         4.41
5 February 2001.................         8,000                         4.43
5 February 2001.................         5,000                         4.57
5 February 2001.................         8,000                         4.67
5 February 2001.................         2,000                         4.76
5 February 2001.................         8,000                         4.81
5 February 2001.................         5,000                         4.81
5 February 2001.................         8,000                         4.40
5 February 2001.................           500                         4.16
5 February 2001.................         1,619                         4.43
5 February 2001.................           710                         4.42
5 February 2001.................         5,000                         4.02
5 February 2001.................         2,000                         4.63
5 February 2001.................         5,302                         4.45
5 February 2001.................         8,000                         4.42
5 February 2001.................         5,000                         4.49
5 February 2001.................           561                         4.42
5 February 2001.................         2,000                         4.42
5 February 2001.................         8,000                         4.40
5 February 2001.................         2,698                         4.45
5 February 2001.................         8,000                         4.52
5 February 2001.................         2,000                         4.18
5 February 2001.................         8,000                         4.67
5 February 2001.................           381                         4.43
5 February 2001.................            58                         4.21
5 February 2001.................         2,000                         4.21
5 February 2001.................         2,000                         4.21
5 February 2001.................         2,000                         4.60
5 February 2001.................         2,000                         4.78
5 February 2001.................         1,703                         4.78
5 February 2001.................         2,000                         4.40

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
5 February 2001.................         2,000                         4.15
5 February 2001.................         2,000                         4.16
5 February 2001.................         1,312                         4.22
5 February 2001.................           297                         4.78
5 February 2001.................         4,585                         4.72
5 February 2001.................           200                         4.72
5 February 2001.................           200                         4.72
5 February 2001.................         2,000                         4.72
5 February 2001.................           225                         4.72
5 February 2001.................           320                         4.72
5 February 2001.................           170                         4.72
5 February 2001.................           300                         4.72
5 February 2001.................         5,000                         4.42
5 February 2001.................         5,000                         4.39
5 February 2001.................         2,000                         4.15
5 February 2001.................         1,000                         4.44
5 February 2001.................           630                         4.22
5 February 2001.................         5,000                         4.58
5 February 2001.................         5,000                         4.71
5 February 2001.................         5,000                         4.61
5 February 2001.................         2,000                         4.62
5 February 2001.................         2,000                         4.43
5 February 2001.................                     8,000             4.44
5 February 2001.................                     2,000             4.43
5 February 2001.................                       720             4.44
5 February 2001.................                     8,000             4.47
5 February 2001.................                     1,500             4.46
5 February 2001.................                     1,000             4.07
5 February 2001.................                     2,000             4.12
5 February 2001.................                       500             4.44
5 February 2001.................                     2,000             4.45
5 February 2001.................                     2,000             4.42
5 February 2001.................                        66             4.34
5 February 2001.................                       823             4.34
5 February 2001.................                       611             4.34
5 February 2001.................                       800             4.34
5 February 2001.................                       757             4.34
5 February 2001.................                     1,418             4.35
5 February 2001.................                       500             4.35
5 February 2001.................                     1,000             4.35
5 February 2001.................                     1,000             4.35
5 February 2001.................                     1,000             4.35
5 February 2001.................                       500             4.35
5 February 2001.................                       500             4.36
5 February 2001.................                       560             4.45
5 February 2001.................                     1,800             4.52
5 February 2001.................                     2,000             4.54
5 February 2001.................                     8,000             4.49
5 February 2001.................                     2,000             4.43
5 February 2001.................                     2,000             4.40
5 February 2001.................                     2,000             4.41
5 February 2001.................                     2,000             4.44
5 February 2001.................                     2,000             4.44
5 February 2001.................                     2,000             4.46
5 February 2001.................                     2,000             4.44

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
5 February 2001.................                     2,000             4.45
5 February 2001.................                     2,000             4.42
5 February 2001.................                     2,000             4.85
5 February 2001.................                     2,000             4.66
5 February 2001.................                     1,368             4.66
5 February 2001.................                       632             4.67
5 February 2001.................                     2,000             4.69
5 February 2001.................                     1,500             4.68
5 February 2001.................                     2,000             4.67
5 February 2001.................                     2,000             4.67
5 February 2001.................                     2,000             4.67
5 February 2001.................                     2,000             4.69
5 February 2001.................                     2,000             4.40
5 February 2001.................                     2,000             4.40
5 February 2001.................                     2,000             4.39
5 February 2001.................                     2,000             4.50
5 February 2001.................                     2,000             4.50
5 February 2001.................                     2,000             4.36
5 February 2001.................                     2,000             4.55
5 February 2001.................                       621             4.60
5 February 2001.................                     1,500             4.43
5 February 2001.................                     2,000             4.43
5 February 2001.................                     2,000             4.39
5 February 2001.................                     2,000             4.43
5 February 2001.................                     2,000             4.45
5 February 2001.................                     5,000             4.77
5 February 2001.................                     2,000             4.65
5 February 2001.................                     2,000             4.58
5 February 2001.................                     2,000             4.58
5 February 2001.................                     2,000             4.42
5 February 2001.................                     1,943             4.07
5 February 2001.................                     1,268             3.95
5 February 2001.................                     5,000             3.96
5 February 2001.................                     1,000             4.43
5 February 2001.................                     2,000             4.50
5 February 2001.................                     1,000             4.35
5 February 2001.................                       500             4.68
5 February 2001.................                     2,000             4.75
5 February 2001.................                     2,000             4.75
5 February 2001.................                     2,000             4.75
5 February 2001.................                     2,000             4.38
5 February 2001.................                       400             4.60
5 February 2001.................                     2,000             4.74
5 February 2001.................                     2,000             4.46
5 February 2001.................                     5,742             3.95
5 February 2001.................                     2,000             4.41
5 February 2001.................                     2,000             4.44
5 February 2001.................                     2,000             4.61
5 February 2001.................                     5,000             4.19
5 February 2001.................                     8,000             4.13
5 February 2001.................                     2,000             4.16
5 February 2001.................                     2,000             4.13
5 February 2001.................                     1,000             4.11
5 February 2001.................                        73             4.11
5 February 2001.................                     1,750             4.11

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
5 February 2001.................                       177             4.12
5 February 2001.................                       200             4.45
5 February 2001.................                     1,000             4.45
5 February 2001.................                        59             4.43
5 February 2001.................                       100             4.43
5 February 2001.................                        65             4.43
5 February 2001.................                        13             4.43
5 February 2001.................                     1,763             4.43
5 February 2001.................                       180             4.44
5 February 2001.................                     1,100             4.44
5 February 2001.................                     1,500             4.44
5 February 2001.................                     2,000             4.42
5 February 2001.................                     2,000             4.39
5 February 2001.................                     2,000             4.74
5 February 2001.................                     2,000             4.08
5 February 2001.................                       979             4.60
5 February 2001.................                     1,440             4.45
5 February 2001.................                       200             4.52
5 February 2001.................                     2,000             4.60
5 February 2001.................                     2,000             4.42
5 February 2001.................                     2,000             4.43
5 February 2001.................                     2,000             4.43
5 February 2001.................                     2,000             4.45
5 February 2001.................                     2,000             4.38
5 February 2001.................                     2,000             4.81
5 February 2001.................                     2,000             4.74
5 February 2001.................                     2,000             4.55
5 February 2001.................                     5,000             4.44
5 February 2001.................                       525             4.35
5 February 2001.................                       990             3.95
5 February 2001.................                     5,000             4.46
5 February 2001.................                     2,000             4.70
5 February 2001.................                     2,000             4.75
6 February 2001.................                     2,000             4.51
6 February 2001.................                     2,000             4.51
6 February 2001.................                     2,000             4.51
6 February 2001.................                     2,000             4.45
6 February 2001.................                     2,000             4.44
6 February 2001.................                     2,000             4.47
6 February 2001.................                     2,000             4.46
6 February 2001.................                     2,000             4.46
6 February 2001.................                    10,885             4.49
6 February 2001.................                     4,800             4.48
6 February 2001.................                       800             4.49
6 February 2001.................                     2,000             4.54
6 February 2001.................                     2,000             4.53
6 February 2001.................                    10,000             4.50
6 February 2001.................                     1,000             4.49
6 February 2001.................                     1,532             4.51
6 February 2001.................                     2,000             4.49
6 February 2001.................                     2,000             4.49
6 February 2001.................                     5,545             4.48
6 February 2001.................                     5,544             4.48
6 February 2001.................                     2,000             4.51
6 February 2001.................                       800             4.53

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
6 February 2001.................                     4,300             4.50
6 February 2001.................                    38,000             4.51
6 February 2001.................                       800             4.50
6 February 2001.................                    17,000             4.49
6 February 2001.................                     4,115             4.49
6 February 2001.................                     4,115             4.48
6 February 2001.................                     2,000             4.54
6 February 2001.................                    14,000             4.47
6 February 2001.................                    13,000             4.47
6 February 2001.................                     2,000             4.53
6 February 2001.................                     1,138             4.53
6 February 2001.................                    12,000             4.50
6 February 2001.................                    12,615             4.48
6 February 2001.................                       300             4.48
6 February 2001.................                    11,000             4.48
6 February 2001.................                     1,000             4.54
6 February 2001.................                     1,891             4.47
6 February 2001.................                     1,890             4.47
6 February 2001.................                     4,939             4.40
6 February 2001.................                       400             4.47
6 February 2001.................                     5,000             4.51
6 February 2001.................                     5,000             4.51
6 February 2001.................                       800             4.48
6 February 2001.................                       700             4.50
6 February 2001.................                    10,040             4.50
6 February 2001.................                       891             4.48
6 February 2001.................                    50,000             4.50
6 February 2001.................                    12,500             4.49
6 February 2001.................                    17,260             4.50
6 February 2001.................                     2,000             4.53
6 February 2001.................                     2,000             4.53
6 February 2001.................                     2,000             4.54
6 February 2001.................                     1,000             4.54
6 February 2001.................                     2,000             4.52
6 February 2001.................                     6,000             4.53
6 February 2001.................                    21,000             4.48
6 February 2001.................                    25,000             4.52
6 February 2001.................                    11,350             4.52
6 February 2001.................                    11,350             4.52
6 February 2001.................                     2,882             4.56
6 February 2001.................                    24,000             4.57
6 February 2001.................                    35,000             4.55
6 February 2001.................                     2,000             4.49
6 February 2001.................                    15,000             4.47
6 February 2001.................                     9,000             4.49
6 February 2001.................                     2,000             4.50
6 February 2001.................                     1,800             4.47
6 February 2001.................                     5,468             4.51
6 February 2001.................                       618             4.55
6 February 2001.................                     9,000             4.57
6 February 2001.................                       400             4.48
6 February 2001.................                     5,000             4.48
6 February 2001.................                     5,300             4.48
6 February 2001.................                        85             4.48
6 February 2001.................                     5,000             4.50

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
6 February 2001.................                    16,800             4.50
6 February 2001.................                    10,000             4.48
6 February 2001.................                     1,200             4.49
6 February 2001.................                     2,000             4.49
6 February 2001.................                     4,000             4.50
6 February 2001.................                     1,000             4.51
6 February 2001.................                       500             4.50
6 February 2001.................                     2,000             4.49
6 February 2001.................           940                         4.47
6 February 2001.................                       686             4.47
6 February 2001.................                       257             4.47
7 February 2001.................         1,000                         4.42
7 February 2001.................         2,000                         4.41
7 February 2001.................         1,000                         4.42
7 February 2001.................         4,000                         4.42
7 February 2001.................         1,000                         4.47
7 February 2001.................           185                         4.47
7 February 2001.................         5,000                         4.41
7 February 2001.................         2,000                         4.42
7 February 2001.................         2,000                         4.42
7 February 2001.................         2,000                         4.42
7 February 2001.................         2,000                         4.42
7 February 2001.................         8,000                         4.50
7 February 2001.................         2,000                         4.42
7 February 2001.................         2,000                         4.42
7 February 2001.................         2,000                         4.42
7 February 2001.................         5,000                         4.38
7 February 2001.................         5,000                         4.38
7 February 2001.................         1,400                         4.42
7 February 2001.................           600                         4.42
7 February 2001.................         1,000                         4.42
7 February 2001.................                     2,000             4.46
7 February 2001.................                     2,000             4.42
7 February 2001.................                       900             4.43
7 February 2001.................                     2,000             4.44
7 February 2001.................                     2,000             4.43
7 February 2001.................                   103,085             4.44
7 February 2001.................                     2,000             4.38
7 February 2001.................                    97,357             4.40
7 February 2001.................                     1,585             4.42
7 February 2001.................                   119,960             4.42
7 February 2001.................                     1,100             4.42
7 February 2001.................                     2,000             4.42
7 February 2001.................                     2,000             4.42
7 February 2001.................                     2,000             4.41
7 February 2001.................                    12,543             4.37
7 February 2001.................                     2,000             4.50
7 February 2001.................                     2,000             4.42
7 February 2001.................                     5,600             4.42
7 February 2001.................                     2,500             4.44
7 February 2001.................                       415             4.42
7 February 2001.................                     2,000             4.39
7 February 2001.................                     2,000             4.42
7 February 2001.................                     2,000             4.45
7 February 2001.................                     2,400             4.43

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
7 February 2001.................                     2,000             4.35
7 February 2001.................                     2,000             4.42
7 February 2001.................                     8,000             4.41
7 February 2001.................                       900             4.44
7 February 2001.................                     1,100             4.44
7 February 2001.................                     1,287             4.44
7 February 2001.................                     3,850             4.44
7 February 2001.................                       113             4.44
7 February 2001.................                     2,000             4.44
7 February 2001.................                     3,850             4.44
7 February 2001.................                     3,037             4.44
7 February 2001.................                       750             4.44
7 February 2001.................                        63             4.44
7 February 2001.................                       937             4.44
7 February 2001.................                       700             4.44
7 February 2001.................                       500             4.44
7 February 2001.................                       750             4.44
7 February 2001.................                       250             4.44
7 February 2001.................                       213             4.44
7 February 2001.................                       500             4.44
7 February 2001.................                     2,000             4.45
8 February 2001.................         2,000                         4.53
8 February 2001.................         2,000                         4.58
8 February 2001.................         1,166                         4.58
8 February 2001.................         2,000                         4.70
8 February 2001.................         2,000                         4.73
8 February 2001.................         1,196                         4.69
8 February 2001.................         1,757                         4.56
8 February 2001.................         2,000                         4.57
8 February 2001.................           902                         4.70
8 February 2001.................         1,098                         4.70
8 February 2001.................            40                         4.70
8 February 2001.................         5,000                         4.70
8 February 2001.................         5,000                         4.69
8 February 2001.................         2,000                         4.72
8 February 2001.................         2,000                         4.72
8 February 2001.................         1,500                         4.64
8 February 2001.................           500                         4.64
8 February 2001.................         2,000                         4.56
8 February 2001.................         2,000                         4.72
8 February 2001.................         2,000                         4.74
8 February 2001.................         1,164                         4.71
8 February 2001.................         3,836                         4.71
8 February 2001.................           804                         4.69
8 February 2001.................         8,000                         4.69
8 February 2001.................         2,000                         4.67
8 February 2001.................         2,000                         4.54
8 February 2001.................                     5,000             4.62
8 February 2001.................                       660             4.68
8 February 2001.................                     1,340             4.68
8 February 2001.................                     2,000             4.67
8 February 2001.................                     1,000             4.67
8 February 2001.................                     2,000             4.50
8 February 2001.................                     5,000             4.65
8 February 2001.................                       612             4.50

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
8 February 2001.................                       144             4.50
8 February 2001.................                       244             4.50
8 February 2001.................                     2,000             4.68
8 February 2001.................                     8,000             4.70
8 February 2001.................                     2,000             4.68
8 February 2001.................                     2,000             4.66
8 February 2001.................                       100             4.66
8 February 2001.................                     1,000             4.67
8 February 2001.................                     2,000             4.67
8 February 2001.................                     2,000             4.50
8 February 2001.................                       900             4.66
8 February 2001.................                     8,000             4.53
8 February 2001.................                     5,000             4.67
8 February 2001.................                     5,000             4.68
8 February 2001.................                     2,000             4.69
8 February 2001.................                     2,000             4.68
8 February 2001.................                     2,000             4.69
8 February 2001.................                     5,000             4.55
8 February 2001.................                     2,000             4.68
8 February 2001.................                     2,000             4.68
9 February 2001.................         2,000                         4.85
9 February 2001.................         7,866                         4.79
9 February 2001.................           171                         4.78
9 February 2001.................         2,000                         4.78
9 February 2001.................         2,000                         4.78
9 February 2001.................         2,000                         4.78
9 February 2001.................         2,000                         4.67
9 February 2001.................         2,000                         4.67
9 February 2001.................         1,000                         4.92
9 February 2001.................         1,000                         4.92
9 February 2001.................         1,866                         4.76
9 February 2001.................           134                         4.75
9 February 2001.................           500                         4.86
9 February 2001.................         1,500                         4.86
9 February 2001.................           134                         4.79
9 February 2001.................         2,500                         4.79
9 February 2001.................         2,000                         4.78
9 February 2001.................         2,000                         4.86
9 February 2001.................         1,829                         4.79
9 February 2001.................         2,000                         4.86
9 February 2001.................         2,000                         4.86
9 February 2001.................         2,000                         4.87
9 February 2001.................         5,000                         4.74
9 February 2001.................         2,000                         4.86
9 February 2001.................         2,000                         4.86
9 February 2001.................         2,000                         4.86
9 February 2001.................           500                         4.86
9 February 2001.................         2,000                         4.85
9 February 2001.................         1,500                         4.86
9 February 2001.................         2,000                         4.85
9 February 2001.................         1,000                         4.84
9 February 2001.................         2,000                         4.86
9 February 2001.................         2,173                         4.73
9 February 2001.................         2,000                         4.67
9 February 2001.................         8,000                         4.72

Date                             Number bought Number sold Price ((Pounds))
-------------------------------- ------------- ----------- ----------------
9 February 2001.................         5,000                         4.73
9 February 2001.................         1,100                         4.76
9 February 2001.................           900                         4.77
9 February 2001.................         2,000                         4.75
9 February 2001.................         2,000                         4.76
9 February 2001.................         2,000                         4.89
9 February 2001.................         2,000                         4.89
9 February 2001.................                       742             4.80
9 February 2001.................                       500             4.66
9 February 2001.................                       628             4.68
9 February 2001.................                       500             4.77
9 February 2001.................                       500             4.77
9 February 2001.................                     1,000             4.84
9 February 2001.................                       500             4.84
9 February 2001.................                     1,277             4.84
9 February 2001.................                     3,173             4.66
9 February 2001.................                     2,000             4.66
9 February 2001.................                     2,000             4.65
9 February 2001.................                     2,000             4.65
9 February 2001.................                     2,000             4.68
9 February 2001.................                     1,000             4.76
9 February 2001.................                     2,000             4.76
9 February 2001.................                     5,000             4.78
9 February 2001.................                     5,000             4.66
9 February 2001.................                     2,000             4.66
9 February 2001.................                     2,000             4.66
9 February 2001.................                     1,500             4.66
9 February 2001.................                     2,000             4.66
9 February 2001.................                     8,000             4.76
9 February 2001.................                     2,000             4.77
9 February 2001.................                     2,500             4.78
9 February 2001.................                     2,600             4.84
9 February 2001.................                     7,258             4.80
9 February 2001.................                     1,372             4.68
9 February 2001.................                     8,000             4.91
9 February 2001.................                    71,350             4.91
9 February 2001.................                    26,250             4.90
9 February 2001.................                       200             4.78
9 February 2001.................                     8,000             4.78
9 February 2001.................                     2,623             4.84
9 February 2001.................                     1,800             4.78

Aggregate dealings in Sema Shares from 5 February 2000 to 4 January 2001

                                         Purchase Price per share                   Sale Price per share
Date                     Number bought     ((Pounds)/(Euro)/US$)     Number sold    ((Pounds)/(Euro)/US$)
------------------------ ------------- ----------------------------- ----------- ---------------------------
                                            Low            High                       Low          High
                                       -------------- --------------             ------------- -------------
5/2/2000 to 4/5/2000....       122,722  (Pounds)9.90  (Pounds)17.59      503,656  (Pounds)9.90 (Pounds)17.58
                                                                                        $15.93        $15.95
5/5/2000 to 4/8/2000....        31,300  (Pounds)8.522  (Pounds)9.786   1,320,516  (Pounds)8.56 (Pounds)10.15
                                                                                        $10.97        $15.83
5/8/2000 to 4/11/2000...     3,620,685 (Pounds)13.127 (Pounds)13.127   3,032,218 (Pounds)13.13 (Pounds)13.13
                                              $12.375        $12.375                    $15.55        $15.55
                                                                                   (Euro)18.97   (Euro)18.97
5/11/2000 to 4/1/2001...       278,679 (Pounds)11.821 (Pounds)12.889     278,684  (Pounds)7.23 (Pounds)12.89

For the dealings of Morgan Stanley Dean Witter Bank Limited, Milan branch (formerly known as Banca Morgan Stanley S.p.A.), see the table below:

Aggregate dealings in Sema Shares from 5 February 2000 to 4 January 2001

                                            Purchase Price per                     Sale Price per share
Date                     Number bought  share((Pounds)/(Euro)/US$)  Number sold    ((Pounds)/(Euro)/US$)
------------------------ -------------  --------------------------- -----------  -------------------------
                                             Low          High                       Low          High
                                        ------------- -------------              ------------ ------------
5/2/2000 to 4/5/2000....        75,600* (Pounds)10.13 (Pounds)17.67
5/5/2000 to 4/8/2000....         1,000*  (Pounds)8.89  (Pounds)8.89
5/5/2000 to 4/8/2000....                                                 57,100* (Pounds)9.45 (Pounds)9.45
5/11/2000 to 4/1/2001...         5,000*  (Pounds)6.99  (Pounds)6.99
5/11/2000 to 4/1/2001...                                                 44,000* (Pounds)2.87 (Pounds)2.87

--------
*Dealings for discretionary clients

For the dealings of Morgan Stanley Securities Limited, see the table below:
Individual dealings in Sema Shares from 5 January 2001 to 15 February 2001

Date                       Number bought Number sold Price ((Pounds)/(Euro)/US$)
-------------------------- ------------- ----------- ---------------------------
9 January 2001............                    34,650                (Pounds)2.52
21 January 2001...........         2,000                            (Pounds)3.95
1 February 2001...........                     2,700                (Pounds)3.74

Aggregate dealings in Sema Shares from 5 February 2000 to 4 January 2001

                                         Purchase Price per share                    Sale Price per share
Date                     Number bought     ((Pounds)/(Euro)/US$)     Number sold     ((Pounds)/(Euro)/US$)
------------------------ ------------- ----------------------------- ----------- -----------------------------
                                            Low            High                       Low            High
                                       -------------- --------------             -------------- --------------
5/2/2000 to 4/5/2000....       279,073  (Pounds)9.69  (Pounds)16.94
5/2/2000 to 4/5/2000....                                                  13,374 (Pounds)10.08  (Pounds)18.00
5/5/2000 to 4/8/2000....        49,427  (Pounds)7.33  (Pounds)10.27
5/5/2000 to 4/8/2000....                                                  93,378  (Pounds)8.56   (Pounds)9.60
5/8/2000 to 4/11/2000...        32,095 (Pounds)10.20  (Pounds)12.39
5/8/2000 to 4/11/2000...                                                 105,735  (Pounds)10.18 (Pounds)12.77
5/11/2000 to 4/1/2001...        30,000  (Pounds)2.56   (Pounds)7.90
5/11/2000 to 4/1/2001...                                                  45,208   (Pounds)2.77  (Pounds)3.03

For the dealings of Bank Morgan Stanley AG, see table below:

Aggregate dealings in Sema Shares from 5 February 2000 to 4 January 2001

                                            Purchase Price per                       Sale Price per share
Date                     Number bought  share ((Pounds)/(Euro)/US$)  Number sold     ((Pounds)/(Euro)/US$)
------------------------ ------------- ----------------------------- ----------- -----------------------------
                                            Low            High                       Low            High
                                       -------------- --------------             -------------- --------------
5/2/2000 to 4/5/2000....       376,226  (Pounds)10.02  (Pounds)17.67
5/2/2000 to 4/5/2000....                                                   2,700  (Pounds)11.21  (Pounds)11.21
5/5/2000 to 4/8/2000....       130,600  (Pounds)10.51   (Pounds)8.53
5/5/2000 to 4/8/2000....                                                 133,410  (Pounds)10.25   (Pounds)8.63
5/8/2000 to 4/11/2000...         6,680   (Pounds)9.79  (Pounds)11.95
5/8/2000 to 4/11/2000...                                                  32,669  (Pounds)10.23  (Pounds)12.08
5/11/2000 to 4/1/2001...                                                 363,440   (Pounds)2.72   (Pounds)7.12

For the dealings of Morgan Stanley Dean Witter Investment Management Inc., see the table below:

Individual dealings in Sema shares from 5 January 2001 to 15 February 2001

Date                         Number bought Number sold Price ((Pounds)/Euro/US$)
---------------------------- ------------- ----------- -------------------------
8 January 2001..............         5,385                          (Pounds)2.59
8 January 2001..............         1,745                          (Pounds)2.59
30 January 2001.............                        98              (Pounds)4.01

Aggregate dealings in Sema Shares from 5 February 2000 to 4 January 2001

                                           Purchase Price per      Number    Sale Price per share
Date                     Number bought share ((Pounds)/(Euro)/US$)  sold     ((Pounds)/(Euro)/US$)
------------------------ ------------- --------------------------- ------ ---------------------------
                                            Low          High                  Low          High
                                       ------------- -------------        ------------- -------------
5/2/2000 to 4/5/2000....                                           74,727 (Pounds)10.15 (Pounds)18.11
5/2/2000 to 4/5/2000....        74,896 (Pounds)10.26 (Pounds)17.25
5/5/2000 to 4/8/2000....                                              111  (Pounds)7.31 (Pounds)10.18
5/5/2000 to 4/8/2000....       166,359  (Pounds)9.40 (Pounds)10.83
5/8/2000 to 4/11/2000...                                            4,863 (Pounds)11.50 (Pounds)11.50
5/8/2000 to 4/11/2000...        46,723  (Pounds)9.80 (Pounds)11.42
5/11/2000 to 4/1/2001...                                              240  (Pounds)7.70  (Pounds)7.70
5/11/2000 to 4/1/2001...         1,201  (Pounds)2.90  (Pounds)2.90

For the dealings of Dean Witter Associates in Sema Shares, see the table below:

Aggregate dealings in Sema Shares from 5 February 2000 to 4 November 2000

                                           Purchase Price per      Number    Sale Price per share
Date                     Number bought share ((Pounds)/(Euro)/US$)  sold     ((Pounds)/(Euro)/US$)
------------------------ ------------- --------------------------- ------ ---------------------------
                                            Low          High                  Low          High
                                       ------------- -------------        ------------- -------------
5/1/2000 to 4/5/2000....                                           89,352 (Pounds)17.18 (Pounds)27.19
                                                                    3,130 (Pounds)14.75 (Pounds)14.75

(bb) Sema Shares traded on Euronext Paris

For the dealings of Morgan Stanley & Co. Incorporated, see the tables below:

Individual dealings in Sema Shares from 5 January 2001 to 15 February 2001

Date                       Number bought Number sold Price ((Pounds)/(Euro)/US$)
-------------------------- ------------- ----------- ---------------------------
17 January 2001...........        10,000                            (Pounds)5.68
17 January 2001...........                    10,000                (Pounds)5.68

Aggregate dealings in Sema Shares from 5 February 2000 to 4 January 2001

                                       Purchase Price per  Number Sale Price per share
Date                     Number bought   share ((Euro))     sold        ((Euro))
------------------------ ------------- ------------------- ------ ---------------------
                                          Low      High              Low        High
                                       --------- ---------        ---------- ----------
5/2/2000 to 4/5/2000....        18,900     21.37     24.03
5/2/2000 to 4/5/2000....                                   18,900      21.37      24.03
5/5/2000 to 4/8/2000....         4,800     16.48     16.48
5/5/2000 to 4/8/2000....                                    4,800      16.48      16.48
5/8/2000 to 4/11/2000...         1,000     16.19     16.19
5/8/2000 to 4/11/2000...                                    1,000      16.19      16.19
5/11/2000 to 4/1/2001...           700      4.74      4.74
5/11/2000 to 4/1/2001...                                      700       4.74       4.74

For the dealings of Morgan Stanley & Co. International Limited, see the table below:

Individual dealings in Sema Shares from 5 January 2001 to 15 February 2001

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
5 January 2001....................        11,460                       4.27
8 January 2001....................        16,548                       4.20
9 January 2001....................           921                       4.02
10 January 2001...................           119                       4.19
11 January 2001...................                    11,946           4.86
12 January 2001...................                    17,102           5.60
17 January 2001...................                    10,000           5.71
17 January 2001...................        10,000                       5.68
19 January 2001...................         1,500                       6.25
19 January 2001...................                     1,500           6.24
22 January 2001...................                     1,200           6.29

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
22 January 2001...................         1,200                       6.27
24 January 2001...................         3,873                       5.96
25 January 2001...................         2,748                       6.45
25 January 2001...................                     2,115           6.48
26 January 2001...................         1,890                       6.15
26 January 2001...................                     6,396           6.24
26 January 2001...................         3,342                       6.14
26 January 2001...................       100,000                       6.29
26 January 2001...................         8,004                       6.30
26 January 2001...................                   103,342           6.29
29 January 2001...................         2,150                       6.12
29 January 2001...................                     2,150           6.14
29 January 2001...................                     8,004           6.30
30 January 2001...................                     5,000           6.35
30 January 2001...................         5,000                       6.29
30 January 2001...................                     2,138           6.23
30 January 2001...................         2,138                       6.21
31 January 2001...................         1,000                       5.96
31 January 2001...................                     1,000           5.96
1 February 2001...................        14,871                       6.00
1 February 2001...................                       200           5.91
2 February 2001...................        27,217                       6.23
2 February 2001...................                     1,600           6.22
5 February 2001...................         2,923                       6.70
5 February 2001...................        58,816                       6.94
5 February 2001...................                    50,228           7.13
5 February 2001...................         1,805                       6.65
5 February 2001...................         2,004                       6.65
5 February 2001...................           400                       6.49
5 February 2001...................           400                       6.66
5 February 2001...................            82                       6.49
5 February 2001...................         2,856                       6.72
5 February 2001...................           339                       6.54
5 February 2001...................           200                       6.49
5 February 2001...................           670                       6.50
5 February 2001...................           200                       6.47
5 February 2001...................            61                       6.54
5 February 2001...................           100                       6.92
5 February 2001...................           100                       6.92
5 February 2001...................         1,904                       6.92
5 February 2001...................            11                       7.08
5 February 2001...................           480                       7.08
5 February 2001...................           270                       7.08
5 February 2001...................           280                       7.47
5 February 2001...................           200                       7.47
5 February 2001...................           200                       7.44
5 February 2001...................           200                       7.44
5 February 2001...................            39                       7.09
5 February 2001...................           662                       7.10
5 February 2001...................            60                       7.10
5 February 2001...................         1,000                       7.10
5 February 2001...................         1,138                       7.11
5 February 2001...................           862                       7.11
5 February 2001...................           350                       7.10
5 February 2001...................           459                       7.10

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
5 February 2001...................           400                       6.96
5 February 2001...................           400                       7.04
5 February 2001...................           200                       7.00
5 February 2001...................         1,424                       7.47
5 February 2001...................           300                       7.28
5 February 2001...................           111                       7.28
5 February 2001...................         1,000                       7.27
5 February 2001...................           160                       7.27
5 February 2001...................           150                       7.27
5 February 2001...................         3,000                       7.27
5 February 2001...................         4,360                       7.28
5 February 2001...................            80                       7.27
5 February 2001...................         3,850                       7.26
5 February 2001...................           400                       7.26
5 February 2001...................         2,020                       7.26
5 February 2001...................           177                       7.26
5 February 2001...................         1,731                       7.27
5 February 2001...................         2,000                       7.27
5 February 2001...................           100                       7.26
5 February 2001...................           400                       7.26
5 February 2001...................         1,807                       7.26
5 February 2001...................           132                       7.25
5 February 2001...................         3,000                       7.25
5 February 2001...................         1,000                       7.25
5 February 2001...................         1,517                       7.25
5 February 2001...................            55                       7.28
5 February 2001...................         1,000                       7.28
5 February 2001...................           200                       7.28
5 February 2001...................            18                       7.28
5 February 2001...................           560                       7.36
5 February 2001...................           450                       7.40
5 February 2001...................           500                       7.40
5 February 2001...................           200                       7.40
5 February 2001...................           194                       7.40
5 February 2001...................                       200           6.68
5 February 2001...................                       160           6.66
5 February 2001...................                        40           6.66
5 February 2001...................                        50           6.48
5 February 2001...................                       100           6.48
5 February 2001...................                       200           6.49
5 February 2001...................                        50           6.48
5 February 2001...................                       200           6.52
5 February 2001...................                         1           6.52
5 February 2001...................                       199           6.52
5 February 2001...................                       200           6.55
5 February 2001...................                       200           6.55
5 February 2001...................                       191           6.53
5 February 2001...................                       200           6.54
5 February 2001...................                     8,816           6.90
5 February 2001...................                       200           6.91
5 February 2001...................                       420           6.93
5 February 2001...................                       200           6.92
5 February 2001...................                     1,050           6.93
5 February 2001...................                       662           6.93
5 February 2001...................                     7,868           6.93

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
5 February 2001...................                       200           6.95
5 February 2001...................                       300           6.95
5 February 2001...................                       260           6.95
5 February 2001...................                     5,000           6.95
5 February 2001...................                       300           6.96
5 February 2001...................                        50           6.96
5 February 2001...................                       400           6.96
5 February 2001...................                     1,100           6.96
5 February 2001...................                     1,000           6.96
5 February 2001...................                       120           6.96
5 February 2001...................                       500           6.96
5 February 2001...................                     3,000           6.96
5 February 2001...................                     1,000           6.96
5 February 2001...................                       400           6.96
5 February 2001...................                       900           6.96
5 February 2001...................                       300           6.96
5 February 2001...................                       500           6.96
5 February 2001...................                       150           6.96
5 February 2001...................                        50           6.95
5 February 2001...................                       500           6.95
5 February 2001...................                     2,890           6.95
5 February 2001...................                       700           6.95
5 February 2001...................                       300           6.95
5 February 2001...................                       132           7.45
5 February 2001...................                       280           6.96
5 February 2001...................                     1,000           6.96
5 February 2001...................                       200           6.96
5 February 2001...................                       600           6.96
5 February 2001...................                       600           6.96
5 February 2001...................                     5,000           6.96
5 February 2001...................                    10,000           6.96
5 February 2001...................                     1,200           6.96
5 February 2001...................                       400           6.96
5 February 2001...................                     1,000           6.96
5 February 2001...................                       200           7.03
6 February 2001...................        49,568                       7.20
6 February 2001...................                     3,190           7.22
6 February 2001...................           150                       7.16
6 February 2001...................            50                       7.17
6 February 2001...................           150                       7.18
6 February 2001...................           240                       7.18
6 February 2001...................           200                       7.20
6 February 2001...................           200                       7.20
6 February 2001...................           400                       7.19
6 February 2001...................           200                       7.21
6 February 2001...................           200                       7.30
6 February 2001...................           400                       7.33
6 February 2001...................           200                       7.18
6 February 2001...................           200                       7.22
6 February 2001...................           200                       7.21
6 February 2001...................           200                       7.18
6 February 2001...................           200                       7.18
6 February 2001...................                       106           7.20
6 February 2001...................                     1,050           7.20
6 February 2001...................                       277           7.20

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
6 February 2001...................                       300           7.20
6 February 2001...................                       170           7.20
6 February 2001...................                       674           7.20
6 February 2001...................                     2,000           7.20
6 February 2001...................                       621           7.20
6 February 2001...................                       150           7.20
6 February 2001...................                       650           7.20
6 February 2001...................                        37           7.20
6 February 2001...................                       200           7.20
6 February 2001...................                       423           7.20
6 February 2001...................                       700           7.20
6 February 2001...................                       106           7.20
6 February 2001...................                       593           7.20
6 February 2001...................                        22           7.20
6 February 2001...................                     1,689           7.20
6 February 2001...................                       471           7.20
6 February 2001...................                       300           7.20
6 February 2001...................                     1,000           7.20
6 February 2001...................                       100           7.20
6 February 2001...................                     1,000           7.20
6 February 2001...................                        40           7.20
6 February 2001...................                       120           7.20
6 February 2001...................                       560           7.20
6 February 2001...................                     1,611           7.20
6 February 2001...................                       459           7.20
6 February 2001...................                       100           7.19
6 February 2001...................                       200           7.20
6 February 2001...................                       200           7.19
6 February 2001...................                       520           7.17
6 February 2001...................                       600           7.17
6 February 2001...................                       350           7.17
6 February 2001...................                       500           7.17
6 February 2001...................                       200           7.18
6 February 2001...................                       200           7.21
6 February 2001...................                     1,075           7.19
6 February 2001...................                       466           7.19
6 February 2001...................                       229           7.19
6 February 2001...................                       210           7.22
6 February 2001...................                        22           7.22
6 February 2001...................                       178           7.22
6 February 2001...................                       200           7.22
6 February 2001...................                     2,000           7.18
6 February 2001...................                       530           7.20
6 February 2001...................                       500           7.20
6 February 2001...................                       200           7.28
6 February 2001...................                       711           7.14
6 February 2001...................                       200           7.18
6 February 2001...................                       200           7.20
6 February 2001...................                       200           7.23
6 February 2001...................                       200           7.17
6 February 2001...................                       300           7.20
6 February 2001...................                         5           7.18
6 February 2001...................                       193           7.19
6 February 2001...................                       518           7.18
6 February 2001...................                       750           7.18

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
6 February 2001...................                         2           7.18
6 February 2001...................                       702           7.18
6 February 2001...................                        13           7.20
6 February 2001...................                     1,630           7.20
6 February 2001...................                       250           7.20
6 February 2001...................                       424           7.20
6 February 2001...................                       805           7.20
6 February 2001...................                       295           7.20
6 February 2001...................                       560           7.20
6 February 2001...................                       635           7.20
6 February 2001...................                     2,310           7.20
6 February 2001...................                        49           7.20
6 February 2001...................                       100           7.20
6 February 2001...................                       266           7.20
6 February 2001...................                       400           7.20
6 February 2001...................                        20           7.20
6 February 2001...................                       420           7.20
6 February 2001...................                       700           7.20
6 February 2001...................                     1,014           7.20
6 February 2001...................                     1,000           7.20
6 February 2001...................                       276           7.20
6 February 2001...................                     2,336           7.20
6 February 2001...................                       100           7.20
6 February 2001...................                       130           7.20
6 February 2001...................                       190           7.19
6 February 2001...................                       233           7.20
6 February 2001...................                     1,073           7.20
6 February 2001...................                     1,650           7.20
6 February 2001...................                       200           7.18
6 February 2001...................                       200           7.15
6 February 2001...................                        50           7.20
6 February 2001...................                       150           7.20
6 February 2001...................                       200           7.21
6 February 2001...................                       250           7.20
6 February 2001...................                       435           7.20
6 February 2001...................                     2,000           7.18
6 February 2001...................                       100           7.20
6 February 2001...................                         1           7.22
6 February 2001...................                        57           7.22
6 February 2001...................                       400           7.20
6 February 2001...................                       400           7.20
6 February 2001...................                       156           7.20
6 February 2001...................                       200           7.20
7 February 2001...................                       600           7.07
7 February 2001...................                       210           7.07
7 February 2001...................                       200           7.06
7 February 2001...................                       200           7.12
7 February 2001...................                       200           7.12
7 February 2001...................                       200           7.09
7 February 2001...................                       200           7.08
7 February 2001...................                       200           7.08
7 February 2001...................                       200           7.08
7 February 2001...................                       200           7.10
7 February 2001...................                        66           7.12
7 February 2001...................                     1,000           7.05

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
7 February 2001...................                       100           7.07
7 February 2001...................                       250           7.07
7 February 2001...................                        40           7.10
7 February 2001...................                        82           7.14
7 February 2001...................                       200           7.14
7 February 2001...................                       614           7.10
7 February 2001...................                     1,772           7.14
7 February 2001...................                       228           7.14
7 February 2001...................                       200           7.13
7 February 2001...................                       400           7.11
7 February 2001...................                       438           7.05
7 February 2001...................                       178           7.05
7 February 2001...................                       280           6.97
7 February 2001...................                     2,200           6.93
7 February 2001...................                       920           6.93
7 February 2001...................                       200           6.98
7 February 2001...................                        91           6.91
7 February 2001...................                       320           6.93
7 February 2001...................                     1,200           6.93
7 February 2001...................                       200           6.93
7 February 2001...................                       212           6.93
7 February 2001...................                       400           7.06
7 February 2001...................                     3,815           7.02
7 February 2001...................                       100           7.06
7 February 2001...................                     1,000           7.07
7 February 2001...................                       170           7.11
7 February 2001...................                       152           7.11
7 February 2001...................                       200           7.10
7 February 2001...................                     5,364           7.11
7 February 2001...................                        78           7.11
7 February 2001...................                       100           7.07
7 February 2001...................                     6,350           7.07
7 February 2001...................                       200           7.07
7 February 2001...................                     4,125           7.07
7 February 2001...................                     3,812           7.07
7 February 2001...................                     1,563           7.08
7 February 2001...................                       200           6.96
7 February 2001...................                       200           6.97
7 February 2001...................                       200           7.11
7 February 2001...................                       200           7.13
7 February 2001...................                     2,082           7.12
7 February 2001...................                       200           7.10
7 February 2001...................        44,112                       7.06
7 February 2001...................                     3,097           7.05
7 February 2001...................           300                       7.05
7 February 2001...................           200                       7.06
7 February 2001...................           400                       7.09
7 February 2001...................            12                       7.07
7 February 2001...................           188                       7.07
7 February 2001...................           250                       7.08
7 February 2001...................           150                       7.08
7 February 2001...................           200                       7.04
7 February 2001...................           200                       7.07
7 February 2001...................           400                       7.12
7 February 2001...................            86                       6.94

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
7 February 2001...................           114                       6.94
7 February 2001...................           129                       6.95
7 February 2001...................            68                       6.95
7 February 2001...................           200                       6.95
7 February 2001...................           200                       7.09
8 February 2001...................                     8,205           7.50
8 February 2001...................         8,405                       7.50
8 February 2001...................           200                       7.26
8 February 2001...................           130                       7.34
8 February 2001...................           200                       7.36
8 February 2001...................           100                       7.34
8 February 2001...................           500                       7.34
8 February 2001...................           200                       7.32
8 February 2001...................            75                       7.27
8 February 2001...................           200                       7.27
8 February 2001...................           200                       7.55
8 February 2001...................           500                       7.56
8 February 2001...................           200                       7.59
8 February 2001...................           500                       7.58
8 February 2001...................           200                       7.56
8 February 2001...................           200                       7.60
8 February 2001...................           200                       7.56
8 February 2001...................           200                       7.55
8 February 2001...................           400                       7.48
8 February 2001...................           200                       7.52
8 February 2001...................           369                       7.58
8 February 2001...................            30                       7.58
8 February 2001...................             1                       7.58
8 February 2001...................           500                       7.51
8 February 2001...................           100                       7.53
8 February 2001...................           198                       7.53
8 February 2001...................           202                       7.53
8 February 2001...................           500                       7.61
8 February 2001...................           130                       7.56
8 February 2001...................           370                       7.62
8 February 2001...................           609                       7.49
8 February 2001...................            91                       7.49
8 February 2001...................           150                       7.47
8 February 2001...................            50                       7.47
8 February 2001...................           500                       7.48
8 February 2001...................                        70           7.34
8 February 2001...................                       205           7.31
8 February 2001...................                       500           7.32
8 February 2001...................                       200           7.37
8 February 2001...................                       155           7.36
8 February 2001...................                        45           7.36
8 February 2001...................                        30           7.35
8 February 2001...................                       150           7.56
8 February 2001...................                       200           7.37
8 February 2001...................                       500           7.42
8 February 2001...................                       200           7.59
8 February 2001...................                        50           7.56
8 February 2001...................                       200           7.56
8 February 2001...................                       200           7.55
8 February 2001...................                       200           7.55

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
8 February 2001...................                       200           7.50
8 February 2001...................                       200           7.28
8 February 2001...................                       200           7.23
8 February 2001...................                       200           7.56
8 February 2001...................                       200           7.63
8 February 2001...................                       500           7.60
8 February 2001...................                       200           7.59
8 February 2001...................                       188           7.57
8 February 2001...................                        12           7.57
8 February 2001...................                       500           7.58
8 February 2001...................                       200           7.56
8 February 2001...................                       200           7.51
8 February 2001...................                       500           7.50
8 February 2001...................                       500           7.52
8 February 2001...................                       500           7.53
8 February 2001...................                       500           7.60
8 February 2001...................                       500           7.60
8 February 2001...................                       200           7.56
9 February 2001...................                    14,731           7.68
9 February 2001...................        14,731                       7.68
9 February 2001...................           200                       7.83
9 February 2001...................           500                       7.75
9 February 2001...................           471                       7.88
9 February 2001...................            29                       7.88
9 February 2001...................           500                       7.82
9 February 2001...................            80                       7.48
9 February 2001...................           120                       7.48
9 February 2001...................           133                       7.56
9 February 2001...................           367                       7.58
9 February 2001...................            20                       7.57
9 February 2001...................           130                       7.58
9 February 2001...................           500                       7.55
9 February 2001...................           200                       7.53
9 February 2001...................           200                       7.45
9 February 2001...................           200                       7.49
9 February 2001...................           500                       7.65
9 February 2001...................           500                       7.62
9 February 2001...................           200                       7.61
9 February 2001...................           500                       7.57
9 February 2001...................           400                       7.58
9 February 2001...................           200                       7.58
9 February 2001...................           170                       7.60
9 February 2001...................           530                       7.61
9 February 2001...................           200                       7.60
9 February 2001...................           200                       7.78
9 February 2001...................           200                       7.79
9 February 2001...................           200                       7.78
9 February 2001...................           500                       7.71
9 February 2001...................           474                       7.67
9 February 2001...................           200                       7.70
9 February 2001...................           120                       7.78
9 February 2001...................            80                       7.78
9 February 2001...................           700                       7.80
9 February 2001...................           500                       7.80
9 February 2001...................           500                       7.79

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
9 February 2001...................            50                       7.65
9 February 2001...................           400                       7.65
9 February 2001...................            54                       7.67
9 February 2001...................           450                       7.66
9 February 2001...................           400                       7.68
9 February 2001...................           100                       7.67
9 February 2001...................           500                       7.68
9 February 2001...................            26                       7.67
9 February 2001...................           500                       7.66
9 February 2001...................           200                       7.65
9 February 2001...................           500                       7.64
9 February 2001...................           200                       7.65
9 February 2001...................           200                       7.68
9 February 2001...................           227                       7.67
9 February 2001...................           200                       7.68
9 February 2001...................           200                       7.70
9 February 2001...................                       500           7.67
9 February 2001...................                       200           7.69
9 February 2001...................                       500           7.68
9 February 2001...................                        35           7.69
9 February 2001...................                       465           7.69
9 February 2001...................                       150           7.70
9 February 2001...................                       500           7.68
9 February 2001...................                       114           7.66
9 February 2001...................                        54           7.67
9 February 2001...................                        86           7.66
9 February 2001...................                       500           7.71
9 February 2001...................                       200           7.59
9 February 2001...................                       200           7.59
9 February 2001...................                       150           7.59
9 February 2001...................                       500           7.58
9 February 2001...................                       184           7.60
9 February 2001...................                       200           7.60
9 February 2001...................                       200           7.58
9 February 2001...................                       500           7.58
9 February 2001...................                       200           7.60
9 February 2001...................                        16           7.60
9 February 2001...................                       500           7.65
9 February 2001...................                       200           7.69
9 February 2001...................                        90           7.68
9 February 2001...................                       220           7.69
9 February 2001...................                         7           7.69
9 February 2001...................                        50           7.70
9 February 2001...................                       500           7.66
9 February 2001...................                       110           7.68
9 February 2001...................                       200           7.69
9 February 2001...................                       200           7.64
9 February 2001...................                       500           7.64
9 February 2001...................                       300           7.79
9 February 2001...................                       200           7.79
9 February 2001...................                       100           7.80
9 February 2001...................                       400           7.80
9 February 2001...................                       100           7.81
9 February 2001...................                       500           7.80
9 February 2001...................                       100           7.81

Date                               Number bought Number sold Price ((Euro))
---------------------------------- ------------- ----------- --------------
9 February 2001...................                       200           7.79
9 February 2001...................                       200           7.79
9 February 2001...................                       403           7.88
9 February 2001...................                       100           7.79
9 February 2001...................                       350           7.79
9 February 2001...................                        50           7.79
9 February 2001...................                         7           7.88
9 February 2001...................                        90           7.88
9 February 2001...................                       200           7.85
9 February 2001...................                       200           7.72
9 February 2001...................                       500           7.69
9 February 2001...................                       300           7.72
9 February 2001...................                       200           7.72
9 February 2001...................                        25           7.77
9 February 2001...................                       355           7.78
9 February 2001...................                        20           7.78
9 February 2001...................                       104           7.49
9 February 2001...................                        96           7.49
9 February 2001...................                       195           7.44
9 February 2001...................                       200           7.50
9 February 2001...................                       150           7.45
9 February 2001...................                         5           7.47
9 February 2001...................                        50           7.52
9 February 2001...................                       300           7.59
9 February 2001...................                       200           7.59
9 February 2001...................                       500           7.55
9 February 2001...................                     1,500           7.80
9 February 2001...................                     1,500           7.80

Aggregate dealings in Sema Shares from 5 January 2000 to 4 January 2001.

                                           Purchase Price per                   Sale Price per share
Date                     Number bought share((Pounds)/(Euro)/US$)  Number sold  ((Pounds)/(Euro)/US$)
------------------------ ------------- --------------------------- ----------- -----------------------
                                            Low          High                      Low        High
                                       ------------- -------------             ----------- -----------
5/1/2000 to 4/5/2000....       360,803   (Euro)21.26   (Euro)27.65
5/1/2000 to 4/5/2000....                                               209,475 (Euro)21.01 (Euro)27.65
5/5/2000 to 4/8/2000....        67,088   (Euro)12.42   (Euro)16.86
5/5/2000 to 4/8/2000....                                                40,316 (Euro)12.42 (Euro)20.39
5/8/2000 to 4/11/2000...        79,062   (Euro)15.06   (Euro)21.31
5/8/2000 to 4/11/2000...                                                88,862 (Euro)15.21 (Euro)21.10
5/11/2000 to 4/1/2001...        96,341    (Euro)4.50   (Euro)12.19
5/11/2000 to 4/1/2001...                                                97,841  (Euro)4.50 (Euro)12.19

(cc) Sema GFRs

For the dealings of Morgan Stanley & Co. International Limited, see table below:

Aggregate dealings from 5 November 2000 to 4 January 2001.

                                           Purchase Price per                 Sale Price per share
Date                     Number bought share((Pounds)/(Euro)/US$) Number sold ((Pounds)/(Euro)/US$)
------------------------ ------------- -------------------------- ----------- ---------------------
                                           Low          High                     Low        High
                                       ------------ -------------             ---------- ----------
5/11/2000 to 4/1/2001...       241,904   (Euro)5.05   (Euro)10.09     241,904 (Euro)5.05 (Euro)6.06

(dd) Sema GFR ADRs

For the dealings of Morgan Stanley & Co. Incorporated, see table below:

Aggregate dealings from 5 August 2000 to 4 November 2000.

                                         Purchase Price per                Sale Price per share
Date                     Number bought      share((Euro))      Number sold       ((Euro))
------------------------ ------------- ----------------------- ----------- ---------------------
                                           Low        High                    Low        High
                                       ----------- -----------             ---------- ----------
5/8/2000 to 4/11/2000...        49,623 (Euro)39.10 (Euro)39.10

For the dealings of Morgan Stanley & Co. International Limited, see table below:

Aggregate dealings from 5 August 2000 to 4 November 2000

                                         Purchase Price per                 Sale Price per share
Date                     Number bought      share((Euro))      Number sold        ((Euro))
------------------------ ------------- ----------------------- ----------- -----------------------
                                           Low        High                     Low        High
                                       ----------- -----------             ----------- -----------
5/8/2000 to 4/11/2000...                                            52,023 (Euro)39.06 (Euro)39.06
5/8/2000 to 4/11/2000...        52,023 (Euro)38.60 (Euro)39.10

(ee) Sema ADRs

For the dealings of Morgan Stanley & Co. Incorporated, see the table below:

Individual dealings in Sema ADRs from 5 August 2000 to 4 November 2000

                                                      Number
Date                                  Number bought    sold       Price (US$)
------------------------------------- ------------- ---------- -----------------
17/1/2001............................                      200         10.78
17/1/2001............................                      700         10.75
17/1/2001............................           900                    10.76
18/1/2001............................                      100         10.50
18/1/2001............................                      100         10.50
18/1/2001............................                      100         10.75
18/1/2001............................                      200         10.56
18/1/2001............................                      100         10.38
18/1/2001............................                      300         10.75
18/1/2001............................                      200         10.75
18/1/2001............................                      100         10.75
18/1/2001............................                      100         10.69
18/1/2001............................                      100         10.56
18/1/2001............................                      100         10.50
18/1/2001............................                      100         10.50
18/1/2001............................                      100         10.38
18/1/2001............................         1,700                    10.61

Aggregate dealings from 5 August 2000 to 15 February 2001

                                       Purchase Price per              Sale Price per share
Date                     Number bought     share (US$)     Number sold        (US$)
------------------------ ------------- ------------------- ----------- --------------------
                                          Low      High                   Low       High
                                       --------- ---------             --------- ----------
5/8/2000 to 4/11/2000...                                       109,663     $7.81     $34.94
5/8/2000 to 4/11/2000...        97,013    $23.51    $34.98
5/11/2000 to 4/1/2001...           130     $7.50     $7.50
5/11/2000 to 4/1/2001...                                         1,430     $7.50      $8.78

For the dealings of Morgan Stanley & Co. International Ltd, see table below:
Aggregate dealings from 5 August 2000 to 15 Febuary 2001

                                         Purchase Price per                Sale Price per share
Date                     Number bought  share ((Pounds)/US$)   Number sold    ((Pounds)/US$)
------------------------ ------------- ----------------------- ----------- --------------------
                                           Low        High                   Low       High
                                       ----------- -----------             --------------------
5/8/2000 to 4/11/2000...        49,623 (Euro)39.10 (Euro)39.10
5/8/2000 to 4/11/2000...                                            49,623  $23.51  (Euro)23.53


(v) The Sema directors and members of their immediate families and (so far as the Sema Directors are aware having made due and careful enquiries) persons connected with them have dealt for value (including the exercise of options under the Sema Share Option Schemes) in the following relevant securities during the disclosure period:

                                                               Price
                                            Number   Number  ((Pounds))
                                            of Sema  of Sema   unless
                                            Shares   Shares  otherwise
   Name                         Date        bought    sold     stated
   --------------------  ------------------ -------  ------- ----------
   Sir Julian Oswald          20 April 2000     686               10.20
   Sir Julian Oswald        9 November 2000      61                8.87
   Lady Veronica Oswald      5 October 2000              400      11.98
   Lady Veronica Oswald      5 October 2000     393               11.99
   Lady Veronica Oswald     23 October 2000     213               10.13
   Lady Veronica Oswald     9 November 2000      69                8.87
   Pierre Bonelli          18 February 2000          150,000      15.16
   William Bitan           18 February 2000           10,000      15.16
   William Bitan                 9 May 2000  60,000*               3.07
   William Bitan                4 July 2000           20,000       9.29
   William Bitan           5 September 2000           20,000      11.33
   Frank Jones            21 September 2000 100,000*               3.07
   Frank Jones            22 September 2000           60,000      11.07
   George Schmitt        12 September 2000* 146,250*              $1.02
   George Schmitt         15 September 2000           80,000      12.38
   George Schmitt         18 September 2000           55,000      12.31

--------
*Sema Shares purchased on exercise of options

(vi) The following advisers of Sema have dealt for value in the following relevant securities during the period between 5 February 2001 and 16 February 2001 (being the latest practicable date prior to the posting of this document):

  Credit Suisse First Boston

                                                 Number of         Number of
   Name                           Date       Sema Shares bought Sema Shares sold Price ((Pounds))
   ------------------------ ---------------- ------------------ ---------------- ----------------
   DLJ Direct Ltd..........  6 February 2001                600                              4.49
   DLJ Direct Ltd..........  6 February 2001              2,250                              4.50
   DLJ Direct Ltd..........  6 February 2001                674                              4.52
   DLJ Direct Ltd..........  6 February 2001                250                              4.53
   DLJ Direct Ltd..........  6 February 2001                200                              4.54
   DLJ Direct Ltd..........  6 February 2001                               3,600             4.46
   DLJ Direct Ltd..........  6 February 2001                                 790             4.47
   DLJ Direct Ltd..........  6 February 2001                                 886             4.48
   DLJ Direct Ltd..........  6 February 2001                                 500             4.51
   DLJ Direct Ltd..........  8 February 2001                120                              4.69
   DLJ Direct Ltd..........  8 February 2001                660                              4.52
   DLJ Direct Ltd..........  8 February 2001              1,050                              4.67
   DLJ Direct Ltd..........  8 February 2001                150                              4.69
   DLJ Direct Ltd..........  8 February 2001                218                              4.70
   DLJ Direct Ltd..........  8 February 2001                                 600             4.51
   DLJ Direct Ltd..........  8 February 2001                                  95             4.53
   DLJ Direct Ltd..........  8 February 2001                                 165             4.54
   DLJ Direct Ltd..........  8 February 2001                                  60             4.56
   DLJ Direct Ltd..........  8 February 2001                                  80             4.67
   DLJ Direct Ltd..........  8 February 2001                                 250             4.68
   DLJ Direct Ltd..........  8 February 2001                               1,270             4.71
   DLJ Direct Ltd..........  9 February 2001              1,100                              4.80
   DLJ Direct Ltd..........  9 February 2001                500                              4.78
   DLJ Direct Ltd..........  9 February 2001              1,924                              4.86
   DLJ Direct Ltd..........  9 February 2001                                 120             4.66
   DLJ Direct Ltd.......... 12 February 2001                433                              5.35
   DLJ Direct Ltd.......... 12 February 2001                908                              5.36
   DLJ Direct Ltd.......... 12 February 2001                224                              5.48
   DLJ Direct Ltd.......... 12 February 2001                               1,660             5.35
   DLJ Direct Ltd.......... 12 February 2001                               1,924             5.47
   DLJ Direct Ltd.......... 12 February 2001                                 520             5.48
   DLJ Direct Ltd.......... 12 February 2001                               4,390             5.49
   DLJ Direct Ltd.......... 12 February 2001                                 550             5.50
   DLJ Direct Ltd.......... 12 February 2001                                 688             5.51
   DLJ Direct Ltd.......... 12 February 2001                               1,835             5.52
   DLJ Direct Ltd.......... 13 February 2001                 50                              5.48
   DLJ Direct Ltd.......... 13 February 2001                               2,700             5.48
   DLJ Direct Ltd.......... 13 February 2001                               4,299             5.47
   DLJ Direct Ltd.......... 13 February 2001                                 240             5.46
   DLJ Direct Ltd.......... 14 February 2001                120                              5.44
   DLJ Direct Ltd.......... 14 February 2001                               1,036             5.42
   DLJ Direct Ltd.......... 14 February 2001                                 520             5.43
   DLJ Direct Ltd.......... 14 February 2001                                 542             5.45
   DLJ Direct Ltd.......... 14 February 2001                                 910             5.46
   DLJ Direct Ltd.......... 15 February 2001                               2,820             5.43
   DLJ Direct Ltd.......... 16 February 2001                               1,650             5.44
   DLJ Direct Ltd.......... 16 February 2001                               3,224             5.45
   CSFB (Europe) Ltd.......  8 February 2001            100,000                              4.64
   CSFB (Europe) Ltd.......  8 February 2001                              70,000             4.70

  HSBC Holdings plc

  For the dealings of CCF Securities*, see the table below:

                                                Number of         Number of
   Name                          Date       Sema Shares bought Sema Shares sold Price ((Euro))
   ------------------------ --------------- ------------------ ---------------- --------------
   CCF Securities.......... 5 February 2001              4,266                            6.95
   CCF Securities.......... 5 February 2001                250                            7.03
   CCF Securities.......... 5 February 2001                800                            7.16
   CCF Securities.......... 5 February 2001              3,420                            7.18
   CCF Securities.......... 5 February 2001                110                            7.54
   CCF Securities.......... 5 February 2001              3,270                            6.78
   CCF Securities.......... 5 February 2001             10,173                            6.79
   CCF Securities.......... 5 February 2001              6,557                            6.80
   CCF Securities.......... 5 February 2001             10,400                            6.96
   CCF Securities.......... 5 February 2001              3,380                            6.97
   CCF Securities.......... 5 February 2001             12,974                            6.98
   CCF Securities.......... 5 February 2001             15,912                            6.99
   CCF Securities.......... 5 February 2001              8,948                            7.00
   CCF Securities.......... 5 February 2001              1,010                            7.04
   CCF Securities.......... 5 February 2001              1,850                            7.05
   CCF Securities.......... 5 February 2001              1,010                            7.06
   CCF Securities.......... 5 February 2001                780                            7.17
   CCF Securities.......... 5 February 2001              5,485                            7.50
   CCF Securities.......... 5 February 2001              2,200                            7.53
   CCF Securities.......... 5 February 2001              2,205                            7.55
   CCF Securities.......... 5 February 2001                               4,000           6.93
   CCF Securities.......... 5 February 2001                               5,000           7.01
   CCF Securities.......... 5 February 2001                                 150           7.04
   CCF Securities.......... 5 February 2001                                 540           6.98
   CCF Securities.......... 5 February 2001                                 970           7.42
   CCF Securities.......... 5 February 2001                               2,800           7.45
   CCF Securities.......... 5 February 2001                               2,810           6.94
   CCF Securities.......... 5 February 2001                               8,797           6.96
   CCF Securities.......... 5 February 2001                              16,530           6.90
   CCF Securities.......... 5 February 2001                               1,157           7.07
   CCF Securities.......... 5 February 2001                               1,224           7.05
   CCF Securities.......... 5 February 2001                               6,087           7.00
   CCF Securities.......... 5 February 2001                                 515           6.95
   CCF Securities.......... 5 February 2001                              12,285           6.92
   CCF Securities.......... 5 February 2001                                 905           6.91
   CCF Securities.......... 5 February 2001                              24,030           7.40
   CCF Securities.......... 5 February 2001                               2,375           7.56
   CCF Securities.......... 5 February 2001                               4,825           7.55

*  CCF Securities is 98.6% owned by HSBC Holdings plc

  For the dealings of HSBC Guyerzeller Bank AG*, see the table below:

                                                  Number of         Number of
   Name                            Date       Sema Shares bought Sema Shares sold Price ((Pounds))
   ------------------------  ---------------- ------------------ ---------------- ----------------
   HSBC Guyerzeller Bank AG  15 February 2001                              23,000             5.43
   HSBC Guyerzeller Bank AG  15 February 2001                               9,900            5.245

* HSBC Guyerzeller Bank AG is a wholly owned subsidiary of HSBC Guyerzeller Holdings BV, which is 94.41% owned by HSBC Holdings plc.

Aggregate dealings from 24 November 2000 to 11 December 2000

                                         Purchase Price                    Sale Price
    Date                 Number bought per share ((Euro))  Number sold per share ((Euro))
    -------------------- ------------- ------------------- ----------- -------------------
                                          Low      High                   Low      High
                                       --------- ---------             --------- ---------
    24/11/2000 to
     6/12/2000..........        98,374      4.35      6.08
    24/11/2000 to
     11/12/2000.........                                        98,374      4.99      6.03


(c) Shareholdings and dealings in Schlumberger Securities

As at the close of business on 16 February 2001 (being the latest practicable date prior to the posting of this document) neither Sema nor any director of Sema or any member of his immediate family, nor (so far as he is aware having made due and careful enquiry) any person connected with him, owns or controls or (in the case of a director of Sema and his immediate family and connected persons) is, directly or indirectly, interested in any securities in Schlumberger or any securities convertible into rights to subscribe for, or options (including traded options) in respect of, or derivatives referenced to, any such securities, nor has any such person dealt for value therein during the disclosure period.

(d) General

(i) Save as set out in this document, neither Sema nor any:

  (aa) director of Sema set forth in paragraph 2(b)(i) nor any member of his immediate family or (so far as the directors are aware having made due and careful enquiry) any connected person;

  (bb) subsidiary of Sema;

  (cc) pension fund of Sema or any of its subsidiaries;

  (dd) bank, stockbroker, financial or other professional adviser (other than exempt market makers and exempt fund managers) to Sema or any person controlling, controlled by or under the same control as such bank, stockbroker, financial or other professional adviser; or

  (ee) person who has an agreement of a kind referred to in Note 6(b) on Rule 8 of the City Code with Sema or with any person who is an associate of Sema;

  owns, controls or (in the case of the directors, their immediate families and connected persons) is interested in any Sema Securities nor any securities convertible into, rights to subscribe for or options (including traded options) in respect of, nor any derivatives referenced to, Sema Securities nor has any such person dealt for value therein, in the case of Sema and any Sema director, in the disclosure period and, in any other case, between 5 February 2001 and 16 February 2001 (being the latest practicable date prior to the posting of this document).

(ii) Save as set out above, neither Schlumberger Investments nor Schlumberger nor any director of Schlumberger Investments or of Schlumberger set forth on Schedules IVA or IVB, nor any member of his/her immediate family nor (so far as the directors are aware having made due and careful enquiry) any connected person nor any person acting in concert with Schlumberger Investments or Schlumberger nor any person who has an arrangement of a kind referred to in Note 6(b) on Rule 8 of the City Code with Schlumberger Investments or Schlumberger or with any person acting in concert with Schlumberger Investments or Schlumberger nor any person who has irrevocably committed to accept the Offer owns, controls or (in the case of the directors, their immediate families and connected persons) is interested in any Sema Securities nor any securities convertible into, rights to subscribe for or options (including traded options) in respect of, nor derivatives referenced to, Sema Securities nor has any such person dealt for value therein during the disclosure period.

5. Purpose of the Offer; Plans for Sema

Purpose of the Offer. The purpose of the Offer is to enable Schlumberger Investments to acquire as many outstanding Sema Securities as possible as a first step in acquiring the entire equity interest in Sema. If Schlumberger Investments receives sufficient acceptances of the Offer or otherwise acquires sufficient Sema

Shares within the statutory time period, it intends to commence the compulsory acquisition procedure under the Companies Act. Upon consummation of the compulsory acquisition procedure, Sema would become a wholly owned subsidiary of Schlumberger Investments.

Plans for Sema. Subject to certain matters described below, it is currently expected that, the business and operations of Sema will continue to be conducted as they are currently being conducted. Schlumberger will continue to evaluate all aspects of the business, operations, capitalisations, corporate and organisational structure, and management of Sema during the course of the Offer and after the consummation of the Offer and will take such further actions as it deems appropriate under the circumstances then existing. Schlumberger intends to seek additional information about Sema during this period. Thereafter, Schlumberger intends to review such information as part of a comprehensive review of Sema's business, operations, capitalisation, corporate and organisational structure, and management.

As a result of the completion of the Offer, the interest of Schlumberger Investments in Sema's net book value and net earnings will be in proportion to the number of Sema Securities acquired in Schlumberger Investments. If the compulsory acquisition is consummated, Schlumberger Investments' interest in such items and in Sema's equity generally will equal 100 per cent. and Schlumberger Investments will be entitled to all benefits resulting from such interest, including all income generated by Sema's operations and any future increase in Sema's value. Similarly, Schlumberger Investments will following completion of the compulsory acquisition also bear the risk of losses generated by Sema's operations and any future decrease in the value of Sema after the compulsory acquisition. After compulsory acquisition, current Sema Securityholders will cease to have any direct equity interest in Sema and will not have the right to vote on corporate matters.

If all of the Continuing LHS Shareholders exercise their options under the LHS Exchange Agreement they will (ignoring fractions) be issued 16,374,595 new Sema Shares (or such number of Sema ADSs as represents such Sema Shares) which will represent approximately 2.46 per cent. of the fully diluted share capital of Sema. If Sema exercises its option under the LHS Exchange Agreement the Continuing LHS Shareholders will (ignoring fractions) be issued 15,555,865 new Sema Shares (or such number of Sema ADSs as represents such Sema Shares) which will represent approximately 2.34 per cent. of the fully diluted share capital of Sema.

When the Offer becomes or is declared unconditional in all respects, Schlumberger Investments intends to procure the making of an application by Sema for the removal of Sema Shares from the Official List and for the cancellation of trading in Sema Shares on the London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. Schlumberger Investments would also intend to procure that Sema applies for de-listing of the Sema Securities from Nasdaq and from Euronext Paris. Such de-listings and cancellation would significantly reduce the liquidity and marketability of any Sema Securities not assented to the Offer.

It is expected that, if the Offer is not consummated, Sema's management, under the general direction of its board of directors and executive management, will continue to manage Sema as an ongoing business. The Sema Board has, however, started to search for a new chief operating officer to replace chief executive Pierre Bonelli in due course.

6. Material Contracts

(a) The following contracts have been entered into by members of the Schlumberger Group otherwise than in the ordinary course of business since 5 February 1999 (being the date two years prior to commencement of the Offer Period) and are or may be material:

  (i) A credit facility dated 20 February 2001 between (1) Schlumberger; (2) Schlumberger Industries S.A.; (3) Schlumberger PLC; (4) Schlumberger Investments; (5) JP Morgan Plc, BNP Paribas, Salomon Brothers International Limited and Lehman Brothers International (Europe) (each as arrangers), Citibank International Plc as facility agent, and The Chase Manhattan Bank, BNP Paribas Citibank, N.A., and Lehman Commercial Paper Inc. (each a "Bank" and together the "Banks") under which the Banks agreed to provide a revolving credit facility with a one year term-out option (the "Credit Facility").

    The Credit Facility is repayable on the day prior to its first anniversary, unless the one-year term-out option is exercised, in which case it will be repayable up to 364 days after the date of exercise of the term-out option.

    The Credit Facility may be used for:

    (a) financing or refinancing:

      (i) all or part of the consideration in respect of the Offer;

      (ii) any fees and expenses in relation to the Offer;

      (iii) any borrowings of Sema or its subsidiaries which are outstanding on the date on which the Offer is declared unconditional (by or on behalf of Schlumberger) in all respects;

      (iv) market purchases; and

      (v) intra-group indebtedness incurred to finance market purchases.

    (b) general corporate purposes of the Schlumberger companies listed in paragraph (i) above (including any direct or indirect subscription for equity in Schlumberger Investments).

    The Credit Facility will bear interest at LIBOR (as defined in the Credit Facility) in relation to advances in sterling and EURIBOR (as defined in the Credit Facility) in relation to advances in euro plus the mandatory cost (as defined in the Credit Facility) and a margin of:

    (a) 0.30% per annum for Schlumberger (and for Schlumberger Investments for the first 3 months after the first drawdown by any borrower under the Credit Facility); and

    (b) 0.35% per annum for Schlumberger PLC, Schlumberger Industries S.A. (and for Schlumberger Investments after the date falling 3 months from the first drawdown by any borrower under the Credit Facility).

(ii) A merger agreement dated 12 July, 1999 between Schlumberger and Transocean Offshore Inc. ("Offshore"). Under this agreement, Schlumberger spun off its offshore drilling business, Sedco Forex, to its shareholders and merged it with Offshore to create Transocean Sedco Forex. Schlumberger shareholders received one share of Sedco Forex for each share of Schlumberger. In the merger, each Sedco Forex share was exchanged for 0.1936 shares of Transocean Sedco Forex Inc. After the merger, Schlumberger stockholders held approximately 52% of the shares of Transocean Sedco Forex Inc. with Offshore shareholders holding the remaining 48%.

(iii) A master formation agreement ("MFA") dated 6 September 2000 under which Schlumberger and Baker Hughes Inc. created a joint venture vehicle, WesternGeco, comprised of the seismic fleets, data processing assets, exclusive and nonexclusive multiclient surveys and other assets of the surface seismic businesses of Schlumberger and Baker Hughes Inc. Under the terms of the MFA, Schlumberger paid Baker Hughes Inc. US$500 million in cash. WesternGeco is owned 70% by Schlumberger and 30% by Baker Hughes Inc.

(iv) A subscription agreement dated 16 February 2001 among Schlumberger, Schlumberger Industries S.A. and Schlumberger Investments under which, conditional upon Schlumberger Investments issuing an announcement in accordance with the City Code to the effect that the Offer has been declared unconditional, Schlumberger and Schlumberger Industries S.A. will fund, by way of equity subscription, the consideration payable under the Offer and any fees and expenses in relation to the Offer, less any amount which shall be available to Schlumberger Investments under any bank facilities arranged by Schlumberger in connection with the Offer. The equity subscription will be in such proportions as may be agreed between the parties or, failing such agreement, as notified by Schlumberger Investments. The subscription agreement will terminate if the condition referred to above is not satisfied within 130 days after the date of the subscription agreement (or such later date as the parties may agree).

(v) A letter agreement between Schlumberger Investments and Sema under which Sema has agreed to pay Schlumberger Investments a fee of US$20 million if:

    (a) the Offer lapses or is withdrawn and prior thereto an Independent Competing Offer for Sema has been announced, and subsequently such Independent Competing Offer or another Independent Competing Offer (which, for the avoidance of doubt, has been announced prior to the Offer lapsing or having been withdrawn) becomes or is declared unconditional in all respects; or

    (b) the Offer lapses or is withdrawn and prior thereto the board of directors of Sema, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Schlumberger Investments, its approval or recommendation of the Offer, or approved or recommended an Independent Competing Offer (or resolved to take any of the foregoing actions).

   The inducement fee shall be due and payable two business days after, in the case of (a) above, the date on which the relevant Independent Competing Offer becomes or is declared unconditional in all respects or, in the case of (b) above, the date on which Schlumberger Investments notifies Sema that the Offer has lapsed or been withdrawn;

   Independent Competing Offer means (a) an offer for, or scheme of arrangement of, Sema which is made or entered into by a person or persons who are not associates (as such term is defined in the City Code) of Schlumberger Investments at or above the value of the Offer or (b) any sale, disposal, merger, business combination, demerger or liquidation (or similar transaction or arrangement) resulting in any person or persons who are not associates of Schlumberger Investments owning more than 30 per cent. of the voting rights of Sema or assets representing more than 10 per cent. of the turnover of Sema and its subsidiary undertakings.

   Sema agreed to take such action and give such assistance to Schlumberger Investments as Schlumberger Investments may reasonably request in order to enable Schlumberger Investments to (i) obtain any necessary regulatory clearances and approvals in connection with the Offer and (ii) prepare documentation required in connection with the Offer.

(vi) Each of Sir Julian Oswald, Pierre Bonelli, William Bitan, Herve Couffin, Harry Fryer, Frank Jones, Didier Pineau-Valencienne, George Schmitt, Gilles Cosson, Pascal Viginier and Tidu Maini has given an irrevocable undertaking to Schlumberger (the "Director Undertakings") pursuant to which he has undertaken to Schlumberger that he will accept the Offer. Each of them has also agreed that, until the date on which the Offer becomes wholly unconditional or lapses or is withdrawn, he will exercise the voting rights attached to his Sema Shares in connection with certain resolutions relating to the Offer only in accordance with Schlumberger's directions. Each director listed above has also undertaken to use his best efforts to procure that Sema and the Sema Board provide all reasonable assistance to Schlumberger in connection with the Offer.

   The terms of the Director Undertakings are the same in all material respects except for the amount of Sema Shares involved and, in certain instances, the directors have undertaken in respect of not only existing Sema Shares but Sema Shares that will be derived from certain option plans.

(vii) Two of Sema's principal shareholders, France Telecom and Paribas Affaires Industrielles, have each given undertakings (the "Undertakings") to Schlumberger Investments and Lehman Brothers pursuant to which France Telecom and Paribas Affaires Industrielles have undertaken to Schlumberger Investments that they will accept the Offer except as provided below. France Telecom and Paribas Affaires Industrielles have also agreed that, until the date on which the Offer becomes wholly unconditional, lapses or is withdrawn, France Telecom and Paribas Affaires Industrielles will exercise the voting rights attached to the Sema Shares to which the Undertakings relate (such voting rights representing 16.9 per cent of the entire issued capital in the case of France Telecom and 5.1 per cent. of the entire issued capital in the case of Paribas Affaires Industrielles) in connection with certain resolutions relating to the Offer only in accordance with Schlumberger Investments' directions.

  The obligations of France Telecom and Paribas Affaires Industrielles to accept the Offer will be suspended if a person other than Schlumberger or a subsidiary of Schlumberger or any person acting in concert with Schlumberger announces a firm intention to make an offer to acquire all the equity share capital of Sema (other than that already owned by the person making such offer or persons acting in concert with it) on or before the end of the date which falls 17 days after the posting of this Offer provided that the value of the consideration represents, in the reasonable opinion of Lehman Brothers and Rothschild, in excess of 600 pence per Sema Share as at the close of business on the last business day prior to the date on which such firm intention to make an offer is announced. If, on or before the end of the fourteenth day after the higher competing offer is announced, Schlumberger or a subsidiary of Schlumberger announces a revision of the Offer such that the consideration under the Offer is wholly in cash and represents, in the reasonable opinion of Lehman Brothers and Rothschild, an improvement over the higher competing offer, then the suspension of the obligations referred to above shall come to an end.

  Except as provided above, the terms of the Undertakings from France Telecom and Paribas Affaires Industrielles are the same in all material respects except that the Undertaking from France Telecom involves 103,634,296 Sema Shares and the Undertaking from Paribas Affaires Industrielles involves 31,113,792 Sema Shares.

(b) The following contracts have been entered into by members of the Sema Group otherwise than in the ordinary course of business since 5 February 1999 (being the date two years prior to commencement of the Offer Period) and are or may be material:

  (i) A merger agreement dated 14 March 2000 between LHS, SG Acquisition Corporation ("SG Acquisition") and Sema relating to the merger of SG Acquisition into LHS. Under the terms of the merger (the "Merger"), LHS shareholders received 2.6 Sema Shares for each LHS share held (in the form of Sema ADSs or Sema Shares). Immediately following the Merger, Sema owned approximately 91.8% of the equity of LHS and controlled more than 99% of the shareholder votes in LHS. Three LHS shareholders (Hartmut Lademacher, Manfred Hellwig and Dr. Rainer Zimmermann--"the Continuing LHS Shareholders") remained as LHS shareholders holding the remaining 8.2 per cent of the share capital of LHS. The Merger became effective on 29 July 2000 and the total number of shares issued on the Merger was 131,392,728. Subsequent to the Merger, Messrs Lademacher and Hellwig exchanged 2,639,750 LHS shares for 6,863,350 Sema Shares. Consequently, the Continuing LHS Shareholders now hold 6,297,921 LHS shares.

  (ii) A stock option agreement dated 14 March 2000 between LHS and Sema under which Sema exercised an option to purchase 10,386,091 newly issued LHS shares as an incentive to complete the Merger. The consideration comprised of a sum of (Pounds)68,878 payable in cash and the delivery from Sema to LHS of a full recourse promissory note in respect of the balance of the purchase price (being (Pounds)258 million). Upon the consummation of the Merger these shares in LHS and the promissory note were cancelled and the monies returned to Sema.

  (iii) A voting agreement relating to LHS dated 13 March 2000 between Sema and General Atlantic Partners 23 L.P., General Atlantic Partners 31 L.P. and GAP Co-investment Partners L.P. ("the LHS Affiliates"), whereby the LHS Affiliates agreed to vote in favour of the Merger.

  (iv) Voting agreements relating to LHS dated 13 March 2000 between Sema and the Continuing LHS Shareholders under which such shareholders agreed to vote in favour of the Merger.

  (v) An exchange agreement dated 14 March 2000 between Sema and the Continuing LHS shareholders which granted each of the Continuing LHS Shareholders an option to exchange each of their LHS shares for 2.6 Sema Shares or the number of Sema ADSs representing 2.6 Sema Shares. The option is exercisable between 1 January 2002 and 31 December 2003. Sema has been granted an option exercisable between 31 December 2003 and 30 June 2004 to the Continuing LHS Shareholders to exchange their LHS shares for 95% of the Sema ADSs or Sema Shares they would have received had they exercised their option under this exchange agreement. If any of the Continuing LHS Shareholders sells or transfers any LHS shares prior to 1 January 2004, Sema's option becomes immediately exercisable with regard to that Continuing LHS Shareholder's holding of LHS shares.

    Until the options granted to the Continuing LHS Shareholders have all expired or been exercised, Sema may not, without the consent of the Continuing LHS Shareholders, permit LHS to enter into a merger or other transaction in which the LHS shares held by the Continuing LHS Shareholders will be converted into anything other than the LHS shares they held immediately before such merger or other transaction.

     In addition, a management agreement dated 13 March 2000 was also entered into between each of the Continuing LHS Shareholders and Sema which authorised Sema to manage LHS after the Merger in any manner it deemed appropriate, in its own self-interest and without taking into account any interests of any other LHS shareholders.

  (vi) A secured promissory note dated 14 June 2000 under which Sema promised to pay to LHS the principal sum of approximately (Pounds)258 million, and to pay interest on the outstanding balance of that principal sum representing the balance of the purchase price for the LHS shares purchased by Sema on the exercise of its option contained in the stock option agreement described in paragraph (ii) above.

  (vii) A voting agreement relating to Sema dated 14 March 2000 between LHS and Financiere de Paribas, Societe Generale Commerciale et Financiere SA and Vingt Nominees Limited ("the BNP Paribas subsidiaries") whereby the BNP Paribas subsidiaries (who then owned approximately 7.3% of Sema Shares) agreed to approve the Merger and related matters at any meeting of Sema shareholders convened for such a vote.

  (viii) A voting agreement relating to Sema dated 13 March 2000 between LHS and Compagnie Generale des Communications SA, whereby Compagnie Generale des Communications SA (who then owned approximately 22.3% of Sema Shares) agreed to approve the Merger and related matters at any meeting of Sema shareholders convened for such a vote.

  (ix) An agreement and plan of merger dated 20 April 1999 between LHS and Priority Call Management Inc. ("PCM"), pursuant to which LHS acquired all of the outstanding capital stock of PCM. Holders of PCM capital stock were entitled to receive 2.3542 LHS shares for each share of PCM capital stock. In addition, all outstanding rights (including options) to purchase shares of PCM common stock were converted into rights to purchase LHS shares on a ratio of 2.3542 to 1.

  (x) The inducement fee letter referred to in paragraph 6(a)(v) above.

7. Financing Arrangements

Schlumberger Investments will be financed by equity funds from Schlumberger and Schlumberger Industries S.A. under the subscription agreement summarised in paragraph 6(a)(iv) above and borrowings under the Credit Facility summarised in paragraph 6(a)(i) above.

Schlumberger and Schlumberger Industries S.A. will fund part of the Offer from existing cash resources of the Schlumberger Group and from the Credit Facility summarised in paragraph 6(a)(i) above.

There are currently no alternative definitive financing arrangements in the event the Credit Facility becomes unavailable. Schlumberger Investments has not concluded arrangements to finance or repay the Credit Facility but intends to repay the Credit Facility in accordance with the terms of the Credit Facility summarised in paragraph 6(a)(i) above.

8. Service agreements and compensation of the Sema Directors

The following directors of Sema have entered into service contracts with Sema which have twelve months or more to run, short particulars of which are set out below:

Frank Jones is employed pursuant to a service agreement with Sema Group UK Limited, a principal trading subsidiary of Sema, dated 18 September 1998. The agreement is for an indefinite term and is terminable on 52 weeks' notice from either party. He receives a current annual salary of (Pounds)260,000 and is further entitled to receive a discretionary bonus (as determined by the remuneration and nominations committee) each year.

Tidu Maini is employed pursuant to a service agreement with Sema Group UK Limited, a principal trading subsidiary of Sema, dated 24 February 1998. The agreement is for an indefinite term and is terminable on 52 weeks' notice from either party. He receives a current salary of (Pounds)235,000 and is further entitled to receive a discretionary bonus (as determined by the remuneration and nominations committee) each year.

Both Frank Jones and Tidu Maini are contributing members of the Sema Group Pension Scheme, a scheme approved by the Inland Revenue. In addition, Tidu Maini, whose benefits as a new member of the scheme are restricted by Inland Revenue earnings limits, also participates in a Sema Group unfunded unapproved retirement benefits scheme in order to conform his benefits to those of Sema's other executive Directors. This is not approved by the Inland Revenue, and Sema contributes an amount of (Pounds)65,000 per year for ten years from 1999. Both of these directors are also provided with the following benefits: a company car; company sick pay in accordance with Sema's sick pay scheme from time to time in force and premiums paid by Sema for private health insurance scheme for themselves, their wives and their dependants. They also participate in the Sema Share Option Schemes.

Save as disclosed above, there are no service contracts between any director of Sema and any member of the Sema Group having more than twelve months to run and no such contract has been entered into or amended within the six months preceding the date of this document.

9. Past contacts

In July 2000, Schlumberger and Sema met to discuss the possibility of forming cooperative business arrangements or joint marketing arrangements based on Sema's IT expertise and Schlumberger's industry focus. Based on these and subsequent commercial discussions, each company formed a working group to explore the possibilities for commercial cooperation. These working groups met from time-to-time during the fall.

On 15 December 2000, the executives in charge of the working groups met with the executives of both companies and recommended that the companies proceed with joint marketing agreements in two areas. There was a general discussion about Schlumberger possibly taking a minority stake in Sema if the commercial arrangements were successful.

Following this meeting, there were a few telephone discussions between the executives of both companies. These discussions resulted in the Chairman and Chief Executive Officer of Schlumberger indicating to the Chief Executive Officer of Sema on 27 December 2000, that Schlumberger might also contemplate a possible bid for
Sema if Sema became vulnerable to a takeover, but that there would need to be further discussions and appropriate approvals within Schlumberger. The Chief Executive Officer of Sema responded that he would relate the content of that conversation to his board and that he should be contacted after Schlumberger had had its internal discussions and formulated a proposal.

A possible offer for Sema was presented and discussed at the quarterly meeting of the Schlumberger board of directors, which took place on 18 January 2001. On 19 January 2001, the Chairman and Chief Executive Officer of Schlumberger contacted the Chief Executive Officer of Sema to explain that the Schlumberger Board had authorised the initiation of discussions with Sema about the possibility of Schlumberger making an offer for Sema. On 22 January 2001, Schlumberger presented a preliminary proposal at a meeting with the Chairman of Sema and delivered a letter to him describing that proposal.

On 24 January 2001, Sema appointed Credit Suisse First Boston and Rothschild as joint financial advisors to Sema and a meeting between Schlumberger and Sema, with their respective financial advisors present, was organized for the next day. On 25 January 2001, these parties met and discussed the process going forward and the scope and timetable for a limited due diligence exercise. On 27 January 2001, a confidentiality undertaking, between the parties was signed. Due diligence meetings commenced the same day and continued through early February.

On 2 February 2001, a team of management from Schlumberger presented to a group of managers from Sema on Schlumberger's business.

On 5 February 2001, Lehman Brothers discussed with Credit Suisse First Boston and Rothschild the possibility of Schlumberger presenting some modifications to its preliminary proposal later that week and expressed Schlumberger's continuing interest.

On 7 February 2001, Schlumberger's Board of Directors met to discuss the status of the proposal. On the evening of the same day, Schlumberger delivered a revised proposal to the Chairman of Sema. Following delivery of the revised proposal, Lehman Brothers spoke to Sema and its financial advisors about its terms. Lehman Brothers explained to Sema's financial advisors that Schlumberger was open to further discussions but would not continue discussions after 12 February 2001 if there was not an agreement on terms by that date.

The next day, a representative from Lehman Brothers, together with representatives of Schlumberger, met with France Telecom to discuss Schlumberger's proposal and securing irrevocable undertakings from France Telecom.

On 9 February 2001, Sema's Board of Directors met to discuss the Schlumberger proposal made on 7 February 2001. On the evening of the same day, Credit Suisse First Boston and Rothschild representatives met with Lehman Brothers representatives to advise them that while Sema was interested in further discussions, the 7 February 2001 proposal was unacceptable.

During the course of the next two days, there were numerous calls and negotiations between representatives of Schlumberger and their advisors, and of Sema and their advisors. The parties discussed several proposals, culminating in a final proposal of 560 pence per share, with undertakings from France Telecom and Paribas Affaires Industrielles.

On the evening of 11 February 2001, the Sema Board of Directors met and resolved that they would recommend that shareholders accept the revised proposal.

On 12 February 2001, France Telecom and Paribas Affaires Industrielles signed the undertakings to accept the offer described in paragraph 6 (a) (vii) of Appendix IV and, later that morning, the parties publicly announced the cash offer for Sema Shares.

10. Compulsory acquisition

If, within four months after the date of this document, as a result of the Offer or otherwise, Schlumberger Investments acquires or contracts to acquire Sema Shares representing at least 90 per cent. in nominal value of Sema Shares (including Sema Shares represented by Sema ADSs) to which the Offer relates, then:

  (i) Schlumberger Investments will be entitled and intends to effect the compulsory acquisition procedures provided for in sections 428 to 430F inclusive of the Companies Act (set out in Appendix V to this document) to compel the purchase of any outstanding Sema Shares on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in the Companies Act; and

  (ii) a holder of Sema Shares may require Schlumberger Investments to purchase his Sema Shares on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in section 430A of the Companies Act.

If, for any reason, the above mentioned compulsory acquisition procedures are not invoked, Schlumberger Investments will evaluate other alternatives to obtain the remaining Sema Securities not purchased pursuant to the Offer or otherwise. Such alternatives could include acquiring additional Sema Securities in the open market, in privately negotiated transactions, through another offer to purchase, by means of a scheme of arrangement under the Companies Act or otherwise. Any such additional acquisitions could be for a consideration greater or less than, or equal to, the consideration for Sema Securities under the Offer. However, under the City Code, except with the consent of the Panel, Schlumberger Investments may not acquire any Sema Securities on better terms than those of the Offer within six months of termination of the Offer if Schlumberger Investments, together with any persons acting in concert with it (as defined by the City Code), holds shares carrying more than 50 per cent. of the voting rights normally exercisable at general meetings of Sema.

Holders of Sema Securities do not have appraisal rights as a result of the Offer. However, in the event that the compulsory acquisition procedures referred to above are available to Schlumberger Investments, holders of Sema Securities whose Sema Securities have not been purchased pursuant to the Offer will have certain rights to object under section 430C of the Companies Act.

11. Regulatory approvals

(a) EU Merger Control

  The Offer gives rise to a concentration with a community dimension under Council Regulation (EEC) 4064/89, as amended (the "Regulation") and it is anticipated that a notification will be made to the European Commission in the near future. The Offer is conditional on, amongst other things, the European Commission indicating in terms satisfactory to Schlumberger Investments that it does not intend to initiate an in-depth investigation under Article 6(1)(c) of the Regulation in respect of the Offer or any matter arising therefrom. The European Commission will only initiate such an in-depth investigation if it finds that the Offer or any matter arising therefrom falls within the scope of the Regulation and raises serious doubts as to the compatibility of the concentration with the common market. Where the European Commission finds that the Offer or any matter arising therefrom falls within the scope of the Regulation but does not raise serious doubts as to the compatibility of the concentration with the common market, it will not oppose it and will declare that it is compatible with the common market. The European Commission has one calendar month (beginning on the first working day following the date on which a complete notification is received by the European Commission) to make its decision whether to clear the notified concentration or whether to initiate an in-depth investigation (subject to a possible extension to six weeks).

(b) US Antitrust

  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Sema Securities by Schlumberger pursuant to the Offer is subject to the HSR Act requirements.

  Under the provisions of the HSR Act applicable to the purchase of the Sema Securities pursuant to the Offer, such purchase may not be made until the expiration of a fifteen calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Schlumberger submitted on 15 February 2001. Accordingly, the waiting period under the HSR Act will expire at 11.59 p.m., New York City time, on 2 March 2001 the fifteenth calendar day following filing of the Notification and Report Form by Schlumberger unless early termination of the waiting period is granted or the parties receive a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Schlumberger and Sema prior to the expiration of the fifteen day waiting period, the waiting period would be extended and would expire at 11.59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Schlumberger with such request. Thereafter, the waiting period could be extended only by court order or by consent of Schlumberger. If the acquisition of the Sema Securities is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for the Sema Securities pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorised by the rules promulgated under the HSR Act, except by court order or by consent. Although Sema is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Sema's failure to make such filings nor a request to Sema from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Sema Securities by Schlumberger pursuant to the Offer. At any time before or after the Schlumberger's purchase of the Sema Securities, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Sema Securities pursuant to the Offer or seeking divestiture of the Sema Securities acquired by Schlumberger or divestiture of substantial assets of Schlumberger, Sema or any of their respective subsidiaries. State attornies general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Schlumberger believes that the acquisition of the Sema Securities by Schlumberger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Appendix I for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

12. Certain consequences of the Offer

(a) Market effect

  The past performance of the price of Sema Shares and Sema ADSs is no guide to the future performance of Sema Securities.

  The purchase of Sema Securities pursuant to the Offer will reduce the number of holders of Sema Securities and the number of Sema Securities that might otherwise trade publicly and, depending upon the number of Sema Securities so purchased, could adversely affect the liquidity and market value of the remaining Sema Securities held by the public. In addition, when the Offer becomes or is declared unconditional in all respects, Schlumberger Investments intends to procure the making of an application by Sema for the removal of Sema Shares from the Official List and for the cancellation of trading in Sema Shares on the

  London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. Schlumberger Investments would also intend to procure that Sema applies for de-listing of the Sema Securities from Nasdaq and from Euronext Paris. Such de-listing and cancellation would significantly reduce the liquidity and marketability of any Sema Securities not assented to the Offer. Schlumberger Investments also may request that Sema should terminate the existing deposit agreement through which the ADS programme is operated.

  The value of all investments and the outcome from them can fall as well as rise and not all the amount invested may be realised. Sema Securityholders accepting the Offer and electing to receive consideration in US dollars should be aware that they will be exposed to foreign currency risk.

(b) Public availability of information

  In the event that Sema Shares continue to be listed on the Official List of the UK Listing Authority following the Offer becoming or being declared unconditional in all respects, holders of Sema Shares who have not accepted the Offer will continue to receive the same financial and other information from Sema that Sema is presently required by the Listing Rules to send to such holders. If Sema Shares are no longer listed on the Official List of the UK Listing Authority following the Offer, Sema would no longer be required by those rules to make publicly available such financial and other information.

  The Sema ADSs and the Sema Shares (not for trading but in support of the Sema ADSs) are currently registered under the Exchange Act. Registration of such Sema ADSs and Sema Shares may be terminated upon application of Sema to the SEC if Sema ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the US. Termination of registration of Sema ADSs and Sema Shares under the Exchange Act would substantially reduce the information required to be furnished by Sema to holders of Sema ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to Sema. Furthermore, "affiliates" of Sema and persons holding "restricted securities" of Sema may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If, as a result of the purchase of Sema ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures referred to in paragraph 10 above, Sema is not required to maintain registration of Sema ADSs and Sema Shares under the Exchange Act, Schlumberger Investments intends to cause Sema to apply for termination of such registration.

(c) Margin Securities

  Sema ADRs and Sema Shares are currently "margin securities" under regulation T of the Board of Governors of the US Federal Reserve System, which status has the effect, among other things, of allowing US brokers and dealers to extend credit on the collateral of Sema ADRs and Sema Shares for purposes of buying, carrying and trading in securities ("Purpose Loans"). Depending on factors such as the number of holders of record of Sema ADRs and Sema Shares and the number and market value of publicly held Sema ADRs and Sema Shares following the purchase of Sema Securities pursuant to the Offer, it is possible that Sema ADRs and Sema Shares would no longer be eligible for listing on Nasdaq. As a result, Sema ADRs and Sema Shares might no longer constitute margin securities and, therefore, could no longer be used as collateral for Purpose Loans made by US brokers and dealers.

13. United Kingdom taxation

The following paragraphs, which are intended as a general guide only are based on current UK tax law and practice. They summarise advice received by Schlumberger in relation to certain limited aspects of the UK taxation treatment of acceptance of the Offer as they relate to the position of Sema Shareholders who are resident or ordinarily resident in the UK for tax purposes, who are the beneficial owners of their Sema Shares and who hold them as investments. Any person who is in any doubt as to his tax position or who may be subject to tax in any jurisdiction outside the UK should consult an appropriate professional adviser.

(a) UK taxation of chargeable gains ("CGT")

  Liability to CGT will depend on the particular circumstances of Sema Shareholders. An accepting Sema Shareholder will generally be treated as effecting a disposal of his Sema Shares for the purposes of CGT and may, depending on his individual circumstances, incur a liability to CGT.

(b) Sema Share Option Schemes

  Special tax provisions may apply to Sema Shareholders who acquired their Sema Shares by exercising options under the Sema Share Option Schemes, including provisions imposing a charge to income tax. Such shareholders are therefore advised to seek their own independent professional advice in this regard.


(c) Stamp duty and stamp duty reserve tax

  No stamp duty or stamp duty reserve tax will be payable by Sema
  Shareholders in connection with acceptance of the Offer.

14. United States federal income taxation

The following discussion is a summary of certain US federal income tax considerations that may be relevant to holders of Sema Shares or Sema ADSs considering the Offer. This summary is based on present law, which is subject to changes that could apply retroactively and lead to tax consequences different from those described below. No ruling has been requested or received from the US Internal Revenue Service (the "IRS") in connection with the Offer. No assurance can be given that the IRS will not assert, or a court would not sustain, a position contrary to the conclusions expressed in this summary. This discussion is not a comprehensive description of all the tax considerations that may be relevant to any particular investor. This summary also does not address US state and local tax considerations. Each holder should consult its own tax advisor about the US federal, state and local income tax consequences of the Offer.

This summary does not address the tax treatment of holders whose Sema Shares or Sema ADSs were received in connection with the performance of services, and it does not address the tax treatment of holders of options to acquire Sema Shares or Sema ADSs.

(a) US Holders

  For purposes of this summary, a "US holder" is a beneficial owner of Sema Shares or Sema ADSs that is (i) a US citizen or resident, (ii) a corporation, partnership or other entity created or organised under the laws of the United States, (iii) an estate the income of which is subject to US federal income tax regardless of source or (iv) a trust subject to the control of a US person and the primary supervision of a US court.

  This summary addresses the tax treatment of US holders who hold their Sema Shares or Sema ADSs as capital assets and use the US dollar as their functional currency. It does not address the tax treatment of US holders subject to special rules, such as banks, dealers, insurance companies, tax-exempt entities, persons that at any time have held 10 per cent. or more of Sema voting shares, or persons holding Sema Shares or Sema ADSs as part of a hedging, straddle, conversion, integrated, constructive sale or constructive ownership transaction.

  In a securities filing with the SEC on 22 June 2000, Sema stated its belief that it was not a passive foreign investment company for US federal income tax purposes, and this summary assumes that belief to be correct.

  (i) Exchange of Sema Shares or Sema ADSs

    A US holder will recognize capital gain or loss on the exchange of Sema Shares or Sema ADSs in an amount equal to the difference between the US holder's tax basis in its Sema Shares or Sema ADSs and the amount realized. The amount realised will be the US dollar value of the pounds sterling that Schlumberger pays for the US holder's shares. It is possible that the value would be determined as of the settlement date if either the US holder uses the cash method of accounting, or the US holder uses the accrual method of accounting and properly elects to determine value as of the settlement. Alternatively, it is possible that the value would be determined on the date a US holder's tender of Sema Shares or Sema ADSs is unconditionally accepted. A US holder will have a tax basis in the pounds sterling Schlumberger pays equal to the US dollar amount realised. A US holder will recognize exchange gain or loss on a subsequent conversion of the pounds sterling paid by Schlumberger for a different amount of US dollars. Unless the US dollar value of the pounds sterling Schlumberger pays is determined as of the settlement date, a US holder that receives US dollars may recognise exchange gain or loss based on exchange rate movements between the date the tender is unconditionally accepted and the settlement date. Any exchange gain or loss will be US-source ordinary income or loss.

  (ii) Information Reporting and Backup Withholding

    Proceeds from the sale of the Sema Shares or Sema ADSs may be reported to the IRS, and a 31 per cent. backup withholding tax may apply to such amounts unless the holder (i) is a corporation, (ii) provides an accurate taxpayer identification number or (iii) otherwise establishes a basis for exemption. The amount withheld will be allowed as a credit against the holder's US federal income tax liability.

(b) Non-US Holders

  For purposes of this summary, a "Non-US holder" is a beneficial owner of Sema Shares or Sema ADSs that is not a US holder.

  (i) Exchange of Sema Shares or Sema ADSs

    A Non-US holder generally will not be subject to US federal income tax upon the receipt of cash in exchange for Sema Shares or Sema ADSs pursuant to the Offer unless (i) the Non-US holder's gain is effectively connected with its conduct of a trade or business in the United States or (ii) the non-US holder is an individual who is present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met.

  (ii) Information Reporting and Backup Withholding

    Information reporting and a 31 per cent. backup withholding tax may apply to any proceeds from the sale or other disposition of the Sema Shares or Sema ADSs paid inside the United States (or through financial intermediaries, including the US Depositary, with certain connections to the United States), unless the Non-US holder (i) is a corporation,
    (ii) provides a properly executed Form W-8BEN or (iii) otherwise establishes a basis for exemption. Payments made outside the United States by a non-US payor generally will not be subject to information reporting or backup withholding. Non-US holders should consult their tax advisers regarding whether they are subject to the backup withholding and information reporting rules. The amount withheld will be available for refund or a credit against the holder's US federal income tax liability.

15. Fees and expenses

(a) Schlumberger

   Schlumberger or Schlumberger Investments will pay fees or commissions to the following for soliciting tenders of the Sema Securities pursuant to the Offer or acceptances of the Offer.

  Pursuant to a letter dated 18 January 2001 (the "Lehman Brothers Engagement Letter"), Lehman Brothers is acting as the financial adviser to Schlumberger Investments and Schlumberger in connection with the Offer. Pursuant to the terms of the Lehman Brothers Engagement Letter, Lehman Brothers will receive fees customary for the investment banking services provided by it, together with reimbursement of expenses reasonably incurred by Lehman Brothers. In addition, the Lehman Brothers Engagement Letter contains an indemnity in favour of Lehman Brothers against, among other things, certain claims, losses and expenses suffered or incurred by Lehman Brothers arising from its engagement under the Lehman Brothers Engagement Letter or relating to its role in connection with the Offer.

  In addition, Lehman Brothers, Inc., in its capacity as US dealer manager, may solicit tenders of shares pursuant to the Offer and may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. Lehman Brothers will not receive any additional fee for its services in this capacity.

  Schlumberger Investments has retained Computershare PLC as the UK Receiving Agent. The UK Receiving Agent has not been retained to make solicitations or recommendations in its role as UK Receiving Agent. The UK Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

  Schlumberger Investments has also retained Citibank, N.A. as the US Depositary. The US Depositary has not been retained to make solicitations or recommendations in its role as US Depositary. The US Depository will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  In addition, Schlumberger Investments has retained DF King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  Brokers, dealers, commercial banks and trust companies will be reimbursed by Schlumberger for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

(b) Sema

  Pursuant to a letter dated 24 January 2001 (the "CSFB Engagement Letter") Credit Suisse First Boston ("CSFB") is acting as joint financial adviser to Sema in connection with the Offer. Pursuant to the terms of the CSFB Engagement Letter, CSFB will receive fees customary for the investment banking services provided by it, together with reimbursement of expenses reasonably incurred by CSFB. In addition, the CSFB Engagement Letter contains an indemnity in favour of CSFB against, among other things, certain claims, losses and expenses suffered or incurred by CSFB arising from its engagement under the CSFB Engagement Letter or relating to its role in connection with the Offer.

  Pursuant to a letter dated 24 January 2001 (the "Rothschild Engagement Letter") Rothschild is also acting as joint financial adviser to Sema in connection with the Offer. Pursuant to the terms of the Rothschild Engagement Letter, Rothschild will receive fees customary for the investment banking services provided by it, together with reimbursement of expenses reasonably incurred by Rothchild. In addition, the Rothschild Engagement Letter contains an indemnity in favour of Rothschild against, among other things, certain claims, losses and expenses suffered or incurred by Rothschild arising from its engagement under the Rothschild Engagement Letter or relating to its role in connection with the Offer.

  Except as disclosed herein, neither Sema nor any person acting on its behalf currently intends to employ, retain or compensate any other person directly or indirectly to make solicitations or recommendations to security holders on its behalf concerning the Offer.

16. Sources of information and basis of calculation

Save as otherwise set out in this document, the following constitute the sources of information and bases of calculation referred to in this document:

  (a) The value placed by the Offer on the entire issued and to be issued share capital of Sema is based on 614,348,483 Sema Shares in issue on 16 February 2001 (as sourced from Sema) and outstanding options in respect of 34,487,775 Sema Shares under the Sema Share Option Schemes as at 16 February 2001 (as sourced from Sema).

  (b) The financial information relating to Sema is extracted from the unaudited preliminary announcement of results for the year ended 31 December 2000, the Sema Listing Particulars and the Annual Report and Accounts of Sema.

  (c) The financial information relating to Schlumberger is extracted from the Annual Financial Statements of Schlumberger and the unaudited fourth quarter results for the period to 31 December 2000 and unaudited preliminary results for the year ended 31 December 2000 as published by Schlumberger on 18 January 2001.

  (d) The closing prices of Sema Securities are derived from Reuters.

  (e) Except where otherwise indicated, the following exchange rates have been used in this document:

     Date                             US$/(Pounds) Sterling FF/(Pounds) Sterling
     ----                             --------------------- --------------------
     16 February 2001................                1.4483              10.3906
     9 February 2001.................                1.4446                   --
     31 December 2000................                1.4930                   --
     31 December 1999................                1.6182              10.5477
     31 December 1998................                1.6600               9.3024

17. Cash Confirmation

Lehman Brothers is satisfied that resources are available to Schlumberger Investments sufficient to satisfy full acceptance of the Offer.

18. General

(a) Save as regards the undertakings given by directors and shareholders of Sema (as referred to in paragraph 6(a) above) in connection with the Offer or as otherwise disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Schlumberger Investments or any party acting in concert with Schlumberger Investments for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of Sema having any connection with or dependence on, or which is conditional on the outcome of, the Offer.

(b) Except as disclosed in this document, there is no agreement, arrangement or understanding by which the beneficial ownership of any of the Sema Securities which are the subject of the Offer acquired by Schlumberger will be transferred to any other person, but Schlumberger Investments reserves the right to transfer any such shares to any other member of Schlumberger Group.

(c) Except as disclosed in this document, no proposal exists in connection with the Offer for any payment or other benefit to be made or given by Schlumberger Investments or any person acting in concert with it for the purposes of the Offer to any director of Sema as compensation for loss of office or as consideration for or in connection with his retirement from office.

(d) Schlumberger does not intend that the payment of interest on, the repayment of, or security for, any liability (contingent or otherwise) will depend to any significant extent on the business of Sema.

(e) Lehman Brothers, Morgan Stanley Dean Witter, Schroder Salomon Smith Barney, Credit Suisse First Boston and Rothschild have given and not withdrawn their written consent to the issue of this document with the references to their respective names in the form and context in which they appear.

(f) Except as disclosed in this document, there has been no material change in the financial or trading position of the Schlumberger Group since 31 December 1999 (the date to which the latest audited accounts of the Schlumberger Group were prepared).

(g)(i) The net cash position of the Sema Group at 31 January 2001 is estimated to have been approximately (Pounds)61 million compared to approximately (Pounds)105.6 million at 31 December 2000. This reduction reflects regular quarterly payments made during January 2001, and the timing of payments on large contracts, in the ordinary course of business of the Sema Group. The net cash position in January 2000 reduced considerably from the position at 31 December 1999 for similar reasons.

  (ii) Except as disclosed in this document, there has been no material change in the financial or trading position of the Sema Group since 31 December 1999 (the date to which the latest audited accounts of the Sema Group were prepared).

(h) Affiliates of Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney may continue to effect purchases and sales in relevant securities of Sema during the Offer Period as exempt principal trader or exempt market maker (as such terms are defined in the City
    Code). The City Code requires publication of the aggregate number of such purchases and sales and the highest and lowest prices paid and received on each business day during the Offer Period by 12 noon (London time) on the following business day. You can obtain this information from the Company Announcements Office of the London Stock Exchange.

19. Documents available for inspection

Copies of the following documents are available for inspection at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS, during normal business hours on any weekday (public holidays excepted) while the Offer remains open for acceptance:

  (a) the articles of incorporation and by-laws of Schlumberger and the certificate of incorporation, memorandum and articles of association of Schlumberger Investments;

  (b) the certificate of incorporation and memorandum and articles of association of Sema;
  (c) the audited consolidated accounts of Schlumberger for the last two financial years ended 31 December 1999;

  (d) the audited consolidated accounts of Sema for the last two financial years ended 31 December 1999;

  (e) the service agreements referred to in paragraph 8 above;

  (f) the undertakings referred to in paragraph 6 of the Letter from Lehman Brothers above;

  (g) the written consents referred to in paragraph 18(e) above;

  (h) the material contracts referred to in paragraph 6 above;

  (i) this document and the Acceptance Forms;

  (j) the preliminary announcement of the unaudited results for Sema for the year ended 31 December 2000, together with the additional information announced in conjunction therewith;

  (k) the Sema Listing Particulars;

  (l) the unaudited fourth quarter results for the period ended 31 December 2000 and unaudited preliminary results for Schlumberger for the year ended 31 December 2000;

  (m) the full list of aggregated dealings referred to in paragraph 4.

20. Miscellaneous

Schlumberger is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute of any State of the United States. If Schlumberger becomes aware of any valid US state statute prohibiting the making of the Offer or the acceptance of the Sema Securities pursuant thereto, Schlumberger will make a good faith effort to comply with such US state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Schlumberger cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Schlumberger by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction. There is no material pending legal proceeding relating to the Offer.

No person has been authorised to give any information or make any representation on behalf of Schlumberger not contained in this document or in the Form of Acceptance or Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorised.

Schlumberger has filed with the SEC a Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in paragraph 19 of Appendix IV.

                                 SCHEDULE IVA

                     INFORMATION CONCERNING THE DIRECTORS
                          OF SCHLUMBERGER INVESTMENTS

Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the board of directors of Schlumberger Investments. Each such person is, unless indicated below, a citizen of the US.

                                   Present Principal Occupation or Employment;
                                  Material Positions Held During the Past Five
 Name                                                 Years
 ----                            ----------------------------------------------
 D. Euan Baird, 63.............. Mr Baird is a director of Schlumberger
                                 Investments. He is also currently the
                                 Chairman, President and Chief Executive
                                 Officer of Schlumberger and has served in this
                                 capacity since prior to 1992. Mr Baird is also
                                 currently a director of Scottish Power plc, a
                                 company which supplies gas, electricity and
                                 water services in the United Kingdom and in
                                 the western United States, and a trustee of
                                 Haven Capital Management Trust. Mr Baird is a
                                 citizen of the United Kingdom.
 Victor E. Grijalva, 62......... Mr Grijalva is a director of Schlumberger
                                 Investments. He is also currently the Vice
                                 Chairman of Schlumberger and has served in
                                 this capacity since April 1998. In addition,
                                 Mr Grijalva currently serves as the Chairman
                                 of the Board of Directors of Transocean Sedco
                                 Forex Inc., an offshore drilling company. He
                                 was Schlumberger's Executive Vice President,
                                 Oilfield Services, from 1994 to April 1998 and
                                 its Executive Vice President, Wireline,
                                 Testing & Anadrill, from 1992 to 1994. Mr
                                 Grijalva is a citizen of Ecuador.
 James L. Gunderson, 45......... Mr Gunderson is a director of Schlumberger
                                 Investments. He is also currently the
                                 Secretary and General Counsel of Schlumberger
                                 and has served in this capacity since January
                                 1999. Mr Gunderson was Deputy General Counsel
                                 of Schumberger from October 1994 to January
                                 1999.
 Jack Liu, 51................... Mr Liu is a director of Schlumberger
                                 Investments. He is also currently Executive
                                 Vice President, Chief Financial Officer and
                                 Chief Accounting Officer of Schlumberger and
                                 has served in this capacity since January
                                 1999. Mr Liu was Schlumberger's Controller
                                 from July 1998 to December 1998 and the
                                 President of its Measurement & Systems Asia
                                 from October 1993 to June 1998.
 Jean-Dominique Percevault, 55.. Mr Percevault is a director of Schlumberger
                                 Investments. He is also currently the Vice
                                 President, European Affairs, of Schlumberger
                                 and has served in this capacity since May
                                 1994. Mr Percevault was the President, Geco-
                                 Prakla, of Schlumberger until May 1994. Mr
                                 Percevault is a citizen of France.

                                 SCHEDULE IVB

            INFORMATION CONCERNING THE DIRECTORS AND THE EXECUTIVE
                           OFFICERS OF SCHLUMBERGER

Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the board of directors and each executive officer of Schlumberger. Each such person is, unless indicated below, a citizen of the US. Executive officers, as defined in the Exchange Act, are identified by an asterisk.

                                Present Principal Occupation or Employment;
 Name and Age               Material Positions Held During the Past Five Years
 ------------              ----------------------------------------------------
 *D. Euan Baird, 63....... Mr Baird is the Chairman, President and Chief
                           Executive Officer of Schlumberger and has served in
                           this capacity since prior to 1992. He is also
                           currently a director of Scottish Power, a company
                           which supplies gas, electricity and water services
                           in the United Kingdom and in the western United
                           States, and a trustee of Haven Capital Management
                           Trust. Mr Baird is a citizen of the United Kingdom.

 *Victor E. Grijalva, 62.. Mr Grijalva is the Vice Chairman of Schlumberger and
                           has served in this capacity since April 1998. He also currently serves as the Chairman of the Board of Directors of Transocean Sedco Forex Inc., an offshore drilling company. From 1994 to 1998 Mr
                           Grijalva served as Schlumberger's Executive Vice
                           President, Oilfield Services, and from 1992 to 1994 he was its Executive Vice President for Wireline, Testing & Anadrill. Mr Grijalva is a citizen of
                           Ecuador.

 Don E. Ackerman, 67...... Mr Ackerman, a private investor since 1991, is a director of Schlumberger.

 John Deutch, 62.......... Mr Deutsch is a director of Schlumberger. He is also currently a director of Citigroup, a banking and
                           insurance organization; CMS Energy Corp., a
                           diversified energy company; Cummins Engine Company,
                           Inc., a manufacturer of diesel engines and
                           components; ARIAD Pharmaceuticals, which is engaged
                           in the discovery of novel pharmaceuticals; and
                           Raytheon Corporation, an electronics manufacturer.
                           Mr Deutsch has been an institute professor at
                           Massachusetts Institute of Technology in Cambridge,
                           Massachusetts, since January 1997. He served as the
                           Director of U.S. Central Intelligence from May 1995
                           to December 1996, the Deputy Secretary of Defense
                           from April 1994 to May 1995, the Undersecretary of
                           Defense (Acquisition and Technology) from March 1993
                           to 1994 and the Director of Schlumberger from May
                           1987 to 1993.

 Denys Henderson, 68...... Mr Henderson is a director Schlumberger. He is also currently the Chairman of The Rank Group Plc., a
                           diversified leisure services concern, and has served
                           in this capacity since March 1995. Mr Henderson
                           served as the Chairman of Dalgety PLC from January
                           1997 to December 1998 and the Chairman of Zeneca
                           Group PLC from June 1993 to May 1995. He was the
                           Chairman of Imperial Chemical Industries PLC from
                           June 1993 to April 1995 and was its Chairman and
                           Chief Executive Officer from April 1987 to June
                           1993. All of these companies are located in the
                           United Kingdom, and Mr Henderson is a citizen of
                           that country.

 Andre Levy-Lang, 63...... Mr Levy-Lang, an independent investor since November
                           1999, is a director of Schlumberger. He also
                           currently serves as a director and member of the
                           Compensation Committee of AGF, a French insurance
                           company, and as a director of Dexia, a Belgian
                           financial services company. Mr Levy-Lang was the
                           Chairman of the Executive Board of Paribas, an
                           international banking group, from May 1998 to August
                           1999, and he served as the Chairman of the Board of
                           Management of Compagnie Financiere de Paribas in
                           Paris from June 1990 until May 1998. Mr Levy-Lang is
                           a citizen of France.

                                   Present Principal Occupation or Employment;
                                  Material Positions Held During the Past Five
 Name and Age                                         Years
 ------------                    ----------------------------------------------
 William T. McCormick, Jr., 56.. Mr McCormick is a director of Schlumberger. He is also currently the Chairman and Chief
                                 Executive Officer of CMS Energy Corp., a
                                 diversified energy company in Dearborn,
                                 Michigan; a director of Bank One, Inc., a
                                 regional bank holding company; and Rockwell
                                 International Inc., a diversified producer of,
                                 among others, electronic, industrial
                                 automation and avionics products.

 Didier Primat, 56.............. Mr Primat is a director of Schlumberger. He is also currently the President of Primwest
                                 Holding N.V., an investment management company
                                 located in Curacao, N.A. Mr Primat is a
                                 citizen of France.

 Nicolas Seydoux, 61............ Mr Seydoux is a director of Schlumberger N.V.
                                 He also currently serves as the Chairman and
                                 Chief Executive Officer of Gaumont, a French
                                 film-production company located in Paris. Mr
                                 Seydoux is a citizen of France.

 Linda Gillespie Stuntz, 46..... Ms Stuntz is a director of Schlumberger. She also currently serves as a director of
                                 American Electric Power Company, Inc., an
                                 electric and power holding company, and is the
                                 Chairman of its Finance Committee and a member
                                 of its Executive, Directors, Nuclear Oversight
                                 and Public Policy Committees. She has been a
                                 partner at the law firm of Stuntz, Davis &
                                 Staffier P.C. in Washington, D.C. since
                                 February 1995. From March 1993 to February
                                 1995 she was a partner in the law firm of Van
                                 Ness Feldman, P.C.

 Sven Ullring, 65............... Mr Ullring, an independent advisor since June
                                 2000, is a director of Schlumberger. From July
                                 1985 to May 2000 he was the President and
                                 Chief Executive Officer of Det Norske Veritas
                                 in Hovik, Norway, a provider of safety,
                                 quality and reliability services to maritime,
                                 offshore and other industries. Mr Ullring also
                                 currently serves as the Chairman of the
                                 Supervisory Boards of Norsk Hydro, an energy,
                                 fertilizer and metals company, and Storebrand,
                                 an insurance company. In addition, he is a
                                 member of the Supervisory Board of ABB Norway.
                                 With the exception of Schlumberger, all of
                                 these companies are located in Oslo, Norway.
                                 Mr Ullring is also a member of the Board of
                                 Keppel Corporation, a real estate development,
                                 shipbuilding and telecommunications company in
                                 Singapore and serves as the Chairman of the
                                 Board of the Foundation for Business and
                                 Sustainable Development in Oslo. He is a
                                 citizen of Norway.

 Yoshihiko Wakumoto, 69......... Mr Wakumoto is a director of Schlumberger.
                                 Since July 1996 he has acted as an adviser to
                                 Toshiba Corporation, an electronics and energy
                                 technology company in Tokyo. Mr Wakumoto was a
                                 member of Toshiba's Board from July 1988 to
                                 June 1996, its Executive Vice President from
                                 July 1992 to June 1996, with responsibility
                                 for corporate planning, group companies and
                                 information systems (1992 to 1995) and
                                 international affairs (1996). He is currently
                                 the Vice President (part-time executive member
                                 of the Board) of The Japan Foundation, a
                                 nonprofit institution funded by the Japanese
                                 Government and incorporated under a special
                                 enactment. Mr Wakumoto is a citizen of Japan.

 *Pierre E. Bismuth, 56......... Mr Bismuth is the Vice President, Personnel,
                                 of Schlumberger and has served in this
                                 capacity since 1994. From October 1993 to
                                 January 1994 he was the Personnel Director,
                                 Oilfield Services. Mr Bismuth is a citizen of
                                 France.

 *Jean Chevallier, 53........... Mr Chevallier is the Vice President,
                                 Information Technology, of Schlumberger and
                                 has served in this capacity since February
                                 1999. Since October 2000 he has been the
                                 Director and President of Convergent Holding
                                 Corporation. Mr Chevallier was the President
                                 of Omnes from August 1994 to February 1999;
                                 Vice President of Schlumberger Communications
                                 from February 1994 to August 1994; and the
                                 Vice President, Research and Engineering, and
                                 General Manager of Sedco Forex Drilling
                                 Services from 1983 to February 1994. Mr
                                 Chevallier is a citizen of France.

                                   Present Principal Occupation or Employment;
                                   Material Positions Held During the Past Five
 Name and Age                                         Years
 ------------                     ---------------------------------------------
 *Mark Danton, 44................ Mr Danton is the Vice President, Director of
                                  Taxes, of Schlumberger and has served in this
                                  capacity since January 1999. He was the
                                  Deputy Director of Taxes from January 1995 to
                                  January 1999 and the Tax Manager, Atlantic
                                  Asia Oilfield Services from June 1991 to
                                  January 1995. Mr Danton is a citizen of the
                                  United Kingdom.

 *Andrew Gould, 54............... Mr Gould is the Executive Vice President,
                                  Oilfield Services, of Schlumberger and has
                                  served in this capacity since January 1999.
                                  He was the Executive Vice President, OFS
                                  Products, from February 1998 to January 1999;
                                  the President, Wireline & Testing, from
                                  October 1993 to February 1998; and the
                                  President of Sedco Forex until September
                                  1993. Mr Gould is a citizen of the United
                                  Kingdom.

 *James L. Gunderson, 45......... Mr Gunderson is the Secretary and General
                                  Counsel of Schlumberger and has served in
                                  this capacity since January 1999. He was
                                  Deputy General Counsel from October 1994 to
                                  January 1999.

 *Philippe Lacour-Gayet, 53...... Mr Lacour-Gayet is the Vice President and
                                  Chief Scientist of Schlumberger and has
                                  served in this capacity since January 2001.
                                  He was the Chief Scientist from July 1997 to
                                  January 2001; the Vice President and General
                                  Manager, Schlumberger Riboud Product Center,
                                  from December 1995 to July 1997; and the Vice
                                  President and General Manager, Schlumberger
                                  Kabushiki Kaisha, from October 1993 to
                                  December 1995. Mr Lacour-Gayet is a citizen
                                  of France.

 *Jack Liu, 51................... Mr Liu is the Executive Vice President, Chief
                                  Financial Officer and Chief Accounting
                                  Officer of Schlumberger and has been serving
                                  in this capacity since January 1999. He was
                                  Schlumberger's Controller from July 1998 to
                                  December 1998 and the President of its
                                  Measurement & Systems Asia from October 1993
                                  to June 1998.

 *Clermont A. Matton, 59......... Mr Matton is the Executive Vice President,
                                  Resource Management Services, of Schlumberger
                                  and has served in this capacity since June
                                  1997. He was the Executive Vice President,
                                  Measurement & Systems, from 1993 to June 1997
                                  and the Executive Vice President,
                                  Technologies, until 1992. Mr Matton is a
                                  citizen of Canada.

 *Jean-Dominique Percevault, 55.. Mr Percevault is the Vice President, European
                                  Affairs, of Schlumberger and has been serving in this capacity since May 1994. He served as the President, Schlumberger Geco-Prakla, until May 1994. Mr Percevault is a citizen of France.

 *Jean-Marc Perraud, 53.......... Mr Perraud is the Treasurer of Schlumberger
                                  and has been serving in this capacity since
                                  January 1999. He was the Vice President,
                                  Director of Taxes, from 1993 to December
                                  1998; and the Group Controller, Schlumberger
                                  Industries, from 1991 to 1993. Mr Perraud is
                                  a citizen of France.

 *Irwin Pfister, 56.............. Mr Pfister is the Executive Vice President,
                                  Test & Transactions, of Schlumberger and has
                                  served in this capacity since June 1997. He
                                  was General Manager, Automated Test
                                  Equipment, until June 1997. He is also
                                  currently a director of Vecco Instruments.

 *Rex Ross, 57................... Mr Ross is the Vice President,
                                  Communications, of Schlumberger and has
                                  served in this capacity since October 1999.
                                  He was the President, Omnes, from January to
                                  September 1999; the President, Oilfield
                                  Services North America, in 1998; and the
                                  President, GeoQuest, from 1995 through 1997.

                                  APPENDIX V

                    CERTAIN PROVISIONS OF THE COMPANIES ACT

Set out below is an extract from the Companies Act:

                                TAKEOVER OFFERS

428. Takeover Offers

(1) In this Part of this Act "takeover Offer" means an Offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the Offer are already held by the Offeror), being an Offer on terms which are the same in relation to all the shares to which the Offer relates or, where those shares include shares of difference classes, in relation to all the shares of each class.

(2) In subsection (1) "shares" means shares which have been allotted on the date of the Offer but a takeover Offer may include among the shares to which it relates all or any shares that are subsequently allotted before a date specified in or determined in accordance with the terms of the Offer.

(3) The terms Offered in relation to any shares shall for the purpose of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the Offer relates notwithstanding any variation permitted by subsection (4).

(4) A variation is permitted by this subsection where -

  (a) the law of a country or territory outside the United Kingdom precludes an Offer of consideration in the form or any of the forms specified in the terms in question or precludes it except after compliance by the Offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

  (b) the variation is such that the persons to whom an Offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

(5) The reference in subsection (1) to shares already held by the Offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the Offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the Offeror to make the Offer.

(6) In the application of subsection (5) to Scotland the words "and under seal" shall be omitted.

(7) Where the terms of an Offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act is the making of a fresh Offer and references in this Part of this Act to the date of the Offer shall accordingly be construed as references to the date on which the original Offer was made.

(8) In this Part of this Act the "Offeror" means, subject to section 430D, the person making a takeover Offer and the "company" means the company whose shares are the subject of the Offer.

429. Right of Offeror to Buy Out Minority Shareholders

(1) If, in a case in which a takeover Offer does not relate to shares of different classes, the Offeror has by virtue of acceptance of the Offer acquired or contracted to acquire not less than nine-tenths in value of the shares to which the Offer relates he may give notice to the holder of any shares to which the Offer relates which the Offeror has not acquired or contracted to acquire that he desires to acquire those shares.

(2) It, in a case in which a takeover Offer relates to shares of different classes, the Offeror has by virtue of acceptances of the Offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the Offer relates, he may give notice to the holder of any shares of that class which the Offeror has not acquired or contracted to acquire that he desires to acquire those shares.

(3) No notice shall be given under subsection (1) or (2) unless the Offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that subsection before the end of the period of four months beginning with the date of the Offer and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

(4) Any notice under this section shall be given in the prescribed manner; and when the Offeror gives the first notice in relation to an Offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

(5) Where the Offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a director.

(6) Any person who fails to send a copy of a notice or statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that subsection knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

(7) If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defence for him to prove that he took reasonable steps for securing compliance with that subsection.

(8) Where during the period within which a takeover Offer can be accepted the Offeror acquires or contracts to acquire any of the shares to which the Offer relates but otherwise than by virtue of acceptances of the Offer, then, if -

  (a) the value of the consideration for which they are acquired or contracted to be acquired ("the acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the Offer; or

  (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, al the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the Offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the Offer; but in any other case those shares shall be treated as excluded from those to which the Offer relates.

430. Effect of Notice Under Section 429

(1) The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

(2) The Offeror shall be entitled and bound to acquire those shares on the terms of the Offer.

(3) Where the terms of an Offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state:

  (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the Offeror at an address specified in the notice; and

  (b) which consideration specified in the Offer is to be taken as applying in default of his indicating a choice as aforesaid;

  and the terms of the Offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or the other conditions applicable to the choice under the terms of the Offer can still be complied with; and if the consideration chosen by the holders of the shares:

  (a) is not cash and the Offeror is no longer able to provide it; or

  (b) was to have been provided by a third party who is no longer bound or able to provide it, the consideration shall be taken to consist of an amount of cash payable by the Offeror which at the date of the notice is equivalent to the chosen consideration.

(5) At the end of six weeks from the date of the notice the Offeror shall forthwith:

  (a) send a copy of the notice to the company; and

  (b) pay or transfer to the company the consideration for the shares to which the notice relates.

(6) If the shares to which the notice relates are registered the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the Offeror; and on receipt of that instrument the company shall register the Offeror as the holder of those shares.

(7) If the shares to which the notice relates are transferable by the delivery of warrants or other instruments the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect, and the company shall on receipt of the statement issue the Offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

(8) Where the consideration referred to in paragraph (b) of subsection (5) consists of shares or securities to be allotted by the Offeror the reference in that paragraph to the transfer of the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

(9) Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that paragraph shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

(10) Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that paragraph, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

(11) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

(12) In relation to a company registered in Scotland, subsections (13) and
     (14) shall apply in place of subsection (11).

(13) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up:

  (a)  the trust shall terminate;

  (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

  (c) a sum representing -

    (i) the consideration so far as it is cash;

    (ii) the proceeds of any sale under paragraph (b) above; and

    (iii) any interest, dividend or other benefit that has accrued from the consideration,

  shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Account of Court.

(14) Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that section applies to sums deposited under section 57(1)(a) of that Act.

(15)  The expenses of any such enquiry as is mentioned in subsection (11) or
      (13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

430A. Right of Minority Shareholder to be Bought Out by Offeror

(1) If a takeover Offer relates to all the shares in a company and at any time before the end of the period within which the Offer can be accepted:

  (a) the Offeror has by virtue of acceptances of the Offer acquired or contracted to acquire some (but not all) of the shares to which the Offer relates; and

  (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company, the holder of any shares to which the Offer relates who has not accepted the Offer may by a written communication addressed to the Offeror require him to acquire those shares.

(2) If a takeover Offer relates to shares of any class or classes and at any time before the end of the period within which the Offer can be accepted:

  (a) the Offeror has by virtue of acceptances of the Offer acquired or contracted to acquire some (but not all) of the shares of any class to which the Offer relates; and

  (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class,

  the holder of any shares of that class who has not accepted the Offer may by a written communication addressed to the Offeror require him to acquire those shares.

(3) Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the Offeror shall give any shareholder who has not accepted the Offer notice in the prescribed manner of the rights that are exercisable by him under that subsection; and if the notice is given before the end of the period mentioned in that subsection it shall state that the Offer is still open for acceptance.

(4) A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that period; but no such period shall end less than three months after the end of the period within which the Offer can be accepted.

(5) Subsection (3) does not apply if the Offeror has given the shareholder a notice in respect of the shares in question under section 429.

(6) If the Offeror fails to comply with subsection (3) he and, if the Offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

(7) If an Offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defence for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B. Effect of Requirement under Section 430A

(1) The following provisions shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

(2) The Offeror shall be entitled and bound to acquire those shares on the terms of the Offer or on such other terms as may be agreed.

(3) Where the terms of an Offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the Offeror to acquire them and the notice given to the holder under section 430A(3) -

  (a) shall give particulars of the choice and of the rights conferred by this subsection; and

  (b) may state which consideration specified in the Offer is to be taken as applying in default of his indicating a choice;

  and the terms of the Offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the Offer can still be complied with; and it the consideration chosen by the holder of the shares
    -

  (a) is not cash and the Offeror is no longer able to provide it; or

  (b) was to have been provided by a third party who is no longer bound or able to provide it,

  the consideration shall be taken to consist of an amount of cash payable by the Offeror which at the date where the holder of the shares requires the Offeror to acquire them is equivalent to the chosen consideration.

430C. Applications to the Court

(1) Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given -

  (a) order that the Offeror shall not be entitled and bound to acquire the shares; or

  (b) specify terms of acquisition different from those of the Offer.

(2) If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that subsection shall not have effect until the application has been disposed of.

(3) Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the Offeror, order that the terms on which the Offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

(4) No order for costs or expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers -

  (a) that the application was unnecessary, improper or vexatious; or

  (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

(5) Where a takeover Offer has not been accepted to the extent necessary for entitling the Offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the Offeror, make an order authorising him to give notices under that subsection if satisfied -

  (a) that the Offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the Offer relates;

  (b) that the shares which the Offeror has acquired or contracted to acquire by virtue of acceptances of the Offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

  (c) that the consideration Offered is fair and reasonable;

   but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the Offer.

430D. Joint Offers

(1) A takeover Offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

(2) The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint Offerors acquiring or contracting to acquire the necessary shares jointly (as respects acquisitions by virtue of acceptances of the Offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the Offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint Offerors.

(3) It shall be a sufficient compliance with any provision of those sections requiring or authorising a notice or other document to be given or sent by or to the joint Offerors that it is given or sent by or to any of them; but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint Offeror being a company, signed by a director of that company.

(4) In sections 428, 430(8) and 430E references to the Offeror shall be construed as references to the joint Offerors or any of them.

(5) In sections 430(6) and (7) references to the Offeror shall be construed as references to the joint Offerors or such of them as they may determine.

(6) In sections 430(4)(a) and 430B(4)(a) references to the Offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint Offerors being able to do so.

(7) In section 430C references to the Offeror shall be construed as references to the joint Offerors except that any application under subsection (3) or
    (5) may be made by any of them and the reference in subsection (5)(a) to the Offeror having been unable to trace one or more of the persons holding shares shall be construed as a reference to none of the Offerors having been able to do so.

430E. Associates

(1) The requirement in section 428(1) that a takeover Offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the Offer does not extend to shares which associates of the Offeror hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the Offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which a takeover Offer relates.

(2) Where during the period within which a takeover Offer can be accepted any associate of the Offeror acquires or contracts to acquire any of the shares to which the Offer relates, then, if the condition specified in subsection 8(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the Offer relates.

(3) In section 430(A)(1)(b) and (2)(b) the reference to shares which the Offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

(4) In this clause "associate", in relation to an Offeror, means-

  (a) a nominee of the Offeror;

  (b) a holding company, subsidiary or fellow subsidiary of the Offeror or a nominee of such a holding company, subsidiary or fellow subsidiary;

  (c) a body corporate in which the Offeror is substantially interested; or

  (d) any person who is, or is a nominee of, a party to an agreement with the Offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover Offer, being an agreement which includes provisions imposing obligations or restrictions such as are mentioned in section 204(2)(a).

(5) For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

(6) For the purposes of subsection (4)(c) an Offeror has a substantial interest in a body corporate if-

  (a) that body or its directors are accustomed to act in accordance with his directions or instructions; or

  (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

(7) Subsections (5) and (6) of section 204 shall apply to subsection (4)(d) above as they apply to that section and subsections (3) and (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

(8) Where the Offeror is an individual his associates shall also include his spouse and any minor child or step-child of his.

430F. Convertible Securities

(1) For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

(2) Subsection (1) shall not be construed as requiring any securities to be treated:

  (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

  (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class.

                                  APPENDIX VI

                                  DEFINITIONS

The following definitions apply throughout this document, unless the context otherwise requires:

"Acceptance Condition"       the Condition set out in paragraph (a) of Part A
                             of Appendix I;

"Acceptance Form(s)"         the Form of Acceptance and, with respect to Sema
                             ADSs only, the Letter of Transmittal and the Notice of Guaranteed Delivery;

"ADR"                        an American Depositary Receipt evidencing ADSs;

"ADS"                        an American Depositary Share;

"Agent's Message"            a message transmitted by a Book-Entry Transfer
                             Facility to, and received by, the US Depositary and forming part of a Book-Entry Confirmation that states that such Book-Entry Facility has received an express acknowledgement from the participant in such Book-Entry Facility tendering the interests in Sema ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Schlumberger may enforce such agreement against the participant;

"Annual Financial            the annual report filed on form 10-K of
Statements of                Schlumberger for the year ended 31 December 1999;
Schlumberger"

"Annual Financial            the annual report and financial statements of
Statements of Schlumberger   Schlumberger Industries S.A. for the year ended
Industries S.A."             31 December 1999;

"Annual Report and           the annual report and accounts of Sema for the
Accounts of Sema"            year ended 31 December 1999;

"Announcement"               the press announcement relating to the Offer
                             dated 12 February 2001;

"Australia"                  means the Commonwealth of Australia, its states,
                             territories and possessions and all areas subject to its jurisdiction or any subdivision thereof;

"Book-Entry Confirmation"    the confirmation of a book-entry transfer of Sema
                             ADSs into the US Depositary's account at a Book-
                             Entry Transfer Facility;

"Book-Entry Transfer         each of The Depositary Trust Company and any
Facility"                    other book-entry transfer facility, collectively
                             referred to as the Book-Entry Transfer
                             Facilities;

"business day"               any day, other than Saturday, Sunday or a UK
                             public holiday and shall consist of the time period from 12.01 am until and including 12.00 midnight (London time);

"Canada" means Canada, its provinces and territories and all areas subject to its jurisdiction or any subdivision thereof;

"cash flow per share"        net income before capital gains plus minorities,
                             deferred tax, depreciation and amortisation on a per share basis;

"certificated" or "certificated form"
                             in relation to a share or other security, a share or other security title to which is recorded in the relevant register of the share or other security as being held in certificated form;

"Closing Date"
                             3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001 or any later time and/or date which Schlumberger Investments may from time to time (at its discretion in accordance with the City Code or with the consent of the Panel and in accordance with the Exchange
                             Act) have announced as the time and date at which the

                             Offer will expire unless (a) all the Conditions are at that time satisfied, fulfilled or, to the extent permitted, waived or (b) in accordance with the City Code and the Exchange Act Schlumberger Investments specifies a later time and date for the satisfaction, fulfillment, or, to the extent permitted, waiver of the Conditions;

"Closing Price"              the closing middle market quotation of a Sema
                             Share as derived from the Daily Official List or, as the case may be, the last reported sale price of a Schlumberger Security as reported on the New
                             York Stock Exchange;

"Code" or "City Code"        The City Code on Takeovers and Mergers;

"Companies Act" or "the      the United Kingdom Companies Act 1985, as
Act"                         amended;

"Conditions"                 the conditions of the Offer set out in Part A of
                             Appendix I to this document and Condition means any one of them;

"Continuing LHS              has the meaning given in paragraph 6(b)(i) of
Shareholders"                Appendix IV;

"Credit Suisse First         Credit Suisse First Boston (Europe) Ltd, co-
Boston"                      financial adviser to Sema;

"CREST"                      the relevant systems (as defined in the
                             Regulations) operated by CRESTCo;

"CRESTCo"                    CRESTCo Limited;

"CREST Manual"               the manual issued by CRESTCo from time to time;

"CREST member"               a person who has been admitted by CRESTCo as a
                             system-member (as defined in the Regulations);

"CREST participant"          a person who is, in relation to CREST, a system-
                             participant (as defined in the Regulations);

"CREST sponsor"              a person who is, in relation to CREST, a
                             sponsoring system participant (as defined in the Regulations);

"CREST sponsored member"     a CREST member admitted to CREST as a sponsored
                             member under the sponsorship of a CREST sponsor;

"Daily Official List"        the Daily Official List of the London Stock
                             Exchange;

"distributor"                has the meaning set forth in Rule 902 under the
                             Securities Act;

"Eligible Institution"       a financial institution which is a participant in
                             the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program, or the Stock Exchange Medallion Program;

"Euro" the lawful currency of the participating member states of the European Union that adopt the single currency in accordance with the Treaty on European Union;

"Euronext Paris"             Euronext Paris S.A.;

"E & P"                      exploration and production;

"Exchange Act"
                             the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

"Form of Acceptance"
                             the form of acceptance, authority and election relating to the Offer for use by holders of Sema Shares;

"Guaranteed Delivery
Procedures"
                             has the meaning given to that term in paragraph 10(h) of Part B of Appendix I to this document;

"HSR Act"                    the Hart-Scott-Rodino Antitrust Improvements Act
                             of 1976, as amended;

"Information Agent"          DF King & Co. Inc.;

"Initial Offer Period"       The Initial Offer Period is the period, during
                             which the Offer remains conditional, which commences on the date of this document and expires on the earlier of the Offer lapsing or becoming unconditional in all respects in accordance with its terms;

"Internal Revenue Code"      The United States Internal Revenue Code of 1986,
                             as amended;

"Internet"                   means an international network linking computers
                             over telephone lines;

"IP"                         Internet Protocol;

"IT"                         Information Technology;

"Japan" Japan, its possessions and territories and all areas subject to its jurisdiction or any subdivision thereof;

"Lehman Brothers"            Lehman Brothers Europe Limited, or Lehman
                             Brothers Inc. for the offer in the United States, financial adviser to Schlumberger;

"Letter of Transmittal"      the Letter of Transmittal relating to the Offer
                             for use by holders of Sema ADSs;

"LHS"                        LHS Group Inc.;

"LHS Exchange Agreement"     the exchange agreement referred to in paragraph 6
                             (b)(v) of Appendix IV;

"LIBOR"                      the London Interbank Offered Rate;

"Listing Rules"              the Listing Rules of the UK Listing Authority;

"London Stock Exchange"      the London Stock Exchange plc;

"member account ID"          the identification code or number attached to any
                             member account in CREST;

"Morgan Stanley Dean         Morgan Stanley & Co. Limited;
Witter"

"Nasdaq" The National Association of Securities Dealers Automated Quotation system;

"Notice of Guaranteed        the Notice of Guaranteed Delivery relating to the
Delivery"                    Offer for use by holders of Sema ADSs;

"Offer" the recommended cash offer made by Lehman Brothers on behalf of Schlumberger Investments to acquire the entire issued and to be issued share capital of Sema not held by Schlumberger Investments, including (as appropriate) the offer to holders of Sema ADSs, in respect of the Sema Shares underlying such ADSs, on the terms and conditions set out in this document and the relevant Acceptance Form including, where the context so requires, any subsequent revision, variation, extension or renewal of, or election available under, such offer;

"Offeror" and
"Schlumberger Investments"
                             Schlumberger Investments, a company incorporated in England and Wales for the purpose of making the Offer with registered number 4157867;

"Offer Period"               the period commenced on 5 February 2001 and
                             ending on whichever of the following dates shall be the latest (i) 21 March 2001; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes or is declared unconditional;

"Official List"              the Official List of the UK Listing Authority;

"Panel" the Panel on Takeovers and Mergers, the body which regulates takeover offers in the UK;

"participant ID"             the identification code or membership number used
                             in CREST to identify a CREST member or other
                             CREST participant;

"Regulation"                 has the meaning given to it in Appendix I,
                             Part A;

"Regulations"                the Uncertificated Securities Regulations 1995
                             (SI 1995 No. 95/ 3272);

"Relevant Sema Shares"       has the meaning given to that term in
                             paragraph 9(d) of Part B to Appendix I;

"Rothschild"                 NM Rothschild & Sons Limited, co-financial
                             adviser to Sema;

"Schlumberger"               Schlumberger N.V. (Schlumberger Limited), a
                             Netherlands Antilles corporation;

"Schlumberger Group"         Schlumberger and its subsidiary undertakings and,
                             where the context permits, each of them;

"Schroder Salomon Smith      Salomon Brothers International Limited;
Barney"

"SEC"                        the United States Securities and Exchange
                             Commission;

"Securities Act"             the United States Securities Act of 1933, as
                             amended, and the rules and regulations
                             promulgated thereunder;

"Sema"                       Sema plc;

"Sema ADRs"                  American Depositary Receipts evidencing interests
                             in Sema ADSs;

"Sema ADSs"                  American Depositary Shares of Sema, each
                             representing 2 Sema Shares;

"Sema Board"                 the board of Sema Directors;

"Sema Directors"             the executive and non-executive directors of
                             Sema;

"Sema Group"                 Sema and its subsidiary undertakings and, where
                             the context permits, each of them;

"Sema Listing Particulars"   the Sema listing particulars dated 23 June 2000
                             relating to the merger of Sema Group plc with LHS;

"Sema Securities"            Sema Shares and Sema ADSs;

"Sema Securityholders"       holders of Sema Securities;

"Sema Shareholders"          holders of Sema Shares;

"Sema Share Option           the Sema plc 2000 Executive Share Option Scheme,
Schemes"                     the Sema Group plc Employee Loan Stock Scheme,
                             the Sema Group plc 1998 Savings-Related Share
                             Option Scheme, the Sema 2000 Employee Stock
                             Purchase Plan, the Sema Group plc Senior
                             Executive Share Option Scheme, the Sema plc 1994
                             Senior Excecutive Share Option Scheme, the Sema
                             Irish Sharesave Scheme and, to the extent there are options over Sema Securities outstanding, the Priority Call Management, Inc. Amended and
                             Restated 1995 Stock Option Plan, the LHS Group
                             Inc. 1998 Employee Stock Purchase Plan and the
                             LHS Group Inc. Amended and Restated Stock
                             Incentive Plan;

"Sema Shares"
                             the ordinary shares of 10p each in the capital of Sema (including those represented by ADSs but not, for the avoidance of doubt, such ADSs) unconditionally allotted or issued at the date of this document and any further such shares which are unconditionally allotted or issued while the Offer remains open for acceptances or on or before such earlier time and/or date as Schlumberger may, subject to the City Code,

                             US securities laws and/or with the consent of the Panel and subject to US securities laws, decide;

"Subsequent Offer Period"    the period commencing immediately after the end
                             of the Initial Offer Period (being the date on which all the Conditions are satisfied, fulfilled or, to the extent permitted, waived) during which the Offer will remain open for acceptance;

"subsidiary", "subsidiary    shall have the meanings given by the Companies
undertaking", "associated    Act (but for this purpose ignoring paragraph
undertaking" and             20(1)(b) of Schedule 4A thereof);
"undertaking"

"TFE Instruction"            a transfer from escrow instruction as defined by
                             the CREST Manual issued by CRESTCo;

"Treaty on European Union"   means the Treaty of Rome of 25 March 1957, as
                             amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992 and came into force on 1 November 1993);

"TTE Instruction"            a transfer to escrow instruction as defined by
                             the CREST Manual issued by CRESTCo;

"UK"                         United Kingdom of Great Britain and Northern
                             Ireland;

"UK GAAP"                    UK generally accepted accounting practices and
                             principles;

"UK Listing Authority"       The Financial Services Authority in its capacity
                             as competent authority under the Financial
                             Services Act 1986;

"UK Receiving Agent"         Computershare Services PLC;

"uncertificated" or          in relation to a share or other security, a share
"uncertificated form"        or other security title to which is recorded in
                             the relevant register of the share or security as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST;

"US" or "United States"      the United States of America, its territories and
                             possessions, any State of the United States of American and the District of Columbia or any area subject to its jurisdiction or any political subdivision thereof;

"US business day"            any day, other than Saturday, Sunday or a US
                             federal holiday and shall consist of the time period from 12.01 a.m. until and including 12.00 midnight (New York City time);

"US Depositary"              Citibank N.A.;

"US Forwarding Agent"        Computershare Trust Company of New York;

"US GAAP"                    US generally accepted accounting practices and
                             principles;

"US holder"                  a holder of Sema Securities that is (i) a citizen
                             or resident of the United States, (ii) a partnership or corporation created or organised in or under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust if such trust validly elects to be treated as a United States person for US federal income tax purposes or if
                             (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more United States persons have the authority to control all of the substantial decisions of such trust. A "Non-US holder" is a beneficial owner of Sema Shares, Sema ADSs, as the case may be, that is not a US holder;

"US person"
                             has the same meaning as set forth in Rule 902 under the US Securities Act;

"(Pounds)" or "pounds
sterling" or "pence" or
"p"
                             the lawful currency of the United Kingdom;

"$" or "US dollars" or
"cents" or "c"
                             the lawful currency of the United States;

                     ACCEPTANCES IN RESPECT OF SEMA SHARES

Duly completed Forms of Acceptance, accompanied by certificates in respect of Sema Shares and/or other documents of title, should be sent or delivered to the UK Receiving Agent or the US Forwarding Agent, as appropriate, at one of the addresses set out below.

                    The UK Receiving Agent for the Offer is:

                           Computershare Services PLC

                             For information call:

                                 0870 702 0100

         By mail or by hand:           By hand only (during normal business
      Computershare Services PLC                   hours only):
              PO Box 859                     Computershare Services PLC
            The Pavillions                    7th Floor, Jupiter House
           Bridgewater Road                         Triton Court
           Bristol BS99 1XZ                      14 Finsbury Square
                                                   London EC2A 1BR

                   The US Forwarding Agent for the Offer is:

                    Computershare Trust Company of New York

                             For information call:

                                 (212) 701 7650

                                       By overnight courier or by hand only
            By mail only:               (during the hours of 9.00 a.m. and
                                         3.00 p.m. (New York City time):



  Computershare Trust Company of New    Computershare Trust Company of New
                 York                                  York
         Wall Street Station                    Wall Street Plaza
            P.O. Box 1023                  88 Pine Street - 19th Floor
       New York, NY 10268-1023                  New York, NY 10005

                      ACCEPTANCES IN RESPECT OF SEMA ADSs

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Duly completed Letters of Transmittal, accompanied by Sema ADRs in respect of Sema ADSs and any other required documents should be sent or delivered by a holder of Sema ADSs to the US Depositary at one of the addresses set out below.

                      The US Depositary for the Offer is:

                                 Citibank N.A.

                           By overnight courier,             By hand:
  By first class mail:      certified or express
                               mail delivery:


                                                          Citibank, N.A.

     Citibank, N.A.                                   Corporate Trust Window
      P.O. Box 685             Citibank, N.A.          111 Wall Street, 9th
  Old Chelsea Station     915 Broadway, 5th Floor             Floor
   New York, NY 10113        New York, NY 10010         New York, NY 10043

 Facsimile Transmission for Eligible      For Confirmation by Telephone:
            Institutions:                         (800) 270 0808
            (212) 505 2248

                      The Dealer Manager for the Offer is:

                                Lehman Brothers
                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                 Call collect: (212) 526 5044 or (212) 526 6105

                              FURTHER INFORMATION

Any questions or requests for assistance or additional copies of this document, the Form of Acceptance, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to DF King & Co., the Information Agent, at the addresses and telephone numbers listed below or to the US Depositary, the UK Receiving Agent or the US Forwarding Agent at their respective addresses and telephone numbers mentioned above. You may also contact your local broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              DF King & Co., Inc.

                                77 Water Street
                              New York, NY 10005

                             For information call:

                         (in the U.S.) (800) 755 7250

                           (collect) (212) 269 5550

                    Printed by RR Donnelley Financial, 55654